    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1998


                                                                FILE NO. 0-24497

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                             AIMCO PROPERTIES, L.P.

                          (Exact Name of Registrant as
                           Specified in Its Charter)

                   DELAWARE                                      84-1275621
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                      Identification No.)

          1873 SOUTH BELLAIRE STREET
                  SUITE 1700
               DENVER, COLORADO                                  80222-4348
            (Address of Principal                                (Zip Code)
              Executive Offices)

                             ---------------------

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (303) 757-8101

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                NOT APPLICABLE                                 NOT APPLICABLE
             (Title of each class                     (Name of each exchange on which
             to be so registered)                       each class to be registered)

                             ---------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                            PARTNERSHIP COMMON UNITS
                                (Title of class)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Certain statements in this registration statement (the "Registration Statement") contain or may contain information that is forward-looking, including, without limitation: statements regarding the effect of acquisitions, the future financial performance of AIMCO Properties, L.P., a Delaware limited partnership (the "Partnership" and, together with AIMCO (as defined below), consolidated entities and majority-owned subsidiaries, the "Company"), and Apartment Investment and Management Company, a Maryland corporation which controls the Partnership ("AIMCO"), the ability of AIMCO to qualify as a real estate investment trust (a "REIT"), which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation, national and local economic conditions, the general level of interest rates, terms of governmental regulations that affect the Company and interpretations of those regulations, the competitive environment in which the Company operates, financing risks, including the risk that the Company's cash flows from operations may be insufficient to meet required payments of principal and interest, real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets, acquisition and development risks, including failure of such acquisitions to perform in accordance with projections, and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by the Company. Readers should carefully review this Registration Statement in its entirety, including but not limited to the Company's financial statements and the notes thereto.

ITEM 1. BUSINESS.

OVERVIEW

     The Partnership is a Delaware limited partnership organized pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, or any successor to such statute, the "Act"), engaged in the ownership, acquisition, development, expansion, and management of multi-family apartment properties. The term of the Partnership commenced on May 16, 1994, and will continue until December 31, 2093, unless the Partnership is dissolved sooner pursuant to the provisions of the Agreement or as otherwise provided by the Act. AIMCO-GP, Inc., a Delaware corporation and a wholly owned subsidiary of AIMCO (the "General Partner"), is the sole general partner of the Partnership, and another wholly owned subsidiary of AIMCO, AIMCO-LP, Inc., a Delaware corporation (the "Special Limited Partner"), is a limited partner in the Partnership. As of September 30, 1998, AIMCO held an approximate 89% interest in the Partnership. AIMCO, which was formed on January 10, 1994, is a self-administered and self-managed REIT which does not have any material assets or operations other than its interest in the Partnership. On July 24, 1994, AIMCO completed its initial public offering and engaged in a business combination and consummated a series of related transactions which enabled it to continue and expand the property management and related businesses of Property Asset Management, L.L.C. and its affiliated companies, and PDI Realty Enterprises, Inc. (collectively, the "AIMCO Predecessors"). As of October 1, 1998, the Company owned or controlled 58,495 units in 209 apartment communities (the "Owned Properties"), held an equity interest in 239,879 units in 1,335 apartment communities (the "Equity Properties"), and managed 97,716 units in 759 apartment communities for third parties and affiliates (the "Managed Properties" and, together with the Owned Properties and Equity Properties, the "AIMCO Properties"), bringing the total owned and managed portfolio to 396,090 units in 2,303 apartment communities. By virtue of its aggregate 89% interest in the Partnership and its control of the General Partner, AIMCO has the ability to control all of the day-to-day operations of the Partnership. Moreover, by virtue of its ownership interest in the Partnership and the General Partner, AIMCO is able to approve amendments to the Third Amended and Restated Agreement of Limited Partnership, dated as of July 29, 1994 (the "Partnership Agreement"), without the approval of any other limited partners of the Partnership, except for certain amendments that require the approval of all of the limited partners. See "Item 11 -- Description of Registrant's Securities to be
Registered -- Amendment of the Agreement."

     The AIMCO Properties are located in 49 states, the District of Columbia and Puerto Rico. The Partnership's principal executive offices are located at 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

1998 DEVELOPMENTS

  Ambassador Apartments Acquisition

     On May 8, 1998, Ambassador Apartments, Inc. ("Ambassador"), a self-administered and self-managed REIT engaged in the ownership and management of garden-style apartment properties leased primarily to middle income tenants, merged with and into AIMCO, with AIMCO being the surviving corporation (the "Ambassador Merger"). Pursuant to the Ambassador Merger, all outstanding shares of Ambassador Common Stock were converted into shares of AIMCO Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), at a conversion ratio of 0.553 shares of Class A Common Stock per share of Ambassador Common Stock, resulting in the issuance of 6,578,833 shares of Class A Common Stock. Concurrently, all outstanding options to purchase Ambassador Common Stock were converted into options to purchase Class A Common Stock, at the same conversion ratio, or cash.

     Contemporaneously with the consummation of the Ambassador Merger, AIMCO MergerSub, L.P., a Delaware limited partnership and 99.9% owned subsidiary partnership of the Partnership ("MergerSub"), merged with and into Ambassador Apartments, L.P. (the "Ambassador Operating Partnership") with the Ambassador Operating Partnership surviving (the "OP Merger"), and each outstanding unit of limited partnership interest in the Ambassador Operating Partnership was converted into the right to receive 0.553 Partnership Common Units ("OP Units") of the Partnership. As a result of the OP Merger, the Ambassador Operating Partnership became a 99.9%-owned subsidiary of the Company.

     As of the consummation of the Ambassador Merger, Ambassador owned 52 apartment communities with a total of 15,728 units located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas, and managed one property containing 252 units for an unrelated third party.

  Insignia Merger

     On October 1, 1998 Insignia Financial Group, Inc. ("Insignia") was merged into AIMCO, and each outstanding share of Insignia's common stock was converted into the right to receive 0.262 shares of AIMCO's Class E Preferred Stock. As a result, AIMCO will issue up to 8,945,921 shares of its Class E Preferred Stock. In addition to receiving the same dividends as holders of shares of AIMCO's Class A Common Stock, holders of Class E Preferred Stock will be entitled to receive a special dividend of $50 million in the aggregate. When this special dividend is paid in full, each share of Class E Preferred Stock will automatically convert into one share of AIMCO Class A Common Stock (subject to certain antidilution adjustments). In addition, approximately $458 million in outstanding debt and other liabilities of Insignia and its subsidiaries became obligations of AIMCO and its subsidiaries after the Insignia merger.

     As a result of the Insignia merger, AIMCO acquired: (i) Insignia's interests in Insignia Properties Trust, a Maryland REIT, which is a majority owned subsidiary of Insignia ("IPT"); (ii) Insignia's interests in Insignia Properties, L.P., IPT's operating partnership ("IPLP"); (iii) 100% of the ownership of the Insignia entities that provide multifamily property management and partnership administrative services; (iv) Insignia's interest in multifamily coinvestments; (v) Insignia's ownership of subsidiaries that control multifamily properties not included in IPT; (vi) Insignia's limited partner interests in public and private syndicated real estate limited partnerships; and (vii) assets incidental to the foregoing businesses (collectively, the "Insignia Multifamily Business"). Prior to the Insignia merger, Insignia's other businesses were transferred to Insignia/ESG Holdings, Inc., which was spun-off to Insignia's stockholders.

  IPT Merger Agreement

     As a result of the Insignia merger, AIMCO now owns approximately 51% of the outstanding shares of beneficial interest of IPT. AIMCO and IPT have entered into a merger agreement, dated as of October 1,

1998, pursuant to which IPT will be merged into AIMCO. The IPT merger agreement provides for IPT stockholders (other than AIMCO) to receive $13.25 per share in cash or $13.28 in shares of AIMCO Class A Common Stock, at AIMCO's option.

     Other Potential Property Acquisitions

     In the ordinary course of business, the Company engages in discussions and negotiations regarding the acquisition of apartment properties (including interests in entities that own apartment properties). The Company frequently enters into contracts and nonbinding letters of intent with respect to the purchase of properties. These contracts are typically subject to certain conditions and often permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties. The Company believes that such contracts essentially result in the creation of an option on the subject properties and give the Company greater flexibility in seeking to acquire properties. As of October 5, 1998, the Company had under contract or letter of intent an aggregate of 44 multi-family apartment properties with a maximum aggregate purchase price of approximately $666 million, including estimated capital improvements, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by the Company as described above. No assurance can be given that any of these possible acquisitions will be completed or, if completed, that they will be accretive to Funds From Operations ("FFO") on a per unit basis.

  Individual Property Acquisitions

     During the period from January 1, 1998 through September 30, 1998, the Company has purchased eighteen apartment communities containing 4,185 apartment units, as described below:

                                                                                 NUMBER
DATE ACQUIRED                             PROPERTY             LOCATION         OF UNITS
-------------                             --------             --------         --------
1/98.................................  Crossings at      Amarillo, TX              160
                                       Bell
2/98.................................  Steeplechase      Tyler, TX                 484
3/98.................................  Casa Anita        Phoenix, AZ               224
3/98.................................  San Marina        Phoenix, AZ               399
3/98.................................  Cobble Creek      Tucson, AZ                301
3/98.................................  Rio Cancion       Tucson, AZ                379
3/98.................................  Sundown Village   Tucson, AZ                330
4/98.................................  Arbor Station     Montgomery, AL            264
4/98.................................  Heather Ridge     Arlington, TX              72
5/98.................................  Landmark          Albuquerque, NM           101
6/98.................................  Citrus Grove      Redlands, CA              198
6/98.................................  Villa La Paz      Sun City, CA               96
7/98.................................  Sunset Village    Oceanside, CA             114
7/98.................................  Sunset Citrus     Vista, CA                  97
7/98.................................  Rancho            Escondido, CA             334
                                       Escondido
8/98.................................  Atrium            Plantation, FL            210
8/98.................................  Colony            Bradenton, FL             166
9/98.................................  Fisherman's       Hillsborough Cty, FL      256
                                       Landing
9/98.................................  Sun Lake          Brandon, FL               600
                                                                                 -----
                                                                                 4,785
                                                                                 =====

     The Company paid aggregate consideration of $170.3 million for these properties, consisting of $51.0 million in cash, 867,751 OP Units valued at $29.3 million and the assumption of $90.0 million of secured long-term indebtedness. The cash portions of the acquisitions were funded with borrowings under the Company's revolving credit facilities.

  Property Dispositions

     In January 1998, the Company sold the Sun Valley Apartments, an apartment community containing 430 apartment units located in Salt Lake City, Utah, for $11.5 million, less selling costs of $0.3 million. The Company recognized a $3.3 million gain on the sale. Cash proceeds from the sale were used to repay a portion of the Partnership's outstanding short-term indebtedness.

     In September 1998, the Company sold the Rillito Village Apartments, an apartment community containing 272 apartment units located in Tucson, Arizona, for $6.8 million. The Company recognized a gain on the sale of approximately $75,000 and used the cash proceeds to pay down a portion of the outstanding balance on the Credit Facilities and to pay closing costs.

1997 DEVELOPMENTS

  NHP Acquisition

     On December 8, 1997, AIMCO completed the acquisition by merger (the "NHP Merger") of NHP Incorporated, a Delaware corporation ("NHP"). The consideration issued in the NHP Merger to former NHP stockholders consisted of approximately
4.6 million shares of AIMCO Class A Common Stock and $0.3 million in cash. The Company had previously acquired an aggregate of 6,930,122 shares of NHP Common Stock, representing approximately 53.3% of the shares outstanding as of September 30, 1997. The total consideration paid for all shares of NHP totaled $349.5 million, which included cash payments of $86.5 million and the issuance of 6.8 million shares of AIMCO Class A Common Stock. NHP was primarily involved in the business of providing real estate property management and asset management services. As of September 30, 1997, NHP's management portfolio (which is included in the AIMCO Properties) included 732 properties containing 79,208 conventional units and 55,102 "affordable" units (units benefitting from some form of interest rate or rental subsidy or otherwise subject to governmental programs aimed at providing low and moderate income housing) located in 38 states, the District of Columbia and Puerto Rico. Immediately following the NHP Merger, AIMCO restructured the assets and operations of NHP (the "NHP Reorganization"), resulting in (i) the liquidation of NHP and the transfer of its assets and liabilities to AIMCO, (ii) the reorganization and recapitalization of NHP's primary subsidiary, NHP Management Company, as an unconsolidated subsidiary of the Partnership, and (iii) the transfer of 12 properties previously owned by NHP to AIMCO/NHP Partners, L.P. In addition, pursuant to rights distributed to NHP stockholders in May 1997, on December 8, 1997, all of the outstanding shares of NHP's mortgage banking subsidiary, The WMF Group, Ltd., were distributed to former NHP stockholders. As a result of the NHP Reorganization, the former operations of NHP are now primarily conducted through unconsolidated subsidiaries of the Partnership (the "Unconsolidated Subsidiaries").

     In June 1997, AIMCO acquired a group of companies (the "NHP Real Estate Companies") previously owned by NHP that hold interests in partnerships (the "NHP Partnerships") that own 534 conventional and affordable multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets (the "NHP Real Estate Acquisition" and, together with the NHP Merger and the NHP Stock Purchase, the "NHP Acquisition"). The NHP Properties are included in the AIMCO Properties described above. AIMCO is currently engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which will result in a substantial majority of the assets of the NHP Real Estate Companies being owned by a limited partnership (the "Unconsolidated Partnership") in which the Company holds a 99% limited partner interest and certain directors and officers of AIMCO, directly or indirectly, hold a 1% general partner interest.

  Individual Property Acquisitions

     During the year ended December 31, 1997, the Company purchased or acquired control of 59 properties (including 15 NHP Properties) consisting of 17,191 apartment units. The cash portion of the purchase price for the acquisitions was funded with proceeds from equity offerings by AIMCO (which were contributed to the Company in exchange for OP Units or Partnership Preferred Units of the Partnership ("Preferred Units" and, together with the OP Units, "Partnership Units")), borrowings under the Company's revolving credit facility, other short-term and long-term financings, or with working capital.

  Property Dispositions

     In October 1997, the Company sold the Meadowbrook, Ashwood, Parkside, Chimney Ridge and Cobble Creek apartment properties, which consisted of an aggregate of 916 units located in Texas and Arizona, to an unaffiliated third party. Cash proceeds from the sale of approximately $22.7 million were used to repay a portion of the Company's outstanding short-term indebtedness. The Company recognized a gain of approximately $2.8 million on the disposition of these five properties.

DEBT ASSUMPTIONS AND FINANCINGS

  Secured Notes Payable

     The following table summarizes the Company's secured notes payable as of June 30, 1998 and December 31, 1997, all of which are non-recourse to the Company (dollars in thousands):

                                                          JUNE 30, 1998   DECEMBER 31, 1997
                                                          -------------   -----------------
Fixed rate, fully-amortizing notes......................    $653,423          $561,056
Fixed rate, non-amortizing notes........................      84,096           106,424
Floating rate, non-amortizing notes.....................      13,818            13,941
                                                            --------          --------
          Total.........................................    $751,337          $681,421
                                                            ========          ========

  Secured Tax-Exempt Bond Financing

     The following table summarizes the Company's secured tax-exempt bond financing at June 30, 1998 and December 31, 1997 (dollars in thousands):

                                                          JUNE 30, 1998   DECEMBER 31, 1997
                                                          -------------   -----------------
Fixed rate, fully-amortizing bonds......................    $ 55,302          $ 56,027
Fixed rate, non-amortizing bonds........................      17,823            17,983
Floating rate, fully-amortizing bonds...................     289,824                --
Floating rate, non-amortizing bonds.....................      31,713                --
                                                            --------          --------
          Total.........................................    $394,662          $ 74,010
                                                            ========          ========

  Secured and Unsecured Short-Term Financing

     The Company utilizes a variety of secured short-term financing instruments to manage its working capital needs and to fund real estate investments, including variable rate revolving credit facilities, as well as various fixed and floating rate term loans.

     On October 1, 1998, the Company amended and restated its credit agreement with Bank of America National Trust and Savings Association ("Bank of America") and BankBoston, N.A. The credit agreement now provides a revolving credit facility of up to $100 million, including a swing line of up to $30 million (the "BOA Credit Facility"). The Partnership is the borrower under the BOA Credit Facility, and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The annual interest rate under the BOA Credit Facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The Partnership elects which interest rate will be applicable to particular borrowings under the BOA Credit Facility. The margin ranges between 1.25% and 2.0% in the case of LIBOR-based loans and between negative 0.25% and positive 0.5% in the case of base rate loans, depending upon a ratio of the Company's consolidated unsecured indebtedness to the value of certain unencumbered assets. The BOA Credit Facility matures on October 1, 1999 unless extended, at the discretion of the lenders. The BOA Credit Facility provides for the conversion of the revolving facility into a three year term loan. The availability of funds to the Partnership under the BOA

Credit Facility is subject to certain borrowing base restrictions and other customary restrictions, including compliance with financial and other covenants thereunder. The financial covenants contained in the BOA Credit Facility require the Partnership to maintain a ratio of debt to gross asset value of no more than
0.55 to 1.0, an interest coverage ratio of 2.25 to 1.0 and a fixed charge coverage ratio of at least 1.6 to 1.0 through December 31, 1998, 1.7 to 1.0 from January 1, 1999 through June 30, 1999, and 1.8 to 1.0 thereafter. In addition, the BOA Credit Facility limits the Partnership from distributing more than 80% of its Funds From Operations (as defined) to holders of OP Units, imposes minimum net worth requirements and provides other financial covenants related to certain unencumbered assets.

     In October 1998, the Partnership and AIMCO entered into a $300 million senior unsecured interim term loan agreement with an affiliate of Lehman Brothers Inc. (the "Interim Term Loan Agreement"). The term loan matures in one year. AIMCO used the proceeds to refinance existing outstanding indebtedness of Insignia at the time of the merger.

     In February 1998, the Partnership, as borrower, and AIMCO and certain single asset wholly-owned subsidiaries of the Company (the "Owners"), as guarantors, entered into a five year, $50 million secured credit facility agreement (the "WMF Credit Facility") with Washington Mortgage Financial Group, Ltd. ("Washington Mortgage"), which provides for the conversion of all or a portion of such revolving credit facility to a base loan facility. The WMF Credit Facility provides that all the rights of Washington Mortgage are assigned to the Federal National Mortgage Association ("FNMA"), but FNMA does not assume Washington Mortgage's obligations under the WMF Credit Facility. At the Partnership's request, the commitment amount may be increased to an amount not to exceed $250 million, subject to the consent of Washington Mortgage and FNMA in their sole and absolute discretion. The Partnership and affiliates have pledged their ownership interests in the Owners as security for its obligations under the WMF Credit Facility. The guarantees of the Owners are secured by assets of the Owners, including four apartment properties and two mortgage notes. Advances to the Partnership under the WMF Credit Facility are funded with the proceeds of the sale to investors of FNMA mortgage-backed securities that are secured by the advance and an interest in the collateral. The interest rate on each advance is determined by investor bids for such mortgage-backed securities, plus a margin presently equal to 0.5%. The maturity date of each advance under the revolving portion of the WMF Credit Facility is a date between three and nine months from the closing date of the advance, as selected by the Partnership. Advances under the base facility mature at a date, selected by the Partnership, between ten and twenty years from the date of the advance. Subject to certain conditions, the Partnership has the right to add or substitute collateral. The WMF Credit Facility requires the Company to maintain a ratio of debt to gross asset value of no more than 55%, an interest coverage ratio of at least 225%, and a debt service coverage ratio of at least 145% for the Trailing 12 Month Period (as defined in the WMF Credit Facility) and 135% for the Trailing Three Month Period (as defined in the WMF Credit Facility), imposes minimum net worth requirements and also provides other financial covenants and interest coverage ratio requirements that are specifically related to the collateral. The WMF Credit Facility was fully utilized as of June 30, 1998.

  Convertible Note

     As a result of the Insignia merger, AIMCO assumed Insignia's obligations under its 6 1/2% convertible debentures. In connection therewith, the Partnership issued a convertible note to the Special Limited Partner with terms economically equivalent to those of the convertible debentures. The convertible note will mature on September 30, 2016 and bears interest at the rate of 6.5% per annum, with quarterly interest payments payable in arrears. Interest payments may be deferred from time to time, but not for more than 20 consecutive quarters. The convertible note is convertible into the Partnership's Class E Partnership Preferred Units at $57.21 per unit through September 30, 2016. The convertible note may be redeemed after November 1, 1999.

  Interest Rate Lock Agreements

     From time to time, the Company enters into interest rate lock agreements with major investment banking firms, in anticipation of refinancing debt. Interest rate lock agreements related to planned refinancing of identified variable rate indebtedness are accounted for as anticipatory hedges. Upon the refinancing of such indebtedness, any gain or loss associated with the termination of the interest rate lock agreement is deferred and recognized over the life of the refinanced indebtedness. In order for the interest rate lock to qualify as an anticipatory hedge, the following criteria must be met: (a) the refinance being hedged exposes the Company to interest rate risk; (b) the interest rate lock is designated as a hedge; (c) the significant characteristics and expected terms of the refinance are identified; and (d) it is probable that the refinance will occur. The Company believes that all four of the above qualifications have been met for interest rate lock agreements previously entered into. In the event that any of the above qualifications are not met, the interest rate lock agreement will not qualify as an anticipatory hedge, and any gain or loss realized on the interest rate lock agreement will be recognized in the current period's earnings.

     In September 1997, the Company entered into an interest rate lock agreement having a notional principal amount of $75.0 million, in anticipation of refinancing certain floating rate indebtedness. The interest rate lock agreement fixed the ten-year treasury rate at 6.32%. During 1998, the Company refinanced certain mortgage indebtedness relating to ten real estate partnerships and realized losses of approximately $3.9 million, which have been deferred and will be amortized over the life of the refinanced debt. These losses, when amortized, will result in effective interest rates of 7.7% over the life of the refinanced debt.

  Interest Rate Swap Agreements

     On May 8, 1998, in connection with the consummation of the merger with Ambassador, the Company assumed six interest rate swap agreements, having termination dates between October 3, 2003, and March 3, 2004, with several major investment banking firms. The swap agreements modify the interest characteristics of a portion of the Company's outstanding debt. Each interest rate swap agreement is designated with all or a portion of the principal balance and term of a specific debt obligation. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as adjustment of interest expense related to the debt.

     Pursuant to the terms of the swap and related credit support agreements, the Company is required to post collateral to the swap providers for an amount equal to their exposure, as defined, in each case to the extent that a specified threshold is exceeded. The collateral posted by the Company may be in the form of cash or governmental securities, as determined by the Company. At June 30, 1998, the Company had posted approximately $6.6 million in cash collateral under its swap agreements. The Company estimates that for every 0.25% decrease in the LIBOR interest rate yield, it will be required to post approximately $2 million of additional collateral with the swap providers. If interest rates rise, the Company estimates that for every 0.25% increase in the LIBOR interest rate yield curve, recovery of the posted collateral of a similar amount will be received up to the outstanding collateral balances.

     On June 2, 1998, the Company settled one of the swap agreements. It is the intent of the Company to terminate the remaining swap agreements in December, 1998. Based on the market value of the outstanding swap agreements at June 30, 1998, the Company had an unrealized loss of $1.9 million.

EQUITY OFFERINGS BY AIMCO

     From time to time, AIMCO issues shares of Class A Common Stock or shares of its Preferred Stock, par value $.01 per share ("Preferred Stock") (hereinafter sometimes referred to as, collectively or individually, "AIMCO Stock"). The Partnership Agreement requires that, whenever AIMCO issues shares of its Class A

Common Stock or Preferred Stock, the proceeds from such issuance are contributed to the Partnership in exchange for equal numbers of OP Units or Preferred Units, respectively. The proceeds received by the Partnership are then generally used to repay indebtedness under the Partnership's credit facilities or to fund other cash needs. In 1997, AIMCO issued 16.4 million shares of Class A Common Stock (exclusive of shares issued in the NHP Acquisition) and 3.2 million shares of Preferred Stock, for an aggregate of $513 million and $135 million, respectively, the proceeds of which were contributed to the Partnership for 16.4 million OP Units and 3.2 million Preferred Units, respectively. During the period from January 1, 1998 through September 30, 1998, AIMCO issued 0 shares of Class A Common Stock and 10,250,000 million shares of Preferred Stock, for aggregate net proceeds of $247.6 million, the proceeds of which were contributed to the Partnership for 0 OP Units and 10,250,000 million Preferred Units, respectively. In addition, AIMCO expects to issue up to 8,945,921 shares of preferred stock as a result of the Insignia merger.

CONTRIBUTION AND MANAGEMENT AGREEMENT

     In order to maintain AIMCO's qualification as a REIT under the Code, AIMCO has acquired, and may in the future acquire, an interest in entities in which the Partnership does not own any interest (the "QRSs"). AIMCO and the Partnership have entered into a Contribution and Management Agreement (the "Management Agreement"), pursuant to which the Partnership has acquired from AIMCO, in exchange for interests in the Partnership, the economic benefits of the assets owned by the QRSs, and AIMCO has granted the Partnership certain rights with respect to the assets owned by the QRSs. Under the Management Agreement, the Partnership has a right of first refusal to acquire the assets owned by the QRSs for no additional consideration. Under the Management Agreement, AIMCO is obligated to contribute to the Partnership all dividends, distributions and other proceeds received from the QRSs (excluding distributions received in respect of any interests in the Partnership).

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     The Company operates in one industry segment, the ownership and management of real estate properties. See the consolidated financial statements and notes thereto included elsewhere in this Registration Statement for financial information relating to the Company. Properties owned by the QRSs and properties in which the QRSs have ownership interests are included in the AIMCO Properties.

GROWTH STRATEGIES

     The Company's primary objective is to maximize the Company's value by increasing the amount and predictability of its FFO on a per unit basis. The Company seeks to achieve this objective primarily by improving net operating income from its Owned Properties and by acquiring additional properties at values that are accretive on a per unit basis. The Partnership's operating and financial strategies include: (i) maintaining a geographically diversified portfolio of properties; (ii) providing a minimum of $300 per apartment unit per year for capital replacements to maintain its properties; (iii) emphasizing long-term, fixed rate, fully amortizing debt; and (iv) maintaining a dividend payout ratio of less than 80% of FFO. See "Item 2 -- Financial
Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Funds From Operations."

     As part of its growth strategy, the Company intends to continue to selectively acquire real estate and interests in real estate, and to expand the use of Partnership Units to purchase such real estate and real estate interests. During 1997 and the six months ended June 30, 1998, the Partnership issued 1.9 million and 0.9 million OP Units, respectively, in connection with property acquisitions. Management of the Company believes that the ability to use Partnership Units to purchase real estate and interests in real estate is advantageous from the Company's standpoint because sellers of such interests may be able to defer recognition of taxable gain on such sales if they receive Partnership Units as consideration, thereby making such transactions more attractive to sellers than sales that result in an immediate recognition of taxable gain. Accordingly, subject to their fiduciary duties to the limited partners of partnerships in which it may have an interest, management intends to increase significantly the use of Partnership Units to purchase real estate and interests in real estate in the future.

  Acquisitions

     During 1997, the Company directly acquired 44 apartment properties containing 11,706 units for total consideration of $467.4 million, consisting of $191.0 million in cash, approximately 1.9 million OP Units valued at $56.0 million and the assumption or incurrence of $220.4 million of indebtedness. In addition, the Company acquired a controlling interest in 15 partnerships which own 5,285 units located in 15 apartment communities as a result of the acquisition of the NHP Real Estate Companies, subsequent tender offers made to investors in certain NHP Partnerships, and the purchase of mortgage debt and land leases. As a result of these transactions, the Company increased the number of apartment units it owned or controlled to 40,039 units as of December 31, 1997, a net increase of approximately 68% from the 23,764 units number of units owned or controlled as of December 31, 1996. The Company subsequently increased the number of apartment units it owns or controls to 58,495 units in 209 properties as of October 1, 1998.

     The Company intends to continue to expand its portfolio of Owned Properties by: (i) acquiring properties in markets which management determines are attractive; (ii) developing and expanding its Owned Properties; and (iii) acquiring controlling interests in companies that own or manage multi-family properties.

  Managed Properties

     The Company believes its property management operations are integral to its overall business strategy. The economies of scale realized from managing almost 400,000 apartment units enable the Company to operate its properties more efficiently. In addition, the Company believes that managing properties for third parties improves the performance of its Owned Properties by subjecting property managers to market-based pricing and service standards. The Company's property management operations also support the Company's acquisition activities by enhancing its ability to identify and evaluate acquisition and development opportunities in its markets. The Company's local and regional personnel maintain first-hand knowledge of local market conditions and often obtain early notification of Managed Properties and other properties that may be offered for sale.

  Redevelopment and Expansion Properties

     The Company has a cautious strategy concerning new development of properties and intends to develop properties only in situations in which it believes it has a significant advantage. The Company believes that redevelopment of selected properties in superior locations can provide advantages over the development of new properties because, compared with new development, redevelopment generally can be accomplished with relatively lower financial risk, in less time and with reduced delays attributable to governmental approval procedures. The Company believes that expansion within, or adjacent to, existing properties will provide growth opportunities at lower risks than are associated with new development, and may offer certain cost advantages to the extent common area amenities and on-site management personnel can be utilized. The Company generally finances redevelopment and expansion activities initially with short-term indebtedness, and subsequently arranges permanent financing.

OPERATING STRATEGIES

  Internal Growth Strategy

     The Company's strategy for internal growth and to increase cash flow is to continually: (i) seek higher net rental revenues by enhancing and maintaining the competitiveness of properties through periodic property upgrades which typically include cable television, selective refurbishment and the addition of other amenities; (ii) provide a high level of service to residents; (iii) manage expenses through a system of detailed management reporting and accountability; and (iv) provide training programs, orientation workshops and technical courses for on-site marketing, maintenance and management personnel.

     In pursuing its internal growth strategy, the Company's policy is to: (i) provide on-site management trained to respond promptly to residents' needs; (ii) conduct annual resident satisfaction surveys; (iii) respond to maintenance calls within 24 hours; and (iv) maintain the quality and appearance of its properties with an annual provision of $300 per apartment unit for capital replacements.

  Property Management

     The Company seeks to improve the operating results from its property management business by, among other methods, combining centralized financial control and uniform operating procedures with localized property management decision-making and market knowledge. The Company's management operations are organized into five Divisions, each supervised by a Division Vice President, who has, on average, 17 years of experience in apartment management.

  Diversified Markets

     The Company seeks to operate primarily in markets: (i) where population and employment growth rates are expected to exceed the national averages; (ii) where it believes it can become one of the regionally significant owners and managers of multi-family apartment properties; and (iii) that will enable the Company to maintain a geographically diversified portfolio or otherwise gain significant financial benefits. The distribution of the Owned Properties reflects the Company's focus on growth markets and its belief that geographic diversification will help to insulate the portfolio from regional and local economic fluctuations. The Company also seeks to create concentrations of properties within each of its markets in order to achieve economies of scale in management and operations. The Company owns or manages apartment units in 42 principal markets, including in excess of 5,000 apartment units in the Atlanta, Baltimore, Chicago, Dallas, Denver, Ft. Lauderdale, Houston, Indianapolis, Los Angeles, New York, Orlando, Philadelphia, Phoenix, San Antonio, Tampa and Washington, D.C. metropolitan areas.

TAXATION ISSUES

     A discussion of the taxation of both the Partnership and AIMCO is contained in Item 11 herein, entitled "Description of Registrant's Securities to be Registered."

COMPETITION

     There are numerous housing alternatives that compete with the Company's Owned Properties and Managed Properties in attracting residents. The Company's properties compete directly with other multi-family rental apartments and single family homes that are available for rent in the markets in which the Company's properties are located. The Company's properties also compete for residents with new and existing homes and condominiums. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease apartment units at its properties and on the rents charged. The Company competes with numerous real estate companies in acquiring, developing and managing multi-family apartment properties and seeking tenants to occupy the AIMCO Properties. In addition, the Company competes with numerous property management companies in the markets where the Managed Properties are located.

CASH DISTRIBUTIONS

     During 1996 and 1997, the Partnership made quarterly cash distributions in the amount of $0.425 and $0.4625 per OP Unit, respectively. Thus far in 1998, the Partnership has made two quarterly distributions in the amount of $0.5625 per OP Unit. See "Item 9 -- Market Price of and Distributions on the Registrant's

Common Units and Related Unitholder Matters." The quarterly cash distributions paid by the Partnership to the holders of OP Units are expected to be identical to the cash dividends paid by AIMCO to its stockholders.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              -------   -------   ------
1st Quarter.................................................  $0.5625   $0.4625   $0.425
2nd Quarter.................................................  $0.5625   $0.4625   $0.425
3rd Quarter.................................................       --   $0.4625   $0.425
4th Quarter.................................................       --   $0.4625   $0.425

REGULATION

  General

     Multifamily apartment properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect the Company's cash flows from operating activities. In addition, future enactment of rent control or rent stabilization laws or regulations or other laws or regulations regulating multi-family housing may reduce rental revenue or increase operating costs in particular markets.

  Restrictions Imposed by Laws Benefitting Disabled Persons

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, the Company is likely to incur additional costs to comply with the ADA and the FHAA.

  HUD Enforcement and Limited Denials

     A significant number of the affordable units included in the AIMCO Properties are subject to regulation by the U.S. Department of Housing and Urban Development ("HUD"). HUD has the authority to suspend or deny property owners and managers from participation in HUD programs with respect to additional assistance within a geographic region through imposition of a limited denial of participation ("LDP") by any HUD office or nationwide for violations of HUD regulatory requirements. See "Item 2 -- Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Contingencies."

  Environmental Matters

     Under federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation and management of the AIMCO Properties, the Company could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage. See "Item
2 -- Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Contingencies."

INSURANCE

     Management believes that the Owned Properties are covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits.

EMPLOYEES

     The Company has a staff of employees performing various acquisition, redevelopment and management functions. The Company has approximately 8,500 employees, most of whom are employed at the property level. None of the employees are represented by a union, and the Company has never experienced a work stoppage. The Company believes it maintains satisfactory relations with its employees.

ITEM 2. FINANCIAL INFORMATION.

                       SELECTED HISTORICAL FINANCIAL DATA

     The historical selected financial data for the Company for the six months ended June 30, 1998 and 1997 is unaudited. The historical selected financial data for the Company for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                             THE COMPANY
                                      ----------------------------------------------------------

                                        FOR THE SIX MONTHS             FOR THE YEAR ENDED
                                          ENDED JUNE 30,                  DECEMBER 31,
                                      -----------------------   --------------------------------
                                         1998         1997         1997        1996       1995
                                      ----------   ----------   ----------   --------   --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947
  Property operating expenses.......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)
  Owned property management
    expenses........................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)
  Depreciation......................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)
                                      ----------   ----------   ----------   --------   --------
                                          62,619       30,779       72,477     39,814     27,483
                                      ----------   ----------   ----------   --------   --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income..........................       9,562        5,605       13,937      8,367      8,132
  Management and other expenses.....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)
  Corporate overhead allocation.....        (196)        (294)        (588)      (590)      (581)
  Other assets, depreciation and
    amortization....................          (3)        (161)        (453)      (218)      (168)
  Owner and seller bonuses..........          --           --           --         --         --
  Amortization of management company
    goodwill........................          --           --         (948)      (500)      (428)
                                      ----------   ----------   ----------   --------   --------
                                           3,893        2,507        2,038      1,707      2,002
Minority interests in service
  company business..................          (1)          (2)         (10)        10        (29)
                                      ----------   ----------   ----------   --------   --------
Company's shares of income from
  service company business..........       3,892        2,505        2,028      1,717      1,973
                                      ----------   ----------   ----------   --------   --------
General and administrative
  expenses..........................      (4,103)        (784)      (5,396)    (1,512)    (1,804)
Interest income.....................      11,350        1,341        8,676        523        658
Interest expense....................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)
Minority interest in other
  partnerships......................        (516)        (565)       1,008       (111)        --
Equity in losses of unconsolidated
  partnerships(c)...................      (4,681)        (379)      (1,798)        --         --
Equity in earnings of unconsolidated
  subsidiaries(d)...................       5,609          (86)       4,636         --         --
Amortization of goodwill............      (3,394)        (474)          --         --         --
                                      ----------   ----------   ----------   --------   --------
Income from operations..............      35,998       11,733       30,246     15,629     14,998
Gain on disposition of properties...       2,526           --        2,720         44         --
Provision for income taxes..........          --           --           --         --         --
                                      ----------   ----------   ----------   --------   --------
Income (loss) before extraordinary
  item..............................      38,524       11,733       32,966     15,673     14,988
Extraordinary item -- early
  extinguishment of debt............          --         (269)        (269)        --         --
                                      ----------   ----------   ----------   --------   --------
Net income (loss)...................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988
                                      ==========   ==========   ==========   ========   ========
OTHER INFORMATION:
Total owned properties (end of
  period)...........................         210          107          147         94         56
Total owned apartment units (end of
  period)...........................      58,345       27,056       40,039     23,764     14,453
Units under management (end of
  period)...........................      68,248       70,213       69,587     19,045     19,594
Basic earnings per OP Unit..........  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86
Diluted earnings per OP Unit........  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86
Distributions paid per OP Unit......  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66
Cash flows provided by operating
  activities........................       5,838       25,035       73,032     38,806     25,911
Cash flows used in investing
  activities........................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)
Cash flows provided by (used in)
  financing activities..............     107,063       91,450      668,549     60,129     30,145
Funds from operations(e)............      83,657       28,441       81,155     35,185     25,285
Weighted average number of OP Units
  outstanding.......................      51,478       21,590       29,119     14,994     11,461
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation......................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162
Real estate, net of accumulated
  depreciation......................   2,287,309      945,969    1,503,922    745,145    448,425
Total assets........................   3,054,741    1,272,890    2,100,510    827,673    480,361
Total mortgages and notes payable...   1,314,475      644,457      808,530    522,146    268,692
Redeemable partnership units(f).....     238,369       94,777      197,086     96,064     38,463
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units.............................          --           --           --         --         --
Partners' Capital...................   1,290,719      357,066      960,176    178,462    160,947

                                                               THE COMPANY'S
                                       THE COMPANY            PREDECESSORS(a)
                                      --------------   -----------------------------
                                      FOR THE PERIOD   FOR THE PERIOD
                                         JULY 29,       JANUARY 10,
                                           1994             1994        FOR THE YEAR
                                         THROUGH          THROUGH          ENDED
                                       DECEMBER 31,       JULY 28,      DECEMBER 31,
                                           1994           1994(b)           1993
                                      --------------   --------------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...........     $ 24,894         $ 5,805         $ 8,056
  Property operating expenses.......      (10,330)         (2,263)         (3,200)
  Owned property management
    expenses........................         (711)             --              --
  Depreciation......................       (4,727)         (1,151)         (1,702)
                                         --------         -------         -------
                                            9,126           2,391           3,154
                                         --------         -------         -------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income..........................        3,217           6,533           8,069
  Management and other expenses.....       (2,047)         (5,823)         (6,414)
  Corporate overhead allocation.....           --              --              --
  Other assets, depreciation and
    amortization....................         (150)           (146)           (204)
  Owner and seller bonuses..........           --            (204)           (468)
  Amortization of management company
    goodwill........................           --              --              --
                                         --------         -------         -------
                                            1,020             360             983
Minority interests in service
  company business..................          (14)             --              --
                                         --------         -------         -------
Company's shares of income from
  service company business..........        1,006             360             983
                                         --------         -------         -------
General and administrative
  expenses..........................         (977)             --              --
Interest income.....................          123              --              --
Interest expense....................       (1,576)         (4,214)         (3,510)
Minority interest in other
  partnerships......................           --              --              --
Equity in losses of unconsolidated
  partnerships(c)...................           --              --              --
Equity in earnings of unconsolidated
  subsidiaries(d)...................           --              --              --
Amortization of goodwill............           --              --              --
                                         --------         -------         -------
Income from operations..............        7,702          (1,463)            627
Gain on disposition of properties...           --              --              --
Provision for income taxes..........           --             (36)           (336)
                                         --------         -------         -------
Income (loss) before extraordinary
  item..............................        7,702          (1,499)            291
Extraordinary item -- early
  extinguishment of debt............           --              --              --
                                         --------         -------         -------
Net income (loss)...................     $  7,702         $(1,499)        $   291
                                         ========         =======         =======
OTHER INFORMATION:
Total owned properties (end of
  period)...........................           48               4               4
Total owned apartment units (end of
  period)...........................       12,513           1,711           1,711
Units under management (end of
  period)...........................       20,758          29,343          28,422
Basic earnings per OP Unit..........     $   0.42             N/A             N/A
Diluted earnings per OP Unit........     $   0.42             N/A             N/A
Distributions paid per OP Unit......     $   0.29             N/A             N/A
Cash flows provided by operating
  activities........................       16,825           2,678           2,203
Cash flows used in investing
  activities........................     (186,481)           (924)        (16,352)
Cash flows provided by (used in)
  financing activities..............      176,800          (1,032)         14,114
Funds from operations(e)............        9,391             N/A             N/A
Weighted average number of OP Units
  outstanding.......................       10,920             N/A             N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation......................     $406,067         $47,500         $46,819
Real estate, net of accumulated
  depreciation......................      392,368          33,270          33,701
Total assets........................      416,361          39,042          38,914
Total mortgages and notes payable...      141,315          40,873          41,893
Redeemable partnership units(f).....       32,047              --              --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units.............................      107,228              --              --
Partners' Capital...................      137,354          (9,345)         (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to the Partnership for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 OP Units, respectively. On such date, the Company and the Company's Predecessors engaged in a business combination and consummated a series of related transactions which enabled the Company to continue and expand the property management and related businesses of the Company's Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased by the Company in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with the Company.

(c) Represents the Company's share of earnings from partnerships that own 83,431 apartment units in which partnerships the Company purchased an equity interest from the NHP Real Estate Companies.

(d)  Represents the Company's equity earnings in the Unconsolidated
     Subsidiaries.

(e) The Partnership's management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides a useful measure of the Partnership's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to the Partnership, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Partnership calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. The Partnership's management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of the Partnership's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that the Partnership's basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to FFO:

                                              FOR THE SIX MONTHS                                          FOR THE
                                                ENDED JUNE 30,       FOR THE YEAR ENDED DECEMBER 31,      PERIOD
                                              -------------------   ---------------------------------   JANUARY 10,
                                                1998       1997       1997        1996        1995         1994
                                              --------   --------   ---------   ---------   ---------   -----------
                                                                         (IN THOUSANDS)
     Net income............................   $38,524    $11,464     $32,697     $15,673     $14,988      $ 7,702
     Gain on disposition of property.......    (2,526)        --      (2,720)        (44)         --           --
     Extraordinary item....................        --        269         269          --          --           --
     Real estate depreciation, net of
       minority interests..................    32,423     13,250      33,751      19,056      15,038        4,727
     Amortization of goodwill..............     4,727        474         948         500         428           76
     Equity in earnings of Unconsolidated
       Subsidiaries:
       Real estate depreciation............        --      1,263       3,584          --          --           --
       Amortization of management
          contracts........................     3,088        150       1,587          --          --           --
       Deferred taxes......................     4,291        874       4,894          --          --           --
     Equity in earnings of other
       partnerships:
       Real estate depreciation............     9,131        697       6,280          --          --           --
       Preferred stock dividends...........    (6,001)        --        (135)         --      (5,169)      (3,114)
                                              -------    -------     -------     -------     -------      -------
     Funds from operations.................   $83,657    $28,441     $81,155     $35,185     $25,285      $ 9,391
                                              =======    =======     =======     =======     =======      =======

(f) Effective October 1, 1998, pursuant to an amendment to the Partnership agreement in which the Partnership obtained control over the redemption rights of the units, these units will be reclassified as a component of permanent partners' capital.

             SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION

     The following table sets forth summary pro forma financial and operating information of the Company for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries and a number of transactions completed before the Insignia merger.

                                                                          THE COMPANY
                                                              ------------------------------------
                                                                FOR THE SIX         FOR THE YEAR
                                                               MONTHS ENDED             ENDED
                                                                 JUNE 30,           DECEMBER 31,
                                                                   1998                 1997
                                                              ---------------      ---------------
                                                              (IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $  206,931            $ 402,202
  Property operating expenses...............................       (78,825)            (169,166)
  Owned property management expenses........................        (4,880)             (10,412)
  Depreciation..............................................       (45,728)             (87,246)
                                                                ----------            ---------
                                                                    77,498              135,378
                                                                ----------            ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................        19,525               41,676
  Management and other expenses.............................        (9,660)             (23,683)
  Corporate overhead allocation.............................          (196)                (588)
  Depreciation and amortization.............................        (7,223)             (21,841)
                                                                ----------            ---------
                                                                     2,446               (4,436)
  Minority interests in service company business............            (1)                 (10)
                                                                ----------            ---------
  Partnership's shares of income from service company
     business...............................................         2,445               (4,446)
                                                                ----------            ---------
  General and administrative expenses.......................        (4,678)             (21,228)
  Interest income...........................................        15,781               21,543
  Interest expense..........................................       (52,393)             (96,830)
  Minority interest.........................................        (6,103)              (9,662)
  Equity in losses of unconsolidated partnerships...........           435              (22,899)
  Equity in earnings of unconsolidated subsidiaries.........         1,996                2,344
  Amortization of Goodwill..................................        (3,394)                  --
                                                                ----------            ---------
     Net income.............................................    $   31,587            $   4,200
                                                                ==========            =========
PER OP UNIT DATA:
Basic earnings (loss) per OP Unit...........................    $     0.22            $   (0.45)
Diluted earnings (loss) per OP Unit.........................          0.21                (0.45)
Distributions paid per OP Unit..............................         1.125                 1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................    $   94,313            $ 149,005
Cash used by investing activities(b)........................        (8,942)             (17,884)
Cash used by financing activities(c)........................       (98,317)            (168,003)
OTHER DATA:
Funds from operations(d)....................................    $  111,245            $ 159,620
Weighted average number of OP Units outstanding.............        70,868               69,128
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................    $2,669,776
Real estate, net of accumulated depreciation................     2,371,881
Total assets................................................     3,996,029
Total mortgages and notes payable...........................     1,490,801
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................       149,500
Redeemable Partnership Units................................       238,369
Partners' capital...........................................     1,898,443

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of the Partnership's equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on the Partnership's historical distribution rate of $1.125 per OP Unit for the six months ended June 30, 1998 and $1.85 per OP Unit for the year ended December 31, 1997, on outstanding OP Units,
    (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Preferred Units, and (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Preferred Units.

(d) The Partnership's management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides useful measures of the Partnership's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to the Partnership, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Partnership calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. The Partnership's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of the Partnership's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurances that the Partnership's basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma FFO:

                                                     PRO FORMA (INSIGNIA MERGER)
                                                     ----------------------------
                                                     FOR THE SIX
                                                        MONTHS         FOR THE
                                                        ENDED         YEAR ENDED
                                                       JUNE 30,      DECEMBER 31,
                      ACCOUNT                            1998            1997
                      -------                        ------------    ------------
                                                            (IN THOUSANDS)
Net income (loss)..................................    $ 31,587        $  4,200
HUD release fee and legal reserve..................          --          10,202
Real estate depreciation, net of minority
  interests........................................      43,391          81,936
Amortization of management contracts...............       5,773          11,546
Amortization of management company goodwill........       4,466           8,930
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation.........................          --           1,715
  Amortization of management company goodwill......         959           1,918
  Amortization of management contracts.............      15,345          29,951
  Deferred taxes...................................       1,572            (397)
Equity in earnings of other partnerships:
  Real estate depreciation.........................      27,579          48,452
Interest on Convertible Debentures.................      (5,012)        (10,003)
Preferred Unit distributions.......................     (14,415)        (28,830)
                                                       --------        --------
Funds From Operations..............................    $111,245        $159,620
                                                       ========        ========

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

     The following discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with the audited financial statements incorporated herein.

RESULTS OF OPERATIONS

  Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     The Company recognized net income of $35.3 million for the six months ended June 30, 1998, compared to $9.8 million for the six months ended June 30, 1997. The increase in net income of $25.5 million, or 260%, was primarily the result of a significant increase in the number of owned properties and a significant increase in investments in unconsolidated subsidiaries and real estate partnerships during 1997 (the "1997 Acquisitions"), and the acquisition of Ambassador and the purchase of twelve properties in the first six months of 1998 (the "1998 Acquisitions"). The increase in net income was partially offset by the sale of five properties in 1997 (the "1997 Sold Properties") and one property in 1998 (the "1998 Sold Property"), increased real estate depreciation, increased goodwill amortization and increased interest expense associated with indebtedness which was assumed or incurred in connection with the acquisitions described above. These factors are discussed in more detail in the following paragraphs.

     Rental Property Operations

     Rental and other property revenues from the Company's Owned Properties totaled $161.3 million for the six months ended June 30, 1998, compared to $79.7 million for the six months ended June 30, 1997, an increase of $81.6 million, or 102%. Rental and other property revenues consisted of the following (dollars in thousands):

                                                       SIX MONTHS ENDED    SIX MONTHS ENDED
                                                        JUNE 30, 1998       JUNE 30, 1997
                                                       ----------------    ----------------
"Same store" properties..............................      $ 68,133            $65,146
1997 Acquisitions....................................        68,305              4,639
1998 Acquisitions....................................        18,850                 --
1997 Sold Properties.................................            --              2,460
1998 Sold Property...................................           103              1,061
Properties in lease-up after the completion of an
  expansion or renovation............................         5,873              6,413
                                                           --------            -------
          Total......................................      $161,264            $79,719
                                                           ========            =======

     Property operating expenses, consisting of on-site payroll costs, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $59.6 million for the six months ended June 30, 1998, compared to $31.2 million for the six months ended June 30, 1997, an increase of $28.4 million or 91%. Operating expenses consisted of the following (dollars in thousands):

                                                       SIX MONTHS ENDED    SIX MONTHS ENDED
                                                        JUNE 30, 1998       JUNE 30, 1997
                                                       ----------------    ----------------
"Same store" properties..............................      $26,578             $26,073
1997 Acquisitions....................................       24,886               1,674
1998 Acquisitions....................................        5,970                  --
1997 Sold Properties.................................           --                 978
1998 Sold Property...................................          197                 373
Properties in lease-up after the completion of an
  expansion or renovation............................        2,012               2,062
                                                           -------             -------
          Total......................................      $59,643             $31,160
                                                           =======             =======

     Owned property management expenses, representing the costs of managing the Company's Owned Properties, totaled $4.7 million for the six months ended June 30, 1998, compared to $2.7 million for the six months ended June 30, 1997, an increase of $2.0 million, or 74%. The increase resulted from the acquisition of properties in 1997 and 1998.

     Service Company Business

     The Company's share of income from the service company business was $3.9 million for the six months ended June 30, 1998, compared to $2.5 million for the six months ended June 30, 1997. The increase in service company business income of $1.4 million was due to increased management and other fees from the acquisition of partnership interests and properties, and the acquisition of a captive insurance subsidiary in connection with the acquisition of the NHP Real Estate Companies in June 1997.

     General and Administrative Expenses

     General and administrative expenses increased from $0.8 million for the six months ended June 30, 1997 to $4.1 million for the six months ended June 30, 1998, a 412% increase. The increase is primarily due to additional corporate costs and additional employee salaries associated with the purchase of the NHP Real Estate Companies in June 1997. In addition, due to the growth of the Company, several new departments have been added, including legal, tax, and tender coordination, as well as increased levels of personnel in the accounting and finance departments.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $34.8 million for the six months ended June 30, 1998, compared to $20.6 million for the six months ended June 30, 1997, an increase of $14.2 million, or 69%. The increase consists of the following (dollars in thousands):

Interest expense on secured short-term and long-term
  indebtedness incurred in connection with the 1997
  Acquisitions..............................................  $10,599
Interest expense on secured and unsecured short-term and
  long-term indebtedness incurred in connection with the
  1998 Acquisitions.........................................    3,480
Increase in interest expense on the Company's other
  indebtedness..............................................       95
                                                              -------
Total increase..............................................  $14,174
                                                              =======

     Interest Income

     Interest income totaled $11.4 million for the six months ended June 30, 1998, compared to $1.4 million for the six months ended June 30, 1997. The increase of $10.0 million is primarily due to interest earned on loans made by the Company to partnerships in which the Company acts as the general partner.

  Comparison of the Three Months Ended June 30, 1998 to the Three Months Ended June 30, 1997

     The Company recognized net income of $13.6 million for the three months ended June 30, 1998, compared to $5.3 million for the three months ended June 30, 1997. The increase in net income of $8.3 million, or 156%, was primarily the result of a significant increase in the number of owned properties and a significant increase in investments in unconsolidated subsidiaries and real estate partnerships during 1997 (the "1997 Acquisitions"), and the acquisition of Ambassador and the purchase of twelve properties in the first six months of 1998 (the "1998 Acquisitions"). The increase in net income was partially offset by the sale of five properties in 1997 (the "1997 Sold Properties") and one property in 1998 (the "1998 Sold Property"), increased real estate depreciation, increased goodwill amortization and increased interest expense associated with indebtedness which was assumed or incurred in connection with the acquisitions described above. These factors are discussed in more detail in the following paragraphs.

     Rental Property Operations

     Rental and other property revenues from the Company's Owned Properties totaled $89.9 million for the three months ended June 30, 1998, compared to $41.7 million for the three months ended June 30, 1997, an increase of $48.2 million, or 116%. Rental and other property revenues consisted of the following (dollars in thousands):

                                                    THREE MONTHS ENDED    THREE MONTHS ENDED
                                                      JUNE 30, 1998         JUNE 30, 1997
                                                    ------------------    ------------------
"Same store" properties...........................       $34,198               $32,755
1997 Acquisitions.................................        34,439                 3,935
1998 Acquisitions.................................        18,524                    --
1997 Sold Properties..............................            --                 1,260
1998 Sold Property................................            --                   541
Properties in lease-up after the completion of an
  expansion or renovation.........................         2,767                 3,188
                                                         -------               -------
          Total...................................       $89,928               $41,679
                                                         =======               =======

     Property operating expenses, consisting of on-site payroll costs, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $33.3 million for the three months ended June 30, 1998, compared to $16.7 million for the three months ended June 30, 1997, an increase of $16.6 million or 99%. Operating expenses consisted of the following (dollars in thousands):

                                                    THREE MONTHS ENDED    THREE MONTHS ENDED
                                                      JUNE 30, 1998         JUNE 30, 1997
                                                    ------------------    ------------------
"Same store" properties...........................       $13,900               $13,480
1997 Acquisitions.................................        12,605                 1,466
1998 Acquisitions.................................         5,815                    --
1997 Sold Properties..............................            --                   510
1998 Sold Property................................            --                   187
Properties in lease-up after the completion of an
  expansion or renovation.........................         1,014                 1,061
                                                         -------               -------
          Total...................................       $33,334               $16,704
                                                         =======               =======

     Owned property management expenses, representing the costs of managing the Company's Owned Properties, totaled $2.6 million for the three months ended June 30, 1998, compared to $1.4 million for the three months ended June 30, 1997, an increase of $1.2 million, or 86%. The increase resulted from the acquisition of properties in 1997 and 1998.

     Service Company Business

     The Company's share of income from the service company business was $1.2 million for the three months ended June 30, 1998, compared to $1.7 million for the three months ended June 30, 1997. The decrease in service company business income of $0.5 million was due to increased management and other expenses from the acquisition of partnership interests and properties, and the acquisition of a captive insurance subsidiary in connection with the acquisition of the NHP Real Estate Companies in June 1997.

     General and Administrative Expenses

     General and administrative expenses increased from $0.4 million for the three months ended June 30, 1997 to $2.1 million for the three months ended June 30, 1998, a 425% increase. The increase is primarily due to additional corporate costs and additional employee salaries associated with the purchase of the NHP Real Estate Companies in June 1997. In addition, due to the growth of the Company, several new departments have been added, including legal, tax, and tender coordination, as well as increased levels of personnel in the accounting and finance departments.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $19.3 million for the three months ended June 30, 1998, compared to $11.2 million for the three months ended June 30, 1997, an increase of $8.1 million, or 72%. The increase consists of the following (dollars in thousands):

Interest expense on secured short-term and long-term
  indebtedness incurred in connection with the 1997
  Acquisitions..............................................   $4,654
Interest expense on secured and unsecured short-term and
  long-term indebtedness incurred in connection with the
  1998 Acquisitions.........................................    3,394
Increase in interest expense on the Company's other
  indebtedness..............................................      137
                                                               ------
          Total increase....................................   $8,185
                                                               ======

     Interest Income

     Interest income totaled $5.3 million for the three months ended June 30, 1998, compared to $0.8 million for the three months ended June 30, 1997. The increase of $4.5 million is primarily due to interest earned on loans made by the Company to partnerships in which the Company acts as the general partner.

  Comparison of the year ended December 31, 1997 to the year ended December 31, 1996

     Net Income

     The Company recognized net income of $32.7 million and net income attributable to holders of OP Units of $30.4 million for the year ended December 31, 1997 compared to net income of $15.7 million, all attributable to holders of OP Units, for the year ended December 31, 1996. Net income attributable to holders of OP Units represents net income less a provision for accrued dividends on the Partnership's Class B Partnership Preferred Units and Class C Partnership Preferred Units, which were issued in August and December 1997, respectively. There were no Preferred Units outstanding during 1996. The increase in net income allocable to holders of OP Units of $14.7 million, or 93.6%, was primarily the result of the following:

     - the acquisition of 10,484 units in 42 apartment communities primarily during November and December 1996 (the "1996 Acquisitions");

     - the acquisition of 11,706 units in 44 apartment communities during 1997;

     - the acquisition of interests in the NHP Partnerships during the period June through December 1997;

     - the acquisition of NHP in December 1997; and

     - interest income on general partner loans to unconsolidated real estate partnerships.

     The effect of these acquisitions on net income was partially offset by the sale of four properties in August 1996 (the "1996 Dispositions") and five properties in October 1997. These factors are discussed in more detail in the following paragraphs.

     Rental Property Operations

     Rental and other property revenues from the Company's Owned Properties totaled $193.0 million for the year ended December 31, 1997, compared to $100.5 million for the year ended December 31, 1996, an increase of $92.5 million, or 92.0%. Rental and other property revenues consisted of the following (in thousands):

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 1997   DECEMBER 31, 1996
                                                      -----------------   -----------------
"Same store" properties.............................      $ 78,724            $ 75,069
1996 Acquisitions...................................        68,505              14,970
1997 Acquisitions...................................        22,163                  --
Acquisition of interests in the NHP Partnerships....        15,592                  --
1996 Dispositions...................................            --               3,363
1997 Dispositions...................................         4,092               4,719
Properties in lease-up after the completion of an
  expansion or renovation...........................         3,930               2,395
                                                          --------            --------
          Total.....................................      $193,006            $100,516
                                                          ========            ========

     Average monthly rent per occupied unit for the same store properties increased to $571 at December 31, 1997 from $560 at December 31, 1996, an increase of 2.0%. Weighted average physical occupancy for the properties increased to 94.8% at December 31, 1997 from 94.5% at December 31, 1996, an increase of 0.3%.

     Property operating expenses consist of on-site payroll costs, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance. Property operating expenses totaled $76.2 million for the year ended December 31, 1997, compared to $38.4 million for the year ended December 31, 1996, an increase of $37.8 million, or 98.4%. Property operating expenses consisted of the following (in thousands):

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 1997   DECEMBER 31, 1996
                                                      -----------------   -----------------
"Same store" properties.............................       $28,009             $28,234
1996 Acquisitions...................................        28,911               5,258
1997 Acquisitions...................................         8,402                  --
Acquisition of interests in the NHP Partnerships....         7,304                  --
1996 Dispositions...................................            --               1,793
1997 Dispositions...................................         1,972               2,300
Properties in lease-up after the completion of an
  expansion or renovation...........................         1,570                 815
                                                           -------             -------
          Total.....................................       $76,168             $38,400
                                                           =======             =======

     Owned Property management expenses, representing the costs of managing the Owned Properties, totaled $6.6 million for the year ended December 31, 1997, compared to $2.7 million for the year ended December 31, 1996, an increase of $3.9 million, or 144.4%. The increase resulted from the acquisition of properties in 1996 and 1997 and the acquisition of interests in the NHP Partnerships.

     Service Company Business

     The Company's share of income from the service company business was $2.0 million for the year ended December 31, 1997, compared to $1.7 million for the year ended December 31, 1996, an increase of $0.3 million or 17.6%. The increase is due to the acquisition by the Company of property management businesses in August and November 1996, the acquisition of partnership interests which provide for certain partnership and administrative fees, and a captive insurance subsidiary acquired in connection with the acquisition of the NHP Real Estate Companies in June 1997, which were offset by the expiration of the

Company's commercial asset management contracts on March 31, 1997. The Company's share of income from service company businesses consisted of the following (in thousands):

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 1997   DECEMBER 31, 1996
                                                      -----------------   -----------------
Properties managed for third parties and affiliates
  Management fees and other income..................       $ 9,353             $ 5,679
  Management and other expenses.....................        (9,045)             (4,405)
                                                           -------             -------
                                                               308               1,274
                                                           -------             -------
Commercial asset management
  Management and other income.......................           245               1,026
  Management and other expenses.....................          (275)               (339)
                                                           -------             -------
                                                               (30)                687
                                                           -------             -------
Reinsurance operations
  Revenues..........................................         4,228               1,267
  Expenses..........................................          (360)               (282)
                                                           -------             -------
                                                             3,868                 985
                                                           -------             -------
Brokerage and other
  Revenues..........................................           111                 395
  Expenses..........................................          (230)               (326)
                                                           -------             -------
                                                              (119)                 69
                                                           -------             -------
                                                           $ 4,027             $ 3,015
                                                           =======             =======

     Income from the management of properties for third parties and affiliates was $0.3 million for the year ended December 31, 1997, compared to $1.3 million for the year ended December 31, 1996, a decrease of $1.0 million, or 76.9%.

     Losses from commercial asset management were $30,000 for the year ended December 31, 1997 compared to income of $0.7 million for the year ended December 31, 1996. The decrease is primarily due to the expiration of certain commercial management contracts in March 1997.

     Income from the reinsurance operations for the year ended December 31, 1997 increased by $2.9 million from the year ended December 31, 1996, due to increased premiums collected from a larger work force, improved loss experience and the closure of claims for less than the amounts previously reserved, as well as the acquisition of the NHP Real Estate Companies, which included the acquisition of a captive insurance company.

     General and Administrative Expenses

     General and administrative expenses totaled $5.4 million for the year ended December 31, 1997 compared to $1.5 million for the year ended December 31, 1996, an increase of $3.9 million, or 260.0%. The increase in general and administrative expenses is primarily due to the payment of incentive compensation to members of senior management and other employees.

     Interest Expense

     Interest expense, which includes the amortization of deferred finance costs, totaled $51.4 million for the year ended December 31, 1997, compared to $24.8 million for the year ended December 31, 1996, an increase of $26.6 million or 107.3%. The increase consists of the following (in thousands):

Interest expense on secured short-term and long-term
  indebtedness incurred in connection with the 1996
  Acquisitions..............................................  $11,054
Interest expense on secured and unsecured short-term and
  long-term indebtedness incurred in connection with the
  1997 Acquisitions.........................................    7,082
Interest expense on secured and unsecured short-term and
  long-term indebtedness incurred in connection with the
  acquisition of interests in the NHP Partnerships..........    6,924
Increase in interest expense on the Credit Facility due to
  borrowings used in connection with the refinancing of
  short-term indebtedness and the acquisition of the NHP
  Real Estate Companies in June 1997, net of decreased
  interest expense on existing indebtedness due to principal
  amortization..............................................    1,523
                                                              -------
          Total increase....................................  $26,583
                                                              =======

     Interest income

     Interest income totaled $8.7 million for the year ended December 31, 1997, compared to $0.5 million for the year ended December 31, 1996. The increase is primarily due to interest earned on general partner loans to unconsolidated real estate partnerships acquired in 1997.

 Comparison of the year ended December 31, 1996 to the year ended December 31, 1995

     The Company recognized net income of $15.7 million for the year ended December 31, 1996, all of which was attributable to holders of OP Units. For the year ended December 31, 1995, the Company recognized net income of $15.0 million, of which $5.2 million was attributable to the holder of Preferred Units and $9.8 million was attributable to holders of OP Units. The increase in net income allocable to the holders of OP Units in 1996 of 60.2% was primarily the result of the 1996 Acquisitions offset by the 1996 Dispositions. The increase in net income is partially offset by increased interest expense associated with debt which was incurred in June 1995 and September 1995 upon the repurchase of 966,000 Preferred Units and 513,514 OP Units, increased interest expense attributable to indebtedness assumed or incurred in connection with the 1996 Acquisitions, offset by decreased interest expense after the pay down of the Company's credit facility with proceeds from the 1996 Dispositions. These factors are discussed in more detail in the following paragraphs.

     Rental Property Operations

     Rental and other property revenues from the Owned Properties totaled $100.5 million for the year ended December 31, 1996, compared to $74.9 million for the year ended December 31, 1995, an increase of $25.6 million, or 34.2%. Rental and other property revenues consisted of the following (in thousands):

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 1996   DECEMBER 31, 1995
                                                      -----------------   -----------------
"Same store" properties.............................      $ 69,268             $67,058
1996 Acquisitions...................................        25,929                 517
1996 Dispositions...................................         3,363               5,272
Properties in lease-up after the completion of an
  expansion or renovation...........................         1,956               2,100
                                                          --------             -------
          Total.....................................      $100,516             $74,947
                                                          ========             =======

     Average monthly rent per occupied unit for these 42 properties at December 31, 1996 and 1995 was $546 and $531, respectively, an increase of 2.8%. Weighted average physical occupancy for the 42 properties increased from 94.2% at December 31, 1995 to 94.9% at December 31, 1996, a 0.7% increase.

     Property operating expenses totaled $38.4 million for the year ended December 31, 1996, compared to $30.2 million for the year ended December 31, 1995, an increase of $8.2 million, or 27.2%. Property operating expenses consisted of the following (in thousands):

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 1996   DECEMBER 31, 1995
                                                      -----------------   -----------------
"Same store" properties.............................       $26,103             $25,615
1996 Acquisitions...................................         9,652                 218
1996 Dispositions...................................         1,793               3,146
Properties in lease-up after the completion of an
  expansion or renovation...........................           852               1,171
                                                           -------             -------
          Total.....................................       $38,400             $30,150
                                                           =======             =======

     Owned property management expenses totaled $2.7 million for the year ended December 31, 1996, compared to $2.3 million for the year ended December 31, 1995, an increase of $0.4 million or 17.4%. The increase is primarily due to the acquisition of properties in 1996.

     Service Company Business

     The Company's share of income from the service company business was $1.7 million for the year ended December 31, 1996 compared to $2.0 million for the year ended December 31, 1995. Management fees and other income totaled $8.4 million for the year ended December 31, 1996 compared to $8.1 million for the year ended December 31, 1995, reflecting an increase of $0.3 million, or 3.7%. Management and other expenses totaled $5.4 million for the year ended December 31, 1996 compared to $5.0 million for the year ended December 31, 1995, reflecting an increase of $0.4 million, or 8.0%. Major sources of revenue and expense before amortization of management company goodwill, corporate overhead allocations, depreciation and amortization and minority interest are described below (in thousands).

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 1996   DECEMBER 31, 1995
                                                      -----------------   -----------------
Properties managed for third parties and affiliates
  Management fees and other income..................       $ 5,679             $ 4,878
  Management and other expenses.....................        (4,405)             (3,620)
                                                           -------             -------
                                                             1,274               1,258
                                                           -------             -------
Commercial asset management
  Management and other income.......................         1,026               1,564
  Management and other expenses.....................          (339)               (562)
                                                           -------             -------
                                                               687               1,002
                                                           -------             -------
Reinsurance operations
  Revenues..........................................         1,267               1,193
  Expenses..........................................          (282)               (432)
                                                           -------             -------
                                                               985                 761
                                                           -------             -------
Brokerage and other
  Revenues..........................................           395                 497
  Expenses..........................................          (326)               (339)
                                                           -------             -------
                                                                69                 158
                                                           -------             -------
                                                           $ 3,015             $ 3,179
                                                           =======             =======

     Income from the management of properties for third parties and affiliates was $1.3 million for the years ended December 31, 1996 and 1995. Management fee revenues increased from $4.9 million for the year ended December 31, 1995 to $5.7 million for the year ended December 31, 1996, an increase of $0.8 million or 16.4%, primarily as a result of the acquisition of properties in 1996. A comparable increase in management expenses was also experienced in 1996.

     Income from commercial asset management was $0.7 million for the year ended December 31, 1996 compared to $1.0 million for the year ended December 31, 1995, a decrease of $0.3 million or 30.0%. Commercial management revenues declined from $1.6 million in 1995 to $1.0 million in 1996, primarily due to the reduction in the number of properties managed. Commercial management expenses declined from $0.6 million to $0.3 million as a result of fewer managed properties. The asset management contracts expired on March 31, 1997.

     Income from the reinsurance operations for the year ended December 31, 1996 increased by $0.2 million, or 29.4%, from the year ended December 31, 1995, due to increased premiums collected from a larger work force, improved loss experience and the closure of claims for less than the amounts previously reserved.

     General and Administrative Expenses

     General and administrative expenses totaled $1.5 million for the year ended December 31, 1996 compared to $1.8 million for the year ended December 31, 1995, a decrease of $0.3 million or 16.7%. The amount presented for 1996 included $1.5 million for payroll, overhead and other costs associated with operating a public company and $0.6 million for payroll and other costs incurred in the development of new business offset by a corporate overhead allocation of $0.6 million to the service company business. The amount presented for 1995 included $1.6 million for payroll, overhead and other costs associated with operating a public company, and $0.8 million for payroll and other costs incurred in the development of new business offset by a corporate overhead allocation of $0.6 million to the service company business. The net decrease in general and administrative expenses for the year ended December 31, 1996 is attributable to fewer personnel and a decrease in state income taxes paid in 1996 as a result of the restructuring in early 1995.

     Interest Expense

     Interest expense totaled $24.8 million for the year ended December 31, 1996 compared to $13.3 million for the year ended December 31, 1995, an increase of $11.5 million or 86.5%. The increase consists primarily of $5.7 million of interest expense on secured long-term debt incurred in connection with refinancings completed in June 1995 and September 1995 to refinance certain secured notes payable, repurchase 966,000 Preferred Units and 513,514 OP Units, and $5.6 million of interest expense on long-term and short-term indebtedness incurred or assumed in connection with the 1996 Acquisitions. Interest expense on secured tax-exempt bond financing increased by $1.0 million, or 13.5%, due to an increase in interest rate on the $48.1 million of tax-exempt bonds refinanced in June 1996 and the borrowing of $9.9 million in June 1996 (proceeds of which were used to pay down the Company's credit facility). During the year ended December 31, 1996, the Company capitalized interest of $0.8 million as a result of increased construction and renovation activities compared to $0.1 million which was capitalized during the year ended December 31, 1995. Interest expense, amortization of deferred financing costs and unused commitment fees on the Credit Facility were $1.6 million for the years ended December 31, 1996 and 1995.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1998, the Company had $49.3 million in cash and cash equivalents. In addition, the Company had $75.1 million of restricted cash primarily consisting of reserves and impounds held by lenders for capital expenditures, property taxes and insurance. The Company's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, acquisitions of or investments in properties and distributions paid to limited partners in the Partnership. The Company considers its cash provided by operating activities, and funds available under its credit facilities, to be adequate to meet short-term liquidity demands. The Company utilizes its revolving credit facilities for general corporate purposes and to fund investments on an interim basis.

     On October 1, 1998, the Company amended and restated its credit agreement with Bank of America National Trust and Savings Association ("Bank of America") and BankBoston, N.A. The credit agreement now provides a revolving credit facility of up to $100 million, including a swing line of up to $30 million (the "BOA Credit Facility"). The Partnership is the borrower under the BOA Credit Facility, and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The annual interest rate under the BOA Credit Facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The Partnership elects which interest rate will be applicable to particular borrowings under the BOA Credit Facility. The margin ranges between 1.25% and 2.0% in the case of LIBOR-based loans and between negative 0.25% and positive 0.5% in the case of base rate loans, depending upon a ratio of the Company's consolidated unsecured indebtedness to the value of certain unencumbered assets. The BOA Credit Facility matures on October 1, 1999 unless extended, at the discretion of the lenders. The BOA Credit Facility provides for the conversion of the revolving facility into a three year term loan. The availability of funds to the Partnership under the BOA Credit Facility is subject to certain borrowing base restrictions and other customary restrictions, including compliance with financial and other covenants thereunder. The financial covenants contained in the BOA Credit Facility require the Partnership to maintain a ratio of debt to gross asset value of no more than 0.55 to 1.0, an interest coverage ratio of 2.25 to 1.0 and a fixed charge coverage ratio of at least 1.6 to 1.0 through December 31, 1998, 1.7 to 1.0 from January 1, 1999 through June 30, 1999, and 1.8 to 1.0 thereafter. In addition, the BOA Credit Facility limits the Partnership from distributing more than 80% of its Funds From Operations (as defined) to holders of OP Units, imposes minimum net worth requirements and provides other financial covenants related to certain unencumbered assets.

     In October 1998, the Partnership and AIMCO entered into the $300 million Interim Term Loan Agreement. The term loan matures in one year. AIMCO used the proceeds to refinance existing outstanding indebtedness of Insignia at the time of the merger.

     In February 1998, the Partnership, as borrower, and AIMCO and the Owners, as guarantors, entered into the five year, $50 million secured WMF Credit Facility with Washington Mortgage, which provides for the conversion of all or a portion of such revolving credit facility to a term facility. The WMF Credit Facility provides that all the rights of Washington Mortgage are assigned to FNMA, but FNMA does not assume Washington Mortgage's obligations under the WMF Credit Facility. At the Partnership's request, the commitment amount under the WMF Credit Facility may be increased to an amount not to exceed $250 million, subject to the consent of Washington Mortgage and FNMA in their sole and absolute discretion. The Partnership and affiliates have pledged their ownership interests in the Owners as security for its obligations under the WMF Credit Facility. The guarantees of the Owners are secured by assets of the Owners, including four apartment properties and two mortgage notes. Advances to the Partnership under the WMF Credit Facility are funded with the proceeds of the sale to investors of mortgage-backed securities issued by FNMA, that are secured by the advance and an interest in the collateral. The interest rate on each advance is determined by investor bids for such mortgage-backed securities, plus a margin presently equal to 0.5%. The maturity date of each advance under the revolving portion of the WMF Credit Facility is a date between three and nine months from the closing date of the advance, as selected by the Partnership. Advances under the term facility mature at a date, selected by the Partnership, between ten and twenty years from the date of the advance. Subject to certain conditions, the Partnership has the right to add or substitute collateral. The WMF Credit Facility requires the Company to maintain a ratio of debt to gross asset value of no more than 55%, an interest coverage ratio of at least 225%, and a debt service coverage ratio of at least 14.5% for the Trailing 12 Month Period and 135% for the Trailing Three Month Period, imposes minimum net worth requirements and also provides other financial covenants and interest coverage ratio requirements that are specifically related to the collateral. The Partnership had outstanding borrowings under the WMF Credit Facility of $50.0 million as of June 30, 1998.

     As a result of the Insignia merger, AIMCO assumed Insignia's obligations under its 6 1/2% convertible debentures. In connection therewith, the Partnership issued a convertible note to the Special Limited Partner with terms economically equivalent to those of the convertible debentures. The convertible note will mature on September 30, 2016 and bears interest at the rate of 6.5% per annum, with quarterly interest payments payable in arrears. Interest payments may be deferred from time to time, but not for more than 20 consecutive quarters. The convertible note is convertible into the Partnership's Class E Partnership Preferred Units at $57.21 per unit through September 30, 2016. The convertible note may be redeemed after November 1, 1999.

     In September 1997, the Company entered into an interest rate lock agreement with a major investment banking company, having a notional principal amount of $75.0 million, in anticipation of refinancing certain floating rate indebtedness. The interest rate lock agreement fixed the ten-year treasury rate at 6.32%. During 1998, the Company refinanced certain mortgage indebtedness relating to ten real estate partnerships and realized losses of approximately $3.9 million, which have been deferred and will be amortized over the life of the refinanced debt. These losses, when amortized, will result in effective interest rates of 7.7% over the life of the refinanced debt.

     On May 8, 1998, in connection with the consummation of the merger with Ambassador, the Company assumed six interest rate swap agreements, having termination dates between October 3, 2003, and March 3, 2004, with several major investment banking firms. The swap agreements modify the interest characteristics of a portion of the Company's outstanding debt. Each interest rate swap agreement is designated with all or a portion of the principal balance and term of a specific debt obligation. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as adjustment of interest expense related to the debt. The related interest amount payable to or receivable from counterparties is included in other liabilities or assets. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are not recognized in the financial statements.

     Pursuant to the terms of the swap and related credit support agreements, the Company is required to post collateral to the swap providers for an amount equal to their exposure, as defined, in each case to the extent that a specified threshold is exceeded. The collateral posted by the Company may be in the form of cash or governmental securities, as determined by the Company. At June 30, 1998, the Company had posted approximately $6.6 million in cash collateral under its swap agreements. The Company estimates that for every 0.25% decrease in the LIBOR interest rate yield, it will be required to post approximately $2 million of additional collateral with the swap providers. If interest rates rise, the Company estimates that for every 0.25% increase in the LIBOR interest rate yield curve, recovery of the posted collateral of a similar amount will be received up to the outstanding collateral balances.

     On June 2, 1998, the Company settled one of the swap agreements. It is the intent of the Company to terminate the remaining swap agreements in December, 1998. Based on the market value of the outstanding swap agreements at June 30, 1998, the Company had an unrealized loss of $1.9 million.

     From time to time, the Company has offered to acquire and, in the future, may offer to acquire the interests held by third party investors in certain limited partnerships for which the Company acts as general partner. Any such acquisitions will require funds to pay the purchase price for such interests. Cash payments made in connection with such acquisitions totaled $10.9 million for the six months ended June 30, 1998.

     The Company expects to meet its short-term liquidity requirements, including property acquisitions, tender offers, refinancings of short-term debt, the funds needed to purchase shares of Insignia under the Call Agreements, the IPT Shares and the funds needed for the Special Dividend, with long-term, fixed rate, fully amortizing debt, secured or unsecured short-term indebtedness (including indebtedness under the BOA Credit Facility, the WMF Credit Facility and the Interim Term Loan Agreement), the issuance of debt securities, Partnership Units or equity securities in public offerings or private placements, and cash generated from operations. In April 1997, AIMCO filed a shelf registration statement with the SEC that registered $1.0 billion of securities for sale on a delayed or continuous basis. The shelf registration statement was declared effective in May 1997. As of August 28, 1998, AIMCO had issued common and preferred stock thereunder and received net proceeds of approximately $726.8 million. The net proceeds from such offerings are contributed by AIMCO to the Partnership.

     As of June 30, 1998, 94% of the Company's Owned Properties and 43% of its total assets were encumbered by debt, and the Company had total outstanding indebtedness of $1,314.5 million, of which $1,196.0 was secured by Owned Properties and other assets. The Company's indebtedness is comprised of $751.3 million of secured, long-term financing, $50.0 million of secured, short-term financing, $394.7 million of secured, tax-exempt bonds and $118.5 million outstanding under the BOA Credit Facility, which is unsecured. As of June 30, 1998, approximately 14% of the Company's indebtedness bears interest at variable rates. General Motors Acceptance Corporation has made 93 loans (the "GMAC Loans"), with an aggregate outstanding principal balance of $420.1 million as of June 30, 1998, to property-owning partnerships controlled by the Company, each of which is secured by the property owned by such partnership. GMAC Loans with an aggregate outstanding principal balance of $163.8 million as of June 30, 1998, are cross-collateralized with certain other GMAC Loans, and certain loans held by FNMA, having an aggregate principal balance of $303.9 million as of June 30, 1998, are cross-collateralized and cross-defaulted with certain other FNMA loans to the Company. Other than certain GMAC Loans, FNMA loans and loans under the BOA Credit Facility, the Interim Term Loan Agreement and the WMF Credit Facility, none of the Company's debt is subject to cross-collateralization or cross-default provisions. At June 30, 1998 the weighted average interest rate on the Company's consolidated indebtedness was 7.9%, with a weighted average maturity of 13 years.

CAPITAL EXPENDITURES

     For the six months ended June 30, 1998, the Company spent $13.5 million for capital replacements (expenditures for routine maintenance of a property) and $8.0 million for initial capital expenditures (expenditures at a property that have been identified, at the time the property is acquired, as expenditures to be incurred within one year of the acquisition). In addition, the Company spent an aggregate of $5.3 million for capital enhancements (spending to increase a property's revenue potential including renovations, developments and expansions) and the renovation of four properties owned by the Company. These expenditures were funded by working capital reserves, borrowings under the Company's credit facilities and cash provided by operating activities. The Company reserves $300 per apartment unit per annum for capital replacements, which totaled $6.6 million for the six months ended June 30, 1998. The Company has $2.4 million of reserved but unspent amounts remaining from prior periods that can be used for future capital replacements. The Company expects to incur initial capital expenditures and capital enhancements of approximately $56 million during the balance of the year ended December 31, 1998. Initial capital expenditures and capital enhancements will be funded with cash from operating activities and borrowings under the Company's revolving credit facilities.

     For the year ended December 31, 1997, the Company spent $7.4 million for capital replacements, $9.1 million for initial capital expenditures, and $8.5 million for construction and capital enhancements (amenities that add a material new feature or revenue source at a property). These expenditures were funded by borrowings under the BOA Credit Facility, working capital reserves and net cash provided by operating activities.

     The Company's accounting treatment of various capital and maintenance costs is detailed in the following table:

                                                              ACCOUNTING     DEPRECIABLE
                        EXPENDITURE                           TREATMENT     LIFE IN YEARS
                        -----------                           ----------    -------------
Initial capital expenditures................................  capitalize     5 to 30
Capital enhancements........................................  capitalize     5 to 30
Capital replacements:
  Carpet/vinyl replacement..................................  capitalize        5
  Carpet cleaning...........................................   expense         N/A
  Major appliance replacement (refrigerators, stoves,
     dishwashers,
     washers/dryers)........................................  capitalize        5
  Cabinet replacement.......................................  capitalize        5
  Major new landscaping.....................................  capitalize        5
  Seasonal plantings and landscape replacements.............   expense         N/A
  Roof replacements.........................................  capitalize        30
  Roof repairs..............................................   expense         N/A
  Model furniture...........................................  capitalize        5
  Office equipment..........................................  capitalize        5
  Exterior painting, significant............................  capitalize        5
  Interior painting.........................................   expense         N/A
  Parking lot repairs.......................................   expense         N/A
  Parking lot repaving......................................  capitalize        30
  Equipment repairs.........................................   expense         N/A
  General policy for capitalization.........................  capitalize     various
                                                              amounts in
                                                              excess of
                                                                 $250

FUNDS FROM OPERATIONS

     The Company measures its economic profitability based on Funds From Operations ("FFO"). The Company's management believes that FFO provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Company calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for amortization of management company goodwill, the non-cash, deferred portion of the income tax provision for unconsolidated subsidiaries and the payment of dividends on Preferred Units. FFO should not be considered as an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of the Company's performance or as a measure of liquidity. FFO is not necessarily indicative of cash available to fund future cash needs. In addition, there can be no assurance that the Company's basis for computing FFO is comparable with that of other real estate investment trusts.

     For the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, the Company's FFO was as follows (amounts in thousands):

                                       FOR THE SIX MONTHS
                                              ENDED
                                            JUNE 30,          FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------   ---------------------------------
                                         1998       1997       1997        1996        1995
                                       --------   --------   ---------   ---------   ---------
Net income...........................  $38,524    $11,464     $32,697     $15,673     $14,988
Extraordinary item...................       --        269         269          --          --
Gain on disposition of properties....   (2,526)        --      (2,720)        (44)         --
Real estate depreciation, net of
  minority interests.................   32,423     13,250      33,751      19,056      15,038
Amortization of management company
  goodwill...........................    4,727        474         948         500         428
Equity in earnings of other
  partnerships:
  Real estate depreciation...........    9,131        697       6,280          --          --
Equity in earnings of unconsolidated
  subsidiaries:
  Real estate depreciation...........       --      1,263       3,584          --          --
  Deferred taxes.....................    4,291        874       4,894          --          --
  Amortization of management
     contracts.......................    3,088        472       1,587          --          --
  Less amortization of management
     contracts where the recorded
     values of certain contracts are
     not expected to be recovered
     through future cash flows.......       --       (322)         --          --          --
Preferred Unit distributions.........   (6,001)        --        (135)         --      (5,169)
                                       -------    -------     -------     -------     -------
Funds From Operations (FFO)..........  $83,657    $28,441     $81,155     $35,185     $25,285
                                       =======    =======     =======     =======     =======
Weighted average number of OP Units
  and OP Unit equivalents
  outstanding:
  OP Units...........................   48,812     21,455      27,732      14,978      11,453
  OP Unit equivalents................      203        135         381          16           8
  Preferred Units convertible to OP
     Units...........................    2,463         --       1,006          --          --
                                       -------    -------     -------     -------     -------
                                        51,478     21,590      29,119      14,994      11,461
                                       =======    =======     =======     =======     =======

CASH FLOW

     For the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, the Company's net cash flows were as follows (amounts in thousands):

                                 FOR THE SIX MONTHS ENDED
                                         JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------
                                    1998          1997         1997        1996       1995
                                 -----------   -----------   ---------   --------   --------
CASH FLOW INFORMATION:
  Cash flow provided by
     operating activities......   $  5,838      $ 25,035     $  73,032   $ 38,806   $ 25,911
  Cash flow used in investing
     activities................   (100,669)     (108,134)     (717,663)   (88,144)   (60,821)
  Cash flow provided by (used
     in) financing
     activities................    107,063        91,450       668,549     60,129     30,145

COMMITMENTS AND CONTINGENCIES

  HUD Enforcement and Limited Denials of Participation

     A significant number of units included in the AIMCO Properties are subject to regulation by HUD. Under its regulations, HUD has the authority to suspend or deny property owners and managers from participation in HUD programs with respect to additional assistance within a geographic region through imposition of an LDP by any HUD office or nationwide for violations of HUD regulatory requirements. In March 1997, HUD announced its intention to step up enforcement against property owners and managers who violate their agreements with HUD, and, in July 1997, HUD announced the creation of a new department-wide enforcement division. In June 1997, the St. Louis HUD field office issued an LDP to NHP as a result of a physical inspection and mortgage default at one property owned and managed by NHP-related companies. The LDP suspended NHP's ability to manage or acquire additional HUD-assisted properties in eastern Missouri until June 24, 1998. Although the LDP has expired by its terms, the Company has proposed a settlement agreement with HUD which includes aggregate payments to HUD of approximately $485,000 and withdrawal of the LDP as of its date of issuance. The Company believes a settlement will be executed in the near future. Because an LDP is prospective, existing HUD agreements are not affected, so an LDP is not expected to result in the loss of management service revenue from or to otherwise affect properties that the Company currently manages in the subject regions. In addition, the Company has resolved concerns raised by two other HUD field offices. If HUD were to disapprove the Company as property manager for one or more properties, the Company's ability to obtain property management revenues from additional HUD-regulated properties may be impaired.

     HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations, and takes performance and compliance into account in approving management of HUD-assisted properties. In this regard, since July 1988, 29 HUD-assisted properties owned or managed by NHP or NHP-related companies have defaulted on non-recourse HUD-insured mortgage loans. Eight of these 29 properties are also currently managed by the Company. An additional six properties owned or managed by NHP have received unsatisfactory performance ratings. As a result of the defaults and unsatisfactory ratings, the national HUD office must review any application by the Company to act as property manager or owner for additional HUD-assisted properties. The national HUD office has consistently approved NHP's applications to manage new properties, and the Company received HUD clearance to acquire its interests in NHP and NHP-related companies. The Company believes that it enjoys a good working relationship with HUD and that the national office will continue to apply the clearance process to large management portfolios such as the Company's with discretion and flexibility. While there can be no assurance, the Company believes that the unsatisfactory reviews and the mortgage defaults will not have a material impact on its results of operations or financial condition.

     In October 1997, NHP received a subpoena from the Inspector General of HUD (the "Inspector General") requesting documents relating to any arrangement whereby NHP or any of its affiliates provides or has provided compensation to owners of HUD multifamily projects in exchange for or in connection with property management of a HUD project. The Company believes that other owners and managers of HUD projects have received similar subpoenas. Documents relating to certain of the Company's acquisitions of property management rights for HUD projects may be responsive to the subpoena. The Company is in the process of complying with the subpoena and has provided certain documents to the Inspector General, without conceding that they are responsive to the subpoena. The Company believes that its operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Effective February 13, 1998, counsel for the Company and the U.S. Attorney for the Northern District of California entered into a tolling agreement related to certain civil claims the government may have against the Company. Although no action has been initiated against the Company or, to the Company's knowledge, any owner of a HUD property managed by the Company, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on the Company's results of operations.

  Environmental

     Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation or management of the AIMCO Properties, the Company could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage.

     Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition; impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation or management of properties, the Company could be potentially liable for those costs. There are ACMs at certain of the Owned Properties, and there may be ACMs at certain of the other AIMCO Properties. The Company has developed and implemented operations and maintenance programs, as appropriate, that establish operating procedures with respect to the ACMs at most of the Owned Properties, and intends to develop and implement, as appropriate, such programs at AIMCO Properties that do not have such programs.

     Certain of the Owned Properties, and some of the other AIMCO Properties, are located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate, onto the AIMCO Properties. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto the Company's property. In addition, the Company's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin, the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete and the Texas Natural Resources Conservation Commission ("TNRCC") has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, the City of Austin may implement a proposed contingency plan of passive methane gas venting. The City of Austin has also conducted testing at Montecito to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by the Company, the groundwater does not appear to be contaminated at actionable levels. The Company has not incurred, and does not expect to incur, liability for the landfill investigation and remediation. However, in connection with the present raising of four of its buildings in order to install stabilizing piers under the building slabs, the Company has relocated some of its tenants and has installed a venting system according to the TNRCC's specifications. The restabilization was substantially completed as of January 1998, at a total cost of approximately $550,000. The City of Austin will be responsible for monitoring the conditions of Montecito.

     All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants prior to acquisition. The audits did not reveal, nor is the Company aware of, any environmental liability relating to such properties that would have a material adverse effect on the Company's business, assets or results of operations. However, such audits involve a number of judgments and it is possible that such audits did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, the Managed Properties may not have been subject to Phase I or similar environmental audits by independent environmental consultants. While the Company is not aware of any environmental liability that it believes would have a material adverse effect on its business, financial condition or results of operations relating to the Managed Properties, there can be no assurance that material environmental liabilities of which the Company is unaware do not exist at such properties.

     In October 1997, NHP received a letter (the "EPA Letter") from the U.S. Department of Justice ("DOJ") which stated that the U.S. Environmental Protection Agency ("EPA") has requested that the DOJ file a lawsuit against NHP alleging, among other things, that NHP violated the Clean Air Act, the National Recycling and Emissions Reduction Programs and associated regulations in connection with the employment of certain unlicensed personnel, maintenance and disposal of certain refrigerants, and record-keeping practices at two properties. A settlement in principle between NHP and EPA has been reached whereby NHP has agreed to pay a fine of less than $100,000, permit EPA to audit 40 NHP properties with respect to their use and disposal of such refrigerants, and continue to provide training to all maintenance workers with respect to the disposal of such refrigerants. A formal settlement agreement is expected to be executed in 1998. It is possible that the future EPA audits agreed to in the settlement could result in additional allegations by EPA of violations at such properties; however, based on the terms of the settlement agreement with DOJ, the Company anticipates that the fines, if any, resulting from such audits will be nominal.

  Uncertainties Regarding Status of Federal Subsidies

     The Company owns and/or manages approximately 44,000 units that are subsidized under Section 8 of the United States Housing Act of 1937, as amended ("Section 8"). These subsidies are generally provided pursuant to project-based Housing Assistance Payment Contracts ("HAP Contracts") between HUD and the owners of the properties or, with respect to a limited number of units managed by the Company, pursuant to vouchers received by tenants. On October 27, 1997, the President of the United States signed into law the Multifamily Assisted Housing Reform and Affordability Act of 1997 (the "1997 Housing Act"). Under the 1997 Housing Act, the mortgage financing and HAP Contracts of certain properties assisted under Section 8, with rents above market levels and financed with HUD-insured mortgage loans, will be restructured by reducing subsidized rents to market levels, thereby reducing rent subsidies, and lowering required debt service payments as needed to ensure financial viability at the reduced rents and subsidy levels. The 1997 Housing Act retains project-based subsidies for most properties (properties in rental markets with limited supply, properties serving the elderly and certain other properties).

     The 1997 Housing Act phases out project-based subsidies on selected properties serving families not located in the rental markets with limited supply, converting such subsidies to a tenant-based subsidy. Under a tenant based system, rent vouchers would be issued to qualified tenants who then could elect to reside at a property of their choice, provided the tenant has the financial ability to pay the difference between the selected property's monthly rent and the value of the voucher, which would be established based on HUD's regulated fair market rent for the relevant geographical areas. The 1997 Housing Act provides that properties will begin the restructuring process in Federal fiscal year 1999 (beginning October 1, 1998), and that HUD will issue final regulations implementing the 1997 Housing Act on or before October 27, 1998. Congress has elected to renew HAP Contracts expiring before October 1, 1998 for one year terms, generally at existing rents, so long as the properties remain in compliance with the HAP Contracts. While the Company does not expect the provisions of the 1997 Housing Act to result in a significant number of tenants relocating from properties managed by the Company, there can be no assurance that the provisions will not significantly affect the Company's management portfolio. Furthermore, there can be no assurance that other changes in Federal housing subsidy will not occur. Any such changes could have an adverse effect on the Company's property management revenues.

  Year 2000 Compliance

     The Company's management has determined that it will be necessary to modify or replace certain accounting and operational software and hardware to enable its computer systems to operate properly subsequent to December 31, 1999. As a result, management has appointed a team of internal staff to research and manage the conversion or replacement of existing systems to comply with year 2000 requirements. The team's activities are designed to ensure that there is no adverse effect on the Company's core business operations, and that transactions with tenants, suppliers and financial institutions are fully supported.

     The Company utilizes numerous accounting and reporting software packages and computer hardware to conduct its business, some of which already comply with year 2000 requirements. Management estimates that the modification or replacement of non-compliant accounting and reporting software and hardware will total approximately $0.3 million.

     The Company's management also believes that certain of the AIMCO Properties possess operational systems (e.g. elevators, fire alarm and extinguishment systems and security systems) which also must be modified or replaced in order to function properly after December 31, 1999. Management is currently engaged in the identification of all non-compliant operational systems, and has not yet determined the estimated cost of replacing or modifying such systems.

  High Performance Units

     In January 1998, the Partnership sold 15,000 Class I High Performance Partnership Units (the "High Performance Units") to a joint venture formed by fourteen officers of the General Partner, SMP I, L.L.C., a Delaware limited liability company ("SMP"), and to three of AIMCO's non-employee directors for $2.1 million in cash. The High Performance Units have nominal value unless the total return of AIMCO's Class A Common Stock (dividend income plus share price appreciation), over the three year period ending December 31, 2000, is at least 30% and exceeds the industry average, as determined by a peer group index, by at least 15%. At the conclusion of the three year period, if the Total Return on AIMCO's Class A Common Stock satisfies these criteria, the holders of the High Performance Units will receive distributions and allocations of income and loss from the Partnership in the same amounts and at the same times as would holders of a number of OP Units equal to the quotient obtained by dividing (i) the product of (a) 15% of the amount by which the total return on AIMCO's Class A Common Stock over the three year period exceeds the greater of 115% of a peer group index or 30%, multiplied by (b) the weighted average market value of AIMCO's equity capitalization (including Class A Common Stock and OP Units), by
(ii) the market value of one share of Class A Common Stock at the end of the three year period. The three year measurement period will be shortened in the event of a change of control of the Company. Unlike OP Units, the High Performance Units are not redeemable or convertible into Class A Common Stock unless a change of control of the Company occurs. Because there is substantial uncertainty that the High Performance Units will have more than nominal value due to the required performance criteria over the three year term, the Partnership has not recorded any value to the High Performance Units. If the measurement period would have ended June 30, 1998, the value of the High Performance Units (the product referred to in clause (i) above) would have been $17.2 million, and such High Performance Units would represent no dilutive effect on net income per share. See "Item 11 -- Description of Registrant's Securities to be Registered -- Partnership Units -- High Performance Units."

  Inflation

     Substantially all of the leases at the Company's apartment properties are for a period of six months or less, allowing, at the time of renewal, for adjustments in the rental rate and the opportunity to re-lease the apartment unit at the prevailing market rate. The short term nature of these leases generally serves to minimize the risk to the Company of the adverse effect of inflation and the Company does not believe that inflation has had a material adverse impact on its revenues.

ITEM 3. PROPERTIES.

     The AIMCO Properties are located in 49 states, Puerto Rico and the District of Columbia. A significant portion of the AIMCO Properties are concentrated in or around 16 metropolitan areas in which the Company owns, controls or manages more than 5,000 units. The following table sets forth certain market information for the AIMCO Properties as of October 1, 1998:

                                                                            PERCENTAGE OF
                                                                             TOTAL UNITS
                                                  NUMBER OF    NUMBER OF   OWNED/CONTROLLED
                                                  PROPERTIES     UNITS        OR MANAGED
                                                  ----------   ---------   ----------------
Atlanta, GA.....................................       44         9,311            2%
Baltimore, MD...................................       39         6,297            2%
Chicago, IL.....................................       46        10,789            3%
Dallas, TX......................................       86        16,764            4%
Denver, CO......................................       47         6,558            2%
Ft. Lauderdale, FL..............................       95        21,114            5%
Houston, TX.....................................       84        20,196            5%
Indianapolis, IN................................       32         9,467            2%
Los Angeles, CA.................................       65         9,630            2%
New York, NY....................................       50         7,603            2%
Orlando, FL.....................................       37         8,662            2%
Philadelphia, PA................................       32        10,752            3%
Phoenix, AZ.....................................       47        10,925            3%
San Antonio, TX.................................       34         6,202            2%
Tampa, FL.......................................       40        11,560            3%
Washington, DC..................................       72        13,049            3%
                                                    -----       -------          ----
                                                      850       178,879           45%
                                                    1,453       217,211           55%
                                                    -----       -------          ----
          Total.................................    2,303       396,000          100%
                                                    =====       =======          ====

     As of October 1, 1998, the AIMCO Properties average 210 apartment units each, with the largest property containing 2,899 apartment units.

     The Owned Properties are located in 19 states, primarily located in the Sunbelt regions of the United States. A significant portion of the Owned Properties are concentrated in or around 10 metropolitan areas in which the Company owns or controls more than 2,000 units. The following table sets forth certain market information for Owned Properties as of October 1, 1998:

                                                                            PERCENTAGE OF
                                                NUMBER OF    NUMBER OF       TOTAL UNITS
                                                PROPERTIES     UNITS     OWNED OR CONTROLLED
                                                ----------   ---------   -------------------
Atlanta, GA...................................       9         2,652              4.5%
Austin, TX....................................      10         2,011              3.4%
Dallas, TX....................................      11         2,685              4.6%
Ft. Lauderdale, FL............................      10         4,554              7.8%
Houston, TX...................................      32         8,496             14.5%
Phoenix, AZ...................................      28         7,054             12.1%
San Antonio, TX...............................      17         4,181              7.1%
Tampa, FL.....................................      12         3,684              6.3%
Tucson, AZ....................................      11         2,787              4.8%
Washington, DC................................       1         2,113              3.6%
                                                   ---        ------            -----
          Principal Market Total..............     141        40,217             68.7%
                                                   ---        ------            -----
Other Markets.................................      68        18,278             31.3%
                                                   ===        ======            =====
          Total...............................     209        58,495            100.0%
                                                   ===        ======            =====

     As of October 1, 1998, the Company owned or controlled 209 properties containing 58,495 units. The Owned Properties average 280 apartment units each, with the largest property containing 2,113 apartment units.

     The Owned Properties offer residents a range of amenities. Many of the Owned Properties include a swimming pool and clubhouse, spas, fitness centers, tennis courts and saunas. Many of the apartment units offer design and appliance features such as vaulted ceilings, fireplaces, washer and dryer hook-ups, cable television, balconies and patios.

     Substantially all of the Owned Properties are encumbered by mortgage indebtedness or serve as collateral for the Company's indebtedness. As of June 30, 1998, the Company had aggregate mortgage indebtedness totaling $1,171.6 million, which was secured by 195 Owned Properties with a combined net book value of $1,796.5 million, having an aggregate weighted average interest rate of 7.9%. See the financial statements included elsewhere in this Registration Statement for additional information about the Company's indebtedness.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information available to the Partnership, as of September 30, 1998, with respect to OP Units of the Company held by (i) each director and the five most highly compensated executive officers of the General Partner who were serving as of December 31, 1997, (ii) all directors and executive officers of the Partnership as a group and (iii) those persons known to the Company to be the beneficial owners (as determined under the rules of the Commission) of more than 5% of such OP Units. This table does not reflect options that are not exercisable within 60 days, or the beneficial ownership of High Performance Units by executive officers and directors of the General Partner. The business address of each of the following persons is 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, unless otherwise specified.

                 NAME AND ADDRESS OF                   NUMBER OF                      PERCENTAGE OWNERSHIP
                  BENEFICIAL OWNER                      OP UNITS                       OF THE PARTNERSHIP
                 -------------------                   ----------                     --------------------
Directors & Executive Officers of the General
  Partner:
  Terry Considine....................................     784,967(1)                          1.40%
  Peter K. Kompaniez.................................      23,625                              .04%
  Steven D. Ira......................................      96,605                              .20%
  Thomas W. Poomey...................................           0                                0%
  Harry G. Alcock....................................           0                                0%
  All directors and executive officers as a group (5)
     persons)........................................     905,197                             1.70%
5% or greater;
  Aimco-LP, Inc......................................  47,451,071                             88.6%

---------------

 (1) Includes 162,980 OP Units held by entities in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by the Considine Partnership for 99% of which Mr. Considine disclaims beneficial ownership, and 157,698 OP Units held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership.

ITEM 5. BOARD OF DIRECTORS AND OFFICERS.

     All of the executive officers of the General Partner of the Partnership also serve as executive officers of AIMCO. Accordingly, the information below reflects the directors of the General Partner and the executive officers of both the General Partner of the Partnership and AIMCO. The officers of AIMCO and the General Partner of the Partnership are elected annually by their respective Boards of Directors.

NAME                                AGE   FIRST ELECTED            CURRENT POSITION
----                                ---   -------------            ----------------
Terry Considine...................  51    July 1994       Chairman of the Board of Directors
                                                            and Chief Executive Officer
Peter K. Kompaniez................  53    July 1994       Vice Chairman of the Board of
                                                            Directors and President
Steven D. Ira.....................  47    July 1994       Executive Vice President and Co-
                                                            Founder
Thomas W. Toomey..................  37    January 1996    Executive Vice
                                                          President -- Finance and
                                                            Administration
Joel F. Bonder....................  49    December 1997   Executive Vice President, General
                                                            Counsel and Secretary
Patrick J. Foye...................  41    May 1998        Executive Vice President
Robert Ty Howard..................  40    February 1998   Executive Vice
                                                          President -- Ancillary Services
David L. Williams.................  52    January 1997    Executive Vice
                                                          President -- Property Operations
Harry G. Alcock...................  34    July 1996       Senior Vice
                                                          President -- Acquisitions
Troy D. Butts.....................  33    November 1997   Senior Vice President and Chief
                                                            Financial Officer

     The following is a biographical summary of the experience of the current directors of the General Partner and executive officers of the General Partner and AIMCO for the past five years or more.

     Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of the General Partner and AIMCO since July 1994. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., Limited Liability company, a Colorado limited liability company, and its related entities (collectively, "PAM"), one of AIMCO's predecessors. On October 1, 1996, Mr. Considine was appointed Co-Chairman and director of Asset Investors Corp. and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been and remains involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts Bar.

     Mr. Considine has had substantial multifamily real estate experience. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties. Six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine.

     Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President of AIMCO in July 1997. Mr. Kompaniez has served as Vice President of the General Partner from July 1994 through July 1998 and was appointed President in July 1998. Mr. Kompaniez has been a director of the General Partner since July 1994. Since September 1993, Mr. Kompaniez has owned 75% of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), one of AIMCO's predecessors, and served as its President and Chief Executive Officer. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by the Company) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

     Steven D. Ira. Mr. Ira is a Co-Founder of the Company and has served as Executive Vice President of AIMCO since July 1994. Mr. Ira has been Executive Vice President of the General Partner since July 1998. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

     Thomas W. Toomey. Mr. Toomey has served as Senior Vice President -- Finance and Administration of AIMCO since January 1996 and was promoted to Executive Vice President -- Finance and Administration in March 1997. Mr. Toomey has been Executive Vice President -- Finance and Administration of the General Partner since July 1998. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University and is a Certified Public Accountant.

     Joel F. Bonder. Mr. Bonder has been Executive Vice President and General Counsel of AIMCO since December 8, 1997. Mr. Bonder has been Executive Vice President and General Counsel of the General Partner since July 1998. Prior to joining the Company, Mr. Bonder served as Senior Vice President and General Counsel of NHP Incorporated from April 1994 until December 1997. Mr. Bonder served as Vice

President and Deputy General Counsel of NHP Incorporated from June 1991 to March 1994 and as Associate General Counsel of NHP Incorporated from 1986 to 1991. From 1983 to 1985, Mr. Bonder was with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of Rochester and a J.D. from Washington University School of Law.

     Patrick J. Foye. Patrick Foye has served as Executive Vice President of the General Partner and AIMCO since May 1998. Mr. Foye is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Mr. Foye was a Mergers and Acquisitions partner with Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the Firm's Brussels, Budapest and Moscow offices from 1992 through 1994. In addition, Mr. Foye is the Deputy Chairman of the Long Island Power Authority ("LIPA"), and a member of the New York State Privatization Council. Mr. Foye received a B.A. from Fordham College, a J.D. from Fordham Law School and was Associate Editor of the Fordham Law Review.

     Robert Ty Howard. Mr. Howard has served as Executive Vice
President -- Ancillary Services of AIMCO since February 1998. Mr. Howard was appointed Executive Vice President -- Ancillary Services of the General Partner in July 1998. Prior to joining the Company, Mr. Howard served as an officer and/or director of four affiliated companies, Hecco Ventures, Craig Corporation, Reading Company and Decurion Corporation. Mr. Howard was responsible for financing, mergers and acquisitions activities, investments in commercial real estate, both nationally and internationally, cinema development and interest rate risk management. From 1983 to 1988, he was employed by Spieker Properties. Mr. Howard received a B.A. from Amherst College, a J.D. from Harvard Law School and an M.B.A. from Stanford University Graduate School of Business.

     David L. Williams. Mr. Williams has been Executive Vice
President -- Operations of AIMCO since January 1997. Mr. Williams has been Executive Vice President -- Operations of the General Partner since July 1998. Prior to joining the Company, Mr. Williams was Senior Vice President of Operations at Evans Withycombe Residential, Inc. from January 1996 to January 1997. Previously, he was Executive Vice President at Equity Residential Properties Trust from October 1989 to December 1995. He has served on National Multi-Housing Council Boards and NAREIT committees. Mr. Williams also served as Senior Vice President of Operations and Acquisitions of US Shelter Corporation from 1983 to 1989. Mr. Williams has been involved in the property management, development and acquisition of real estate properties since 1973. Mr. Williams received his B.A. in education and administration from the University of Washington in 1967.

     Harry G. Alcock. Mr. Alcock has served as a Vice President of the General Partner and AIMCO since July 1996, and was promoted to Senior Vice
President -- Acquisitions in October 1997, with responsibility for acquisition and financial activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

     Troy D. Butts. Mr. Butts has served as Senior Vice President and Chief Financial Officer of AIMCO since November 1997. Mr. Butts has been Senior Vice President and Chief Financial Officer of the General Partner since July 1998. Prior to joining the Company, Mr. Butts served as a Senior Manager in the audit practice of the Real Estate Services Group for Arthur Andersen, LLP in Dallas, Texas. Mr. Butts was employed by Arthur Andersen, LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family real estate investment trusts. Mr. Butts holds a Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public Accountant.

ITEM 6. EXECUTIVE COMPENSATION.

     The following table sets forth the compensation paid for each of the three fiscal years ending December 31, 1997, 1996 and 1995 to the directors of the General Partner, and the Chief Executive Officer and each of the four other most highly compensated executive officers of the General Partner and AIMCO (the "Named Executive Officers"). Information regarding stock options and other stock based compensation payable by AIMCO has been included for informational purposes since the Partnership will issue to AIMCO additional OP Units upon the exercise of such stock options and the contribution to the Partnership of the net proceeds therefrom.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                COMPENSATION(1)
                                                                                    AWARDS
                                                                                ---------------
                                           ANNUAL COMPENSATION                    SECURITIES
                             ------------------------------------------------     UNDERLYING
                                                               OTHER ANNUAL     STOCK OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)(2)   COMPENSATION($)       SARS(#)       COMPENSATION($)
---------------------------  ----   ---------   -----------   ---------------   ---------------   ---------------
Terry Considine............  1997   $275,000    $2,060,000             --                --                --
  Chairman of the Board of   1996    267,500        20,000             --           165,000                --
  Directors and Chief        1995    257,500         6,000             --                --                --
  Executive Officer
Peter K. Kompaniez.........  1997   $235,000    $  800,000             --                --                --
  Vice Chairman and          1996    227,500        20,000             --            87,000                --
  President                  1995    227,500         6,000             --                --                --
Steven D. Ira..............  1997   $200,000    $  500,000             --                --                --
  Executive Vice President   1996    194,000        20,000             --            77,000                --
  and Co-Founder             1995    158,500         6,000             --                --                --
Thomas W. Toomey...........  1997   $180,000    $  555,000             --                --                --
  Executive Vice
    President --             1996    130,000        50,000             --            73,000                --
  Finance and
    Administration           1995         (3)           --             --                --                --
Harry G. Alcock............  1997   $120,200    $  300,000             --             4,000                --
  Senior Vice President --   1996     60,700        22,000             --                --                --
  Acquisitions               1995     55,000         6,000             --               650                --

---------------

(1) Excludes 1,227,078, 376,526, 125,632, 165,632 and 14,000 shares of AIMCO
    Class A Common Stock underlying options granted to Messrs. Considine, Kompaniez, Ira, Toomey and Alcock, respectively, from 1995 to 1997, which were immediately exercised to purchase shares pursuant to AIMCO's leveraged stock purchase program. See "Item 7 -- Certain Relationships and Related Transactions -- Stock Purchase Loans."

(2) Includes all discretionary and incentive cash compensation earned by the Named Executive Officers in 1997.

(3) Mr. Toomey was not an employee of the General Partner or AIMCO prior to January 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     Information on options granted in 1997 to the Named Executive Officers is set forth in the following table. Such options reflect options to purchase shares of AIMCO Class A Common Stock.

                                           INDIVIDUAL GRANTS(1)                       POTENTIAL REALIZABLE
                         ---------------------------------------------------------      VALUE AT ASSUMED
                           NUMBER OF       % OF TOTAL                                ANNUAL RATES OF STOCK
                          SECURITIES      OPTIONS/SARS                               PRICE APPRECIATION FOR
                          UNDERLYING        GRANTED       EXERCISE OR                    OPTION TERM(3)
                         OPTIONS/SARS     TO EMPLOYEES       BASE       EXPIRATION   ----------------------
         NAME            GRANTED(#)(2)   IN FISCAL YEAR   PRICE($/SH)      DATE        5%($)       10%($)
         ----            -------------   --------------   -----------   ----------   ---------   ----------
Terry Considine........         --              --              --             --          --           --
Peter K. Kompaniez.....         --              --              --             --          --           --
Steven D. Ira..........         --              --              --             --          --           --
Thomas W. Toomey.......         --              --              --             --          --           --
Harry G. Alcock........      4,000            0.28%          26.75      2/04/2007     $67,292     $170,530

---------------

(1) Unless otherwise specified, options vest over five years. Under the terms of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan, as amended (the "1997 Stock Plan"), the plan administrator retains discretion, subject to certain restrictions, to modify the terms of outstanding options. The exercise price of incentive and non-qualified options granted under the 1997 Stock Plan will generally equal the fair market value of a share of Class A Common Stock on the date of grant.

(2) Excludes 691,578, 210,526, 52,632, 52,632 and 14,000 shares of Class A
    Common Stock underlying options granted to Messrs. Considine, Kompaniez, Ira, Toomey and Alcock, respectively, which were immediately exercised to purchase shares pursuant to AIMCO's leveraged stock purchase program. See "Item 7 -- Certain Relationships and Related Transactions -- Stock Purchase Loans."

(3) Assumed annual rates of stock price appreciation are set forth for illustrative purposes only. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not be realized.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     Information on option exercises during 1997 by the Named Executive Officers, and the value of unexercised options held by Named Executive Officers at December 31, 1997 is set forth in the following table. Such options reflect options to purchase shares of AIMCO Class A Common Stock.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS/SARS AT                OPTIONS/SARS
                           SHARES                                 FY-END(#)                  AT FY-END($)(3)
                        ACQUIRED ON         VALUE        ---------------------------   ---------------------------
        NAME           EXERCISE(#)(1)   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------------   --------------   -----------   -------------   -----------   -------------
Terry Considine......     153,000         2,333,250             0          9,600                0       154,800
Peter K. Companiez...      83,800         1,110,450             0          3,200                0        51,600
Steven D. Ira........           0                 0        73,800          3,200        1,180,900        51,600
Thomas W. Toomey.....      73,000           972,250             0              0                0             0
Harry G. Alcock......           0                 0         5,241            828           63,185        15,469

---------------

(1) Excludes 691,578, 210,526, 52,632, 52,632 and 14,000 shares of Class A
    Common Stock underlying options granted to Messrs. Considine, Kompaniez, Ira, Toomey and Alcock, respectively, which were immediately exercised to purchase shares pursuant to AIMCO's leveraged stock purchase program. See "Item 7 -- Certain Relationships and Related Transactions -- Stock Purchase Loans."

(2) "Value Realized" includes amounts withheld for payment of Federal and state taxes.

(3) Market value of underlying securities at fiscal year-end, less the exercise price. Market value is determined based on the closing price of the Class A Common Stock on the New York Stock Exchange on December 31, 1997 of $36.75 per share.

                            EMPLOYMENT ARRANGEMENTS

     Each of Messrs. Considine, Kompaniez and Ira receive annual cash compensation pursuant to employment contracts with the Partnership. The initial two-year term of each of these contracts expired in July 1996 but the contracts are automatically renewed for successive one-year terms unless the officer is terminated by the Partnership. The base salary payable under the employment contracts is subject to annual review and adjustment by the Compensation Committee of AIMCO's Board of Directors. The base annual salaries of Messrs. Considine, Kompaniez and Ira are $275,000, $235,000 and $200,000, respectively, for 1997 and 1998. Each of Messrs. Considine, Kompaniez and Ira are also eligible for a bonus set by the Compensation Committee of AIMCO's Board of Directors.

     The employment contracts provide that upon a change in control of the Partnership or a termination of employment under certain circumstances, the employee will be entitled to a payment equal to three times the average annual salary for the previous three years. The contracts provide that during the terms of the contract and for one year thereafter, except with respect to certain existing investments held by the employee (which the employees have committed to liquidate in an orderly manner), in no event will the employees engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Partnership. In addition, the contracts provide that the employees will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly-traded company involved in those activities.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     From time to time, the Partnership and AIMCO have entered into various transactions with certain of their executive officers and directors. The purpose of these transactions often is to satisfy certain requirements of the Code with respect to AIMCO's continued qualification as a REIT and to maximize value to the Company. The Partnership and AIMCO attempt to price such transactions based on fair market value, and believe that the transactions are on terms that are as favorable to the Partnership and AIMCO, as the case may be, as could be achieved with unrelated third parties.

FORMATION OF MANAGEMENT SUBSIDIARIES

     In order to satisfy certain requirements of the Code with respect to AIMCO's continued qualification as a REIT, from time to time the Company has acquired interests in corporations (the "Management Subsidiaries") in which the Company holds non-voting preferred stock representing a 95% economic interest in such corporations. The remaining 5% economic interest, which represents 100% of the voting interest, is owned by certain of AIMCO's executive officers, including Messrs. Considine and Kompaniez. Although transactions between the Company and the Preferred Stock Subsidiaries are not made on an arms-length basis, the Company believes that such transactions are at fair market value.

     During 1997, in connection with the NHP Acquisition, the following Management Subsidiaries were formed: AIMCO/NHP Holdings, Inc. ("ANHI"), NHP Management Company ("NHP Management"), AIMCO/NHP Properties, Inc. ("ANPI") and NHP A&R Services, Inc. ("NHPAR"). Mr. Considine acquired 4% of the outstanding stock of each of ANHI, NHP Management, ANPI and NHPAR for $2,526,315, $2,219,776, $17,458 and $1,052,631, respectively, with a total of $5,816,180 financed with loans from the Company or the Management Subsidiaries. Mr. Kompaniez acquired 1% of the outstanding stock of each of ANHI, NHP Management, ANPI and NHPAR for $631,578, $554,944, $4,365 and $263,158, respectively, with a total of $1,454,044 financed with loans from the Company or the Management Subsidiaries. For the year ended December 31, 1997, Messrs. Considine and Kompaniez have received dividends of approximately $1,703,500, $420,700 and $19,550, respectively, on their shares of common stock of the Management Subsidiaries, and the Partnership has received dividends of $40,731,250 on its shares of preferred stock of the Management Subsidiaries. Substantially all of the amounts paid as dividends to Messrs. Considine and Kompaniez were used to pay interest and/or principal due under promissory notes to AIMCO and the Management Subsidiaries.

TRANSACTIONS WITH THE MANAGEMENT SUBSIDIARIES

     On May 5, 1997, pursuant to a Stock Purchase Agreement dated as of April 16, 1997, AIMCO acquired 2,866,073 shares of common stock ("NHP Common Stock") of NHP from certain holders (collectively, the "NHP Sellers") in exchange for 2,142,857 shares of AIMCO Class A Common Stock with a recorded value of $57.3 million.

     Subsequent to the purchase, AIMCO contributed the NHP Common Stock to the Partnership in exchange for additional OP Units. The Company then contributed the NHP Common Stock to ANHI in exchange for all of the shares of ANHI's non-voting preferred stock, representing a 95% economic interest in ANHI. Concurrently, ANHI obtained a loan in the amount of $72.6 million (the "ANHI Credit Facility") and used the proceeds from the loan to purchase an additional 3,630,000 shares of NHP Common Stock from the NHP Sellers. Upon the completion of this transaction, ANHI owned 6,496,073 shares of NHP Common Stock, representing 51.3% of the NHP Common Stock outstanding as of May 31, 1997.

     In separate transactions, occurring in August and September 1997, ANHI sold to AIMCO 5,717,000 shares of NHP Common Stock for an aggregate purchase price of $114.4 million. ANHI used $74.3 million of the proceeds from the sale to repay the principal and accrued interest outstanding under the ANHI Credit Facility and distributed $40.0 million to the Partnership and its other shareholders. In addition, AIMCO acquired an additional 434,049 shares of NHP Common Stock from the NHP Sellers, bringing the total number of shares of NHP Common Stock owned by AIMCO and ANHI to 6,930,122.

     As a result of the NHP Merger on December 8, 1997, the outstanding shares of NHP Common Stock, other than the shares owned by ANHI, were converted into the right to receive an aggregate of 4,554,827 shares of AIMCO Class A Common Stock and cash payments of $0.3 million, excluding cash paid to ANHI of $7.8 million. Immediately following the NHP Merger, AIMCO completed the NHP Reorganization, as a result of which the former operations of NHP are now primarily conducted through the Management Subsidiaries.

     On August 15, 1997, the Company contributed stock of a captive insurance subsidiary to Property Management Services, Inc. ("PAMS Inc.") Messrs. Considine, Kompaniez and Ira made additional capital contributions (in the form of promissory notes) to PAMS Inc. of $133,389, $26,678 and $25,196, respectively ($185,263 in the aggregate), to maintain their aggregate 5% interest in PAMS Inc. (3.6%, 0.72% and 0.68%, respectively).

     On July 10, 1997, the Partnership acquired a 99% limited partner interest in the Unconsolidated Partnership in exchange for partnership interests in certain limited partnerships formerly owned by NHP, with an aggregate, estimated value of $2,259,000, and an affiliate of Messrs. Considine and Kompaniez acquired a 1% general partner interest in exchange for promissory notes with an aggregate principal amount of $22,590.

     During 1997, in order to preserve AIMCO's REIT status, AIMCO transferred the following assets to Management Subsidiaries in exchange for non-voting preferred stock: (i) partnership interests with an estimated value of approximately $419,333 to ANPI: (ii) partnership interests with an estimated value of approximately $5,919 to ANHI: (iii) partnership interests, a $50 million promissory note and certain management agreements with an aggregate estimated value of approximately $53.7 million to NHP Management; and (iv) stock of certain corporations with an estimated value of $25 million to NHPAR.

     On January 31, 1998, AIMCO entered into a Contribution Agreement (the "Contribution Agreement"), with CK Services, Inc. ("CK") and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK and, subject to certain conditions, to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and Peter Kompaniez, AIMCO's President and Vice Chairman.

     It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK. Any transfer of assets or services to CK will be at market prices and approved by the independent members of the AIMCO Board of Directors, and if market prices are difficult to ascertain, there can be no assurance that the pricing will favor AIMCO. It is anticipated that the assets to be contributed to CK will be immaterial compared to total assets held by AIMCO.

     On July 1, 1998, Messrs. Considine and Kompaniez and AIMCO contributed their stock in PAMS Inc. to NHP Management and Mr. Ira's interest in PAMS, Inc. was redeemed.

STOCK PURCHASE LOANS

     During 1997, AIMCO issued 1,462,735 shares of Class A Common Stock to certain executive officers (or entities controlled by them) for an aggregate purchase price of $34,957,250, which is equal to the aggregate of the closing prices of the Class A Common Stock on the New York Stock Exchange on each date of issuance. In payment for such shares, the executive officers executed notes payable to AIMCO bearing interest at 7.25% per annum, payable quarterly, and due in 2007. These stock purchase notes are secured by the shares purchased and are recourse as to 15% to 33% of the amount borrowed.

     The following table sets forth the amounts owed under such stock purchase notes:

                                                                          AMOUNTS
                          HIGHEST                       AMOUNT            REPAID
                        AMOUNT OWED    12/31/97         REPAID          DURING 1998       9/30/98
         NAME           DURING 1997     BALANCE     SINCE INCEPTION   (AS OF 9/30/98)     BALANCE
         ----           -----------   -----------   ---------------   ---------------   -----------
Terry Considine.......  $23,795,317   $22,020,964     $19,285,816       $5,470,790      $16,550,174
Peter K. Kompaniez....    7,510,749     4,124,478       7,811,787                0        4,124,478
Steven D. Ira.........    3,068,884     3,052,093          98,539           56,922        2,995,171
Thomas W. Toomey......    3,212,525     1,363,946       4,473,224           69,500        1,294,446
Harry G. Alcock.......      406,050       404,289          81,012           78,301          325,988
David L. Williams.....    1,578,960     1,568,309       1,578,960        1,568,309               --(1)
Troy Butts............    1,050,008     1,048,619          12,356           10,967        1,037,652
Ty Howard.............            0             0          15,072           15,072        1,432,428

---------------

(1) Repaid in full in July 1998.

MANAGEMENT OF CERTAIN PROPERTIES

     Mr. Considine has retained the Company to manage two properties owned by his affiliates. These contracts are on similar terms as contracts with other property owners and are terminable upon 30 days notice. During 1997, an aggregate of $105,000 in management fees were paid to the Company for management of these properties.

SALE OF HIGH PERFORMANCE UNITS

     On January 21, 1998, the Partnership sold an aggregate of 15,000 High Performance Units to SMP and to three of AIMCO's non-employee directors, J. Landis Martin, Thomas I. Rhodes and John D. Smith, for an aggregate purchase price of $2,070,000, of which $1,980,300 was paid by SMP and an aggregate of $89,700 was paid by the three non-employee directors of AIMCO. The purchase price of the High Performance Units was determined by the Board of Directors of AIMCO, based upon the advice of an independent valuation expert that this purchase price represented the fair market value of the High Performance Units. The sale of the High Performance Units was ratified by AIMCO stockholders on May 8, 1998.

ITEM 8. LEGAL PROCEEDINGS.

     The Company is a party to various legal actions resulting from its operating activities. These actions are routine litigation and administrative proceedings arising in the ordinary course of business, some of which are covered by liability insurance, and none of which are expected to have a material adverse effect on the consolidated financial condition or results of operations of the Company and its subsidiary, taken as a whole.

     In connection with the Company's acquisition of interests in limited partnerships that own or manage apartments properties, through tender offers or otherwise, from time to time, the Company is subject to legal actions arising from such activities, including allegations that such activities may involve breaches of fiduciary duties to the limited partners of such partnerships or may violate the relevant partnership agreements. The

Company policy is to comply with its fiduciary obligations to its limited partners and with the partnership agreements to which it is a party, and does not expect such claims to have a material adverse effect on the consolidated financial conditions or results of operations of the Company and its subsidiaries taken as a whole.

ITEM 9. MARKET PRICE OF AND DISTRIBUTIONS ON THE REGISTRANT'S COMMON UNITS AND RELATED UNITHOLDER MATTERS.

     There is no public market for the OP Units, and the Partnership does not intend to list the OP Units on any securities exchange. In addition, the Partnership Agreement restricts the transferability of OP Units. See "Item
11 -- Description of Registrant's Securities to be Registered -- Transfers and Withdrawals" and a copy of the Partnership Agreement, incorporated herein by reference. The following table sets forth the cash distributions per OP Unit during the years ended December 31, 1996 and 1997, as well as the distributions paid to date for 1998.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              -------   -------   ------
1st Quarter.................................................  $0.5625   $0.4625   $0.425
2nd Quarter.................................................  $0.5625   $0.4625   $0.425
3rd Quarter.................................................       --   $0.4625   $0.425
4th Quarter.................................................       --   $0.4625   $0.425

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

     During 1997 and the period from January 1, 1998 through September 30, 1998, the Partnership issued 1.9 million and 0.9 million OP Units, respectively, in transactions to acquire real property or interests in real property. Each of these transactions was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof or Regulation D thereunder.

     In addition, during those same time periods, the Partnership issued to AIMCO in exchange for cash, 25,459,000 and 0 OP Units, respectively, 750,000 and 0 Class B Partnership Preferred Units, respectively, 2,400,000 and 0 Class C Partnership Preferred Units, respectively, 0 and 4,200,000 Class D Partnership Preferred Units, respectively, 0 and 4,050,000 Class G Preferred Units, respectively, and 0 and 2,000,000 Class H Preferred Units, respectively. Each of these transactions was also exempt from registration under the Securities Act, pursuant to Section 4(2) thereof or Regulation D thereunder.

     Finally, in January 1998, the Partnership sold 15,000 High Performance Units to SMP and three non-employee directors of AIMCO. This transaction was also exempt from registration under the Securities Act, pursuant to Section 4(2) thereof or Regulation D thereunder.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                               PARTNERSHIP UNITS

     The following description sets forth certain general terms and provisions of the Partnership Units and the Partnership Agreement. The Partnership Agreement is filed as an exhibit to this Form 10 Registration Statement, and this description is qualified in its entirety by the terms of the Partnership Agreement. Following this subsection entitled "Partnership Units" is a section entitled "AIMCO Stock." While the OP Units are the only securities being registered pursuant to this Registration Statement, a description of the AIMCO Stock is included herein to assist readers in a better understanding of the relationship between the Partnership and AIMCO.

PURPOSE AND BUSINESS

     The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act, including, but not limited to, (i) to conduct the business of ownership, construction, development and operation of multifamily rental apartment communities, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iii) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies or other similar arrangements, and (iv) to do anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit AIMCO, in the sole and absolute discretion of the General Partner, at all times to be classified as a REIT.

MANAGEMENT BY THE GENERAL PARTNER

     Except as otherwise expressly provided in the Partnership Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner. No limited partner of the Partnership (each, a "Limited Partner") or any other person to whom one or more OP Units have been transferred (each, an "Assignee") will take part in the operations, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The General Partner may not be removed by the Limited Partners with or without cause, except with the consent of the General Partner. In addition to the powers granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of the Partnership Agreement, the General Partner, subject to the other provisions of the Partnership Agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers of the Partnership and to effectuate the purposes of the Partnership. The Partnership may incur debt or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of properties) upon such terms as the General Partner determines to be appropriate. The General Partner is authorized to execute, deliver and perform certain agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners.

     Restrictions on General Partner's Authority. The General Partner may not take any action in contravention of the Partnership Agreement. The General Partner may not, without the prior consent of the Limited Partners, undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions: (i) except as provided in the Partnership Agreement, amend, modify or terminate the Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners; (ii) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership; (iii) institute any proceeding for bankruptcy on behalf of the Partnership; or (iv) subject to certain exceptions, approve or acquiesce to the transfer of the partnership interest of the General Partner, or admit into the Partnership any additional or successor General Partners.

     Additional Limited Partners. The General Partner is authorized to admit additional Limited Partners to the Partnership from time to time, on terms and conditions and for such capital contributions as may be established by the General Partner in its reasonable discretion. The net capital contribution need not be equal for all Partners. No action or consent by the Limited Partners is required in connection with the admission of any additional Limited Partner. The General Partner is expressly authorized to cause the Partnership to issue additional interests (i) upon the conversion, redemption or exchange of any debt, OP Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, and (iii) in connection with any merger of any other entity into the Partnership if the applicable merger agreement provides that persons are to receive interests in the Partnership in exchange for their interests in the entity merging into the Partnership. Subject to Delaware law, any additional partnership interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to the Agreement. Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interests; (b) the right of each such class or series of partnership interests to share in Partnership distributions; (c) the rights of each such class or series of partnership interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of partnership interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of partnership interests. Preferred Units are interests in the Partnership that have distribution rights, or rights upon liquidation, winding up or dissolution, that are superior or prior to the OP Units. No Person will be admitted as an additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion.

CLASS B PARTNERSHIP PREFERRED UNITS

     On August 4, 1997, in connection with AIMCO's issuance of 750,000 shares of Class B Cumulative Convertible Preferred Stock, par value $.01 per share ("Class B Preferred Stock"), the Partnership issued 750,000 Class B Partnership Preferred Units (the "Class B Partnership Preferred Units") to the Special Limited Partner. The terms of the Class B Partnership Preferred Units are substantially the same as the terms of the Class B Preferred Stock. The Class B Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $1.78125 per unit or, if greater, the distributions then payable on OP Units into which such Class B Partnership Preferred Units are convertible. On or after August 4, 1998, upon the conversion of Class B Preferred Stock into AIMCO Class A Stock, a number of Class B Partnership Preferred Units equal to the number of shares of Class B Preferred Stock so converted will be converted into OP Units. The number of OP Units issued upon conversion of Class B Partnership Preferred Units is determined by dividing the Class B Partnership Preferred Unit's liquidation preference of $100 per unit by $30.45. In addition, each Class B Partnership Preferred Unit has a priority in liquidation equal to $100 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class B Preferred Stock.

CLASS C PARTNERSHIP PREFERRED UNITS

     On December 23, 1997, in connection with AIMCO's issuance of 2,400,000 shares of Class C Cumulative Preferred Stock, par value $.01 per share ("Class C Preferred Stock"), the Partnership issued 2,400,000 Class C Partnership Preferred Units (the "Class C Partnership Preferred Units") to the Special Limited Partner. The terms of the Class C Partnership Preferred Units are substantially the same as the terms of the Class C Preferred Stock. The Class C Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5625 per unit ($2.25 per annum). In addition, each Class C Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class C Preferred Stock.

CLASS D PARTNERSHIP PREFERRED UNITS

     On February 19, 1998, in connection with AIMCO's issuance of 4,200,000 shares of Class D Cumulative Preferred Stock, par value $.01 per share ("Class D Preferred Stock"), the Partnership issued 4,200,000 Class D Partnership Preferred Units (the "Class D Partnership Preferred Units") to the Special Limited Partner. The terms of the Class D Partnership Preferred Units are substantially the same as the terms of the Class D Preferred Stock. The Class D Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.546875 per unit ($2.1875 per annum). In addition, each Class D Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class D Preferred Stock.

CLASS E PARTNERSHIP PREFERRED UNITS

     In connection with the Insignia Merger, AIMCO will issue up to 8,945,921 shares of Class E Preferred Stock. AIMCO will contribute assets formerly held by Insignia to the Partnership in exchange for Class E Partnership Preferred Units issued to the Special Limited Partner. The terms of the Class E Partnership Preferred Units are substantially the same as the terms of the Class E Preferred Stock. The Class E

Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly distributions equal (on a per unit basis) to the dividends paid on the AIMCO Class A Common Stock (on a per share basis), and a special distribution of $50 million in the aggregate. Upon payment of the special distribution, the Class E Partnership Preferred Units automatically convert into an equal number of OP Units. Each Class E Partnership Preferred Unit has a priority in liquidation equal to $1.00 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class E Preferred Stock. In addition, the convertible note issued by the Partnership to the Special Limited Partner in connection with AIMCO's October 1, 1998 assumption of 6 1/2% convertible debentures is convertible into Class E Preferred Units at a price of $57.21 per unit.

CLASS G PARTNERSHIP PREFERRED UNITS

     On July 15, 1998, in connection with AIMCO's issuance of 4,050,000 shares of Class G Cumulative Preferred Stock, par value $.01 per share (the "Class G Preferred Stock"), the Partnership issued 4,050,000 Class G Partnership Preferred Units (the "Class G Partnership Preferred Units") to the Special Limited Partner. The terms of the Class G Partnership Preferred Units are substantially the same as the terms of the Class G Preferred Stock. The Class G Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5859375 per unit ($2.34375 per annum). In addition, each Class G Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class G Preferred Stock.

CLASS H PARTNERSHIP PREFERRED UNITS

     On August 14, 1998, in connection with AIMCO's issuance of 2,000,000 shares of Class H Cumulative Preferred Stock, par value $.01 per share ("Class H Preferred Stock"), the Partnership issued 2,000,000 Class H Partnership Preferred Units to the Special Limited Partner. The terms of the Class H Partnership Preferred Units are substantially the same as the Class H Preferred Stock. The Class H Partnership Units entitle the Special Limited Partner to receive quarterly cash distributions of $0.59375 per unit ($2.375 per annum). In addition, each Class H Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class H Preferred Stock.

HIGH PERFORMANCE UNITS

     In January 1998, the Partnership sold an aggregate of 15,000 High Performance Units to SMP and to three of AIMCO's non-employee directors, Messrs. Martin, Rhodes and Smith. Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control (as defined in the Partnership Agreement) occurs. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock from January 1, 1998 to the Valuation Date (the "Measurement Period") exceeds 115% of the cumulative Total Return (as defined below) of a peer group index over the same period, and is at least the equivalent of a 30% cumulative Total Return over three years (the "Minimum Return"), then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the Partnership) as would holders of a number of OP Units equal to the quotient obtained by dividing
(i) the product of (A) 15% of the amount by which the cumulative Total Return of the Class A Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of AIMCO's equity capitalization (including Class A Common Stock and OP Units) by (ii) the market value of one share of Class A Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the Partnership) as would holders of 150 OP Units. For purposes of determining the market value of Class A Common Stock or OP Units as of any date, the average closing price of the Class A Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts, will be used as the peer group index for purposes of the High Performance Units.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of
(a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

     Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of Class A Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of Class A Common Stock (subject to certain adjustments).

DISTRIBUTIONS

     Subject to the rights of holders of any outstanding Preferred Units, the Partnership Agreement requires the General Partner to cause the Partnership to distribute quarterly all, or such portion as the General Partner may in its sole and absolute discretion determine, of Available Cash (as defined in the Partnership Agreement) generated by the Partnership during such quarter to the General Partner, the Special Limited Partner and the holders of OP Units ("Unitholders") on the record date established by the General Partner with respect to such quarter, in accordance with their respective interests in the Partnership on such record date. Holders of any Preferred Units issued in the future may have priority over the General Partner, the Special Limited Partner and holders of OP Units with respect to distributions of Available Cash, distributions upon liquidation or other distributions.

     Distributions payable with respect to any interest in the Partnership that was not outstanding during the entire quarterly period in respect of which any distribution is made will be prorated based on the portion of the period that such interest was outstanding. The General Partner in its sole and absolute discretion may distribute to the Limited Partners Available Cash on a more frequent basis and provide for an appropriate record date. The Partnership Agreement requires the General Partner to take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with AIMCO's qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner to transfer funds to AIMCO and enable AIMCO to pay stockholder dividends that will (i) satisfy the requirements (the "REIT Requirements") for qualifying as a REIT under the Code, and the applicable Treasury regulations promulgated under the Code, as amended from time to time (the "Regulations") and (ii) avoid any federal income or excise tax liability of AIMCO.

     While certain of the debt instruments to which the Partnership is a party, including, but not limited to, the aforementioned BOA Credit Facility and the WMF Credit Facility, contain restrictions on the payment of distributions to unitholders of the Partnership, the debt instruments allow the Partnership to distribute sufficient amounts to enable the General Partner to transfer funds to AIMCO which are then used to pay stockholder dividends thereby allowing AIMCO to maintain its status as a REIT under the Code.

     Distributions in Kind. No Unitholder has any right to demand or receive property other than cash as provided in the Partnership Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the Unitholders, and such assets will be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with the Partnership Agreement.

     Distributions Upon Liquidation. Subject to the rights of holders of any outstanding Preferred Units, net proceeds from the sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership (a "Terminating Capital Transaction"), and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, will be distributed to the Unitholders in accordance with the Partnership Agreement.

     Restricted Distributions. The Partnership Agreement prohibits the Partnership and the General Partner, on behalf of the Partnership, from making a distribution to any Unitholder on account of its interest in OP Units if such distribution would violate Section 17-607 of the Act or other applicable law.

     High Performance Units. On and after the Valuation Date, holders of High Performance Units may be entitled to receive distributions in accordance with the terms of the High Performance Units. See "-- High Performance Units."

ALLOCATIONS OF NET INCOME AND NET LOSS

     OP Units. Net Income (as defined in the Partnership Agreement) and Net Loss (as defined in the Partnership Agreement) of the Partnership will be determined and allocated with respect to each fiscal year of the Partnership as of the end of each such year. Except as otherwise provided in the Partnership Agreement, an allocation to a Unitholder of a share of Net Income or Net Loss will be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. Except as otherwise provided in the Partnership Agreement and subject to the terms of any outstanding Preferred Units, Net Income and Net Loss will be allocated to the holders of OP Units in accordance with their respective OP Units at the end of each fiscal year. The Partnership Agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the Partnership Agreement and subject to the terms of any outstanding Partnership Preferred Units, for income tax purposes under the Code and the Regulations, each Partnership item of income, gain, loss and deduction will be allocated among the Unitholders in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to the Agreement.

     Preferred Units. With respect to the Preferred Units, gross income and, if necessary, gain will be allocated to the holders of the Preferred Units for any fiscal year (and, if necessary, subsequent fiscal years) to the extent that the holders of the Preferred Units receive a distribution on any Preferred Units (other than an amount included in any redemption of Preferred Units). If any Preferred Units are redeemed, for the fiscal year that includes such redemption (and, if necessary, for subsequent fiscal years) (i) gross income and gain (in such relative proportions as the General Partner in its discretion will determine) will be allocated to the holders of such class of Preferred Units to the extent that the redemption amounts paid or payable with respect to the Preferred Units so redeemed exceeds the aggregate capital contributions (net of liabilities assumed or taken subject to by the Partnership) per Preferred Unit allocable to the Preferred Units so redeemed and (ii) deductions and losses (in such relative proportions as the General Partner in its discretion will determine) will be allocated to the holders of such class of Preferred Units to the extent that the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the Partnership) per Preferred Unit allocable to the Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Preferred Units so redeemed.

     High Performance Units. On and after the Valuation Date, holders of High Performance Units may be allocated income and loss in accordance with the terms of the High Performance Units. See "-- High Performance Units."

WITHHOLDING

     The Partnership is authorized to withhold from or pay on behalf of or with respect to each Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to the Partnership Agreement.

RETURN OF CAPITAL

     No Partner ("Partner" means the General Partner or Limited Partner, and "Partners" means the General Partner and the Limited Partners) is entitled to interest on its capital contribution or on such Partner's Capital Account. Except (i) pursuant to the rights of Redemption set forth in the Agreement, (ii) as provided by law, or (iii) pursuant to the terms of any outstanding Preferred Units, no Partner has any right to demand or receive the withdrawal or return of its capital contribution from the Partnership, except to the extent of distributions made pursuant to the Partnership Agreement or upon termination of the Partnership. Except to the extent otherwise expressly provided in the Partnership Agreement and subject to the terms of any outstanding Preferred Units, no Limited Partner or Assignee will have priority over any other Limited Partner or Assignee either as to the return of capital contributions or as to profits, losses or distributions.

REDEMPTION RIGHTS OF QUALIFYING PARTIES

     After the first anniversary of becoming a holder of OP Units, each Unitholder and certain Assignees have the right, subject to the terms and conditions set forth in the Partnership Agreement, to require the Partnership to redeem all or a portion of the OP Units held by such party in exchange for shares of AIMCO Class A Common Stock or a cash amount based on the value of shares of AIMCO Class A Common Stock, at the Partnership's option (a "Redemption"). See Section 8.6 of the Partnership Agreement.

     The Partnership may, in its sole and absolute discretion but subject to the restrictions on the ownership of AIMCO Class A Common Stock imposed under AIMCO's Charter and the transfer restrictions and other limitations thereof, elect to cause AIMCO to acquire some or all of the tendered OP Units from the tendering party in exchange for AIMCO Class A Common Stock, based on an exchange ratio of one share of AIMCO Class A Common Stock for each OP Unit, subject to adjustment as provided in the Partnership Agreement. The Partnership Agreement does not obligate AIMCO or the General Partner to register, qualify or list any AIMCO Class A Common Stock issued in exchange for OP Units with the Securities and Exchange Commission, with any state securities commissioner, department or agency, or with any stock exchange. AIMCO Class A Common Stock issued in exchange for OP Units pursuant to the Partnership Agreement will contain legends regarding restrictions under the Securities Act and applicable state securities laws as AIMCO in good faith determines to be necessary or advisable in order to ensure compliance with securities laws. In the event of a change of control, holders of High Performance Units will have the same redemption rights as holders of OP Units. See "-- High Performance Units."

PARTNERSHIP RIGHT TO CALL LIMITED PARTNER INTERESTS

     Notwithstanding any other provision of the Partnership Agreement, on and after the date on which the aggregate percentage interests of the Limited Partners, other than the Special Limited Partner, are less than one percent (1%), the Partnership will have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner interests (other than the Special Limited Partner's interest) by treating any Limited Partner as if such Limited Partner had tendered for Redemption pursuant to the Partnership Agreement the amount of OP Units specified by the General Partner, in its sole and absolute discretion, by notice to the Limited Partner.

TRANSFERS AND WITHDRAWALS

     Restrictions on Transfer. The Partnership Agreement restricts the transferability of OP Units. Any transfer or purported transfer of an OP Unit not made in accordance with the Partnership Agreement will be null and void ab initio. Until the expiration of one year from the date on which a Unitholder acquired

OP Units, subject to certain exceptions, such Unitholder may not transfer all or any portion of its OP Units to any transferee without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion. After the expiration of one year from the date on which a Unitholder acquired OP Units, such Unitholder has the right to transfer all or any portion of its OP Units to any person, subject to the satisfaction of certain conditions specified in the Partnership Agreement, including the General Partner's right of first refusal. It is a condition to any transfer (whether or not such transfer is effected before or after the one year holding period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under the Partnership Agreement with respect to such OP Units, and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) will relieve the transferor Partner of its obligations under the Partnership Agreement without the approval of the General Partner, in its sole and absolute discretion.

     In connection with any transfer of OP Units, the General Partner will have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the OP Units transferred.

     No transfer by a Limited Partner of its OP Units (including any Redemption or any acquisition of OP Units by the General Partner or by the Partnership) may be made to any person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code.

     Substituted Limited Partners. No Limited Partner will have the right to substitute a transferee as a Limited Partner in its place. A transferee of the interest of a Limited Partner may be admitted as a substituted Limited Partner only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a substituted Limited Partner, such transferee will be considered an Assignee for purposes of the Partnership Agreement. An Assignee will be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the OP Units assigned to such transferee and the rights to transfer the OP Units provided in the Partnership Agreement, but will not be deemed to be a holder of OP Units for any other purpose under the Partnership Agreement, and will not be entitled to effect a consent or vote with respect to such OP Units on any matter presented to the Limited Partners for approval (such right to consent or vote, to the extent provided in the Partnership Agreement or under the Act, fully remaining with the transferor Limited Partner).

     Withdrawals. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner's OP Units in accordance with the Partnership Agreement, with respect to which the transferee becomes a substituted Limited Partner, or pursuant to a Redemption (or acquisition by AIMCO) of all of such Limited Partner's OP Units.

     Restrictions on General Partner. The General Partner may not transfer any of its General Partner Interest or withdraw from the Partnership unless (i) the Limited Partners consent or (ii) immediately after a merger of the General Partner into another entity, substantially all of the assets of the surviving entity, other than the General Partner Interest held by the General Partner, are contributed to the Partnership as a capital contribution in exchange for OP Units.

ISSUANCE OF AIMCO CAPITAL STOCK BY AIMCO

     Pursuant to the Agreement, upon the issuance of AIMCO capital stock, AIMCO is generally obligated to contribute the cash proceeds or other consideration received from such issuance to the Partnership in exchange for, in the case of AIMCO Class A Common Stock, OP Units, or in the case of an issuance of AIMCO Preferred Stock, Preferred Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such preferred stock.

DILUTION

     The General Partner has the power, without the consent of the Limited Partners, to cause the Partnership to issue OP Units and Preferred Units. Any such issuance may dilute the interests of existing Limited Partners. In addition, the terms of the Preferred Units entitle the Unitholder to receive preferential distributions of cash and a priority in liquidation, as well as certain class voting rights.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

     By the General Partner Without the Consent of the Limited Partners. The General Partner has the power, without the consent of the Limited Partners, to amend the Partnership Agreement as may be required to facilitate or implement any of the following purposes: (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the Limited Partners; (2) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with the Partnership Agreement; (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Partnership Agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement; (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
(5) to reflect such changes as are reasonably necessary for AIMCO to maintain its status as a REIT; and (6) to modify the manner in which capital accounts are computed (but only to the extent set forth in the definition of "Capital Account" in the Partnership Agreement or contemplated by the Code or the Regulations).

     With the Consent of the Limited Partners. With the exception of the circumstances described above whereby the General Partner may, without the consent of the Limited Partners, amend the Partnership Agreement, amendments to the Partnership Agreement require the Limited Partners' consent. Amendments to the Partnership Agreement may be proposed by the General Partner or by holders of a majority of the outstanding OP Units, excluding the Special Limited Partner (a "Majority in Interest"). Following such proposal, the General Partner will submit any proposed amendment to the Limited Partners. The General Partner will seek the written consent of the Limited Partners on the proposed amendment or will call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a written response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner's recommendation with respect to the proposal, provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS

     Meetings of the Partners may be called by the General Partner and will be called upon the receipt by the General Partner of a written request by a Majority in Interest of the Limited Partners. Notice of any such meeting will be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Each meeting of Partners will be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by Partners holding a majority of outstanding OP Units (or such other percentage as is expressly required by the Agreement for the action in question). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Partners holding a majority of outstanding OP Units (or such other percentage as is expressly required by the Agreement for the action in question). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

RECORDS AND ACCOUNTING; FISCAL YEAR

     The Partnership Agreement requires the General Partner to keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business. The books of the Partnership will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership, the General Partner and AIMCO may operate with integrated or consolidated accounting records, operations and principles. The fiscal year of the Partnership is the calendar year.

REPORTS

     As soon as practicable, but in no event later than one hundred and five
(105) days after the close of each calendar quarter and each Fiscal Year, the General Partner will cause to be mailed to each Limited Partner, of record as of the last day of the calendar quarter or as of the close of the Fiscal Year, as the case may be, a report containing financial statements of the Partnership, or of AIMCO if such statements are prepared solely on a consolidated basis with AIMCO, for such calendar quarter or Fiscal Year, as the case may be, presented in accordance with generally accepted accounting principles, and such other information as may be required by applicable law or regulation or as the General Partner determines to be appropriate. Statements included in quarterly reports are not audited. Statements included in annual reports are audited by a nationally recognized firm of independent public accountants selected by the General Partner.

TAX MATTERS PARTNER

     The General Partner is the "tax matters partner" of the Partnership for federal income tax purposes. The tax matters partner is authorized, but not required, to take certain actions on behalf of the Partnership with respect to tax matters. In addition, the General Partner will arrange for the preparation and timely filing of all returns with respect to the Partnership's income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and will use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. The Limited Partners will promptly provide the General Partner with such information as may be reasonably requested by the General Partner from time to time.

DISSOLUTION AND WINDING UP

     Dissolution. The Partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following (each a "Liquidating Event")
(i) December 31, 2093; (ii) an event of withdrawal, as defined in the Act (including, without limitation, bankruptcy"), of the sole General Partner unless, within ninety (90) days after the withdrawal, a "majority in interest" (as such phrase is used in Section 17-801(3) of the Act) of the remaining Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner; (iii) an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the consent of the Limited Partners; (iv) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
(v) the occurrence of a Terminating Capital Transaction; or (vi) the Redemption (or acquisition by AIMCO, the General Partner and/or the Special Limited Partner) of all OP Units other than OP Units held by the General Partner or the Special Limited Partner.

     Winding Up. Upon the occurrence of a Liquidating Event, the Partnership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. The General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any

Person elected by a Majority in Interest of the Limited Partners) will be responsible for overseeing the winding up and dissolution of the Partnership and will take full account of the Partnership's liabilities and property, and the Partnership's property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include AIMCO Stock) will be applied and distributed in the following order: (i) first, to the satisfaction of all of the Partnership's debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof); (ii) second, to the satisfaction of all the Partnership's debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under the Partnership Agreement; (ii) third, to the satisfaction of all of the Partnership's debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); (iv) fourth, to the satisfaction of all liquidation preferences of outstanding Partnership Preferred Units, if any, and
(v) the balance, if any, to the General Partner, the Limited Partners and any Assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

                                  AIMCO STOCK

     While AIMCO capital stock is not being registered pursuant to this Registration Statement, OP Units are, subject to certain conditions, redeemable at the option of the Unitholder, and AIMCO may elect to issue shares of Class A Common Stock for any such redemption. See "Partnership Units -- Redemption Rights of Qualifying Parties." Accordingly, a description of the AIMCO capital stock is included herein to assist readers in a better understanding of the relationship between the Partnership and AIMCO.

GENERAL

     AIMCO's Charter authorizes the issuance of up to 510,750,000 shares of capital stock with a par value of $.01 per share, of which 486,027,500 shares were classified as Class A Common Stock and 262,500 shares were classified as Class B Common Stock as of October 1, 1998 (the Class A Common Stock and the Class B Common Stock are collectively referred to as the "Common Stock"). As of September 30, 1998, there were 47,987,092 shares of Class A Common Stock issued and outstanding and 162,500 shares of Class B Common Stock issued and outstanding. In addition, up to 150,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1994 Stock Option Plan, up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1996 Stock Award and Incentive Plan, and up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's Non-Qualified Stock Option Plan. Under AIMCO's 1997 Stock Plan, AIMCO may issue up to 20,000,000 shares of Common Stock. The Class A Common Stock is traded on the NYSE under the symbol "AIV." BankBoston, N.A. serves as transfer agent and registrar of the Class A Common Stock.

     In addition, AIMCO's Charter authorizes the issuance of up to 24,460,000 shares of preferred stock with a par value of $.01 per share, of which 750,000 shares are classified as Class B Preferred Stock, all of which are issued and outstanding, 2,760,000 shares are classified as Class C Preferred Stock, of which 2,400,000 shares are issued and outstanding, 4,600,000 shares are classified as Class D Preferred Stock, of which 4,200,000 shares are issued and outstanding, 10,000,000 shares are classified as Class E Preferred Stock, of which up to 8,945,921 shares are expected to be issued pursuant to the Insignia merger, 4,050,000 shares are classified as Class G Preferred Stock, all of which are issued and outstanding, and 2,300,000 shares are classified as Class H Preferred Stock, of which 2,000,000 shares are issued and outstanding. AIMCO's Board of Directors, by resolution or resolutions, may from time to time classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock, including but not limited to, ownership restrictions with respect to each class or subclass of capital stock, and the number of shares constituting each class or subclass, and to increase or decrease the number of shares of any such class or subclass.

CLASS A COMMON STOCK

     Holders of the Class A Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available therefor. The holders of shares of Class A Common Stock, upon any liquidation, dissolution or winding up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of Class A Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Class A Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Class A Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by AIMCO at a subsequent date.

RESTRICTIONS ON TRANSFER

     For AIMCO to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. For purposes of calculating the amount of stock owned by a given individual, the individual's Common Stock and OP Units are aggregated. Because the Board of Directors believes that it is essential for AIMCO to continue to qualify as a REIT and to provide additional protection for AIMCO's stockholders in the event of certain transactions, the Board of Directors has adopted, and the stockholders have approved, provisions of AIMCO's Charter restricting the acquisition of shares of Common Stock.

     Subject to certain exceptions specified in AIMCO's Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Common Stock. For purposes of calculating the amount of stock owned by a given individual, the individual's Common Stock and OP Units are aggregated. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may such holder's direct or indirect ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to quality as a REIT and a resolution terminating AIMCO's status as a REIT and amending AIMCO's Charter to remove the foregoing restrictions is duly adopted by the Board of Directors and a majority of AIMCO's stockholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock that would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Common Stock must file an affidavit with AIMCO containing the information specified in AIMCO's Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations may have the effect of precluding acquisition of control of AIMCO by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of AIMCO.

CLASS B COMMON STOCK

     In connection with the initial formation of AIMCO, Terry Considine, Peter Kompaniez, Steven Ira and Robert Lacy, a former officer of AIMCO, acquired an aggregate of 650,000 shares of AIMCO's Class B Common Stock (which was authorized in the AIMCO Charter at that time). The Class B Common Stock does not have voting or dividend rights and, unless converted into Class A Common Stock, as described below, is subject to repurchase by AIMCO as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of Class A Common Stock (subject to adjustment upon the occurrence of certain events in respect of the Class A Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once Class B Common Stock has been converted into Class A Common Stock, holders of such shares of converted Class A Common Stock will have voting and dividend rights of Class A Common Stock generally. Once converted or forfeited, the Class B Common Stock may not be reissued by AIMCO.

     The Eligible Class B Shares convert to Class A Common Stock if (i) AIMCO's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of Class A Common Stock for a 90 calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership interest that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     Set forth below for the remaining Year-End Testing Date is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                                ANNUAL FFO PER    CUMULATIVE FFO       AVERAGE
                             ELIGIBLE CLASS B    SHARE GROWTH    PER SHARE GROWTH       MARKET
   YEAR-END TESTING DATE        SHARES(1)           TARGET            TARGET         PRICE TARGET
   ---------------------     ----------------   --------------   ----------------   --------------
December 31, 1998..........      162,500             8.5%             $2.760           $26.373

---------------

(1) Assumes that only the shares of Class B Common Stock outstanding as of December 31, 1997 remain outstanding until converted into shares of Class A Common Stock.

     Any Class B Common Stock that has not been converted into Class A Common Stock following December 31, 1998 will be subject to repurchase by AIMCO at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in AIMCO's Charter). The Board of Directors may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.

     All of the 65,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1995 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of December 31, 1996 and all of the 162,500 shares of Class B Common Stock eligible for conversion as of December 31, 1997, have been converted into shares of Class A Common Stock. As of October 1, 1998, the outstanding Class B Common Stock was held as follows: 93,428 shares by Mr. Considine, 41,438 shares by Mr. Kompaniez, 13,821 shares by Mr. Ira and 13,813 shares by Mr. Robert Lacy.

CLASS B PREFERRED STOCK

     On August 4, 1997, AIMCO issued 750,000 shares of Class B Preferred Stock to an institutional investor (the "Preferred Share Investor") for $75.0 million. The Class B Preferred Stock has an aggregate liquidation value of $75 million and, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, ranks (a) prior or senior to the Class A Common Stock, the Class B Common Stock, the Class E Preferred Stock and any other class or series of capital stock of AIMCO if the holders of the Class B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series ("Class B Junior Stock"), (b) on a parity with the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Class B Parity Stock") and (c) junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class B Preferred Stock ("Class B Senior Stock"). Holders of the Class B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, quarterly cash dividends per share equal to the greater of (i) $1.78125 (the "Base Rate") and
(ii) the cash dividends declared on the number of shares of Class A Common Stock into which one share of Class B Preferred Stock is convertible. On or after August 4, 1998, each share of Class B Preferred Stock may be converted at the option of the holder into 3.28407 shares of Class A Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.

     Holders of Class B Preferred Stock, voting as a class with the holders of all Class B Parity Stock, will be entitled to elect (i) two directors of AIMCO if six quarterly dividends (whether or not consecutive) on the Class B Preferred Stock or any Class B Parity Stock are in arrears, and (ii) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the Class A Common Stock and, in any such case, the number of directors constituting the Board of Directors shall be increased by one or two, as the case may be (if not already increased by reason of similar types of provisions with respect to shares of Class B Parity Stock). The affirmative vote of the holders of 66 2/3% of the outstanding shares of Class B Preferred Stock will be required to amend AIMCO's Charter in any manner that would adversely affect the rights of the holders of Class B Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise. If the IRS should make a final determination that AIMCO does not qualify as a REIT in accordance with Sections 856 through 860 of the Code, the Base Rate for the quarterly cash dividends will increase to $3.03125 per share.

     The agreement pursuant to which AIMCO issued the Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that the Preferred Share Investor may require AIMCO to repurchase such investor's Class B Preferred Stock in whole or in part at a price of 105% of the liquidation preference thereof, plus accrued and unpaid dividends on the purchased shares, if (i) AIMCO shall fail to continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code, or (ii) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the Preferred Share Investor owns Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before interest, taxes, depreciation and amortization to aggregate consolidated fixed charges for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.

     Subject to certain exceptions specified in the Articles Supplementary establishing the terms of the Class B Preferred Stock, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, shares of Class B Preferred Stock with a value in excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class B Preferred Stock that are owned by such holder (the "Class B Preferred Ownership Limit"). The AIMCO Board of Directors may waive such ownership limit if evidence satisfactory to the AIMCO Board of Directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a real estate investment trust. As a condition of such waiver, the AIMCO Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the real estate investment trust status of AIMCO. If shares of Class B Preferred Stock in excess of the Class B Preferred Ownership Limit, or shares of Class B Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class B Preferred Stock transferred in excess of the Class B Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class B Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class B Preferred Stock bear a legend referring to the restrictions described above.

CLASS C PREFERRED STOCK

     On December 23, 1997, AIMCO issued 2,400,000 shares of Class C Preferred Stock in an underwritten public offering for net proceeds of approximately $57.9 million. The Class C Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, ranks (a) prior or senior to the Class A Common Stock, the Class B Common Stock, the Class E Preferred Stock and any other class or series of capital stock of AIMCO if the holders of the Class C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, or winding-up in preference or priority to the holders of shares of such class or series ("Class C Junior Stock"), (b) on a parity with the Class B Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Class C Parity Stock") and (c) junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class C Preferred Stock ("Class C Senior Stock").

     Holders of Class C Preferred Stock are entitled to receive cash dividends at the rate of 9% per annum of the $25 liquidation preference (equivalent to $2.25 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class C Junior Stock, the holders of Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class C Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class C Parity Stock, then such proceeds shall be distributed among the holders of Class C Preferred Stock and any such other Class C Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class C Preferred Stock and any such other Class C Parity Stock if all amounts payable thereon were paid in full.

     On and after December 23, 2002, AIMCO may redeem shares of Class C Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class C Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class C Preferred Stock have no voting rights, except that if distributions on Class C Preferred Stock or any series or class of Class C Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Class C Parity Stock) and the holders of Class C Preferred Stock (voting together as a single class with all other shares of Class C Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class C Preferred Stock called for such purpose.

     There are ownership restrictions applicable to the Class C Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS D PREFERRED STOCK

     On February 13, 1998, AIMCO issued 4,200,000 shares of Class D Preferred Stock in an underwritten public offering, for net proceeds of approximately $101.5 million. The Class D Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, ranks (a) prior or senior to the Class A Common Stock, the Class B Common Stock, the Class E Preferred Stock and any other class or series of capital stock of AIMCO if the holders of the Class D Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series ("Class D Junior Stock"), (b) on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Class D Parity Stock") and (c) junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class D Preferred Stock ("Class D Senior Stock").

     Holders of Class D Preferred Stock are entitled to receive cash dividends at the rate of 8 3/4% per annum of the $25 liquidation preference (equivalent to $2.1875 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class D Junior Stock, the holders of Class D Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class D Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class D Parity Stock, then such proceeds shall be distributed among the holders of Class D Preferred Stock and any such other Class D Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class D Preferred Stock and any such other Class D Parity Stock if all amounts payable thereon were paid in full.

     On and after February 19, 2003, AIMCO may redeem shares of Class D Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class D Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class D Preferred Stock have no voting rights, except that if distributions on Class D Preferred Stock or any series or class of Class D Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Class D Parity Stock) and the holders of Class D Preferred Stock (voting together as a single class with all other shares of Class D Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class D Preferred Stock called for the purpose.

     There are ownership restrictions applicable to the Class D Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS E PREFERRED STOCK

     On October 1, 1998, Insignia was merged into AIMCO. As merger consideration, AIMCO will issue to former Insignia stockholders up to 8,945,921 shares of Class E Preferred Stock. The Class E Preferred Stock

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

(a) ranks prior to Class A Common Stock and Class B Common Stock, and any other class or series of capital stock of AIMCO if holders of the Class E Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class E Junior Stock"), (b) ranks on a parity with any class or series of capital stock of AIMCO if the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class E Parity Stock") and (c) ranks junior to the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class E Preferred Stock ("Class E Senior Stock").

     On any date (each, a "Dividend Payment Date") on which cash dividends are paid on the Class A Common Stock prior to the Call Date (as defined below), holders of Class E Preferred Stock shall be entitled to receive cash dividends payable in an amount per share of Class E Preferred Stock equal to the per share dividend payable on Class A Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Holders of Class E Preferred Stock will be entitled to receive the same cash dividends per share as holders of Class A Common Stock. In addition, holders of Class E Preferred Stock on the record date for payment to be set by AIMCO's board of directors will be entitled to receive a special dividend in an aggregate amount of $50 million (the "Special Dividend"). Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class E Junior Stock, the holders of Class E Preferred Stock shall be entitled to receive a liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders (collectively, the "Class E Liquidation Preference"), and thereafter each share of Class E Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of Class A Common Stock.

     On or after the twentieth anniversary of the consummation of the Insignia merger, AIMCO may redeem shares of Class E Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) the greater of (A) the Current Market Price (as defined in the Insignia Merger Agreement) of the Class A Common Stock on the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock (the "Call Date") or (B) the AIMCO Index Price (as defined in the Insignia Merger Agreement), but determined without giving effect to the limitation of $38.00 per share, plus (ii) all accrued and unpaid dividends to the Call Date. The Class E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class E Preferred Stock are entitled to one-half
( 1/2) of one vote with respect to all matters in which holders of Class A Common Stock are entitled to vote thereon. In addition, if any portion of the Special Dividend has yet to be declared and paid to the holders of Class E Preferred Stock on January 15, 1999, or if distributions on Class E Preferred Stock or any series or class of Preferred Stock of AIMCO shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board of Directors shall be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of AIMCO) and the holders of Class E Preferred Stock (voting together as a single class with all other shares of Class E Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the additional directors of AIMCO. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of Preferred Stock of AIMCO, including any shares of Class E Preferred Stock, have been paid or declared and set apart for payment.

     On any date which the Special Dividend, or any portion thereof, is paid (which may be declared by the AIMCO Board in its sole discretion), the holders of Class E Preferred Stock shall be entitled to receive an amount per share of Class E Preferred Stock equal to the Special Dividend divided by the Series E Conversion Ratio (as defined in the Insignia Merger Agreement). After January 15, 1999, if any portion of the Special

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

Dividend or any other dividend has yet to be declared and paid to the holders of Class E Preferred Stock, no dividends may be declared or paid or set apart for payment by AIMCO on its common stock.

     On the close of business on the day on which the Special Dividend (or any remaining unpaid portion thereof) is paid to the holders of the Class E Preferred Stock, each share of Class E Preferred Stock will be automatically converted into one share of Class A Common Stock without any action on the part of AIMCO or the holder of such share (the "Conversion Date"). If AIMCO at any time following the consummation of the Insignia Merger pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to its outstanding Class A Common Stock, then AIMCO will contemporaneously do the same with respect to the Class E Preferred Stock.

CLASS G PREFERRED STOCK

     In July 1998, AIMCO issued 4,050,000 shares of Class G Preferred Stock in an underwritten public offering for net proceeds of approximately $98.0 million. The Class G Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, ranks (a) prior or senior to the Class A Common Stock, the Class B Common Stock, the Class E Preferred Stock and any other class or series of capital stock of AIMCO if the holders of the Class G Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, or winding-up in preference or priority to the holders of shares of such class or series ("Class G Junior Stock"), (b) on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Class G Parity Stock") and (c) junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class G Preferred Stock ("Class G Senior Stock").

     Holders of Class G Preferred Stock are entitled to receive cash dividends at the rate of 9 3/8% per annum of the $25 liquidation preference (equivalent to $2.34375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class G Junior Stock, the holders of Class G Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class G Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class G Parity Stock, then such proceeds shall be distributed among the holders of Class G Preferred Stock and any such other Class G Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class G Preferred Stock and any such other Class G Parity Stock if all amounts payable thereon were paid in full.

     On and after July 15, 2008, AIMCO may redeem shares of Class G Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class G Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class G Preferred Stock have no voting rights, except that if distributions on Class G Preferred Stock or any series or class of Class G Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Class G Parity Stock) and the holders of Class G Preferred Stock (voting together as a single class with all other shares of Class G Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class G Preferred Stock called for the purpose.

     There are ownership restrictions applicable to the Class G Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS H PREFERRED STOCK

     On August 14, 1998, AIMCO issued 2,000,000 shares of Class H Preferred Stock in an underwritten public offering for net proceeds of approximately $48.1 million. The Class H Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, ranks (a) prior or senior to the Class A Common Stock, the Class B Common Stock, the Class E Preferred Stock and any other class or series of capital Stock of AIMCO if the holders of the Class H Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series ("Class H Junior Stock"), (b) on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock and with any other class or series of capital stock of AIMCO if the holders of such class or series of stock and the Class H Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Class H Parity Stock") and (c) junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class H Preferred Stock ("Class H Senior Stock").

     Holders of Class H Preferred Stock are entitled to receive cash dividends at the rate of 9 1/2% per annum of the $25 liquidation preference (equivalent to $2.375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class H Junior Stock, the holders of Class H Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class H Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class H Parity Stock, then such proceeds shall be distributed among the holders of Class H Preferred Stock and any such other Class H Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class H Preferred Stock and any such other Class H Parity Stock if all amounts payable thereon were paid in full.

     On and after August 14, 2003, AIMCO may redeem shares of Class H Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class H Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class H Preferred Stock have no voting rights, except that if distributions on Class H Preferred Stock or any series or class of Class H Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class H Preferred Stock (voting together as a single class with all other shares of Class H Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class H Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class H Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class H Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class H Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     There are ownership restrictions applicable to the Class H Preferred Stock that are similar to those for the Class B Preferred Stock.

BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law (the "MGCL"), certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a Person is an Interested Stockholder of AIMCO, ownership of OP Units is treated as beneficial ownership of the shares of AIMCO Common Stock which may be issued in exchange for the OP Units when such OP Units are tendered for redemption. The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. AIMCO's Board has not passed such a resolution.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. For purposes of determining whether a Person is an Interested Stockholder of AIMCO, ownership of OP Units is treated as beneficial ownership of the shares of AIMCO Common Stock which may be issued in exchange for the OP Units may be redeemed.

     A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of OP Units and shares of AIMCO's capital stock ("AIMCO Stock"). This discussion is based upon the Code, regulations promulgated by the U.S. Treasury Department (the "Regulations"), rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its investment circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors). This summary assumes that investors will hold their OP Units and AIMCO Stock as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Registration Statement.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OP UNITS OR OF AIMCO STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A "REAL ESTATE INVESTMENT TRUST."

                  TAXATION OF THE PARTNERSHIP AND THE PARTNERS

GENERAL

     In general, a partnership is treated as a "pass-through" entity for federal income tax purposes and is not itself subject to federal income taxation. Each partner of a partnership, however, is subject to tax on his allocable share of partnership tax items, including partnership income, gains, losses, deductions, and credits ("Partnership Tax Items") for each taxable year during which he is a partner, regardless of whether he receives any actual distributions from the partnership during the taxable year. Generally, the characterization of any particular Partnership Tax Item is determined at the partnership, rather than at the partner level and the amount of a partner's allocable share of such item is governed by the terms of the partnership agreement.

     Accordingly, if the Partnership is characterized as a "partnership" for federal income tax purposes, a Partner will be (i) required to include in income his allocable share of any Partnership income or gains and (ii) entitled to deduct his allocable share of any Partnership deductions or losses, but only to the extent of the Partner's adjusted tax basis in his Partnership interest and subject to the "at risk" and "passive activity loss" rules discussed below under the heading "Loss Limitations."

     Some partnerships are, for federal income tax purposes, characterized not as a partnership but as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation. A partnership will be classified as a publicly traded partnership if interests therein are traded on an "established securities market" or are "readily tradable" on a "secondary market (or the substantial equivalent thereof)."

     The Partnership believes that the Partnership should not be classified as a publicly traded partnership because (i) the OP Units are not traded on an established securities market and (ii) the Partnership believes that the OP Units should not be considered readily tradeable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradeable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the Partnership). Accordingly, there can be no assurance that the Partnership is not, or will not become, a publicly traded partnership.

     If the Partnership were characterized as a publicly traded partnership it would nevertheless not be taxable as a corporation as long as 90% or more of its gross income consists of "qualifying income." In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. The Partnership believes that more than 90% of the Partnership's gross income consists of qualifying income, and therefore, that the Partnership would not be taxable as a corporation even if it were characterized as a publicly traded partnership. If the Partnership were characterized as a publicly traded partnership, however, each Partner would be subject to special rules under section 469 of the Code. See "Loss Limitations -- Passive Activity Loss Limitation" below.

     If the Partnership were characterized as an association or publicly traded partnership taxable as a corporation (because it did not meet the qualifying income exception discussed above), it would be subject to tax at the entity level as a regular corporation and the Partners would be subject to tax in the same manner as stockholders of a corporation. Thus, the Partnership would be subject to federal tax (and possibly state and local taxes) on its net income, determined without reduction for any distributions made to the Partners, at regular federal corporate income tax rates, thereby reducing the amount of any cash available for distribution to the Partners, which reduction could also materially and adversely impact the liquidity and value of the Partnership. In addition, Partnership Tax Items would not be passed through to the Partners and the Partners would not be subject to tax on the income earned by the Partnership. Distributions received by a Partner from the Partnership, however, would be treated as dividend income for federal income tax purposes, subject to tax as ordinary income to the extent of current and accumulated earnings and profits of the Partnership, and the excess, if any, as a nontaxable return of capital to the extent of the Partner's adjusted tax basis in his Partnership interest (without taking into account Partnership liabilities), and thereafter as gain from the sale of a capital asset.

     Characterization of the Partnership as an association or publicly traded partnership taxable as a corporation would also result in the termination of AIMCO's status as a REIT for federal income tax purposes which would have a material adverse impact on AIMCO. See "Taxation of AIMCO and AIMCO Stockholders -- Tax Aspects of AIMCO's Investments in Partnerships" below.

     No assurances can be given that the IRS would not challenge the status of the Partnership as a "partnership" for federal income tax purposes or that a court would not reach a result contrary to such position. Accordingly, each prospective investor is urged to consult his tax advisor regarding the treatment of the Partnership as a "partnership" for federal income tax purposes.

TAX BASIS OF A PARTNERSHIP INTEREST

     A partner's adjusted tax basis in his partnership interest is relevant, among other things, for determining (i) gain or loss upon a taxable disposition of his partnership interest, (ii) gain upon the receipt of partnership distributions, and (iii) the limitations imposed on the use of partnership deductions and losses allocable to such partner. Generally, the adjusted tax basis of a partner's interest in the partnership is equal to (A) the sum of the adjusted tax basis of the property contributed by the partner to the partnership in exchange for an interest in the partnership and the amount of cash, if any, contributed by the partner to the partnership, (B) reduced, but not below zero, by the partner's allocable share of partnership distributions, deductions, and losses, (C) increased by the partner's allocable share of partnership income and gains, and (D) increased by the partner's allocable share of partnership liabilities and decreased by the partner's liabilities assumed by the partnership.

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CASH DISTRIBUTIONS

     Cash distributions received from a partnership do not necessarily correlate with income earned by the partnership as determined for federal income tax purposes. Thus, a partner's federal income tax liability in respect of his allocable share of partnership taxable income for a particular taxable year may exceed the amount of cash, if any, received by the partner from the partnership during such year.

     If cash distributions, including a "deemed" cash distribution as discussed below, received by a Partner in any taxable year exceed his allocable share of the Partnership's taxable income for the year, the excess will constitute, for federal income tax purposes, a return of capital to the extent of such Partner's adjusted tax basis in his Partnership interest. Such return of capital will not be includible in the taxable income of the Partner, for federal income tax purposes, but it will reduce, but not below zero, the adjusted tax basis of the Partnership interest held by the Partner. If a Partner's tax basis in his Partnership interest is reduced to zero, a subsequent cash distribution received by the Partner will be subject to tax as capital gain income, but only if, and to the extent that, such distribution exceeds the subsequent positive adjustments, if any, to the tax basis of the Partner's Partnership interest as determined at the end of the taxable year during which such distribution is received. A decrease in a Partner's share of the Partnership liabilities resulting from the payment or other settlement of such liabilities is generally treated, for federal income tax purposes, as a deemed cash distribution.

TAX CONSEQUENCES UPON CONTRIBUTION OF PROPERTY TO THE PARTNERSHIP

     Generally, neither the contributing partner nor the partnership will recognize a gain or loss, for federal income tax purposes, upon a contribution of property to the partnership in exchange for an interest in the partnership. Notwithstanding this general rule of nonrecognition, a Partner may recognize a gain where a Partner contributes to the Partnership property that is subject to liabilities, and the amount of the liabilities transferred by the Partner to the Partnership exceeds the amount of the Partnership liabilities allocated to the Partner as determined immediately after the transfer. Such excess is treated by the contributing Partner, for federal income tax purposes, as the receipt of a deemed distribution of cash from the Partnership. If a Partner transfers to the Partnership an interest in another partnership (the "Underlying Partnership") in exchange for an OP Unit, the Partner will be treated, for federal income tax purposes, as having transferred to the Partnership his allocable share of the liabilities of the Underlying Partnership, which could result in, or increase the amount of, a deemed cash distribution. As discussed above, such deemed cash distributions are generally treated as a nontaxable return of capital to the extent of the Partner's adjusted tax basis in his Partnership interest and thereafter as capital gain.

     If a Partner contributes property to the Partnership in which the adjusted tax basis of the property differs from its fair market value, Partnership Tax Items must be allocated in a manner such that the contributing Partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the Partners. The general purpose underlying this provision is to specially allocate certain Partnership Tax Items in order to place both the contributing and noncontributing Partners in the same tax position that they would have been in had the contributing Partner contributed property with an adjusted tax basis equal its fair market value. Regulations provide the Partnership with several alternative methods and allow the Partnership to adopt any other reasonable method to make allocations to reduce or eliminate Book-Tax Differences. The General Partner, in its discretion and in a manner consistent with the Regulations, will select and adopt a method of allocating Partnership Tax Items for purposes of eliminating such disparities.

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

LOSS LIMITATIONS

     Basis Limitation. To the extent that a Partner's allocable share of Partnership deductions and losses exceeds his adjusted tax basis in the Partnership interest at the end of the of the taxable year in which the losses and deductions flow through, the excess losses and deductions cannot be utilized, for federal income tax purposes, by the Partner in such year. The excess losses and deductions may, however, be utilized in the first succeeding taxable year in which, and to the extent that, there is an increase in the tax basis of the Partnership interest held by such Partner, but only to the extent permitted under the "at risk" and "passive activity loss" rules discussed below.

     "At Risk" Limitation. Under the "at risk" rules of section 465 of the Code, a noncorporate taxpayer and a closely held corporate taxpayer are generally not permitted to claim a deduction, for federal income tax purposes, in respect of a loss from an activity, whether conducted directly by the taxpayer or through an investment in a partnership, to the extent that the loss exceeds the aggregate dollar amount which the taxpayer has "at risk" in such activity at the close of the taxable year. To the extent that losses are not permitted to be used in any taxable year under the at risk rules, such losses may be carried over to subsequent taxable years and may be claimed as a deduction by the taxpayer if, and to the extent that, the amount which the taxpayer has "at risk" is increased. Provided certain requirements are met, the "at risk" rules generally do not apply to losses arising from any activity which constitutes "the holding of real property," which the holding of an OP Unit should constitute.

     "Passive Activity Loss" Limitation. The "passive activity" loss rules of section 469 of the Code limit the use of losses derived from passive activities, which generally includes an investment in limited partnership interests such as the OP Units. If an investment in an OP Unit is treated as a passive activity, a Limited Partner who is an individual investor, as well as certain other types of investors, would not be able to use losses from the Partnership to offset nonpassive activity income, including salary, business income, and portfolio income (e.g., dividends, interest, royalties, and gain on the disposition of portfolio investments) received during the taxable year. Passive activity losses that are disallowed for a particular taxable year may, however, be carried forward to offset passive activity income earned by the Partner in future taxable years. In addition, such disallowed losses may be claimed as a deduction, subject to the basis and at risk limitations discussed above, upon a taxable disposition of an OP Unit by the Limited Partner, regardless of whether such Partner has received any passive activity income during the year of disposition.

     If the Partnership were characterized as a publicly traded partnership, each Partner would be required to treat any loss derived from the Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the Partnership which are carried forward may only be offset against future income of the Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the Partnership will only be allowed upon the complete disposition of the Partner's "entire interest" in the Partnership (rather than upon the disposition of an interest in an "activity").

SALE, REDEMPTION, OR EXCHANGE OF A PARTNERSHIP INTEREST

     In general, a Limited Partner will recognize a capital gain or loss upon a sale of an OP Unit, a redemption of an OP Unit for cash, an exchange of an OP Unit for shares of AIMCO Stock, or other taxable disposition of an OP Unit. Such gain or loss will be equal to the difference between (i) the sum of the amount realized in the transaction, which in the case of the receipt of shares of AIMCO Stock will be an amount equal to their fair market value at the time that the transaction is consummated, and the amount of Partnership liabilities allocable to the OP Unit at such time and (ii) the Limited Partner's tax basis in the OP Unit disposed of, which tax basis will be adjusted for the Limited Partner's allocable share of the Partnership's income or loss for the taxable year of the disposition.

     If the Partnership redeems a Unitholder's OP Units for cash, the tax consequences generally would be the same as described in the preceding paragraphs, except that if the Partnership redeems less than all of a Unitholder's OP Units, the Unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of Partnership liabilities allocable to the redeemed OP Units,

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

exceeded the Unitholder's adjusted tax basis in all of such Unitholder's OP Units immediately before the redemption.

     Under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1998, capital gains recognized by individuals and certain other noncorporate taxpayers upon the sale or disposition of an OP Unit will be subject to a maximum federal income tax rate of 20% if the OP Unit is held for more than 12 months and will be taxed at ordinary income tax rates if the OP Unit is held for 12 months or less. Generally, gain or loss recognized by a Unitholder on the sale or other taxable disposition of an OP Unit will be taxable as capital gain or loss. However, to the extent that the amount realized upon the sale or other taxable disposition of an OP Unit attributable to a Unitholder's share of "unrealized receivables" of the Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include amounts attributable to previously claimed depreciation deductions on certain types of property. In addition, the maximum federal income tax rate of individuals and certain other noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be deemed to include an interest in a partnership) held for more than 12 months is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

                    TAXATION OF AIMCO AND AIMCO STOCKHOLDERS

GENERAL

     The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, the Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

     AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue such election. AIMCO believes that it was organized in conformity with the requirements for qualification as a REIT, and that its proposed method of operation, and its actual method of operation since its formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. Such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below. Accordingly, no assurance can be given that the actual results of AIMCO's operations for any one taxable year will satisfy such requirements. See "-- Failure to Qualify" below. No assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

     Provided AIMCO qualifies for taxation as a REIT, it will generally not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to federal income tax as follows:
First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital

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

gains that AIMCO elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if AIMCO acquires assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted basis of such assets in the hands of the subchapter C corporation (such as the assets acquired from Insignia in the Insignia merger), then, under Regulations not yet promulgated, the subchapter C corporation would be required to recognize any net Built-In Gain (as defined below) that would have been realized if the subchapter C corporation had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax if it recognizes gain on the disposition of any such assets during the ten-year period beginning on the day on which it acquires such assets, at the highest regular corporate tax rate on such gain to the extent of the excess, if any, of the fair market value over the adjusted basis of such assets as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent that, any such asset is sold within the specified ten-year period. It should be noted that AIMCO has acquired (and may in the future acquire) a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of these assets within ten years of their acquisitions would subject AIMCO to tax under the foregoing rule. Seventh, AIMCO could be subject to foreign taxes on its investments and activities in foreign jurisdictions. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. AIMCO's Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by AIMCO). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which it has ownership interests (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

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

     Income Tests. In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     The Management Subsidiaries receive management fees and other income. A portion of such fees and other income will accrue to AIMCO through distributions from the Management Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of the Management Subsidiaries. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.

     If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

     Asset Tests. AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by AIMCO with new capital, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

     AIMCO indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT or the investment of more than 5% of the REIT's total assets in any one issuer's securities is prohibited by the asset tests. AIMCO believes that its indirect ownership interests in the Management Subsidiaries qualify under the asset tests set forth above. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the Partnership's total assets and the value of the Partnership's interest in the Management Subsidiaries and

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

these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Partnership's ownership interests in the Management Subsidiaries disqualifies AIMCO from treatment as a REIT.

     AIMCO's indirect interests in the Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore is not subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

     Annual Distribution Requirements. AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. AIMCO may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In such a case, AIMCO's stockholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain net income for such year (excluding retained long-term capital gains), and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the Partnership) and (ii) the inclusion of certain income by AIMCO for federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

     Distribution of Acquired Earnings and Profits. The Code provides that when a REIT acquires a corporation that is currently a C corporation (i.e., a corporation without a REIT election such as Insignia), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such C corporation. In the Insignia Merger, AIMCO succeeded to the earnings and profits of Insignia and, therefore, AIMCO must distribute such earnings and profits effective on or before December 31, 1998. Insignia has retained independent certified public accountants to determine Insignia's earnings and profits through the effective time of the Insignia Merger for purposes of this requirement. The determination of the independent certified public accountants will be based upon Insignia's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Any

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

adjustments to Insignia's income for taxable years ending on or before the closing of the Insignia Merger, including as a result of an examination of its returns by the IRS or the receipt of certain indemnity or other payments, could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of such earnings and profits. Additionally, if the Special Dividend paid to holders of Class E Preferred Stock is not treated as a dividend under the Code, AIMCO may, depending upon the amount of other distributions made by AIMCO subsequent to the Insignia Merger, fail to distribute an amount equal to Insignia's earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.

     Failure to Qualify. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless AIMCO is entitled to relief under specific statutory provisions, AIMCO would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

     General. Substantially all of AIMCO's investments are held indirectly through the Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Taxation of AIMCO and AIMCO Stockholders -- General -- Ownership of Partnership Interests."

     Entity Classification. AIMCO's direct and indirect investment in Subsidiary Partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "-- Taxation of AIMCO and AIMCO Stockholders -- Asset Tests" and "-- Taxation of AIMCO and AIMCO Stockholders -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Taxation of AIMCO and AIMCO Stockholders -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

     Tax Allocations with Respect to the Properties. As discussed above, under the Code and the Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. See "-- Taxation of the Partnership and the
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

Partners -- Tax Consequences Upon Contribution of Property to the Partnership." The Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the Partnership of the cash proceeds received in any offerings of its stock.

     In general, certain holders of OP Units will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnership or Subsidiary Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Partnership or Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Taxation of AIMCO and AIMCO Stockholders -- Annual Distribution Requirements."

     With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above generally will not apply.

     Sale of the Properties. AIMCO's share of any gain realized by the Partnership or any Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of AIMCO and AIMCO
Stockholders -- General -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnership and the Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the Management Subsidiaries to the Partnership, and interest paid by the Management Subsidiaries on certain notes held by the Partnership. In general, the Management Subsidiaries pay federal, state and local income taxes on their taxable income at normal corporate rates. Any federal, state or local income taxes that the Management Subsidiaries are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     Provided AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months

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

are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation deductions.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions are made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

     In general, any loss upon a sale or exchange of shares of AIMCO stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of AIMCO Stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

     Non-Dividend Distributions. Unless AIMCO Stock constitutes a United States Real Property Interest (a "USRPI") within the meaning of the Foreign Investment in Real Property Tax act of 1980 ("FIRPTA"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Stock constitutes a USRPI, such distributions will be subject to 10% withholding and may be taxed pursuant to FIRPTA at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Stock.

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

     Capital Gain Dividends. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation.

     Disposition of Stock of AIMCO. Unless AIMCO Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of AIMCO Stock should not be subject to taxation under FIRPTA. Because most AIMCO Stock is publicly traded, however, no assurance can be given that AIMCO is or will continue to be a domestically controlled REIT.

     If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Class A Common Stock and various other classes of AIMCO stock are listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of AIMCO Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the AIMCO Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. AIMCO Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders who fail to certify their non-foreign status to AIMCO. The IRS has issued final Regulations regarding the backup withholding and information reporting rules as applied to Non-U.S. Holders. Those final Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective investors in AIMCO Stock should consult their tax advisors regarding the application of the Regulations.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of the AIMCO Stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of AIMCO's stock only if (i) the UBTI Percentage is at least 5%, (ii) AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more that 50% of the value of AIMCO's stock. The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.

                             OTHER TAX CONSEQUENCES

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal laws and interpretations thereof could adversely affect an investment in AIMCO or the Partnership. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIMCO to expand the present activities of its Management Subsidiaries. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIMCO or the Partnership, or an investment in AIMCO or the Partnership, will be changed.

STATE, LOCAL AND FOREIGN TAXES

     The Partnership and its partners and AIMCO and its stockholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which they transact business or reside. The state, local or foreign tax treatment of the Partnership and its partners and AIMCO and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local foreign tax laws on an investment in the Partnership or AIMCO.

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

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Partnership Agreement requires the Partnership to indemnify the directors and officers of the General Partner (each an "Indemnitee") to the fullest extent authorized by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership. Such indemnification continues after the Indemnitee ceases to be a director or officer. The right to indemnification includes the right to be paid by the Partnership the expenses incurred in defending any proceeding in advance of its final disposition upon the delivery of an undertaking by or on behalf of the Indemnitee to repay all amounts advanced if a final judicial decision is rendered that such Indemnitee did not meet the standard of conduct permitting indemnification under the Agreement or applicable law.

     The Partnership maintains insurance, at its expense, to protect against any liability or loss, regardless of whether any director or officer is entitled to indemnification under the Partnership Agreement or applicable law.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The following financial statements are incorporated herein by reference:

          (i) the Consolidated Balance Sheets of AIMCO Properties, L.P. as of December 31, 1997 and 1996 and the related consolidated statements of income, partners' capital and cash flows for the years ended December 31, 1997, 1996 and 1995, together with the Report of Independent Auditors, set forth on pages F-2 through F-33 of this Registration Statement;

          (ii) the consolidated financial statement schedule of real estate and accumulated depreciation as of December 31, 1997 of AIMCO Properties, L.P. set forth on pages F-34 through F-38 of this Registration Statement;

          (iii) The Consolidated Balance Sheets of AIMCO Properties, L.P. as of June 30, 1998 and December 31, 1997 and the related consolidated statements of income and cash flows for the three and six months ended June 30, 1998 and 1997, set forth on pages F-39 through F-55 of this Registration Statement;

          (iv) the Pro Forma Consolidated Balance Sheet of AIMCO Properties, L.P. (Pre-Insignia Merger) as of June 30, 1998 and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998, set forth on pages F-56 through F-72 of this Registration Statement;

          (v) the Pro Forma Consolidated Balance Sheet of AIMCO Properties, L.P. (Insignia Merger) as of June 30, 1998 and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998, set forth on pages F-73 through F-91 of this Registration Statement;

          (vi) the Consolidated Balance Sheets of NHP Incorporated as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, together with the Report of Independent Public Accountants, included as Exhibit 99.4 to Amendment No. 3 to AIMCO's Current Report on Form 8-K, dated April 16, 1997;

          (vii) the Combined Balance Sheets of NHP Real Estate Companies, as of December 31, 1996 and 1995 and March 31, 1997 (unaudited), and the related combined statements of operations, changes in shareholders' equity (deficit) and partners' capital (deficit), net and cash flows for each of the three years in the period ended December 31, 1996, and for the three months ended March 31, 1997 (unaudited) and 1996 (unaudited), together with the Report of Independent Public Accountants included as Exhibit 99.5 to Amendment No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997;

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

          (viii) the Balance Sheets of NHP Southwest Partners, L.P. as of December 31, 1996 and 1995 and the related combined statements of operations, changes partners' capital, net and cash flows for the year ended December 31, 1996 and for the period from January 20, 1995 (date of inception) through December 31, 1995, together with the Report of Independent Public Accountants included as Exhibit 99.6 to Amendment No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997;

          (ix) the Combined Balance Sheets of NHP New L.P. Entities as of December 31, 1996 and 1995 and the related combined statements of operations, changes partners' capital, net and cash flows for the year ended December 31, 1996 and for the period from January 20, 1995 (date of inception) through December 31, 1995, together with the Report of Independent Public Accountants included as Exhibit 99.7 to Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997;

          (x) the Combined Balance Sheets of NHP Borrower Entities as of December 31, 1996 and 1995 and the related combined statements of operations, changes partners' capital, net and cash flows for the year ended December 31, 1996 and for the period from January 20, 1995 (date of inception) through December 31, 1995, together with the Report of Independent Public Accountants included as Exhibit 99.8 to Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997,

          (xi) the Historical Summary of Gross Income and Certain Expenses of The Bay Club at Aventura for the year ended December 31, 1996 and the three months ended March 31, 1997 (unaudited), together with the Report of Independent Auditors included as Exhibit 99.9 to Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997;

          (xii) the Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited), together with the Report of Independent Auditors included as Exhibit 99.1 to AIMCO's Current Report on Form 8-K, dated September 19, 1997;

          (xiii) the Combined Statement of Revenues and Certain Expenses of the Thirty-Five Acquisition Properties for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited), together with the Report of Independent Auditors included as Exhibit 99.1 to AIMCO's Current Report on Form 8-K, dated October 15, 1997;

          (xiv) the Statements of Revenues and Certain Expenses of First Alexandria Associates, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants included as Exhibit 99.3 to AIMCO's Current Report on Form 8-K, dated December 1, 1997;

          (xv) the Statements of Revenues and Certain Expenses of Country Lakes Associates Two, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants included as Exhibit 99.4 to AIMCO's Current Report on Form 8-K, dated December 1, 1997;

          (xvi) the Statements of Revenues and Certain Expenses of Point West Limited Partnership, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants included as Exhibit 99.5 to AIMCO's Current Report on Form 8-K, dated December 1, 1997;

          (xvii) the Statements of Revenues and Certain Expenses of The Oak Park Partnership for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants included as Exhibit 99.6 to AIMCO's Current Report on Form 8-K, dated December 1, 1997;

          (xviii) the Consolidated Balance Sheets of Ambassador Apartments, Inc., as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, 1996 and 1995, together with the Report of Independent Auditors included as Exhibit
     99.1 to AIMCO's Current Report on Form 8-K, dated March 17, 1998;

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

          (xix) the Consolidated Balance Sheets of Insignia Financial Group, Inc. and Subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, together with the Report of Ernst & Young LLP, Independent Auditors included as Exhibit 99.2 to AIMCO's Current Report on Form 8-K, dated March 17, 1998; and

          (xx) the Consolidated Balance Sheets of Insignia Financial Group, Inc. and Subsidiaries, as of March 31, 1998 (unaudited) and December 31, 1997, and the related consolidated statements of income and cash flows for the three months ended March 31, 1998 (unaudited) and 1997 (unaudited), included as Exhibit 99.3 to Amendment No. 2 to AIMCO's Current Report on Form 8-K, dated March 17, 1998.

          (xxi) the Consolidated Balance Sheets of Insignia Financial Group, Inc. and Subsidiaries, as of June 30, 1998 (unaudited) and December 31, 1997, and the related consolidated statements of income and cash flows for the six months ended June 30, 1998 (unaudited) and 1997 (unaudited), included as Exhibit 99.3 to Amendment No. 5 to AIMCO's current report on Form 8-K dated March 17, 1998.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS IN ACCOUNTING AND FINANCIAL DISCLOSURE.

     There have been no changes in or disagreements with the Partnership's accountants regarding accounting and financial disclosure during the Partnership's two most recent fiscal years.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) The following financial statements are filed as part of this Registration Statement:

          (i) The Consolidated Balance Sheets of AIMCO Properties, L.P. as of December 31, 1997 and 1996 and the related consolidated statements of income, partners' capital and cash flow for the years ended December 31, 1997, 1996 and 1995, together with the Report of Independent Auditors.

          (ii) The consolidated financial statement schedule of real estate and accumulated depreciation as of December 31, 1997 of AIMCO Properties, L.P.

          (iii) The Consolidated Balance Sheets of AIMCO Properties, L.P. as of June 30, 1998 and December 31, 1997 and the related consolidated statements of income and cash flow for the three and six months ended June 30, 1998 and 1997.

          (iv) The Pro Forma Consolidated Balance Sheet of AIMCO Properties, L.P. (Pre-Insignia Merger) as of June 30, 1998 and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998.

          (v) The Pro Forma Consolidated Balance Sheet of AIMCO Properties, L.P. (Insignia Merger) as of June 30, 1998 and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998.

          (vi) The Consolidated Balance Sheets of NHP Incorporated as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, together with the Report of Independent Public Accountants.

          (vii) The Combined Balance Sheets of NHP Real Estate Companies, as of December 31, 1996 and 1995 and March 31, 1997 (unaudited), and the related combined statements of operations, changes in shareholders' equity (deficit) and partners' capital (deficit), net and cash flows for each of the three years in the period ended December 31, 1996, and for the three months ended March 31, 1997 (unaudited) and 1996 (unaudited), together with the Report of Independent Public Accountants.

          (viii) The Balance Sheets of NHP Southwest Partners, L.P. as of December 31, 1996 and 1995 and the related combined statements of operations, changes in partners' capital, net and cash flows for the year ended December 31, 1996 and for the period from January 20, 1995 (date of inception) through December 31, 1995, together with the Report of Independent Public Accountants.

          (ix) The Combined Balance Sheets of NHP New L.P. Entities as of December 31, 1996 and 1995 and the related combined statements of operations, changes in partners' capital, net and cash flows for the year ended December 31, 1996 and for the period from January 20, 1995 (date of inception) through December 31, 1995, together with the Report of Independent Public Accountants.

          (x) The Combined Balance Sheets of NHP Borrower Entities as of December 31, 1996 and 1995 and the related combined statements of operations, changes in partners' capital, net and cash flows for the year ended December 31, 1996 and for the period from January 20, 1995 (date of inception) through December 31, 1995, together with the Report of Independent Public Accountants.

          (xi) The Historical Summary of Gross Income and Certain Expenses of The Bay Club at Aventura for the year ended December 31, 1996 and the three months ended March 31, 1997 (unaudited), together with the Report of Independent Auditors.

          (xii) The Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited), together with the Report of Independent Auditors.

          (xiii) The Combined Statement of Revenues and Certain Expenses of the Thirty-Five Acquisition Properties for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited), together with the Report of Independent Auditors.

          (xiv) The Statements of Revenues and Certain Expenses of First Alexandria Associates, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants.

          (xv) The Statements of Revenues and Certain Expenses of Country Lakes Associates Two, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants.

          (xvi) The Statements of Revenues and Certain Expenses of Point West Limited Partnership, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants.

          (xvii) The Statements of Revenues and Certain Expenses of The Oak Park Partnership for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 (unaudited), together with the Report of Independent Public Accountants.

          (xviii) The Consolidated Balance Sheets of Ambassador Apartments, Inc., as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, 1996 and 1995, together with the Report of Independent Auditors.

          (xix) The Consolidated Balance Sheets of Insignia Financial Group, Inc. and Subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, together with the Report of Ernst & Young LLP, Independent Auditors.

          (xx) The Consolidated Balance Sheets of Insignia Financial Group, Inc. and Subsidiaries, as of March 31, 1998 (unaudited) and December 31, 1997, and the related consolidated statements of income and cash flows the three months ended of March 31, 1998 (unaudited).

          (xxi) the Consolidated Balance Sheets of Insignia Financial Group, Inc. and Subsidiaries, as of June 30, 1998 (unaudited) and December 31, 1997, and the related consolidated statements of income and cash flows for the six months ended June 30, 1998 (unaudited) and 1997 (unaudited), included as Exhibit 99.3 to Amendment No. 5 to AIMCO's current report on Form 8-K dated March 17, 1998.

     (b) The following exhibits are filed as part of this Registration
Statement:


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.1            -- Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998, by and among Apartment Investment and
                            Management Company, AIMCO Properties, L.P., Insignia
                            Financial Group, Inc., and Insignia/ESG Holdings, Inc.
                            (filed June 22, 1998, as Exhibit 2.1 to Amendment No. 2
                            to AIMCO's Current Report on Form 8-K, dated March 17,
                            1998 and incorporated herein by reference)
          2.2            -- Agreement and Plan of Merger, dated as of April 21, 1997, by and among Apartment Investment and Management Company,
                            AIMCO/NHP Acquisition Corp. and NHP Incorporated (filed
                            as Exhibit 2.1 to AIMCO's Current Report on Form 8-K,
                            dated April 16, 1997 and incorporated herein by
                            reference)
          2.3            -- Stock Purchase Agreement, dated as of April 16, 1997, by and among Apartment Investment and Management Company,
                            Demeter Holdings Corporation and Capricorn Investors,
                            L.P. (filed as Exhibit 2.2 to AIMCO's Current Report on
                            Form 8-K, dated April 16, 1997 and incorporated herein by
                            reference)
          2.4            -- Agreement and Plan of Merger, dated as of December 23,
                            1997, by and between Apartment Investment and Management
                            Company and Ambassador Apartments, Inc. (filed as Exhibit
                            2.1 to AIMCO's Current Report on Form 8-K, dated December
                            23, 1997 and incorporated herein by reference)
          2.5            -- Agreement and Plan of Merger, dated as of October 1,
                            1998, by and between Apartment Investment and Management
                            Company and Insignia Properties Trust (filed as Exhibit
                            2.1 to AIMCO's Current Report on Form 8-K, dated October
                            1, 1998 and incorporated herein by reference)
         10.1            -- Third Amended and Restated Agreement of Limited
                            Partnership of AIMCO Properties, L.P., dated as of July
                            29, 1994, by and among Apartment Investment and
                            Management Company, AIMCO-GP, Inc., as general partner,
                            AIMCO-LP, Inc., as special limited partner, and the other
                            limited partners
         10.2            -- First Amended and Restated Contribution and Management
                            Agreement, dated as of June 15, 1998, amended and
                            restated as of October 1, 1998, by and between Apartment
                            Investment and Management Company and AIMCO Properties,
                            L.P. (Previously filed)
         10.3            -- Convertible Promissory Note from AIMCO Properties, L.P.
                            to AIMCO-LP, Inc. in the amount of $149,500,000
                            (Previously filed)
         10.4            -- Indenture for the 6.5% Convertible Subordinated
                            Debentures, dated as of November 1, 1996 between Insignia
                            Financial Group, Inc., as Issuer, and First Union
                            National Bank of South Carolina, as Trustee (filed as
                            Exhibit 4.3 to Form S-3 of Insignia Financial Group on
                            December 10, 1996 and incorporated herein by reference)
         10.5            -- Apartment Investment and Management Company Non-Qualified
                            Employee Stock Option Plan, adopted August 29, 1996
                            (filed as Exhibit 10.8 to AIMCO's Quarterly Report on
                            Form 10-Q/A for the quarterly period ending September 30,
                            1996 and incorporated herein by reference)
         10.6            -- Apartment Investment and Management Company 1996 Stock
                            Award and Incentive Plan, adopted April 25, 1996 (filed
                            as Exhibit 10.70 to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1996 and incorporated herein by
                            reference)
         10.7            -- Summary of Arrangement for Sale of Stock to Executive
                            Officers (filed as Exhibit 10.104 to AIMCO's Annual
                            Report on Form 10-K for the fiscal year 1996 and
                            incorporated herein by reference)

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.8            -- Employment Contract executed on July 29, 1994 by and
                            between AIMCO Properties, L.P. and Peter Kompaniez (filed
                            as Exhibit 10.44a to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1994 and incorporated herein by
                            reference)
         10.9            -- Employment Contract executed on July 29, 1994 by and
                            between AIMCO Properties, L.P. and Terry Considine (filed
                            as Exhibit 10.44c to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1994 and incorporated herein by
                            reference)
         10.10           -- Employment Contract executed on July 29, 1994 by and
                            between AIMCO Properties, L.P. and Steven D. Ira (filed
                            as Exhibit 10.44d to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1994 and incorporated herein by
                            reference)
         10.11           -- Contribution Agreement, dated as of January 31, 1998, by and between Apartment Investment and Management Company
                            and Terry Considine and Peter K. Kompaniez (filed as
                            Exhibit 2.1 to AIMCO's Current Report on Form 8-K dated
                            January 31, 1998 and incorporated herein by reference)
         10.12           -- Amendment No. 1 to the Apartment Investment and
                            Management Company 1997 Stock Award and Incentive Plan
                            (filed as Exhibit 10.12 to AIMCO's Quarterly Report on
                            Form 10-Q for the quarterly period ending March 31, 1998
                            and incorporated herein by reference)
         10.13           -- Apartment Investment Management Company 1998 Incentive
                            Compensation Plan (filed as Exhibit 10.13 to AIMCO's
                            Quarterly Report on Form 10-Q for the quarterly period
                            ending March 31, 1998 and incorporated herein by
                            reference)
         10.14           -- Purchase and Sale Agreement and Joint Escrow
                            Instructions, made and entered into as of August 22,
                            1997, by and between AIMCO Properties, L.P., and each of
                            the parties identified on Exhibit "A" attached thereto
                            (collectively, the "Winthrop Sellers") (filed as Exhibit
                            99.3 to AIMCO's Current Report on Form 8-K, dated October
                            15, 1997 and incorporated herein by reference)
         10.15           -- Letter Agreement, dated October 15, 1997, by and between
                            AIMCO Properties, L.P. and the Winthrop Sellers (filed as
                            Exhibit 99.6 to AIMCO's Current Report on Form 8-K, dated
                            October 15, 1997 and incorporated herein by reference)
         10.16           -- Contribution Agreement and Joint Escrow Instructions,
                            dated as of January 1, 1996, by and between AIMCO
                            Properties, L.P. and Peachtree Park 94, L.P.(6) (filed as
                            Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated
                            January 1, 1996 and incorporated herein by reference)
         10.17           -- Acquisition Agreement, dated as of April 30, 1996, by and among the Company, AIMCO Somerset, Inc., AIMCO
                            Properties, L.P., Somerset REIT, Inc., RJ Holdings, Ltd.,
                            Somerset PAM Partnership and RJ Equities, Inc. (filed as
                            Exhibit 10.1 to AIMCO's Quarterly Report on Form 10-Q for
                            the quarterly period ending June 30, 1996 and
                            incorporated herein by reference)
         10.18           -- Real Estate Acquisition Agreement, dated as of May 22,
                            1997, by and among Apartment Investment and Management
                            Company, AIMCO Properties, L.P., Demeter Holdings
                            Corporation, Phemus Corporation, Capricorn Investors,
                            L.P., J. Roderick Heller, III and NHP Partners LLC (filed
                            as Exhibit 2.1 to AIMCO's Current Report on Form 8-K
                            dated June 3, 1997 and incorporated herein by reference)
         10.19           -- Amended and Restated Credit Agreement (Unsecured
                            Revolver-to-Term Facility), dated October 1, 1998, by and
                            among AIMCO Properties, L.P., Bank of America National
                            Trust and Savings Association and BankBoston, N.A. (filed
                            as Exhibit 10.1 to AIMCO's Current Report on Form 8-K,
                            dated October 1, 1998 and incorporated herein by
                            reference)

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.20           -- Promissory Note, dated October 1, 1998, in the principal amount of $65,000,000, issued by AIMCO Properties, L.P.
                            to Bank of America national Trust and Savings Association
                            (filed as Exhibit 10.2 to AIMCO's current Report on Form
                            8-K, dated October 1, 1998 and incorporated herein by
                            reference)
         10.21           -- Promissory Note, dated October 1, 1998, in the principal amount of $35,000,000, issued by AIMCO Properties, L.P.
                            to Bank of America National Trust and Savings Association
                            (filed as Exhibit 10.3 to AIMCO's Current Report on Form
                            8-K, dated October 1, 1998 and incorporated herein by
                            reference)
         10.22           -- Swing Line Promissory Note, dated October 1, 1998, in the principal amount of $30,000,000, issued by AIMCO
                            Properties, L.P. to Bank of America national Trust and
                            Savings Association (filed as Exhibit 10.4 to AIMCO's
                            Current Report on Form 8-K, dated October 1, 1998 and
                            incorporated herein by reference)
         10.23           -- Guaranty, dated as of February 4, 1998, by Apartment
                            Investment and Management Company, for the benefit of
                            Washington Mortgage Financial Group, Ltd. (filed as
                            Exhibit 10.7 to AIMCO's Quarterly Report on Form 10-Q for
                            the quarterly period ending March 31, 1998 and
                            incorporated herein by reference)
         10.24           -- Payment Guaranty, dated as of May 8, 1998, by AIMCO
                            Properties, L.P. for the benefit of Federal National
                            Mortgage Association (filed as Exhibit 10.8 to AIMCO's
                            Quarterly Report on Form 10-Q for the quarterly period
                            ending June 30, 1998 and incorporated herein by
                            reference)
         21.1            -- Subsidiaries of AIMCO Properties, L.P. (Previously filed)
         27.1            -- Financial Data Schedule -- as of and for the year ended
                            December 31, 1997 (Previously filed)
         27.2            -- Financial Data Schedule -- as of and for the six months ended June 30, 1998 (Previously filed)
         27.3            -- Financial Data Schedule -- as of and for the three months ended June 30, 1998 (Previously filed)
         99.1            -- Agreement re: disclosure of long-term debt instruments
                            (Previously filed)


---------------

 (1) Schedules and supplemental materials to the exhibits have been omitted but will be provided to the Securities and Exchange Commission upon request.

                             AIMCO PROPERTIES, L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS:
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Income for the Years ended
     December 31, 1997, 1996
     and 1995...............................................   F-4
  Consolidated Statements of Partners' Capital for the Years
     ended December 31, 1997, 1996 and 1995.................   F-5
  Consolidated Statements of Cash Flow for the Years ended
     December 31, 1997, 1996 and 1995.......................   F-6
  Notes to Consolidated Financial Statements................   F-9

AUDITED FINANCIAL STATEMENT SCHEDULE:
  Schedule III -- Real Estate and Accumulated
     Depreciation...........................................  F-36
  All other schedules are omitted because they are not
     applicable or the required information is shown in the
     financial statements or notes thereto

INTERIM UNAUDITED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of June 30, 1998 and
     December 31, 1997......................................  F-41
  Consolidated Statements of Income for the Three and Six
     Months ended June 30, 1998, and 1997...................  F-42
  Consolidated Statements of Cash Flow for the Six Months
     ended June 30, 1998, and 1997..........................  F-43
  Notes to Consolidated Financial Statements................  F-47

PRO FORMA FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.
  PRO FORMA FINANCIAL INFORMATION (PRE-INSIGNIA MERGER)
     Pro Forma Consolidated Balance Sheet as of June 30,
      1998..................................................  F-62
     Pro Forma Consolidated Statement of Operations for the
      year ended December 31, 1997..........................  F-70
     Pro Forma Consolidated Statement of Operations for the
      six months ended June 30, 1998........................  F-72
  PRO FORMA FINANCIAL INFORMATION (INSIGNIA MERGER)
     Pro Forma Consolidated Balance Sheet as of June 30,
      1998..................................................  F-82
     Pro Forma Consolidated Statement of Operations for the
      year ended December 31, 1997..........................  F-83
     Pro Forma Consolidated Statement of Operations for the
      six months ended
       June 30, 1998........................................  F-87

                         REPORT OF INDEPENDENT AUDITORS

The Partners
AIMCO Properties, L.P.

     We have audited the accompanying consolidated balance sheets of AIMCO Properties, L.P. (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the consolidated financial statement schedule listed in the Index at
Item 15(a)(ii). These financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AIMCO Properties, L.P. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

                                            ERNST & YOUNG LLP

Dallas, Texas
March 6, 1998,
  except for Note 21, as to which
  the date is June 5, 1998

                             AIMCO PROPERTIES, L.P.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                      ASSETS
                                                                 1997        1996
                                                              ----------   --------
Real estate, net of accumulated depreciation of $153,285 and
  $120,077 (see Note 3).....................................  $1,503,922   $745,145
Property held for sale......................................       6,284      6,769
Investments in securities (see Note 4)......................      22,144         --
Investments in and notes receivable from unconsolidated
  subsidiaries (see Note 5).................................      84,459         --
Investments in and note receivable from unconsolidated real
  estate partnerships (see Note 6)..........................     212,150         --
Cash and cash equivalents...................................      37,088     13,170
Restricted cash.............................................      24,229     15,831
Accounts receivable.........................................      28,656      4,344
Deferred financing costs....................................      12,793     11,053
Goodwill....................................................     125,239         --
Other assets................................................      43,546     31,361
                                                              ----------   --------
          Total assets......................................  $2,100,510   $827,673
                                                              ==========   ========
                         LIABILITIES AND PARTNERS' CAPITAL
Secured notes payable (see Note 7)..........................  $  681,421   $242,110
Secured tax-exempt bond financing (see Note 9)..............      74,010     75,497
Secured short-term financing (see Note 8)...................      53,099    192,039
Unsecured short-term financing (see Note 10)................          --     12,500
                                                              ----------   --------
          Total indebtedness................................     808,530    522,146
                                                              ----------   --------
Accounts payable, accrued and other liabilities.............      88,170     16,299
Resident security deposits and prepaid rents................      10,213      4,316
                                                              ----------   --------
          Total liabilities.................................     906,913    542,761
                                                              ----------   --------
Commitments and contingencies (see Note 12).................          --         --
Minority interest (see Note 13).............................      36,335     10,386
Redeemable Partnership Units (see Note 15)..................     197,086     96,064
Partners' capital (see Note 15)
  General and Special Limited Partner.......................     825,597    178,462
  Preferred Units...........................................     134,579         --
                                                              ----------   --------
          Total partners' capital...........................     960,176    178,462
                                                              ----------   --------
          Total liabilities and partners' capital...........  $2,100,510   $827,673
                                                              ==========   ========

          See accompanying notes to consolidated financial statements.

                             AIMCO PROPERTIES, L.P.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                               1997        1996        1995
                                                             --------    --------    --------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues.........................  $193,006    $100,516    $ 74,947
Property operating expenses................................   (76,168)    (38,400)    (30,150)
Owned property management expenses.........................    (6,620)     (2,746)     (2,276)
Depreciation...............................................   (37,741)    (19,556)    (15,038)
                                                             --------    --------    --------
Income from property operations............................    72,477      39,814      27,483
SERVICE COMPANY BUSINESS
Management fees and other income...........................  $ 13,937    $  8,367    $  8,132
Management and other expenses..............................    (9,910)     (5,352)     (4,953)
Partnership overhead allocation............................      (588)       (590)       (581)
Amortization of management company goodwill................      (948)       (500)       (428)
Depreciation and amortization..............................      (453)       (218)       (168)
                                                             --------    --------    --------
Income from service company business.......................     2,038       1,707       2,002
Minority interests in service company business.............       (10)         10         (29)
                                                             --------    --------    --------
Partnership's share of income from service company
  business.................................................     2,028       1,717       1,973
                                                             --------    --------    --------
General and administrative expenses........................    (5,396)     (1,512)     (1,804)
Interest expense...........................................   (51,385)    (24,802)    (13,322)
Interest income............................................     8,676         523         658
Minority interest..........................................     1,008        (111)         --
Equity in losses of unconsolidated partnerships............    (1,798)         --          --
Equity in earnings of unconsolidated subsidiaries..........     4,636          --          --
                                                             --------    --------    --------
Income from operations.....................................    30,246      15,629      14,988
Gain on disposition of properties..........................     2,720          44          --
                                                             --------    --------    --------
Income before extraordinary item...........................    32,966      15,673      14,988
Extraordinary item -- early extinguishment of debt.........      (269)         --          --
                                                             --------    --------    --------
Net income.................................................    32,697      15,673      14,988
Net income attributable to Preferred Unitholders...........     2,315          --       5,169
                                                             --------    --------    --------
Net income attributable to OP Unitholders..................  $ 30,382    $ 15,673    $  9,819
                                                             ========    ========    ========
Basic earnings per OP Unit.................................  $   1.09    $   1.05    $   0.86
                                                             ========    ========    ========
Diluted earnings per OP Unit...............................  $   1.08    $   1.04    $   0.86
                                                             ========    ========    ========
Weighted average OP Units outstanding......................    27,732      14,978      11,453
                                                             ========    ========    ========
Weighted average OP Units and OP Unit equivalents
  outstanding..............................................    28,113      14,994      11,461
                                                             ========    ========    ========
Distributions paid per OP Unit.............................  $   1.85    $   1.70    $   1.66
                                                             ========    ========    ========

          See accompanying notes to consolidated financial statements.

                             AIMCO PROPERTIES, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                              GENERAL PARTNER
                                                                AND SPECIAL
                                                                  LIMITED       PREFERRED
                                                                  PARTNER         UNITS       TOTAL
                                                              ---------------   ---------   ---------
PARTNERS' CAPITAL AT JANUARY 1, 1995........................     $137,354       $ 107,228   $ 244,582
Contributions from AIMCO related to Class A common
  offering..................................................       46,874              --      46,874
Repurchase of OP Units......................................      (10,628)             --     (10,628)
OP Units redeemed to Special Limited Partner................           18              --          18
Redemption of mandatorily redeemable 1994 Cumulative
  Convertible Senior Preferred Units........................           --        (107,228)   (107,228)
Net income..................................................        8,206           5,169      13,375
Distributions paid to Preferred Unit holders................           --          (5,169)     (5,169)
Distributions paid to OP Unit holders.......................      (15,757)             --     (15,757)
Adjustment to reflect limited partners' equity at redemption
  value.....................................................       (5,120)             --      (5,120)
                                                                 --------       ---------   ---------
PARTNERS' CAPITAL AT DECEMBER 31, 1995......................      160,947              --     160,947
Contributions from AIMCO related to Class A common
  offering..................................................       28,136              --      28,136
Contributions from AIMCO related to options exercised.......           58              --          58
Contribution from AIMCO related to stock purchased by
  officers, net of notes receivable of $7,140...............       11,437              --      11,437
Repurchase of OP Units......................................       (4,255)             --      (4,255)
OP Units redeemed to Special Limited Partner................        3,799              --       3,799
Acquisition of real estate or interests in real estate
  partnerships through issuance of OP Units.................       15,294              --      15,294
Net income..................................................       12,984              --      12,984
Distributions paid to OP Unit holders.......................      (20,736)             --     (20,736)
Adjustment to reflect limited partners' equity at redemption
  value.....................................................      (29,202)             --     (29,202)
                                                                 --------       ---------   ---------
PARTNERS' CAPITAL AT DECEMBER 31, 1996......................      178,462              --     178,462
Contributions from AIMCO related to Class A common
  offering..................................................      510,114              --     510,114
Contributions from AIMCO related to Class B preferred
  offering..................................................           --          75,000      75,000
Contributions from AIMCO related to Class C preferred
  offering..................................................           --          58,110      58,110
Contribution from AIMCO related to stock purchased by
  officers, net of notes receivable of $33,517..............        1,198              --       1,198
Contributions from AIMCO related to options and warrants
  exercised, net of notes receivable of $9,045..............         (327)             --        (327)
Acquisition of NHP through issuance of OP Units.............      180,851              --     180,851
OP Units redeemed to Special Limited Partner................        8,621              --       8,621
Repayment of notes receivable from officers of AIMCO........       14,540              --      14,540
Net Income..................................................       26,318           2,315      28,633
Distributions paid to OP Unit holders.......................      (44,660)             --     (44,660)
Distributions paid to Class B Preferred Unit holders........           --            (846)       (846)
Adjustment to reflect limited partners' equity at redemption
  value.....................................................      (47,837)             --     (47,837)
Unrealized loss on investments..............................       (1,683)             --      (1,683)
                                                                 --------       ---------   ---------
PARTNERS' CAPITAL AT DECEMBER 31, 1997......................     $825,597       $ 134,579   $ 960,176
                                                                 ========       =========   =========

          See accompanying notes to consolidated financial statements

                             AIMCO PROPERTIES, L.P.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                1997        1996       1995
                                                              ---------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................  $  32,697   $ 15,673   $  14,988
                                                              ---------   --------   ---------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     43,520     21,209      15,859
    Gain on disposition of property.........................     (2,720)       (44)         --
    Minority interests......................................     (1,008)       111          --
    Equity in losses of unconsolidated partnerships.........      1,798         --          --
    Equity in earnings of unconsolidated subsidiaries.......     (4,636)        --          --
    Extraordinary loss on early extinguishment of debt......        269         --          --
    (Increase) decrease in restricted cash..................     (7,421)     6,678      (6,072)
    Increase in other operating assets, net.................    (15,799)    (4,785)     (1,567)
    Increase (decrease) in operating liabilities, net.......     26,332        (36)      2,703
                                                              ---------   --------   ---------
        Total adjustments...................................     44,399     25,822      12,536
                                                              ---------   --------   ---------
        Net cash provided by operating activities...........     73,032     38,806      25,911
                                                              ---------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of real estate.........................     21,792     17,147          --
  Purchase of real estate...................................   (376,315)   (26,032)    (52,419)
  Purchase of NHP common stock, notes receivable, general
    and limited partnership interests and other assets......   (199,146)   (53,878)         --
  Note receivable and investment in unconsolidated
    subsidiary..............................................    (59,787)        --          --
  Advances to unconsolidated partnerships...................    (42,879)        --          --
  Additions to property held for sale.......................       (247)    (5,718)         --
  Capital replacements......................................     (7,350)    (5,133)     (2,865)
  Initial capital expenditures..............................     (9,108)    (6,194)     (4,879)
  Construction in progress and capital enhancements.........     (8,477)    (7,629)       (639)
  Proceeds from sale of property held for sale..............        303         --          --
  Purchase of NHP mortgage loans............................    (60,575)        --          --
  Purchase of Ambassador common stock.......................    (19,881)        --          --
  Distributions received from unconsolidated subsidiary.....     45,791         --          --
  Purchase of office equipment and leasehold improvements...     (1,784)      (707)        (19)
                                                              ---------   --------   ---------
        Net cash used investing activities..................   (717,663)   (88,144)    (60,821)
                                                              ---------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of OP Units, net of underwriting
    and offering costs......................................    510,114     28,136      46,792
  Principal repayments received on notes due from Officers
    on OP Unit purchases....................................     25,957         --          --
  Proceeds from exercises of employee stock options and
    warrants................................................        871         --          --
  Proceeds from issuance of Class B Preferred Units.........     75,000         --          --
  Proceeds from issuance of Class C Preferred Units.........     58,110         --          --
  Proceeds from secured tax-exempt bond financing...........         --     58,010          --
  Proceeds from secured notes payable borrowings............    225,436         --     155,401
  Principal paydowns on secured tax-exempt bond financing...     (1,487)   (48,703)         --
  Principal paydowns on secured notes payable...............    (12,512)   (28,463)    (43,666)
  Principal paydowns on unsecured short-term note payable...        (79)        --          --
  Net borrowings (paydowns) on Credit Facility..............   (162,008)    40,800     (17,600)
  Proceeds from secured short-term financing................     19,050     30,119      25,000
  Proceeds (payoff) from unsecured short-term financing.....    (12,500)    12,500          --
  Payment of loan costs, including proceeds and costs from
    interest rate hedges....................................     (6,387)    (3,464)     (4,703)
  Redemption of mandatorily redeemable 1994 Cumulative
    Convertible Senior Preferred Units and repurchase of
    unregistered OP Units...................................         --         --    (107,228)
  Payment of distribution on mandatorily redeemable 1994
    Cumulative Convertible Senior Preferred Units...........         --         --      (5,169)
  Repurchase of OP Units....................................         --     (4,255)         --
  Payment of distributions to limited partners..............     (5,510)    (3,815)      2,925)
  Payment of distributions to OP Unitholders................    (44,660)   (20,736)    (15,757)
  Payment of Class B Preferred Unit distributions...........       (846)        --          --
                                                              ---------   --------   ---------
        Net cash provided by financing activities...........    668,549     60,129      30,145
                                                              ---------   --------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     23,918     10,791      (4,765)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     13,170      2,379       7,144
                                                              ---------   --------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  37,088   $ 13,170   $   2,379
                                                              =========   ========   =========

          See accompanying notes to consolidated financial statements.

                             AIMCO PROPERTIES, L.P.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                   (IN THOUSANDS EXCEPT UNIT AND SHARE DATA)

SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                1997      1996      1995
                                                              --------   -------   -------
Interest paid...............................................  $ 51,076   $22,869   $12,170

NON CASH INVESTING AND FINANCING ACTIVITIES

PURCHASE OF REAL ESTATE, CASH COLLATERAL AND PROPERTY MANAGEMENT BUSINESSES

                                                                1997      1996      1995
                                                              --------   -------   -------
Secured notes payable assumed in connection with purchase of
  real estate...............................................  $140,451   $31,796   $ 8,242
Secured short-term financing assumed in connection with
  purchase of real estate...................................     9,600     5,072        --
Real estate, restricted cash, cash collateral and property
  management businesses contributed in exchange for
  Partnership Units ("OP Units")............................    55,906    15,279     2,626
OP Units issued in consideration for purchase of real
  estate....................................................        --    15,294        --
                                                              --------   -------   -------
                                                              $205,957   $67,441   $10,868
                                                              ========   =======   =======

PURCHASE OF NHP REAL ESTATE COMPANIES

     In 1997, the Partnership, individually and through Apartment Investment and Management Company ("AIMCO"), the General Partner and Special Limited Partner of the Partnership, acquired NHP Partners, Inc., NHP Partners Two Limited Partners and their subsidiaries (collectively, the "NHP Real Estate Companies") and all of the common stock of NHP Incorporated ("NHP") in exchange for 6,759,148 shares of AIMCO Class A Common Stock ("Class A Common Shares") with a recorded value of $180.9 million, $141.3 million in cash and warrants to purchase 399,999 Class A Common Shares in a series of related transactions (see Notes 5 and 6).

     The aggregate purchase price consisted of the following:

Assets purchased............................................  $638,944
Liabilities assumed.........................................   312,555
Cash paid...................................................   141,328
OP Units issued.............................................   180,851
Options issued..............................................     4,210

PURCHASE OF ENGLISH PORTFOLIO

     In 1996, the Partnership issued 789,039 OP Units with a recorded value of $16,877 and assumed $1,051 in secured short-term financing in connection with the purchase of certain partnership interests, real estate and related assets (the "English Portfolio") owned by J.W. English and certain affiliated entities.

     The aggregate purchase price consisted of the following:

Assets purchased............................................  $218,268
Liabilities assumed.........................................   172,154
Cash paid...................................................    29,237
OP Units issued.............................................    16,877

                             AIMCO PROPERTIES, L.P.

                   (IN THOUSANDS EXCEPT UNIT AND SHARE DATA)

REPAYMENT OF SECURED NOTE PAYABLE

     In 1996, 63,152 OP Units with a recorded value of $1,168 were issued in connection with the repayment of the second deed of trust on a property purchased in 1996.

RECEIPT OF NOTES RECEIVABLE DUE FROM OFFICERS

     In 1997, AIMCO received promissory notes from officers of AIMCO for a total of $42.6 million in connection with the sale of 1,462,735 Class A Common Shares (of which $14,664 was repaid in 1997 and an additional $5.7 million was repaid in February and March 1998). The notes receivable were contributed by AIMCO to the Partnership in exchange for 1,462,735 OP Units.

     In 1996, AIMCO received promissory notes due from officers of AIMCO for a total of $18,557 in connection with the sale of 895,250 Class A Common Shares (of which $11,440 was repaid in March 1997). The notes receivable were contributed by AIMCO to the Partnership in exchange for 895,250 OP Units.

OTHER

     In 1997, the Partnership issued an additional 216,564 OP Units with a recorded value of $7,469 in connection with the purchase of certain partnership interests.

                             AIMCO PROPERTIES, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1 -- ORGANIZATION

     AIMCO Properties, L.P. (together with its subsidiaries and other controlled entities, the "Partnership" (and together with entities in which the Partnership has a controlling financial interest, the "Company")), a Delaware limited partnership, was formed on May 16, 1994 to conduct the business of acquiring, developing, leasing, and managing multi-family apartment communities. Apartment and Investment Management Company ("AIMCO") is the General Partner and Special Limited Partner, as defined in the Second Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P. (the "Agreement"), of the Partnership. In addition, AIMCO is the holder of all Partnership Preferred Units ("Preferred Units") outstanding in the Partnership. The Limited Partners of the Partnership are individuals or entities that own limited partnership units in the Partnership ("OP Units") other than AIMCO. After holding the OP Units for one year, the Limited Partners have the right to redeem their OP Units for cash, subject to the prior right of AIMCO to elect to acquire some or all of the OP units tendered for redemption for cash or in exchange for shares of Class A Common Stock, on a one-for-one ratio.

     The Partnership, through its operating divisions and subsidiaries, was formed to hold and conduct substantially all of AIMCO's operations and manages the daily operations of AIMCO's business and assets. All employees of the Company are employees of the Partnership; AIMCO has no employees.

     According to the terms of the Agreement, the capital structure of the Partnership, in terms of the OP units owned by the General Partner, the Special Limited Partner and the Preferred Units outstanding, is required to mirror the capital structure of AIMCO, with the only difference being the Partnership has additional OP Units outstanding which are owned by the Limited Partners. Therefore, AIMCO is required to contribute to the Partnership all proceeds from offerings of its Class A Common Stock, preferred stock, or any other equity offerings. In addition, substantially all of AIMCO's assets must be owned through the Partnership; therefore, AIMCO is generally required to contribute to the Partnership all assets acquired. In exchange for the contribution of offering proceeds or assets, AIMCO receives additional interests in the Partnership with similar terms (i.e., if AIMCO contributes proceeds of a preferred stock offering, AIMCO receives Preferred Units).

     AIMCO frequently consummates transactions for the benefit of the Partnership. For legal, tax or other business reasons, AIMCO may hold title or ownership of certain assets until they can be transferred to the Partnership. However, the Partnership has a controlling financial interest in all of AIMCO's assets in the process of transfer to the Partnership.

     In December 1997, AIMCO acquired all of the outstanding stock of NHP in a purchase transaction. Subsequent to completion of the transaction, AIMCO contributed substantially all the assets and liabilities of NHP to the Partnership in exchange for OP Units. NHP provided a broad array of real estate services nationwide, including property management and asset management. As of December 31, 1997, substantially all of the Partnership's property and asset management business is conducted through PAMS, Inc., PAMS, LP and unconsolidated subsidiaries of the Partnership.

     At December 31, 1997, the Partnership had 45,802,097 OP Units outstanding, 750,000 Class B Preferred Units outstanding and 2,400,000 Class C Preferred Units outstanding.

     At December 31, 1997, the Partnership owned or controlled 40,039 units in 147 apartment properties (the "Owned Properties"), held an equity interest in 83,431 units in 515 apartment properties (the "Equity Properties") and managed 69,587 units in 374 apartment properties for third party owners and affiliates (the "Managed Properties" and, together with the Owned Properties and Equity Properties, the "AIMCO Properties"), bringing the total managed portfolio to 193,057 units in 1,036 apartment properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico.

                             AIMCO PROPERTIES, L.P.

NOTE 2 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and subsidiaries and limited partnerships in which the Partnership has a controlling financial interest. Pursuant to a Management and Contribution Agreement between the Partnership and AIMCO, the Partnership has acquired, in exchange for interests in the Partnership, the economic benefits of subsidiaries of AIMCO in which the Partnership does not have an interest, and AIMCO has granted the Partnership a right of first refusal to acquire such subsidiaries' assets for no additional consideration. Pursuant to the agreement, AIMCO has also granted the Partnership certain rights with respect to assets of such subsidiaries. Interests held by limited partners in real estate partnerships controlled by the Partnership are reflected as Minority Interests in Other Partnerships.

     All significant intercompany balances and transactions have been eliminated in consolidation.

  Investments in Unconsolidated Subsidiaries

     The Partnership has investments in numerous subsidiaries. Investments in entities in which the Partnership does not have control, are accounted for under the equity method. Under the equity method, the Partnership's pro-rata share of the earnings or losses of the entity for the periods being presented is included in earnings (losses) from unconsolidated subsidiaries (see Note 5).

  Investments in and Notes Receivable from Real Estate Partnerships

     The Company owns general and limited partnership interests in numerous partnerships that own multi-family apartment properties. Investments in real estate partnerships in which the Company does not have control, are accounted for under the equity method. Under the equity method, the Company's pro-rata share of the earnings or losses of the entity for the periods being presented is included in earnings (losses) from unconsolidated partnerships (see Note 6).

  Real Estate and Depreciation

     Real estate is recorded at cost, less accumulated depreciation, unless considered impaired. If events or circumstances indicate that the carrying amount of a property may be impaired, the Partnership will make an assessment of its recoverability by estimating the future undiscounted cash flows, excluding interest charges, of the property. If the carrying amount exceeds the aggregate future cash flows, the Partnership would recognize an impairment loss to the extent the carrying amount exceeds the fair value of the property. As of December 31, 1997, management believes that no impairments exist based on periodic reviews. No impairment losses were recognized for the years ended December 31, 1997, 1996 and 1995.

     Expenditures that maintain an existing asset which has a useful life of more than one year are capitalized as capital replacement expenditures and depreciated over the estimated useful life of the asset.

     Depreciation is calculated on the straight-line method based on a fifteen to thirty year life for buildings and improvements and five years for furniture, fixtures and equipment.

     Initial capital expenditures are those costs considered necessary by the Partnership in its investment decision to correct deferred maintenance or improve a property. Capital enhancements are costs incurred that add a material new feature or increase the revenue potential of a property. Initial capital expenditures and capital enhancement costs are capitalized and depreciated over the estimated useful lives of the related assets.

                             AIMCO PROPERTIES, L.P.

     The Partnership capitalizes direct and indirect costs (including interest, taxes and other costs) in connection with the development or redevelopment of its Owned Properties and land under development. Direct costs associated with the acquisition of Owned Properties are capitalized as a cost of the assets acquired, and are depreciated over the estimated useful lives of the related assets.

     Expenditures for ordinary repairs, maintenance and apartment turnover costs are expensed as incurred.

  Property Held for Sale

     Property held for sale is recorded at the lower of cost, less accumulated depreciation, or estimated sales proceeds less selling costs. Upon management's determination that a property is to be sold, the Partnership ceases deprecation of the property's assets.

  Cash Equivalents

     The Partnership considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Restricted Cash

     Restricted cash includes capital replacement reserves, completion repair reserves, bond sinking fund amounts, and tax and insurance impound accounts held by lenders.

  Goodwill

     The Partnership records goodwill in connection with purchase business combinations where the aggregate purchase price exceeds the fair value of the assets acquired. Goodwill is amortized on a straight-line basis over a period of 20 years, which represents its useful life.

  Deferred Financing Costs

     Fees and costs incurred in obtaining financing are capitalized. Such costs are amortized over the terms of the related loan agreements and are charged to interest expense.

  Other Assets

     Intangible assets are included in other assets and consist of costs associated with the purchase of property management businesses, including property management contracts, legal and other acquisition costs. These costs are amortized on a straight-line basis over terms ranging from five to twenty years.

  Compensated Absences

     The Partnership employees earn vacation time ratably throughout the calendar year. The rate at which vacation time is earned is based primarily on an employee's length of service. An employee may accrue up to the maximum number of hours for which he/she is eligible to take in any one calendar year. The Partnership's policy is to compensate employees for all vacation time earned, but not taken, upon the employee's termination. As of December 31, 1997, the Partnership has not accrued vacation pay earned, but not yet taken by its employees. Management does not believe that the accrual of earned vacation compensation would have a material effect on the consolidated financial statements.

  Redeemable Partnership Units

     The Partnership accounts for the outstanding common units not held by AIMCO as redeemable partnership units. These units are classified outside of permanent partners' capital in the accompanying

                             AIMCO PROPERTIES, L.P.

balance sheet. The units are initially recorded at their fair value and subsequently adjusted based on the fair value at the balance sheet date as measured by the closing price of AIMCO's common stock on that date by the total number of units outstanding (see Note 15).

  Revenue Recognition

     The AIMCO Properties have operating leases with apartment residents with terms generally of six months or less. Rental revenues and property management and asset management fees are recognized when earned.

  Interest Rate Lock Agreements

     Interest rate lock agreements related to planned refinancings of identified variable rate indebtedness are accounted for as anticipatory hedges. Upon the refinancing of such indebtedness, any gain or loss associated with the termination of the interest rate lock agreement is deferred and recognized over the life of the refinanced indebtedness (see Note 11). In order for the interest rate lock to qualify as an anticipatory hedge, the following criteria must be met: (a) the refinance being hedged exposes the Partnership to interest rate risk; (b) the interest rate lock is designated as a hedge; (c) the significant characteristics and expected terms of the refinance are identified; and (d) it is probable that the refinance will occur. The Partnership believes that all four of the above qualifications have been met. In the event that any of the above qualifications are not met, the interest rate lock will not qualify as an anticipatory hedge, and the gain or loss on the interest rate lock will be recognized in the current period's earnings.

  Income Taxes

     Income or losses of the Partnership are allocated to the partners of the Partnership for inclusion in their respective income tax returns. Accordingly, no provision or benefit for income taxes has been made in the accompanying financial statements. AIMCO has elected to be taxed as a real estate investment trust ("REIT") as defined under the Internal Revenue Code of 1986, as amended (the "Code"). In order for AIMCO to qualify as a REIT, at least 95% of AIMCO's gross income in any year must be derived from qualifying sources. The activities of PAMS, Inc., PAMS, LP and other unconsolidated subsidiaries engaged in the service company business are not qualifying sources.

     As a REIT, AIMCO generally will not be subject to U.S. federal income taxes at the corporate level if it distributes at least 95% of its REIT taxable income to its shareholders. REITs are also subject to a number of other organizational and operational requirements. If AIMCO fails to qualify as a REIT in any taxable year, its taxable income will be subject to U.S. federal income tax at regular corporate rates (including any applicable alternative minimum tax). Even if AIMCO qualifies as a REIT, it may be subject to certain state and local income taxes and to U.S. federal income and excise taxes on its undistributed income.

     For income tax purposes, distributions paid to holders of OP Units consist of ordinary income, capital gains, return of capital or a combination thereof. Earnings and profits, which determine the taxability of distributions to shareholders, differ from net income reported for financial reporting purposes due to differences for U.S. federal tax purposes in the estimated useful lives used to compute depreciation and the carrying value (basis) of the investments in the Owned Properties.

                             AIMCO PROPERTIES, L.P.

     For the years ended December 31, 1997, 1996 and 1995, distributions paid per OP Unit were taxable as follows:

                                         1997      %     1996      %     1995      %
                                         -----    ---    -----    ---    -----    ---
Ordinary income........................  $1.74     94%   $1.45     85%   $1.48     89%
Return of capital......................     --     --     0.25     15%    0.18     11%
Capital gains..........................   0.04      2%      --     --       --     --
Depreciation recapture.................   0.07      4%      --     --       --     --
                                         -----    ---    -----    ---    -----    ---
                                         $1.85    100%   $1.70    100%   $1.66    100%
                                         =====    ===    =====    ===    =====    ===

  Earnings Per OP Unit

     Earnings per OP Unit is calculated based on the weighted average number of OP Units, OP Unit equivalents and dilutive convertible securities outstanding during the period. Diluted earnings per OP Unit is based upon the weighted average number of OP Units outstanding during the period and includes the effect of potential issuance of additional OP Units if stock options and warrants were exercised or converted into common stock of AIMCO (see Note 17).

  Fair Value of Financial Instruments

     The estimated aggregate fair value of the Partnership's cash and cash equivalents, receivables, payables and short-term secured and unsecured financing as of December 31, 1997 is assumed to approximate their carrying value due to their relatively short terms. Management further believes that, after consideration of interest rate agreements, the fair market value of the Partnership's secured tax-exempt bond financing and secured long-term financing approximates their carrying value, based on market comparisons to similar types of debt instruments having similar maturities.

     In valuing its investments in securities at their quoted market price, the Partnership has recognized unrealized losses on investments of $1.7 million as of December 31, 1997, which are included as a component of partners' capital.

  Insurance Subsidiary

     Reinsurance premiums written are earned on a monthly pro rata basis over the terms of the policies. A reserve for outstanding losses and loss-related expenses of $14.8 million has been provided at December 31, 1997. The reserve includes estimates for insurance losses incurred but not reported, as well as losses pending settlement. Reserves are based on Management's estimates and are believed to be adequate.

  Use of Estimates

     The preparation of the Partnership's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. Actual results could differ from those estimates.

                             AIMCO PROPERTIES, L.P.

NOTE 3 -- REAL ESTATE

     Real estate at December 31 is as follows (in thousands):

                                                                 1997        1996
                                                              ----------   ---------
Land........................................................  $  265,570   $ 118,031
Buildings and improvements..................................   1,391,637     747,191
                                                              ----------   ---------
                                                               1,657,207     865,222
Accumulated depreciation....................................    (153,285)   (120,077)
                                                              ----------   ---------
                                                              $1,503,922   $ 745,145
                                                              ==========   =========

     During the years ended December 31, 1997 and 1996, the Company purchased or acquired control of 59 properties (17,191 units) and 42 properties (10,484 units), respectively, and disposed of five properties (916 units) and four properties (1,265 units), respectively, as described below.

     The Partnership directly acquired nine apartment communities in unrelated transactions during 1997 (the "1997 Acquisitions"). The aggregate consideration paid by the Partnership of $204.3 million consisted of $75.4 million in cash,
1.9 million OP Units with a total recorded value of $55.9 million and the assumption of $73.0 million of secured long-term indebtedness.

     As a result of acquisition of the NHP Real Estate Companies (see Note 6) and related tender offers to limited partners, the Company acquired a controlling interest in 15 partnerships (the "Controlled NHP Partnerships"), which own 5,285 units located in 15 apartment communities. The portion of the aggregate purchase price for the NHP Real Estate Companies allocated to the Controlled NHP Partnerships was approximately $269.3 million, including the assumption of approximately $212.3 million of mortgage indebtedness.

     In October 1997, the Partnership acquired a portfolio of 35 residential apartment properties (the "Winthrop Portfolio"). The aggregate purchase price of $263.0 million, including transaction costs, was comprised of $115.6 million in cash, the assumption of $8.3 million in mortgage indebtedness and the creation of $139.1 million of new indebtedness secured by the properties. The Partnership has also budgeted an additional $16.0 million in initial capital expenditures related to the Winthrop Portfolio.

     During 1997, the Partnership sold five apartment properties containing 916 units to an unaffiliated third party (the "1997 Dispositions"). Cash proceeds from the sale of approximately $22.7 million were used to repay a portion of the Partnership outstanding indebtedness. The Partnership recognized a gain of approximately $2.8 million on the disposition on these five properties.

     The Partnership acquired 100% ownership in seven apartment properties in unrelated transactions in 1996 (the "1996 Acquisitions"). The aggregate consideration paid by the Partnership of $93.1 million consisted of $26.0 million in cash, 1,449,403 in OP Units with a total recorded value of $30.3 million and the assumption of $31.7 million of secured long-term indebtedness and $5.1 million of secured short-term indebtedness. Each transaction, with the exception of Peachtree Park and Somerset Village (see Note 19), was with an unaffiliated third party.

     In November 1996, the Partnership completed the acquisition (the "English Portfolio Acquisition") of certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). The English Portfolio Acquisition included the purchase of all of the general and some of the limited partnership interests in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multi-family apartment properties, aggregating 5,230 apartment units, and four commercial properties, primarily in Houston, Texas; title to a 104-unit apartment property in

                             AIMCO PROPERTIES, L.P.

Houston, Texas; certain assets of J. W. English Management Company which provided management services to the apartment properties; and other real estate interests related to the J.W. English Companies' operations. The aggregate purchase price of the English Portfolio Acquisition was $23.1 million, consisting of $15.2 million in OP Units and $7.9 million in cash. The English Partnerships are subject to approximately $95.4 million of mortgage debt.

     The Partnership also made separate offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships (the "Tender Offer English Partnerships") to acquire their limited partnerships interests. The various limited partners accepted tenders representing, in the aggregate, approximately 46% of all outstanding limited partnership interests in the Tender Offer English Partnerships. The Partnership paid $16.0 million in cash and $1.7 million in OP Units for the interests tendered in the English Tender Offers. The remaining limited partners elected to continue as limited partners in the Tender Offer English Partnerships.

     In a series of related transactions completed in November and December 1996, the Partnership acquired general partnership interests in 21 limited partnerships which own twelve multi-family apartment properties (collectively, the "Dallas Acquisition Properties") aggregating 2,839 apartment units, primarily in the Dallas, Texas metropolitan area, and loans made by the general partners and their affiliates to such partnerships, for an aggregate price of $26.7 million in cash (collectively, the "Dallas Portfolio Acquisition"). The Dallas Acquisition Properties are subject to approximately $60.7 million of mortgage debt. The existing limited partners retained their interest in such limited partnerships.

     During 1996, the Partnership disposed of four properties (the "1996 Dispositions"). The properties were sold to one unaffiliated third party. The cash proceeds from the disposition of approximately $17.1 million were used to pay down $9.2 million of the Partnership's outstanding indebtedness and to provide funds available for future investment purposes. The Partnership recognized a total gain of approximately $44,000 on the disposition of these four properties.

     In the fourth quarter of 1996, the Partnership completed construction of a 92 apartment unit expansion within the Fairways Apartments in Phoenix, Arizona for a cost of approximately $6.0 million.

     In 1996, the Partnership acquired Sun Katcher Apartments, a 360-unit apartment property located in Jacksonville, Florida, at a cost of $4.0 million. In 1997, the redevelopment of Sun Katcher was completed at a cost of $4.9 million. The Partnership also recently commenced the renovation and upgrading of Bay West Apartments, a 376-unit apartment property located in Tampa, Florida, for a projected cost of $4.8 million (of which $0.9 million has already been spent), to reposition the property in the marketplace. In addition, the Partnership expects to undertake a major renovation of the Morton Towers Apartments, a 1,277-unit apartment property located in Miami Beach, Florida, at an estimated cost of $35.0 million. Approximately $0.4 million has been spent on the Morton Towers redevelopment as of December 31, 1997.

     Interest of $1.3 million, $0.8 million and $0.1 million was capitalized for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 4 -- INVESTMENT IN AMBASSADOR APARTMENTS, INC.

     In September 1997, the Partnership acquired 886,600 shares of common stock ("Ambassador Common Stock") of Ambassador Apartments, Inc. ("Ambassador"), a publicly traded REIT, for $19.9 million in cash. The shares acquired represented 8.4% of the shares of Ambassador Common Stock outstanding as of the date of the purchase. As of December 31, 1997, the fair market value of the Ambassador stock is $18.2 million. Accordingly, the Partnership has recognized an unrealized loss on the Ambassador investment of $1.7 million, which is included as a component of partners' capital.

     On December 23, 1997, AIMCO and Ambassador entered into an Agreement and Plan of Merger (the "Ambassador Merger Agreement") pursuant to which Ambassador will be merged with and into AIMCO,

                             AIMCO PROPERTIES, L.P.

with AIMCO being the surviving corporation (the "Ambassador Merger"). The Ambassador Merger Agreement also provides that, unless otherwise agreed by the parties, Ambassador Apartments, L.P., a Delaware limited partnership (the "Ambassador Operating Partnership"), will be merged with and into the Partnership (the "Ambassador Reorganization") and all outstanding Ambassador Operating Partnership interests will be converted into OP Units at the Conversion Ratio, as defined below. Ambassador conducts substantially all of its operations through the Ambassador Operating Partnership and its subsidiaries. In the Ambassador Merger Agreement, the Ambassador Common Stock is valued at $21 per share. Holders of Ambassador Common Stock will receive for each share an amount of Class A Common Stock equal to the Conversion Ratio. The "Conversion Ratio" means the quotient determined by dividing $21 by the "AIMCO Index Price," which is the aggregate of the average of the high and low sales prices for Class A Common Stock on each of the twenty consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the closing of the Ambassador Merger, divided by 20. If the AIMCO Index Price is less than $36 (i.e. the Conversion Ratio is greater than 0.583), then the AIMCO may elect to fix the Conversion Ratio at 0.583 and pay to each holder of Ambassador Common Stock cash sufficient to provide $21 in value for each share of Ambassador Common Stock.

     The Ambassador Merger Agreement provides that any outstanding options to purchase Ambassador Common Stock may be converted, at the election of the option holder, into cash or options to purchase Class A Common Stock at the Conversion Ratio. The Ambassador Merger Agreement further states that Ambassador's outstanding preferred stock, par value $0.01 per share (the "Ambassador Preferred Stock"), shall be redeemed, subject to the right of holders of shares of Ambassador Preferred Stock to convert such shares into Ambassador Common Stock, immediately prior to the Ambassador Merger.

     Ambassador is a self-administered and self-managed REIT engaged in the ownership and management of garden-style apartment properties leased primarily to middle income tenants. As of December 31, 1997, Ambassador owned 52 apartment communities with a total of 15,728 units located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas. In addition, Ambassador manages one property containing 252 units for an unrelated third party. Ambassador conducts substantially all of its operations through the Ambassador Operating Partnership and its subsidiaries. As of December 31, 1997, Ambassador held approximately 94% of the outstanding common units and 100% of the outstanding preferred units of the Ambassador Operating Partnership.

     The closing of the Ambassador Merger occurred during the second quarter of 1998 (see Note 22).

NOTE 5 -- INVESTMENTS IN AND NOTES RECEIVABLE FROM UNCONSOLIDATED SUBSIDIARIES

     In order to satisfy certain requirements of the Internal Revenue Code (the "Code") applicable to AIMCO's status as a REIT, certain assets of the Company are held through corporations (the "Unconsolidated Subsidiaries") in which the Partnership holds non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by others, the Partnership accounts for its interest in the Unconsolidated Subsidiaries on the equity method. As of December 31, 1997, the Unconsolidated Subsidiaries included AIMCO/NHP Holdings, Inc. ("ANHI"), AIMCO/NHP Properties, Inc. ("ANPI"), NHP Property Management Company ("NHPMC"), and NHP A&R Services, Inc. ("NHPA&R").

     In May and September of 1997, AIMCO acquired an aggregate of 6,930,122 shares of common stock ("NHP Common Stock") of NHP. On December 8, 1997, AIMCO acquired the remaining shares of NHP Common Stock in a merger transaction accounted for as a purchase (the "NHP Merger"). Pursuant to the NHP Merger, each outstanding share of NHP Common Stock was converted into either (i) 0.74766 shares of Class A Common Stock or (ii) at the shareholder's option, 0.37383 shares of Class A Common Stock and

                             AIMCO PROPERTIES, L.P.

$10.00 in cash. As a result of the NHP Merger, AIMCO issued 6,759,148 shares of Class A Common Stock, valued at $180.8 million, and paid $86.5 million in cash. The total cost of the purchase was $349.5 million. Subsequent to the NHP Merger, AIMCO contributed substantially all the assets and liabilities of NHP to the Partnership in exchange for OP Units.

     In connection with the NHP Merger, the Partnership recorded approximately $125 million in goodwill, which is being amortized using the straight line method over a period of 20 years.

     In addition, in connection with the NHP Merger, the Partnership executed a plan to close NHP's headquarters in Vienna, Virginia. Concurrent with this plan, certain employees of NHP were either terminated or relocated to the Indianapolis, Indiana office. The Partnership incurred $2.7 million in severance and relocation costs, which were capitalized as a cost of the acquisition.

     In connection with the purchase of NHP, the Partnership acquired NHP's property management business, as well as several other businesses, including a membership purchasing organization, home health care services, and insurance services. Immediately following the purchase, the Partnership completed a reorganization which resulted in those businesses being conducted by ANHI, ANPI, NHPMC and NHPA&R.

     As of December 31, 1997, the Partnership's investment in the Unconsolidated Subsidiaries totaled $84.5 million, which consisted of $50.0 million in notes receivable from, and $34.5 million in preferred stock of, the Unconsolidated Subsidiaries.

     See selected combined financial information for the Partnership's Unconsolidated Subsidiaries and unconsolidated partnerships at Note 6.

NOTE 6 -- INVESTMENT IN AND NOTES RECEIVABLE FROM UNCONSOLIDATED REAL ESTATE PARTNERSHIPS

     In connection with the purchase of the NHP Real Estate Companies, the Company acquired general and limited partnership interests in partnerships that own 82,374 conventional and affordable apartment units in 519 apartment properties. The Company's ownership interests in these partnerships ranges from 1% to 100%, and the provisions of the partnership agreements give the Company varying degrees of control.

     Subsequent to the acquisition of the NHP Real Estate Companies, the Company contributed interests in certain of the limited partnerships which they controlled to AIMCO/NHP Partners, L.P. ("ANPLP"), a partnership in which the Partnership owns a 99% limited partnership interest. A limited liability company owned by certain directors and officers of AIMCO is the 1% general partner of ANPLP. Based on the provisions of the partnership agreement for ANPLP, the Partnership does not possess control of the partnership.

     At December 31, 1997, Company's investment in unconsolidated partnerships totaled $212.1 million.

                             AIMCO PROPERTIES, L.P.

     The following table provides selected combined financial information for both the Company's Unconsolidated Subsidiaries and unconsolidated partnerships as of and for the year ended December 31, 1997 (in thousands):

Real estate, net of accumulated depreciation................  $2,252,702
Management contracts........................................      51,441
Goodwill....................................................      45,494
Total assets................................................   2,827,264
Secured notes payable.......................................   2,951,989
Stockholders' and partners' equity..........................    (767,201)
Total liabilities and stockholders' and partners' equity....  $2,827,264
Rental and other property revenues..........................  $  501,384
Property operating expenses.................................    (303,547)
Depreciation expense........................................     (63,384)
Service company revenues....................................      23,776
Service company expenses....................................     (11,733)
Interest expense............................................     156,929
Net loss before gain on disposition of properties and
  discontinued operations...................................      (7,589)
Net income..................................................  $   11,536

NOTE 7 -- SECURED NOTES PAYABLE

     In April 1997, 23 partnerships controlled by the Partnership completed a $108.0 million refinancing of secured, short term, floating rate indebtedness with secured, 20-year, fixed rate, fully amortizing debt. The new notes are secured by 27 apartment properties owned by such partnerships. In connection with this refinancing, the Partnership received proceeds of $3.4 million from two interest rate lock agreements accounted for as hedges (see Note 11). The gain on the interest rate lock agreements was deferred and will be amortized over the life of the debt.

     During 1997, the Partnership assumed $220.4 million in mortgage indebtedness in connection with the purchase of 39 apartment properties. In addition, in connection with the acquisition of the NHP Real Estate Companies (see Note 6), the Partnership assumed fixed-rate indebtedness totaling approximately $209.8 million, which is secured by 15 properties held by NHP Partnerships in which the Partnership acquired controlling interests.

     In December 1997, the Partnership refinanced certain notes payable secured by 27 properties, of which, five are Owned Properties and are consolidated. The new notes have an aggregate outstanding principal balance of $91.5 million as of December 31, 1997 and carry fixed interest rates ranging from 6.6% to 6.8%. The new notes are fully amortizing, requiring monthly principal and interest payments, and mature in December 2012. In anticipation of the refinancing, the Partnership entered into an interest rate lock agreement with an investment banking company ("the March Hedge"). The March Hedge had a notional value of $100.0 million and fixed the interest rate of the anticipated refinancing at 7.053%. The March Hedge was settled in connection with the refinancing, at which time the Partnership realized a loss on the hedge of approximately $10.9 million. The loss on the hedge will be amortized over the life of the refinanced debt (see Note 11).

                             AIMCO PROPERTIES, L.P.

     The following table summarizes the Partnership's long-term secured notes payable at December 31, 1997 and 1996, all of which are non-recourse to the Partnership (in thousands):

                                                                1997       1996
                                                              --------   --------
Fixed rate, ranging from 5.0% to 10.1%, or a weighted
  average all-in rate of 8.10%, fully-amortizing notes
  maturing at various dates through 2029....................  $561,056   $165,762
Fixed rate, ranging from 7.25% to 9.5%, or a weighted
  average all-in rate of 8.73%, non-amortizing notes
  maturing at various dates through 2001....................   106,424     57,198
Floating rate, ranging from 6.7% to 7.4% at December 31,
  1997, or a weighted average all-in rate of 7.7%,
  non-amortizing notes maturing at various dates through
  2005......................................................    13,941     19,150
                                                              --------   --------
                                                              $681,421   $242,110
                                                              ========   ========

     Real estate assets which secure the first trust deeds for these secured notes payable had a net book value of $1,117.6 million at December 31, 1997.

     As of December 31, 1997, the scheduled principal payments for the Partnership's secured notes payable are as follows (in thousands):

1998........................................................  $125,879
1999........................................................    34,385
2000........................................................    20,178
2001........................................................    75,967
2002........................................................    14,750
Thereafter..................................................   410,362
                                                              --------
                                                              $681,421
                                                              ========

NOTE 8 -- SECURED SHORT-TERM FINANCING

     The Partnership utilizes a variety of secured short-term financing instruments to manage its working capital needs and to fund real estate investments. In 1994, the Partnership obtained a variable rate revolving credit facility (the "Credit Facility") with Bank of America National Trust and Savings Association ("Bank of America"). In August 1996, the Credit Facility was extended through August 1998, the interest rate was reduced from LIBOR plus 1.75% to LIBOR plus 1.625% and the commitment was increased from $40.0 million to $50.0 million. In May 1997, the Partnership increased its maximum amount available under the Credit Facility from $50.0 million to $100.0 million. Interest on the Credit Facility was payable monthly at the variable interest rate of LIBOR plus 1.45% unless borrowings exceed 60% of the aggregate collateral value, in which case, the interest rate was LIBOR plus 1.70%. Commitment fees of 0.125% per annum on the remaining availability were payable quarterly. The outstanding balance under the Credit Facility was $33.5 million at December 31, 1997.

                             AIMCO PROPERTIES, L.P.

     The following table summarizes the Partnership's secured short-term financing at December 31, 1997 and 1996 (in thousands):

                                                               1997       1996
                                                              -------   --------
Floating rate interest only note, having a stated interest
  rate of 7.67% at December 31, 1997........................  $19,050   $115,499
Floating rate interest only notes...........................       --     25,615
Floating rate interest only notes secured by property held
  for sale..................................................       --      1,051
9.25% fixed rate, non-amortizing note.......................      549      5,074
Floating rate Credit Facility, interest at 7.33% at December
  31, 1997, expiring August 1998............................   33,500     44,800
                                                              -------   --------
                                                              $53,099   $192,039
                                                              =======   ========

     Real estate assets, which secure the Partnership's short-term financing, had a net book value of $104.0 million at December 31, 1997.

     Secured short-term indebtedness totaling $33.5 million is guaranteed by AIMCO and certain of its affiliates and secured by an assignment of the Partnership's general partnership interests in 12 of the English Partnerships.

     The Partnership replaced the Credit Facility with a new $50 million unsecured revolving credit facility in January 1998, and a new $50 million secured revolving credit facility in February 1998 (see Note 21).

NOTE 9 -- SECURED TAX-EXEMPT BOND FINANCING

     The following table summarizes the Partnership's secured tax-exempt bond financing at December 31, 1997 and 1996, which is non-recourse to the Partnership (in thousands):

                                                               1997      1996
                                                              -------   -------
7.0% fully-amortizing bonds, effective rate of 7.3%, due
  July 2016.................................................  $46,498   $47,674
6.9% fully-amortizing bonds due, effective rate of 7.3% July
  2016......................................................    9,529     9,773
4.2% interest only bonds, effective rate of 6.7%, due July
  2016......................................................    5,958     6,000
6.0% interest only bonds, effective rate of 6.7%, secured by a letter of credit in the amount of $5,350, due September
  1998......................................................    5,325     5,350
5.4% interest only bonds due December 2002..................    6,700     6,700
                                                              -------   -------
                                                              $74,010   $75,497
                                                              =======   =======

     Real estate assets securing the tax-exempt bond financing had a net book value of $107.5 million at December 31, 1997.

     As of December 31, 1997, the scheduled principal payments for the Partnership's secured tax-exempt bonds are as follows (in thousands):

1998........................................................   $ 7,031
1999........................................................     1,827
2000........................................................     1,956
2001........................................................     2,096
2002........................................................     2,244
Thereafter..................................................    58,856
                                                               -------
                                                               $74,010
                                                               =======

                             AIMCO PROPERTIES, L.P.

NOTE 10 -- UNSECURED SHORT-TERM FINANCING

     In November 1996, the Partnership borrowed $12.5 million in conjunction with the purchase of limited partnership interests in the English Partnerships. The loan was repaid in February 1997 with proceeds from a public offering of shares of Class A Common Stock (see Note 15), which were contributed by AIMCO to the Partnership.

NOTE 11 -- INTEREST RATE LOCK AGREEMENTS

     In 1996, in anticipation of refinancing certain indebtedness, the Partnership entered into two interest rate lock agreements with a major New York investment banking company (the "1996 Hedges"). The 1996 Hedges had an aggregate notional value of $100.0 million and fixed the interest rate of the anticipated refinancings at 6.2% and 6.3%. The 1996 Hedges were settled in April 1997 in connection with the refinancing, at which time the Partnership realized aggregate gains of approximately $3.4 million (see Note 7).

     In March 1997, the Partnership entered into an interest rate lock agreement with an investment banking company (the "March Hedge"). The March Hedge had a notional value of $100.0 million and fixed the interest rate of the anticipated refinancing at 7.053%. The March Hedge was settled December 1997, in connection with the refinancing, at which time the Partnership realized a loss on the hedge of approximately $10.9 million (see Note 7).

     In September 1997, the Partnership entered into an interest rate lock agreement (the "September Hedge") in anticipation of refinancing certain other long-term indebtedness. The September Hedge has a notional principal amount of $75.0 million, matures on March 19, 1998 and fixes the ten year treasury rate at 6.211% (see Note 21). Based on the fair value of the interest rate lock agreement at December 31, 1997, the Partnership has a potential loss of the September Hedge of approximately $2.6 million.

     In October 1997, the Partnership entered into an interest rate lock agreement (the "October Hedge") in anticipation of incurring indebtedness in connection with the acquisition of the Foxchase Apartments. The October Hedge had a notional value of $70.0 million and fixed the interest rate of the anticipated indebtedness at 6.13%. The October Hedge was settled in December 1997 when the Foxchase acquisition was completed, at which time the Partnership realized a loss of $1.4 million.

     The Partnership is exposed to credit risk in the event of nonperformance by the other parties to the interest rate lock agreements. However, the Partnership does not anticipate nonperformance by the counterparties. In addition, since the variable rate in the interest rate lock agreements is not on the same basis as the variable rate indebtedness, the Partnership is exposed to losses to the extent that the LIBOR rate and the Treasury rate change independently of each other. The Partnership does not anticipate that inconsistent changes in the LIBOR rate and the Treasury rate will have a material effect.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

  Legal

     In November 1996, purported limited partners of certain of the Tender Offer English Partnerships filed a class action lawsuit against the Partnership, the General Partner, AIMCO and AIMCO/PAM Properties L.P. (collectively, the "AIMCO Parties") and J.W. English in the U.S. District Court for the Northern District of California (the "Federal Action"), alleging among other things, that the AIMCO Parties conspired with J.W. English to breach his fiduciary duty to the plaintiffs, and that the offering materials used by the AIMCO Parties in connection with the English Tender Offers contained misleading statements or omissions. The Federal Action was voluntarily dismissed, without prejudice, in favor of another purported class action filed in May 1997 by limited partners of certain of the Tender Offer English Partnerships and six additional English Partnerships. Two complaints were filed in Superior Court of the State of California (the "California

                             AIMCO PROPERTIES, L.P.

Actions") against the AIMCO Parties and the J.W. English Companies, alleging, among other things, that the consideration the AIMCO Parties offered in the English Tender Offers was inadequate and designed to benefit the J.W. English Companies at the expense of the limited partners, that certain misrepresentations and omissions were made in connection with the English Tender Offers, that the AIMCO Parties receive excessive fees in connection with their management of the properties owned by the English Partnerships, that the AIMCO Parties continue to refuse to liquidate the English Partnerships and that the English Acquisition violated the partnership agreements governing the English Partnerships and constituted a breach of fiduciary duty.

     In addition to unspecified compensation and exemplary damages, the original complaints in the California Actions sought an accounting, a constructive trust on the assets and monies acquired by the English defendants in connection with the English Acquisition, a court order removing the AIMCO Parties from management of the English Partnerships and/or ordering disposition of the properties and attorneys fees, expert fees and other costs. The AIMCO Parties intend to vigorously defend themselves in connection with these actions. The AIMCO Parties believe they are entitled to indemnity from the J.W. English Companies, subject to certain exceptions. Failure by the AIMCO Parties to prevail in the California Actions or to receive indemnification could have a material adverse effect on the Partnership's financial condition and results of operations.

     On August 4, 1997, the AIMCO Parties filed demurrers to both complaints in the California Actions. At a hearing on the demurrers on January 9, 1998, the court granted the AIMCO Parties demurrers to each of the three causes of action against it in the two complaints, with leave to amend. On February 25, 1998, the plaintiffs filed a consolidated amended class and derivative complaint for damages (the "Consolidated Amended Complaint"). The AIMCO Parties have until March 27, 1998 to file a demurrer on behalf of the AIMCO Parties defendants. See
Note 21.

     The Partnership is a party to various legal actions resulting from its operating activities. These actions are routine litigation and administrative proceedings arising in the ordinary course of business, some of which are covered by liability insurance, and none of which are expected to have a material adverse effect on the consolidated financial condition or results of operations of the Partnership.

  HUD Enforcement and Limited Denials

     A significant number of the affordable units included in the AIMCO Properties are subject to regulation by the U.S. Department of Housing and Urban Development ("HUD"). HUD has the authority to suspend or deny property owners and managers from participation in HUD programs with respect to additional assistance within a geographic region through imposition of a limited denial of participation ("LDP") by any HUD office or nationwide for violations of HUD regulatory requirements. In March 1997, HUD announced its intention to step up enforcement against property owners and managers who violate their agreements with HUD, and in July 1997, HUD announced the creation of a new department-wide enforcement division. Three HUD field offices have recently issued LDPs to NHP as a result of physical inspections and mortgage defaults at four NHP Properties, two of which are managed by the Partnership. One LDP was subsequently withdrawn and another was terminated in December 1997 after a reinspection of the property. The one remaining LDP, unless lifted, suspends the Partnership's ability to manage or acquire additional HUD-assisted properties in eastern Missouri until June 24, 1998. AIMCO has requested that HUD terminate the one remaining LDP, but HUD has so far refused to do so, and the Partnership cannot determine whether HUD will reverse that decision with respect to the affected region. Because an LDP is prospective, existing HUD agreements are not affected, so an LDP is not expected to result in the loss of management service revenue from or otherwise to affect properties that the Partnership currently manages in the subject regions. If HUD were to disapprove the Partnership as property manager for one or more affordable properties, the Partnership's ability to obtain property management revenues from new affordable properties may be impaired.

                             AIMCO PROPERTIES, L.P.

     HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations, and takes performance and compliance into account in approving management of HUD-assisted properties. In this regard, since July 1988, 29 HUD-assisted properties owned or managed by the NHP Real Estate Companies or NHP have defaulted on non-recourse HUD-insured mortgage loans. Eight of these 29 properties are also currently managed by the Partnership. An additional six properties owned or managed by the Partnership have received unsatisfactory performance ratings. As a result of the defaults and unsatisfactory ratings, a national HUD office must review any field office approval of the Partnership to act as property manager for a HUD-assisted property. The national HUD office has consistently approved NHP's applications to manage new properties, and the Partnership received HUD clearance to acquire NHP and the NHP Real Estate Companies. The Partnership believes that it enjoys a good working relationship with HUD and that the national office will continue to apply the clearance process to large management portfolios such as the Partnership, including the NHP Properties, with discretion and flexibility. While there can be no assurance, the Partnership believes that the unsatisfactory reviews and the mortgage defaults will not unsatisfactory have a material impact on its results of operations or financial condition.

     In October 1997, NHP received a subpoena from the Inspector General of HUD (the "Inspector General") requesting documents relating to any arrangement whereby NHP or any of its affiliates provides or has provided compensation to owners of HUD multi-family projects in exchange for or in connection with management of a HUD project. The Partnership believes that other owners and managers of HUD projects have received similar subpoenas. Documents relating to certain of the Partnership's acquisitions of property management rights for HUD projects may be responsive to the subpoena. The Partnership is in the process of complying with the subpoena and has provided certain documents to the Inspector General, without conceding that they are responsive to the subpoena. The Partnership believes that its operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Although the Inspector General has not initiated any action against the Partnership or, to the Partnership's knowledge, any owner of a HUD property managed by the Partnership, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on the results of operations of the Partnership.

  Environmental

     Certain of the Owned Properties, and some of the other AIMCO Properties, are located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurance that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate, onto the AIMCO Properties. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto an Owned Property. In addition, the Partnership's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin (the "City"), the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete and the Texas Natural Resources Conservation Commission ("TNRCC") has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingency plan of passive methane gas venting may be implemented by the City. The City has also conducted testing at Montecito to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by the Partnership, the groundwater does not appear to be contaminated at actionable levels. The Partnership has not incurred, and does not expect to incur, liability for the landfill investigation and remediation; however, the Partnership has relocated some of its tenants and

                             AIMCO PROPERTIES, L.P.

has installed a venting system according to the TNRCC's specifications under the buildings slabs, in connection with the present raising of four of its buildings in order to install stabilizing piers thereunder, at a total cost of approximately $550,000, which is primarily the cost for the restabilization. The restabilization was substantially completed in January 1998. The City will be responsible for monitoring the conditions of Montecito.

     All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants prior to acquisition. The audits did not reveal, nor is the Partnership aware of, any environmental liability relating to such properties that would have a material adverse effect on the Partnership's business, assets or results of operations. The Managed Properties may not have been subject to Phase I or similar environmental audits by independent environmental consultants. However, the Partnership is not aware of any environmental liability that would have a material adverse effect on its business, financial condition or results of operations relating to the Managed Properties.

     In October 1997, NHP received a letter ("the EPA Letter") from the U.S. Department of Justice ("DOJ") which stated that the U.S. Environmental Protection Agency ("EPA") has requested that the DOJ file a lawsuit against NHP alleging, among other things, that NHP violated the Clean Air Act, the National Recycling and Emissions Reduction Programs and associated regulations in connection with the employment of certain unlicensed personnel, maintenance and disposal of certain refrigerants, and record-keeping practices at two properties. A settlement in principle between NHP and EPA has been reached, whereby NHP has agreed to pay a fine of less than $0.1 million, permit the EPA to audit 40 NHP with respect to their use and disposal of such refrigerants, and continue to provide training to all maintenance workers with respect to the disposal of such refrigerants. A formal settlement agreement is expected to be executed in 1998. It is possible that the future EPA audits agreed to in the settlement could result in additional allegations by EPA of violations at such properties; however, based on the terms of the settlement agreement with DOJ, the Company anticipates that the fines, if any, resulting from such audits will be nominal.

  Lease Commitments

     Minimum payments under the terms of all noncancellable operating leases in which the Partnership is the lessee, principally for office space, at December 31, 1997 are as follows (in thousands):

1998........................................................  $  541
1999........................................................     376
2000........................................................     211
2001........................................................     170
2002........................................................     127
                                                              ------
                                                              $1,425
                                                              ======

     Total rent expense for the years ended December 31, 1997, 1996 and 1995 was $0.7 million, $0.6 million and $0.6 million, respectively.

NOTE 13 -- MINORITY INTERESTS IN OTHER PARTNERSHIPS

     Interests held by limited partners (other than the Company) in real estate partnerships controlled by the Company are reflected as Minority Interests in Other Partnerships. Net income is allocated based on the percentage interest owned by these limited partners in each respective real estate partnership.

NOTE 14 -- AIMCO REGISTRATION STATEMENTS

     In April 1997, AIMCO filed a shelf registration statement with the Securities and Exchange Commission which provides for the offering of, on a delayed or continuous basis, debt securities, Class A Common Stock, preferred stock and warrants with an aggregate value of up to $1.0 billion. The shelf registration statement was

                             AIMCO PROPERTIES, L.P.

declared effective in May 1997. As of December 31, 1997, AIMCO has issued 12,052,418 shares of Class A Common Stock and 3,150,000 shares of preferred stock under the shelf registration, the aggregate gross proceeds of which was $475.6 million. The proceeds from such offerings were contributed by AIMCO to the Partnership for 12,052,418 OP Units and 3,150,000 Preferred Units. As of December 31, 1997, up to $524.4 million of additional securities may be sold under the shelf registration.

     In February 1998, AIMCO issued 4,200,000 shares of newly created AIMCO Class D Cumulative Preferred Stock ("Class D Preferred Stock") for gross proceeds of $105.0 million (see Note 22). The proceeds from such offering were contributed by AIMCO to the Partnership for 4,200,000 Preferred Units. After giving effect to the sale of the Class D Preferred Stock, up to $419.4 million of additional securities may be sold under the shelf registration.

NOTE 15 -- PARTNERS' CAPITAL

     During 1996 AIMCO issued 895,250 shares of Class A Common Stock to certain executive officers (or entities controlled by them) at $20.75 per share, pursuant to the exercise of stock options issued under the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan. In exchange for the shares purchased, the executive officers (or entities controlled by them) executed notes payable totaling $18.6 million to AIMCO of which $11.9 million was repaid during 1997. The notes receivable were contributed by AIMCO to the Partnership in exchange for 895,250 OP Units.

     In September 1996, AIMCO's Board of Directors authorized the repurchase of up to 500,000 shares of Class A Common Stock in open market and privately negotiated purchase transactions. The stock may be purchased from time to time as market conditions warrant.

     In February 1997, AIMCO completed a public offering of 2,015,000 shares of Class A Common Stock at a public offering price of $26.75 per share. The net proceeds of approximately $51.0 million were contributed by AIMCO to the Partnership for 2,015,000 OP Units and were used to repay a portion of the Partnership's indebtedness incurred in connection with 1996 acquisitions.

     In May 1997, AIMCO sold 2,300,000 shares of Class A Common Stock at an average price of $28 per share in two public offerings. The net proceeds of approximately $63.0 million were contributed by AIMCO to the Partnership for 2,300,000 OP Units and were used to repay $56.0 million of outstanding indebtedness under the Credit Facility and to provide working capital of $7.0 million. In addition, AIMCO issued 2,142,857 shares of Class A Common Stock in connection with the acquisition of 2,866,073 shares of NHP Common Stock (see
Note 5).

     In July 1997, AIMCO sold 1,100,000 shares of Class A Common Stock to certain members of AIMCO's senior management at a price of $30 per share, the closing price of the stock on the date of purchase. In exchange for the shares purchased, such members of senior management executed notes payable to AIMCO totaling $33.0 million, of which $15.8 million has been repaid as of February 28, 1998. The notes bear interest at 7.25% per annum, payable quarterly, and mature in 2007. The notes are secured by the stock purchased and are recourse as to 25% of the original amount borrowed. The notes receivable were contributed by AIMCO to the Partnership in exchange for 1,100,000 OP Units.

     In August 1997, AIMCO sold 750,000 shares of newly created Class B Cumulative Convertible Preferred Stock ("Class B Preferred Stock") for gross proceeds of $75.0 million in cash to an institutional investor in a private transaction. The proceeds from the offering were contributed by AIMCO to the Partnership in exchange for 750,000 Class B Preferred Units and were used by the Partnership to repay outstanding indebtedness under the Credit Facility and to provide working capital. Holders of the Class B Preferred Stock (which mirror those of the Class B Preferred Units) are entitled to receive, when, as and if declared by the Board of Directors, quarterly cash distributions per share equal to the greater of $1.78125 or the cash distributions declared on the number of shares of Class A Common Stock into which one share of Class B

                             AIMCO PROPERTIES, L.P.

Preferred Stock is convertible. Each share of Class B Preferred Stock is convertible at the option of the holder, beginning in August 1998, into 3.28407 shares of Class A Common Stock, subject to certain anti-dilution adjustments. The agreement pursuant to which AIMCO issued the Class B Preferred Stock provides that the holders of such stock may require AIMCO to repurchase the Class B Preferred Stock at a price of $105 per share, plus accrued and unpaid distributions, if (i) at any time AIMCO fails to qualify as a REIT; or (ii) upon the occurrence of a change of control of AIMCO, as defined by the aforementioned agreement. The Class B Preferred Stock is senior to the Class A Common Stock as to distributions and liquidation, and is non-voting.

     In August and September 1997, AIMCO issued an aggregate of 5,052,418 shares of Class A Common Stock to institutional investors for aggregate net proceeds of $156.9 million. AIMCO used $114.4 million of such proceeds to purchase 5,717,000 shares of NHP Common Stock from ANHI, used $7.0 million to purchase 351,974 additional shares of NHP Common Stock from a third party pursuant to a stock purchase agreement, and contributed the remaining $35.5 million to the Partnership (see Note 5). An additional 61,364 shares of Class A Common Stock were subsequently issued in exchange for 82,074 shares of NHP Common Stock. In December 1997, AIMCO issued 4,554,873 shares of Class A Common Stock in connection with the NHP Merger (see Note 5). Substantially all the assets and liabilities of NHP were contributed by AIMCO to the Partnership.

     In October 1997, AIMCO issued 7,000,000 shares of Class A Common Stock. The net proceeds were contributed by AIMCO to the Partnership in exchange for 7,000,000 OP Units. Net proceeds from the sale of approximately $242.5 million were used to fund certain property acquisitions, repay outstanding indebtedness under the Credit Facility and provide working capital.

     In December 1997, AIMCO issued 2,400,000 shares of newly created Class C Cumulative Preferred Stock ("Class C Preferred Stock") for net proceeds of $58.1 million. The proceeds from the offering were contributed to the Partnership in exchange for 2,400,000 Class C Preferred Units and were used by the Partnership to repay indebtedness outstanding under the Credit Facility and to provide working capital. Holders of the Class C Preferred Stock (which mirror those of the Class C Preferred Units) are entitled to receive, when, as and if declared by the Board of Directors, annual cash distributions equal to $2.25 per share. The Class C Preferred Stock is senior to the Class A Common Stock as to distributions and liquidation, and is non-voting. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distributions by AIMCO shall be made to any holders of Class A Common Stock, the holders of the Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share, plus accrued and unpaid distributions.

     In February 1998, AIMCO issued 4,200,000 shares of Class D Cumulative Preferred Stock in a public offering. The proceeds from the offering were contributed by AIMCO to the Partnership in exchange for 4,200,000 Class D Preferred Units. (see Note 21).

     The outstanding common limited partnership units, excluding those common units held by AIMCO, have been classified as redeemable partnership units outside of permanent partners' capital in the accompanying balance sheet of the Partnership. The units are initially recorded at fair value and subsequently adjusted based on fair value at the balance sheet date as measured by the closing price of AIMCO's common stock on that date multiplied by the total number of units outstanding.

     Certain individuals and entities own common units in the Partnership. A common unit and a share of common stock of AIMCO have substantially the same economic characteristics in as much as they effectively share equally in the net income or loss of the Partnership.

     Common units are redeemable by common unitholders (other than the General Partner) at their option, subject to certain restrictions, on the basis of one common unit for either one share of common stock or cash equal to the fair value of a share at the time of redemption. AIMCO has the option to deliver shares of common stock in exchange for all or any portion of the cash requested. When a unitholder redeems a common

                             AIMCO PROPERTIES, L.P.

unit, limited partner's capital is reduced and the general partner's capital is increased. Common units held by AIMCO are not redeemable.

     The following table sets forth the changes in redeemable units for the period presented.

                                                               LIMITED
                                                               PARTNERS
                                                               --------
Redeemable Units at January 1, 1995.........................    32,047
  OP Units redeemed in exchange for AIMCO Common Stock......       (18)
  Acquisition of real estate through issuance of OP Units...     2,626
  Net income................................................     1,613
  Distributions paid to OP Unit holders.....................    (2,925)
  Adjustment to reflect limited partners' equity at
     redemption value.......................................     5,120
                                                               -------
Redeemable Units at December 31, 1995.......................    38,463
  OP Units redeemed in exchange for AIMCO Common Stock......    (3,799)
  Acquisition of real estate or interests in real estate
     partnerships through issuance of OP Units..............    32,156
  Repayment of secured note payable through issuance of OP
     Units..................................................     1,168
  Net income................................................     2,689
  Distributions paid to OP Unit holders.....................    (3,815)
  Adjustment to reflect limited partners' equity at
     redemption value.......................................    29,202
                                                               -------
Redeemable Units at December 31, 1996.......................    96,064
  OP Units redeemed in exchange for AIMCO Common Stock......    (8,621)
  Acquisition of real estate or interests in real estate
     partnerships through issuance of OP Units..............    63,375
  OP Units issued in accordance with partnership
     amendment..............................................      (123)
  Net income................................................     4,064
  Distributions paid to OP Unit holders.....................    (5,510)
  Adjustment to reflect limited partners' equity at
     redemption value.......................................    47,837
                                                               -------
Redeemable Units at December 31, 1997.......................   197,086

NOTE 16 -- STOCK OPTION PLANS AND STOCK WARRANTS

     AIMCO, from time to time, will issue stock options and stock warrants. Upon exercise of the stock options or stock warrants, AIMCO must contribute the proceeds received to the Partnership in exchange for OP Units in the same number as Class A Common Stock issued in connection with the exercised stock options or stock warrants. Therefore, the following disclosures are made pertaining to AIMCO's stock options and stock warrants.

     AIMCO has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the AIMCO's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     AIMCO's Board of Directors has adopted the 1994 Stock Option Plan of Apartment Investment and Management Company (the "1994 Plan"), the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan (the "1996 Plan"), the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Plan") and the Apartment Investment and Management

                             AIMCO PROPERTIES, L.P.

Company Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan") to attract and retain officers, key employees and independent directors. The 1994 Plan provides for the granting of a maximum of 150,000 options to purchase common shares. The 1996 Plan provides for the granting of a maximum of 500,000 options to purchase common shares. The 1997 Plan provides for the granting of a maximum of 20,000,000 options to purchase common shares. The Non-Qualified Plan provides for the granting of a maximum of 500,000 options to purchase common shares. The 1994 Plan, the 1996 Plan, the 1997 Plan and the Non-Qualified Plan allow for the grant of incentive and non-qualified stock options, and are administered by the Compensation Committee of the Board of Directors. The 1994 Plan also provides for a formula grant of the non-qualified stock options to the independent directors to be administered by the Board of Directors to the extent necessary. The exercise price of the options granted may not be less than the fair market value of the common stock at the date of grant. The term of the incentive and non-qualified options is ten years from the date of grant. The non-qualified options vest 20% per year over a five-year period with initial vesting one year from the date of grant. Terms may be modified at the discretion of the Compensation Committee of the Board of Directors.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if AIMCO had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                 1997           1996           1995
                                             ------------   ------------   ------------
Range of risk free interest rates..........  5.2% to 7.5%   5.2% to 7.5%   5.2% to 7.5%
Expected distribution yield................      6.0%           7.8%           7.8%
Volatility factor of the expected market        0.175          0.194          0.194
  price of AIMCO's common stock............
Weighted average expected life of             4.5 years      4.5 years      4.5 years
  options..................................

     The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because AIMCO's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. AIMCO's pro forma information for the options is as follows (in thousands except per share information):

                                                            1997      1996      1995
                                                           -------   -------   ------
Pro forma income attributable to OP Unitholders..........  $30,160   $14,890   $9,804
Pro forma basic earnings per OP Unit.....................  $  1.07   $  0.99   $ 0.86

     The effects of applying SFAS 123 in calculating pro forma income attributable to common shareholders and pro forma basic earnings per share may not necessarily be indicative of the effects of applying SFAS 123 to future years' earnings.

                             AIMCO PROPERTIES, L.P.

     The following table summarizes the option activity for the years ended December 31, 1997, 1996 and 1995:

                                              1997            1996            1995
                                          -------------   -------------   -------------
Outstanding at beginning of year........        505,000         108,000          86,000
AIMCO options granted...................        127,000         803,000          27,000
AIMCO options exercised.................       (342,000)       (383,000)             --
AIMCO options forfeited.................         (6,000)        (23,000)         (5,000)
NHP options assumed.....................        595,000              --              --
NHP options exercised...................        (95,000)             --              --
                                          -------------   -------------   -------------
Outstanding at end of year..............        784,000         505,000         108,000
                                          =============   =============   =============
Stock options exercisable at the end of
  year..................................        690,000         425,000          26,000
                                          =============   =============   =============
Weighted average fair value of options
  granted during the year...............          $3.24           $1.01           $1.75
Weighted average exercise price.........         $30.01          $20.74          $17.69
Exercise prices.........................  $12.36-$35.00   $20.25-$20.75   $17.12-$18.37
Weighted average remaining contractual
  life..................................     8.12 years      9.57 years      9.21 years

     At December 31, 1997, the outstanding options consisted of: (i) 500,000 NHP options assumed, with exercise prices ranging from $12.36 to $22.74 and a weighted average exercise price of $17.79, all immediately exercisable; (ii) 234,000 AIMCO options (190,000 exercisable) with exercise prices ranging from $17.125 to $27.75, a weighted average exercise price of $22.13 and a weighted average life of 8.0 years; and (iii) 50,000 AIMCO options (none exercisable) with an exercise price of $35.00 and remaining life of 9.7 years.

     On June 3, 1997, AIMCO issued warrants (the "NHP Warrants") exercisable to purchase an aggregate of 399,999 shares of Class A Common Stock at $36 per share at any time prior to June 3, 2002. The NHP Warrants were issued as part of the consideration for the NHP Real Estate Companies in a private transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof. When the NHP Warrants are exercised, the proceeds will be contributed to the Partnership for an equal number of OP Units.

     On December 2, 1997, AIMCO issued warrants (the "Oxford Warrants") exercisable to purchase up to an aggregate of 500,000 shares of Class A Common Stock at $41 per share. The Oxford Warrants were issued to affiliates of Oxford Realty Financial Group, Inc., a Maryland corporation ("Oxford"), in connection with the amendment of certain agreements pursuant to which the Partnership manages properties controlled by Oxford or its affiliates. The actual number of shares of Class A Common Stock for which the Oxford Warrants will be exercisable is based on certain performance criteria with respect to the Partnership's management arrangements with Oxford for each of the five years ending December 31, 2001. The Oxford Warrants are exercisable for six years after the determination of such criteria for each of the five years. The Oxford Warrants were issued in a private transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof. When the Oxford Warrants are exercised, the proceeds will be contributed to the Partnership for an equal number of OP Units.

NOTE 17 -- EARNINGS PER OP UNIT

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") which replaced Accounting Principles Board Opinion No. 15 ("APB 15"). Since each OP Unit may be redeemed by the holder thereof for either one share of AIMCO common stock or cash equal to the fair market value thereof at the time of such redemption, at the option of AIMCO, the Partnership applies the requirements of SFAS 128 to its calculations of its per OP Unit information. As required, the Partnership adopted SFAS 128 as of December 31, 1997.

                             AIMCO PROPERTIES, L.P.

     The Class B Preferred Units are convertible (see Note 15). The Class C Preferred Units are not convertible.

     The following table illustrates the calculation of basic and diluted earnings per unit for the years ended December 31, 1997, 1996 and 1995 (in thousands, except per unit data):

                                                         1997       1996       1995
                                                        -------    -------    -------
Numerator:
  Net income..........................................  $32,697    $15,673    $14,988
  Preferred Unit distributions........................   (2,315)        --     (5,169)
                                                        -------    -------    -------
Numerator for basic and diluted earnings per OP Unit--
  income attributable to OP Unitholders...............  $30,382    $15,673    $ 9,819
                                                        =======    =======    =======
Denominator:
  Denominator for basic earnings per OP
     Unit -- weighted average number of OP Units
     outstanding......................................   27,732     14,978     11,453
  Effect of dilutive securities:
     Employee options.................................      381         14          6
     Warrants.........................................       --          2          2
                                                        -------    -------    -------
Dilutive potential OP Units...........................      381         16          8
                                                        -------    -------    -------
Denominator for diluted earnings per OP Unit..........   28,113     14,994     11,461
                                                        =======    =======    =======
Basic earnings per common OP Unit:
  Operations..........................................  $  0.99    $  1.05    $  0.86
  Gain on disposition of properties...................     0.11         --         --
Extraordinary item....................................    (0.01)        --         --
                                                        -------    -------    -------
          Total.......................................  $  1.09    $  1.05    $  0.86
                                                        =======    =======    =======
Diluted earnings per OP Unit:
  Operations..........................................  $  0.98    $  1.04    $  0.86
  Gain on dispositions of properties..................     0.11         --         --
  Extraordinary item..................................    (0.01)        --         --
                                                        -------    -------    -------
          Total.......................................  $  1.08    $  1.04    $  0.86
                                                        =======    =======    =======

NOTE 18 -- RECENT ACCOUNTING DEVELOPMENTS

     In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") which provides guidance with respect to the calculation and presentation of comprehensive income. Comprehensive income includes all transactions affecting partners' capital, including the traditional measure of net income, and excluding contributions from and distributions to OP Unitholders. Under SFAS 130, companies will be required to present comprehensive income and its components on the face of the income statement or in a separate financial statement that is displayed with the same prominence. The Partnership has elected not to adopt the provisions of SFAS 130 as of December 31, 1997.

     In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") which redefines how business segments are identified and stipulates the content and nature of segment information to be presented in the financial statements. The Partnership has elected not to adopt the provisions of SFAS 131 as of December 31, 1997.

                             AIMCO PROPERTIES, L.P.

NOTE 19 -- TRANSACTIONS WITH AFFILIATES

     The Partnership serves as property manager for certain apartment properties owned by entities in which certain officers of AIMCO have an ownership interest. Compensation for these services is 3% to 6% of gross receipts from the properties and were $5.4 million, $0.6 million and $1.3 million for the years ending December 31, 1997, 1996 and 1995, respectively. In addition, the Partnership received consulting fees from affiliates of $0.1 million for the year ended December 31, 1995. No consulting fees from affiliates were received for 1997 or 1996.

     In 1996, the Partnership acquired the Peachtree Park Apartments in Atlanta, Georgia and the Somerset Village Apartments in Salt Lake City, Utah from entities controlled by officers of AIMCO. The aggregate consideration paid of $39.6 million consisted of $3.8 million in cash, 494,125 OP with a total recorded value of $9.9 million, and the assumption of $25.9 million of secured short-term indebtedness. In addition, the Partnership acquired the cable equipment at the Peachtree Park Apartments from an entity controlled by an officer of AIMCO in exchange for 8,243 OP Units with a recorded value $0.2 million.

     On December 1, 1997, the Partnership purchased the Foxchase Apartments for approximately $107.7 million from First Alexandria Associates, Limited Partnership. The purchase price consisted of approximately $70.0 million in assumed mortgage obligations and the remainder in OP Units. The Company serves as the general partner and a limited partner in First Alexandria Associates, Limited Partnership and has a 54% interest in the partnership.

     During 1997, in order to preserve AIMCO's REIT status, AIMCO contributed the following assets to the Partnership for OP Units. The Partnership, in turn, contributed the assets to the Unconsolidated Subsidiaries: (i) partnership interests with an estimated value of approximately $0.4 million; (ii) partnership interests, a $50.0 million promissory note and certain management agreements with an aggregate estimated value of approximately $53.7 million; and
(iii) the stock of certain corporations with an estimated value of $25.0 million.

     During July 1997, AIMCO sold 1,100,000 shares of Class A Common Stock to certain members of AIMCO's senior management at a price of $30.00 per share, the closing price of the stock on the date of the purchase. In exchange for the shares purchased, such members of senior management executed notes payable to AIMCO totaling $33.0 million, of which approximately $10.1 million has been repaid as of December 31, 1997 (see Note 15). The notes receivable were contributed by AIMCO to the Partnership in exchange for 1,100,000 OP Units.

     On August 15, 1997, the Partnership contributed stock of a captive insurance subsidiary to PAMS Inc. Certain members of AIMCO's senior management are shareholders in PAMS Inc. In order to maintain their aggregate 5% ownership interest in PAMS Inc., these individuals contributed an aggregate of $0.2 million to PAMS Inc.

     On January 21, 1998, the Partnerships sold an aggregate of 15,000 High Performance Units to a limited liability company formed by certain members of AIMCO's senior management and to AIMCO's non-employee directors, for $2.1 million in cash (see Note 21).

     On January 31, 1998, AIMCO entered into a Contribution Agreement with CK Services, Inc. ("CK") and the stockholders of CK to cause certain assets to be transferred to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and by Peter Kompaniez, AIMCO's President and Vice Chairman (see Note 21).

                             AIMCO PROPERTIES, L.P.

NOTE 20 -- EMPLOYEE BENEFIT PLANS

     The Partnership offers medical, dental, life and long-term disability benefits to employees of the Partnership through insurance coverage of company-sponsored plans. The medical and dental plans are self-funded and are administered by independent third parties. In addition, the Partnership also participates in a 401(k) defined-contribution employee savings plan. Employees who have completed six months of service are eligible to participate. The Partnership matches 50% of the participant's contributions to the plan up to a maximum of 6% of the participant's prior year compensation.

NOTE 21 -- SUBSEQUENT EVENTS

  Distribution Declared

     On January 22, 1998, AIMCO's Board of Directors, and AIMCO, as the General Partner, declared a cash distribution of $0.5625 per OP Unit (equivalent to $2.25 on an annualized basis, an increase of 21.6% per OP Unit from the 1997 annualized distribution rate) for the quarter ended December 31, 1997, payable on February 13, 1998 to OP Unitholders of record on February 6, 1998.

  Creation of New Credit Facility

     In January 1998, the Partnership replaced the existing Credit Facility with a new $50 million unsecured revolving credit facility (the "BOA Credit Facility") with Bank of America and BankBoston, N.A. The Partnership is the borrower under the BOA Credit Facility, but all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The interest rate under the BOA Credit Facility is based on either LIBOR or Bank of America's reference rate, at the election of the Partnership, plus an applicable margin (the "Margin"). The Margin ranges between 0.6% and 1.0% in the case of LIBOR based loans and between 0% and 0.5% in the case of loans based on Bank of America's reference rate, depending upon the credit rating of the Partnership's senior unsubordinated unsecured long-term indebtedness. The BOA Credit Facility expires on January 26, 2000 unless extended for successive one-year periods at the discretion of the lenders. The BOA Credit Facility provides for the conversion of the revolving facility into a three-year term loan. The financial covenants contained in the BOA Credit Facility require the Partnership to maintain a ratio of debt to gross asset value of no more than 0.55 to 1.0, an interest coverage ratio of 2.25 to 1.0 and a debt service coverage ratio of at least 2.0 to 1.0. In addition, the BOA Credit Facility limits the Partnership from distributing more than 80% of its Funds From Operations (as defined) to OP Unitholders, imposes minimum net worth requirements and provides other financial covenants related to certain unencumbered assets.

     In February 1998, the Partnership, as borrower, and AIMCO and certain single asset wholly-owned subsidiaries of the Partnership (the "Owners"), as guarantors, entered into a five year secured credit facility agreement (the "WMF Credit Facility") with Washington Mortgage Financial Group, Ltd. ("Washington Mortgage"), which provides for a $50 million revolving credit facility and conversion of all or a portion of such revolving credit facility to a base loan facility. The WMF Credit Facility provides that all the rights of Washington Mortgage are assigned to the Federal National Mortgage Association ("FNMA"), but FNMA does not assume Washington Mortgage's obligations under the WMF Credit Facility. At the Partnership's request, the commitment amount may be increased to an amount not to exceed $250 million, subject to consent of Washington Mortgage and FNMA in their sole and absolute discretion. The Partnership and affiliates have pledged their ownership interests in the Owners as security for its obligations under the WMF Credit Facility. The guarantees of the Owners are secured by assets of the Owners, including four apartment properties and two mortgage notes. Advances to the Partnership under the WMF Credit Facility are funded with the proceeds of the sale to investors of FNMA mortgage backed securities that are secured by the advance and an interest in the collateral. The interest rate on each advance is determined by investor bids for such mortgage backed securities plus a fee spread presently equal to 0.5%. The maturity date of each advance

                             AIMCO PROPERTIES, L.P.

under the revolving portion of the WMF Credit Facility is a date between three and nine months from the closing date of the advance as selected by the Partnership. Advances under the base facility mature at a date, selected by the Partnership, between ten and twenty years from the date of the advance. Subject to certain conditions, the Partnership has the right to add or substitute collateral. The WMF Credit Facility requires the Partnership to maintain a ratio of debt to gross asset value of no more than 0.55 to 1.0, an interest coverage ratio of at least 2.25 to 1.0, and a debt service coverage ratio of at least 2.0 to 1.0, imposes minimum net worth requirements and also provides other financial covenants and interest coverage ratios that are specifically related to the collateral.

  Contribution Agreement

     On January 31, 1998, AIMCO entered into a Contribution Agreement with CK Services, Inc. ("CK") and the stockholders of CK to cause certain assets to be transferred to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and by Peter Kompaniez, AIMCO's President and Vice Chairman.

     CK was created as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to its election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK. Any transfer of assets or services to CK will be at market rates and approved by the independent members of AIMCO's Board of Directors, and if market rates are difficult to ascertain, there is no guarantee that the pricing will favor AIMCO.

     Pursuant to the Contribution Agreement, AIMCO will contribute certain assets to CK and, in return, the stock of CK will be contributed to AIMCO or one of its subsidiaries. Following the contribution of CK stock, AIMCO will agree to contribute additional assets to CK with the intent of creating a stand-alone entity meeting the requirements for listing on the NYSE or NASDAQ National Market, and if AIMCO is successful in doing so, the stock of CK will be distributed to the stockholders of AIMCO. If AIMCO is unable to list the CK stock on the NYSE or NASDAQ National Market, CK will remain a direct or indirect subsidiary of AIMCO and AIMCO will pay to the former stockholders of CK an amount necessary to compensate the former CK stockholders for the value of such stock on January 31, 1998. Consummation of the transaction is subject to the approval of the independent members of AIMCO's board of directors.

  Stock Offering

     On February 19, 1998, AIMCO issued 4,200,000 shares of Class D Preferred Stock in a public offering. The net proceeds of $101.7 million from the offering were contributed by AIMCO to the Partnership in exchange for 4,200,000 Class D Preferred Units and were used to repay indebtedness under the BOA Credit Facility and to fund working capital requirements. Holders of the Class D Preferred Stock (which mirror those of the Class D Preferred Units) are entitled to receive, when, as and if declared by the Board of Directors, annual cash distributions equal to $2.1875 per share. The Class D Preferred Stock are senior to the Class A Common Shares as to distributions and liquidation. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distributions by AIMCO shall be made to any holders of Class A Common Shares, the holders of the Class D Preferred Stock shall be entitled to receive a liquidation preference of $25 per share, plus accrued and unpaid distributions.

  Property Acquisitions

     On February 4, 1998, the Partnership purchased Steeplechase Apartments, an apartment community containing 484 units, located in Tyler, Texas, for $9.8 million plus closing costs. The acquisition was funded with short-term borrowings under the BOA Credit Facility.

                             AIMCO PROPERTIES, L.P.

  Issuance of High Performance Units

     On January 21, 1998, the Partnership sold an aggregate of 15,000 High Performance Units to a limited liability company formed by certain members of AIMCO's senior management and to AIMCO's non-employee directors, for $2.1 million in cash.

  Pending Acquisition

     On March 17, 1998, AIMCO entered into a definitive merger agreement to acquire the multi-family apartment management operations, and certain property holdings, of Insignia Financial Group, Inc. ("Insignia") for approximately $910 million, including the assumption of debt. Insignia is one of the largest managers of multi-family residential properties in the United States, having a management portfolio consisting of approximately 191,000 units as of December 31, 1997.

  Arbor Station Acquisition

     On April 15, 1998, the Partnership purchased Arbor Station, a 264-unit apartment community located in Montgomery, Alabama. Total consideration paid of $11.4 million was comprised of $9.9 million in cash, and 38,237 OP units valued at $1.5 million.

  Distribution Declared

     On April 16, 1998, AIMCO's Board of Directors, and AIMCO, as the General Partner, declared a cash distribution of $0.5625 per OP Unit for the quarter ended March 31, 1998, payable on May 14, 1998 to OP Unitholders of record on May 7, 1998.

  Heather Ridge Acquisition

     On April 30, 1998, the Partnership purchased Heather Ridge II, a 72-unit apartment community located in Arlington, Texas. Total consideration paid of $2.0 million was comprised of $0.8 million in cash and the assumption of $1.2 million in mortgage indebtedness.

  Increase in Unsecured Revolving Credit Facility

     In May 1998, the Partnership increased its borrowing capacity under the BOA Credit Facility to $155.0 million for a six-month period. At the conclusion of the six-month period, the maximum borrowing capacity returns to its original $50.0 million. The interest rate to be applied to the incremental borrowings is based on either LIBOR plus a margin of 0.9% or the aforementioned Bank of America reference rate. The additional borrowing capacity will be used to facilitate the closing of the Ambassador and Insignia mergers.

  Ambassador Merger

     On May 8, 1998, the Ambassador Merger was completed. Pursuant to the Ambassador Merger Agreement, all outstanding shares of Ambassador Common Stock were converted into AIMCO Class A Common Stock, at a conversion ratio of 0.553, resulting in the issuance of up to 6,578,833 shares of AIMCO Class A Common Stock. Concurrently, all outstanding options to purchase Ambassador Common Stock were converted into options to purchase AIMCO Class A Common Stock, at the same conversion ratio, or cash. Contemporaneously, with the consummation of the Ambassador Merger, the OP Merger was consummated. Each outstanding unit of limited partnership interest in the Ambassador Operating Partnership was converted into the right to receive 0.553 OP Units, and as a result, the Ambassador Operating Partnership became a 99.9% owned subsidiary partnership of the Partnership.

                             AIMCO PROPERTIES, L.P.

  Landmark Acquisition

     On May 22, 1998, the Partnership purchased Landmark Apartments, a 101-unit apartment community located in Albuquerque, New Mexico. Total consideration paid of $5.2 million was comprised of $1.8 million in cash and 89,964 OP Units valued at $3.4 million.

  Citrus Grove Acquisition

     On June 5, 1998, the Partnership purchased Citrus Grove Apartments, a 198-unit apartment community located in Redlands, California for $7.5 million in cash.

  Villa La Paz Acquisition

     On June 5, 1998, the Partnership purchased Villa la Paz Apartments, a 96-unit apartment community located in Sun City, California for $3.8 million in cash.

  Interest Rate Lock Agreements

     Subsequent to March 31, 1998, the Partnership refinanced certain mortgage indebtedness relating to ten real estate partnerships, and realized losses under the September Hedge of approximately $3.9 million, which have been deferred and will be amortized over the life of refinanced debt.

  Legal

     In regards to the California Actions (see Note 12), at a hearing on the demurrers on January 9, 1998, the court sustained the AIMCO Parties' demurrers to each of the three causes of action in the two complaints, with leave to amend. On February 25, 1998, the plaintiffs filed a consolidated amended class and derivative complaint for damages (the "Consolidated Amended Complaint"). The Consolidated Amended Complaint has added as defendants the general partners of the English Partnerships and dropped certain defendants, including AIMCO/PAM Properties, L.P. The Consolidated Amended Complaint seeks compensatory and punitive damages and alleges six causes of action for breach of fiduciary duty (two separate causes of action), for an accounting, breach of the implied covenant of good faith and fair dealing, and for inducing breach of contract. Plaintiffs have also added allegations of alleged wrongful conduct in connection with the Partnership's second group of tender offers commenced in late 1997. On March 27, 1998, the remaining AIMCO defendants and the general partners of the English Partnerships filed demurrers to the Consolidated Amended Complaint. On May 22, 1998, the Court overruled the demurrers. Trial is scheduled to begin on October 5, 1998.

                                  SCHEDULE III
                             AIMCO PROPERTIES, L.P.

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1997
                        (IN THOUSANDS EXCEPT UNIT DATA)

                                                                                         INITIAL COST             COST
                                                                                   ------------------------    CAPITALIZED
                             DATE                              YEAR      NUMBER               BUILDINGS AND   SUBSEQUENT TO
PROPERTY NAME              ACQUIRED         LOCATION           BUILT    OF UNITS     LAND     IMPROVEMENTS     ACQUISITION
-------------              --------         --------         ---------  --------   --------   -------------   -------------
100 Forest Place.........   10/97     Oak Park, IL             1986         234    $  3,463    $   19,624             35
40th North...............   07/94     Phoenix, AZ              1970         556       2,546        14,437          1,198
Anchorage................   11/96     League City, TX          1985         264         523         9,097            123
Arbor Crossing...........   05/97     Atlanta, GA              1988         240       1,879        10,647             36
Arbors...................   10/97     Tempe, AZ                1971         200       1,092         6,189             23
Ashford Plantation.......   12/95     Atlanta, GA              1975         211       2,770         9,956            464
Bay Club.................   04/97     Aventura, FL             1990         702      10,530        60,830          1,060
Bay West.................   12/96     Tampa, FL                1975         376       1,500         7,085          1,063
Beacon Hill..............   10/97     Chamblee, GA             1978         120         928         5,261             20
Blossomtree..............   10/97     Scottsdale, AZ           1970         125         535         3,029             16
Bluffs...................   09/83     Boulder, CO              1971         232         696         7,779            364
Boardwalk................   12/95     Tamarac, FL              1986         291       3,350         8,196            886
Brandywine...............   04/83     St. Petersburg, FL       1971         477       1,423        11,336          1,436
Brant Rock...............   10/97     Houston, TX              1984          84         337         1,908             11
Brentwood................   11/96     Lake Jackson, TX         1980         104         200         3,092            210
Bridgewater..............   11/96     Tomball, TX              1978         206         333         4,033            155
Brookside Village........   04/96     Tustin, CA               1970         336       2,498        14,180          1,051
Cambridge Heights........   05/97     Natchez, MS              1979          94         249         1,413             14
Chesapeake...............   12/96     Houston, TX              1983         320         775         7,317            668
Colonnade Gardens........   10/97     Phoenix, AZ              1973         196         765         4,337             16
Copperfield..............   11/96     Houston, TX              1983         196         702         7,003            275
Copper Chase.............   12/96     Katy, TX                 1982         316       1,484        11,530            514
Coral Gardens............   04/93     Las Vegas, NV            1983         670       3,190        12,745          1,594
Country Club.............   07/94     Amarillo, TX             1984         282       1,049         5,951            535
Coventry Square..........   11/96     Houston, TX              1983         270         975         6,355            127
Crows Nest...............   11/96     League City, TX          1984         176         795         5,400             22
Cypress Landing..........   12/96     Savannah, GA             1984         200         386         7,911            880
Dolphin's Landing........   12/96     Corpus Cristi, TX        1980         218       1,740         5,589          2,943
Dunwoody.................   07/94     Atlanta, GA              1980         318       1,838        10,538            678
Easton Village...........   11/96     Houston, TX              1983         146         440         6,584            377
Eden Crossing............   11/94     Pensacola, FL            1985         200       1,111         6,332            400
Elm Creek................   05/97     Chicago, IL              1986         372       5,339        30,253             56
Fairways.................   07/94     Phoenix, AZ              1986         260       1,830        10,403          6,592
Fairways II..............   09/96     Phoenix, AZ              1996          92          --            --          5,952
Fisherman's Landing......   12/97     Bradenton, FL            1984         200       1,275         7,225             --
Fishermans Wharf.........   11/96     Clute, TX                1981         360         830         9,969            131

                                                           DECEMBER 31, 1997
                           ----------------------------------------------------------------------------------
                                        TOTAL COST                                 TOTAL COST
                           -------------------------------------                     NET OF
                                      BUILDINGS AND                ACCUMULATED    ACCUMULATED
PROPERTY NAME                LAND     IMPROVEMENTS      TOTAL      DEPRECIATION   DEPRECIATION   ENCUMBRANCES
-------------              --------   -------------   ----------   ------------   ------------   ------------
100 Forest Place.........  $  3,463    $   19,659     $   23,122     $    232      $   22,890      $ 15,600
40th North...............     2,546        15,635         18,181        2,250          15,931        10,818
Anchorage................       523         9,220          9,743        2,951           6,792         4,923
Arbor Crossing...........     1,879        10,683         12,562          287          12,275         5,410
Arbors...................     1,092         6,212          7,304           40           7,264         3,909
Ashford Plantation.......     2,770        10,420         13,190          865          12,325         7,463
Bay Club.................    10,530        61,890         72,420        1,493          70,927        49,000
Bay West.................     1,500         8,148          9,648          241           9,407              (A)
Beacon Hill..............       928         5,281          6,209           34           6,175         3,678
Blossomtree..............       535         3,045          3,580           19           3,561         2,143
Bluffs...................       696         8,143          8,839        4,919           3,920         6,192
Boardwalk................     3,350         9,082         12,432          779          11,653         9,529
Brandywine...............     1,423        12,772         14,195        4,547           9,648         6,584
Brant Rock...............       337         1,919          2,256           12           2,244         1,239
Brentwood................       200         3,302          3,502           87           3,415         1,827
Bridgewater..............       333         4,188          4,521        1,112           3,409            --
Brookside Village........     2,498        15,231         17,729          250          17,479            --
Cambridge Heights........       249         1,427          1,676           35           1,641         1,589
Chesapeake...............       775         7,985          8,760          285           8,475              (A)
Colonnade Gardens........       765         4,353          5,118           28           5,090         2,893
Copperfield..............       702         7,278          7,980        1,090           6,890         3,533
Copper Chase.............     1,484        12,044         13,528        6,124           7,404         5,666
Coral Gardens............     3,190        14,339         17,529        3,092          14,437        11,306
Country Club.............     1,049         6,486          7,535          883           6,652         4,064
Coventry Square..........       975         6,482          7,457        2,466           4,991         3,077
Crows Nest...............       795         5,422          6,217        1,527           4,690         2,922
Cypress Landing..........       386         8,791          9,177        2,472           6,705         4,377
Dolphin's Landing........     1,740         8,532         10,272          255          10,017              (A)
Dunwoody.................     1,838        11,216         13,054        1,545          11,509         7,545
Easton Village...........       690         6,711          7,401        1,266           6,135         2,931
Eden Crossing............     1,111         6,732          7,843          858           6,985         5,959
Elm Creek................     5,339        30,309         35,648          836          34,812              (C)
Fairways.................     1,830        16,995         18,825        1,565          17,260         6,405
Fairways II..............        --         5,952          5,952           --           5,952            --
Fisherman's Landing......     1,275         7,225          8,500           --           8,500            --
Fishermans Wharf.........       830        10,100         10,930        3,482           7,448         3,575

 See Report of Independent Auditors and accompanying notes to the consolidated financial statements.


                                                                                         INITIAL COST             COST
                                                                                   ------------------------    CAPITALIZED
                             DATE                              YEAR      NUMBER               BUILDINGS AND   SUBSEQUENT TO
PROPERTY NAME              ACQUIRED         LOCATION           BUILT    OF UNITS     LAND     IMPROVEMENTS     ACQUISITION
-------------              --------         --------         ---------  --------   --------   -------------   -------------
Fondren Court............   11/96     Houston, TX              1979         429       1,349         9,355            423
Foothills................   10/97     Tucson, AZ               1982         270       1,203         6,817             19
Foxbay...................   10/97     Tucson, AZ               1983         232         700         3,966             22
Foxchase.................   05/97     Alexandria, VA           1947       2,113      39,390        68,354            890
Foxtree..................   10/97     Tempe, AZ                1976         487       2,505        14,194             30
Frankford Place..........   07/94     Dallas, TX               1982         274       1,125         6,382            673
Freedom Place Club.......   10/97     Jacksonville, FL         1988         352       2,289        12,970             24
Garden Terrace...........   07/94     Bowie, TX                1978          20          49           280             23
Greens of Naperville.....   05/97     Naperville, IL           1986         400       3,756        21,284             60
Green Tree...............   12/96     Carrollton, TX           1983         365       1,909        14,842            398
Hampton Hill.............   11/96     Houston, TX              1984         332       1,574         8,408            773
Hastings Place...........   11/96     Houston, TX              1984         176         734         3,382            312
Hazeltree................   10/97     Phoenix, AZ              1970         310         997         5,650             18
Heather Ridge............   12/96     Arlington, TX            1983         180         655         5,455             (4)
Hiddentree...............   10/97     East Lansing, MI         1966         261       1,470         8,330             16
Highland Park............   12/96     Ft. Worth, TX            1985         500       3,234        19,536            261
Hillmeade................   11/94     Nashville, TN            1985         288       2,872        16,066          1,214
Hills....................   10/97     Austin, TX               1983         329       1,367         7,747             22
Islandtree...............   10/97     Whitemarsh Island, GA    1985         216       1,267         7,181             18
Jefferson Place..........   11/94     Baton Rouge, LA          1985         234       2,696        15,115          1,215
Lake Crossing............   05/97     Atlanta, GA              1988         300       2,046        11,596             45
Lakehaven I..............   05/97     Carol Stream, IL         1984         144       1,071         6,069             21
Lakehaven II.............   05/97     Carol Stream, IL         1985         348       2,680        15,189             53
Las Brisas...............   07/94     Casa Grande, AZ          1985         132         573         3,260            131
Las Brisas...............   12/95     San Antonio, TX          1983         176       1,100         5,454            311
Lexington................   07/94     San Antonio, TX          1981          72         311         1,764             75
Los Arboles..............   09/97     Chandler, AZ             1985         432       1,662         9,418             67
Meadowcreek..............   04/85     Boulder, CO              1972         332       1,387        10,027            692
Meadows..................   12/96     Austin, TX               1983         100         417         4,563            151
Montecito................   07/94     Austin, TX               1985         268       1,268         7,194          1,180
Morton Towers............   09/97     Miami Beach, FL          1960       1,277       8,736        49,774            285
Newberry Park............   05/97     Chicago, IL              1985          84         181         1,027             13
Newport..................   07/94     Phoenix, AZ              1986         204         800         4,554            394
Oak Falls................   11/96     Spring, TX               1983         144         514         3,585            201
Olmos Club...............   10/97     San Antonio, TX          1983         134         322         1,825             13
Olympiad.................   11/94     Montgomery, AL           1986         176       1,046         5,958            415
Orchidtree...............   10/97     Scottsdale, AZ           1971         278       2,314        13,112             20
Paradise Palms...........   07/94     Phoenix, AZ              1970         130         647         3,684            300
Park at Cedar Lawn.......   11/96     Galveston, TX            1985         192         769         5,073            (15)
Parliament Bend..........   07/94     San Antonio, TX          1980         232         765         4,342            405
Peachtree Park...........    1/96     Atlanta, GA            1962/1995      295       4,681        12,957          1,355
Penn Square..............   12/94     Albuquerque, NM          1982         210       1,128         6,478            488
Peppermill Place.........   11/96     Houston, TX              1983         224         406         3,957            208
Pine Creek...............   10/97     Clio, MI                 1978         233         852         4,830             14
Pleasant Ridge...........   11/94     Little Rock, AR          1982         200       1,660         9,464            580

                                                           DECEMBER 31, 1997
                           ----------------------------------------------------------------------------------
                                        TOTAL COST                                 TOTAL COST
                           -------------------------------------                     NET OF
                                      BUILDINGS AND                ACCUMULATED    ACCUMULATED
PROPERTY NAME                LAND     IMPROVEMENTS      TOTAL      DEPRECIATION   DEPRECIATION   ENCUMBRANCES
-------------              --------   -------------   ----------   ------------   ------------   ------------
Fondren Court............     1,349         9,778         11,127        5,044           6,083         5,528
Foothills................     1,203         6,836          8,039           44           7,995         3,929
Foxbay...................       700         3,988          4,688           25           4,663         3,254
Foxchase.................    39,390        69,244        108,634        1,169         107,465        68,796
Foxtree..................     2,505        14,224         16,729           91          16,638         9,062
Frankford Place..........     1,125         7,055          8,180          967           7,213         4,003
Freedom Place Club.......     2,289        12,994         15,283           83          15,200         7,104
Garden Terrace...........        49           303            352           41             311            --
Greens of Naperville.....     3,756        21,344         25,100          249          24,851        16,182
Green Tree...............     1,909        15,240         17,149        4,524          12,625         7,534
Hampton Hill.............     2,130         8,625         10,755        3,840           6,915         4,188
Hastings Place...........       734         3,694          4,428        1,068           3,360         2,689
Hazeltree................       997         5,668          6,665           36           6,629         4,133
Heather Ridge............       655         5,451          6,106        1,994           4,112         2,630
Hiddentree...............     1,470         8,346          9,816           53           9,763         4,497
Highland Park............     3,234        19,797         23,031        8,089          14,942         9,492
Hillmeade................     2,872        17,280         20,152        2,151          18,001        11,091
Hills....................     1,367         7,769          9,136           50           9,086         8,247
Islandtree...............     1,267         7,199          8,466           46           8,420         4,293
Jefferson Place..........     2,696        16,330         19,026        2,023          17,003         9,543
Lake Crossing............     2,046        11,641         13,687          312          13,375        11,628
Lakehaven I..............     1,071         6,090          7,161           69           7,092              (C)
Lakehaven II.............     2,680        15,242         17,922          172          17,750              (C)
Las Brisas...............       573         3,391          3,964          468           3,496              (B)
Las Brisas...............     1,100         5,765          6,865          480           6,385         3,382
Lexington................       311         1,839          2,150          260           1,890         1,067
Los Arboles..............     1,662         9,485         11,147           95          11,052            --
Meadowcreek..............     1,387        10,719         12,106        3,458           8,648         7,928
Meadows..................       417         4,714          5,131        1,273           3,858         2,111
Montecito................     1,268         8,374          9,642        1,064           8,578         5,030
Morton Towers............     8,736        50,059         58,795          670          58,125            --
Newberry Park............       181         1,040          1,221           26           1,195         8,621
Newport..................       800         4,948          5,748          680           5,068         2,601
Oak Falls................       514         3,786          4,300        1,097           3,203         2,767
Olmos Club...............       322         1,838          2,160           12           2,148         1,272
Olympiad.................     1,046         6,373          7,419          802           6,617         5,325
Orchidtree...............     2,314        13,132         15,446           84          15,362         7,404
Paradise Palms...........       647         3,984          4,631          550           4,081         2,335
Park at Cedar Lawn.......       769         5,058          5,827        1,227           4,600         2,781
Parliament Bend..........       765         4,747          5,512          655           4,857              (B)
Peachtree Park...........     4,684        14,309         18,993        1,065          17,928              (A)
Penn Square..............     1,128         6,966          8,094          854           7,240         4,224
Peppermill Place.........       406         4,165          4,571        1,063           3,508         3,615
Pine Creek...............       852         4,844          5,696           31           5,665         2,438
Pleasant Ridge...........     1,660        10,044         11,704        1,265          10,439         6,700

 See Report of Independent Auditors and accompanying notes to the consolidated financial statements.


                                                                                         INITIAL COST             COST
                                                                                   ------------------------    CAPITALIZED
                             DATE                              YEAR      NUMBER               BUILDINGS AND   SUBSEQUENT TO
PROPERTY NAME              ACQUIRED         LOCATION           BUILT    OF UNITS     LAND     IMPROVEMENTS     ACQUISITION
-------------              --------         --------         ---------  --------   --------   -------------   -------------
Pleasant Valley..........   11/94     Little Rock, AR          1985         112         907         5,069            708
Point West...............   05/97     Lenexa, KS               1985         172         979         5,548             26
Polo Park................   10/97     Midland, TX              1983         184         800         4,532             17
Prairie Hills............   07/94     Albuquerque, NM          1985         260       1,680         9,633            391
Pride Gardens............   05/97     Jackson, MS              1975          76         265         1,502             12
Quailtree................   10/97     Phoenix, AZ              1978         184         659         3,735             17
Randol Crossing..........   12/96     Ft. Worth, TX            1984         160         782         5,742             18
Ridge Crest..............   12/96     Denton, TX               1983         152         612         5,642            159
Rillito Village..........   07/94     Tucson, AZ               1985         272       1,220         6,947            225
Rivercrest...............   10/97     Tucson, AZ               1984         210         751         4,253             10
Riverside................   07/94     Denver, CO               1987         248       1,553         8,828            752
Riverwalk................   12/95     Little Rock, AR          1988         262       1,075         9,295            333
Royal Palms..............   07/94     Phoenix, AZ              1985         152         832         4,730            165
Sand Castles.............   10/97     League City, TX          1987         138         978         5,541             16
Sand Pebble..............   10/97     El Paso, TX              1983         208         861         4,879             25
Sandpiper Cove...........   05/97     West Palm Beach, FL      1987         416       4,006        22,701             63
Sawgrass.................   07/97     Orlando, FL              1986         208       1,443         8,157             73
Seaside Point............   11/96     Galveston, TX            1985         102         295         2,994            188
Seasons..................   10/95     San Antonio, TX          1976         280         974         5,749            453
Shadetree................   10/97     Tempe, AZ                1965         123         591         3,349             18
Shadow Lake..............   10/97     Greensboro, NC           1988         136       1,054         5,972             19
Signature Point..........   11/96     League City, TX          1994         304       2,160        13,627             53
Silktree.................   10/97     Phoenix, AZ              1979          86         421         2,383             16
Snug Harbor..............   12/95     Las Vegas, NV            1990          64         750         2,966            253
Somerset Village.........    5/96     Salt Lake City, UT       1985         486       4,375        17,600            526
South Willow.............   07/94     Salt Lake City, UT       1987         440       2,218        12,612            783
Southridge...............   12/96     Greenville, TX           1984         160         565         5,787             70
Spectrum Pointe..........   07/94     Atlanta, GA              1984         196       1,029         5,903            356
Stirling Court...........   11/96     Houston, TX              1984         228         946         5,958            283
Stonebrook...............   06/97     Orlando, FL              1991         244       1,583         9,046            147
Stonehaven...............   11/96     Houston, TX              1972         337       1,197        11,236         (2,550)
Stoney Brook.............   11/96     Houston, TX              1972         113         579         3,871            279
Summer Chase.............   05/97     Fort Smith, AR           1974          72         170           962             11
Sun Grove................   07/94     Phoenix, AZ              1986          86         659         3,749            132
Sun Katcher..............   12/95     Jacksonville, FL         1972         360         578         3,440          5,620
Sun Valley...............   07/94     Salt Lake City, UT       1985         430       1,306         7,434            328
Sunbury Downs............   11/96     Houston, TX              1982         240         565         4,380            183
Sunchase-Clearwater......   11/94     Clearwater, FL           1985         461       2,177        19,641            845
Sunchase-East............   11/94     Orlando, FL              1985         296         927         8,361            679
Sunchase-North...........   11/94     Orlando, FL              1985         324       1,013         9,142            610
Sunchase-Tampa...........   11/94     Tampa, FL                1985         216         757         6,831            523
Surry Oaks...............   10/97     Bedford, TX              1983         152         628         3,560             18
Swiss Village............   11/96     Houston, TX              1972         360       1,011        11,310           (941)
Tall Timbers.............   10/97     Houston, TX              1982         256       1,238         7,016             17
Tara Bridge..............   05/97     Atlanta, GA              1988         220       1,610         9,124             33

                                                           DECEMBER 31, 1997
                           ----------------------------------------------------------------------------------
                                        TOTAL COST                                 TOTAL COST
                           -------------------------------------                     NET OF
                                      BUILDINGS AND                ACCUMULATED    ACCUMULATED
PROPERTY NAME                LAND     IMPROVEMENTS      TOTAL      DEPRECIATION   DEPRECIATION   ENCUMBRANCES
-------------              --------   -------------   ----------   ------------   ------------   ------------
Pleasant Valley..........       907         5,777          6,684          709           5,975         3,465
Point West...............       979         5,574          6,553           64           6,489         5,650
Polo Park................       800         4,549          5,349           29           5,320         2,324
Prairie Hills............     1,680        10,024         11,704        1,379          10,325         7,333
Pride Gardens............       265         1,514          1,779           38           1,741           912
Quailtree................       659         3,752          4,411           24           4,387         2,252
Randol Crossing..........       782         5,760          6,542        1,878           4,664         2,485
Ridge Crest..............       612         5,801          6,413        1,906           4,507         2,507
Rillito Village..........     1,220         7,172          8,392          995           7,397         4,062
Rivercrest...............       751         4,263          5,014           27           4,987         2,869
Riverside................     1,553         9,580         11,133        1,308           9,825         6,046
Riverwalk................     1,075         9,628         10,703          841           9,862         5,688
Royal Palms..............       832         4,895          5,727          687           5,040         3,561
Sand Castles.............       978         5,557          6,535           36           6,499         3,156
Sand Pebble..............       861         4,904          5,765           31           5,734         2,756
Sandpiper Cove...........     4,006        22,764         26,770          627          26,143        16,068
Sawgrass.................     1,443         8,230          9,673          160           9,513         4,980
Seaside Point............       295         3,182          3,477          793           2,684            --
Seasons..................       982         6,194          7,176          512           6,664         4,534
Shadetree................       591         3,367          3,958           21           3,937         2,098
Shadow Lake..............     1,054         5,991          7,045           38           7,007         3,295
Signature Point..........     2,160        13,680         15,840        1,671          14,169         7,472
Silktree.................       421         2,399          2,820           15           2,805         1,585
Snug Harbor..............       750         3,219          3,969          268           3,701         2,076
Somerset Village.........     4,375        18,126         22,501        1,104          21,397         8,537
South Willow.............     2,218        13,395         15,613        1,827          13,786         8,379
Southridge...............       565         5,857          6,422        2,212           4,210         2,132
Spectrum Pointe..........     1,029         6,259          7,288          816           6,472         4,357
Stirling Court...........       946         6,241          7,187        2,709           4,478         3,598
Stonebrook...............     1,583         9,193         10,776          225          10,551         6,374
Stonehaven...............     1,197         8,686          9,883          675           9,208         4,160
Stoney Brook.............       579         4,150          4,729          953           3,776           741
Summer Chase.............       170           973          1,143           23           1,120           694
Sun Grove................       659         3,881          4,540          546           3,994              (B)
Sun Katcher..............       578         9,060          9,638          142           9,496              (A)
Sun Valley...............     1,306         7,762          9,068          939           8,129         5,600
Sunbury Downs............       565         4,563          5,128        1,001           4,127         2,491
Sunchase-Clearwater......     2,177        20,486         22,663        1,377          21,286        17,550
Sunchase-East............       927         9,040          9,967        1,126           8,841         9,210
Sunchase-North...........     1,013         9,752         10,765        1,218           9,547        12,354
Sunchase-Tampa...........       757         7,354          8,111          945           7,166         7,384
Surry Oaks...............       628         3,578          4,206           23           4,183         2,346
Swiss Village............     1,011        10,369         11,380        3,655           7,725         4,596
Tall Timbers.............     1,238         7,033          8,271           45           8,226         4,180
Tara Bridge..............     1,610         9,157         10,767          246          10,521         7,694

 See Report of Independent Auditors and accompanying notes to the consolidated financial statements.


                                                                                         INITIAL COST             COST
                                                                                   ------------------------    CAPITALIZED
                             DATE                              YEAR      NUMBER               BUILDINGS AND   SUBSEQUENT TO
PROPERTY NAME              ACQUIRED         LOCATION           BUILT    OF UNITS     LAND     IMPROVEMENTS     ACQUISITION
-------------              --------         --------         ---------  --------   --------   -------------   -------------
Timbermill...............   10/95     San Antonio, TX          1982         296         778         4,674            501
Timbertree...............   10/97     Phoenix, AZ              1980         387       2,334        13,229             25
Township at Highlands....   11/96     Denver, CO               1986         119       1,058        11,166            418
Tustin Woods.............   06/97     Tustin, CA               1971         292       6,279        15,373          1,614
Twinbridge...............   10/97     Tucson, AZ               1982         104         310         1,757             11
Villa Ladera.............    1/96     Albuquerque, NM          1985         280       1,765        10,013            738
Village Creek............   07/94     Denver, CO               1987         324       2,446        13,901            843
Village Park Towers......   10/97     North Miami, FL          1979         871       3,173        17,978             38
Vinings..................   06/97     Aventura, FL             1991         180       4,504        11,702             97
Walnut Springs...........   12/96     San Antonio, TX          1983         224         851         8,076            176
Waterford................   11/96     Houston, TX              1984         312         533         5,692            127
Wickertree...............   10/97     Phoenix, AZ              1983         226       1,225         6,944             25
Wildflower...............   10/97     Midland, TX              1982         264         705         3,996             25
Williams Cove............   07/94     Dallas, TX               1984         260       1,227         6,972            409
Windsor Landing..........   10/97     Morrow, GA               1991         200       1,641         9,298             20
Windward at the
 Village.................   10/97     West Palm Beach, FL      1988         196       1,595         9,037             15
Woodhill.................   12/96     Denton, TX               1985         352       1,578        13,199            408
Woodhollow...............   10/97     Austin, TX               1974         108         658         3,728             12
Woodland Ridge...........   12/96     Irving, TX               1984         130       1,021         4,507             78
Woodlands-Odessa.........   07/94     Odessa, TX               1982         232         676         3,835            532
Woodlands-Tyler..........   07/94     Tyler, TX                1984         256       1,029         5,845            405
Wydewood.................   10/97     Midland, TX              1982         218         519         2,943             15
Yorktree.................   10/97     Carol Stream, IL         1972         293       1,968        11,151             23
                                                                                      1,029
                                                                         ------    --------    ----------        -------
 Sub-total...............                                                40,039     257,534     1,329,755         62,251
                                                                         ------    --------    ----------        -------
Properties under
 development or held for
 development:
 Fairways III land.......   07/94                                                     2,303            --             --
 Morton Towers land......    9/97                                                     4,446            --            401
 Villa Ladera land.......   03/96                                                       470             9             38
                                                                         ------    --------    ----------        -------
       Total.............                                                40,039    $264,753    $1,329,764        $62,690
                                                                         ======    ========    ==========        =======

                                                           DECEMBER 31, 1997
                           ----------------------------------------------------------------------------------
                                        TOTAL COST                                 TOTAL COST
                           -------------------------------------                     NET OF
                                      BUILDINGS AND                ACCUMULATED    ACCUMULATED
PROPERTY NAME                LAND     IMPROVEMENTS      TOTAL      DEPRECIATION   DEPRECIATION   ENCUMBRANCES
-------------              --------   -------------   ----------   ------------   ------------   ------------
Timbermill...............       778         5,175          5,953          431           5,522              (A)
Timbertree...............     2,334        13,254         15,588           85          15,503         8,035
Township at Highlands....     1,058        11,584         12,642        2,187          10,455         9,019
Tustin Woods.............     6,279        16,987         23,266        1,251          22,015              (A)
Twinbridge...............       310         1,768          2,078           11           2,067         1,159
Villa Ladera.............     1,765        10,751         12,516          855          11,661         5,646
Village Creek............     2,446        14,744         17,190        2,014          15,176              (B)
Village Park Towers......     3,173        18,016         21,189           --          21,189              (A)
Vinings..................     4,504        11,799         16,303          275          16,028         7,956
Walnut Springs...........       851         8,252          9,103        2,329           6,774         4,859
Waterford................       533         5,819          6,352        1,582           4,770         4,068
Wickertree...............     1,225         6,969          8,194           45           8,149         4,224
Wildflower...............       705         4,021          4,726           26           4,700         2,116
Williams Cove............     1,227         7,381          8,608        1,052           7,556         3,928
Windsor Landing..........     1,641         9,318         10,959           60          10,899         5,554
Windward at the
 Village.................     1,595         9,052         10,647           91          10,556         4,810
Woodhill.................     1,578        13,607         15,185        4,782          10,403         5,903
Woodhollow...............       658         3,740          4,398           24           4,374         2,133
Woodland Ridge...........     1,021         4,585          5,606        1,542           4,064         2,109
Woodlands-Odessa.........       676         4,367          5,043          574           4,469              (B)
Woodlands-Tyler..........     1,029         6,250          7,279          868           6,411         4,255
Wydewood.................       519         2,958          3,477           19           3,458         1,671
Yorktree.................     1,968        11,174         13,142           72          13,070         6,766
                              1,029                        1,029                        1,029            88
                           --------    ----------     ----------     --------      ----------      --------
 Sub-total...............   258,351     1,391,189      1,649,540      153,285       1,496,255       755,431
                           --------    ----------     ----------     --------      ----------      --------
Properties under
 development or held for
 development:
 Fairways III land.......     2,303                        2,303                        2,303
 Morton Towers land......     4,446           401          4,847                        4,847
 Villa Ladera land.......       470            47            517                          517
                           --------    ----------     ----------     --------      ----------      --------
       Total.............  $265,570    $1,391,637     $1,657,207     $153,285      $1,503,922      $755,431
                           ========    ==========     ==========     ========      ==========      ========

---------------

(A)  Pledged as security for the Credit Facility.

(B)  Pledges as additional collateral for secured tax-exempt financing.

(C)  Debt is owned by AIMCO and is therefore eliminated in consolidation.

 See Report of Independent Auditors and accompanying notes to the consolidated financial statements.

                             AIMCO PROPERTIES, L.P.

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               1997         1996        1995
                                                            ----------    --------    --------
REAL ESTATE
  Balance at beginning of year............................  $  865,222    $477,162    $406,067
  Additions during the year:
     Real estate acquisitions.............................     786,571     388,574      63,351
     Additions............................................      26,808      17,993       7,744
     Dispositions.........................................     (21,394)    (18,507)         --
                                                            ----------    --------    --------
  Balance at end of year..................................  $1,657,207    $865,222    $477,162
                                                            ==========    ========    ========
ACCUMULATED DEPRECIATION
  Balance at beginning of year............................  $  120,077    $ 28,737    $ 13,699
  Additions during the year:
     Depreciation.........................................      37,741      19,556      15,038
     Additions............................................          --      73,189          --
     Dispositions.........................................      (4,533)     (1,405)         --
                                                            ----------    --------    --------
  Balance at end of year..................................  $  153,285    $120,077    $ 28,737
                                                            ==========    ========    ========

   See Report of Independent Auditors and accompanying notes to consolidated financial statements.

                             AIMCO PROPERTIES, L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Real Estate, net of accumulated depreciation of $297,895 and
  $153,285 (See Note 3).....................................  $2,287,309     $1,503,922
Property held for sale......................................      35,695          6,284
Investments in securities (see Note 4)......................       5,767         22,144
Investments in and notes receivable from unconsolidated
  subsidiaries (see Note 5).................................     108,105         84,459
Investments in and notes receivable from unconsolidated real
  estate partnerships (see Note 6)..........................     243,799        212,150
Cash and cash equivalents...................................      49,320         37,088
Restricted cash.............................................      75,123         24,229
Accounts receivable.........................................      26,201         28,656
Deferred financing costs....................................      22,629         12,793
Goodwill, net of accumulated amortization of $3,171 and
  $522......................................................     122,068        125,239
Other assets................................................      78,725         43,546
                                                              ----------     ----------
          Total assets......................................  $3,054,741     $2,100,510
                                                              ==========     ==========

                           LIABILITIES AND PARTNERS' CAPITAL

Secured notes payable (see Note 7)..........................  $  751,337     $  681,421
Secured tax-exempt bond financing (see Note 8)..............     394,662         74,010
Unsecured short-term financing (see Note 9).................     118,476             --
Secured short-term financing................................      50,000         53,099
                                                              ----------     ----------
Total indebtedness..........................................   1,314,475        808,530
                                                              ----------     ----------
Accounts payable, accrued and other liabilities.............     155,129         88,170
Resident security deposits and prepaid rents................      12,882         10,213
                                                              ----------     ----------
          Total liabilities.................................   1,482,486        906,913
                                                              ----------     ----------
Commitments and contingencies (see Note 12).................          --             --
Minority interest (see Note 13).............................      43,167         36,335
Redeemable Partnership Units (see Note 14)..................     238,369        197,086
Partners' Capital (see Note 14)
  General and Special Limited Partner.......................   1,032,073        827,280
  Preferred Units...........................................     258,863        134,579
  Accumulated other comprehensive income....................        (217)        (1,683)
                                                              ----------     ----------
          Total partners' capital...........................   1,290,719        960,176
                                                              ----------     ----------
          Total liabilities and partners' capital...........  $3,054,741     $2,100,510
                                                              ==========     ==========

          See accompanying notes to consolidated financial statements.

                             AIMCO PROPERTIES, L.P.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)
                                  (UNAUDITED)

                                                              FOR THE THREE            FOR THE SIX
                                                               MONTHS ENDED            MONTHS ENDED
                                                           --------------------    --------------------
                                                           JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                                             1998        1997        1998        1997
                                                           --------    --------    --------    --------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues.......................  $ 89,928    $ 41,679    $161,264    $ 79,719
Property operating expenses..............................   (33,334)    (16,704)    (59,643)    (31,160)
Owned property management expenses.......................    (2,581)     (1,413)     (4,713)     (2,734)
Depreciation.............................................   (20,312)     (7,591)    (34,289)    (15,046)
                                                           --------    --------    --------    --------
Income from property operations..........................    33,701      15,971      62,619      30,779
                                                           --------    --------    --------    --------
SERVICE COMPANY BUSINESS
Management fees and other income.........................     4,741       3,161       9,562       5,605
Management and other expenses............................    (3,509)     (1,223)     (5,470)     (2,643)
Partnership overhead allocation..........................       (49)       (147)       (196)       (294)
Other assets and depreciation............................        --         (73)         (3)       (161)
                                                           --------    --------    --------    --------
Income from service company business.....................     1,183       1,718       3,893       2,507
Minority interests in service company business...........        --          (1)         (1)         (2)
                                                           --------    --------    --------    --------
Partnership's share of income from service company
  business...............................................     1,183       1,717       3,892       2,505
                                                           --------    --------    --------    --------
General and administrative expenses......................    (2,129)       (433)     (4,103)       (784)
Interest expense.........................................   (19,337)    (11,152)    (34,778)    (20,604)
Interest income..........................................     5,274         834      11,350       1,341
Minority interest in other partnerships..................        66        (196)       (516)       (565)
Equity in losses of unconsolidated partnerships..........    (4,028)       (379)     (4,681)       (379)
Equity in earnings of unconsolidated subsidiaries........     1,541         (86)      5,609         (86)
Amortization of goodwill.................................    (1,677)       (237)     (3,394)       (474)
                                                           --------    --------    --------    --------
Income from operations...................................    14,594       6,039      35,998      11,733
Gain on disposition of properties........................        --          --       2,526          --
                                                           --------    --------    --------    --------
Income before extraordinary item.........................    14,594       6,039      38,524      11,733
Extraordinary item -- early extinguishment of debt.......        --          --          --        (269)
                                                           --------    --------    --------    --------
Net income...............................................  $ 14,594    $  6,039    $ 38,524    $ 11,464
                                                           ========    ========    ========    ========
Net income attributable to Preferred Unitholders.........  $  4,969    $     --    $  8,650    $     --
                                                           --------    --------    --------    --------
Net income attributable to OP Unitholders................  $  9,625    $  6,039    $ 29,874    $ 11,464
                                                           ========    ========    ========    ========
Net income...............................................  $ 14,594    $  6,039    $ 38,524    $ 11,464
Other comprehensive income:
  Unrealized loss on investment in securities............     1,626          --       1,466          --
                                                           --------    --------    --------    --------
Comprehensive income.....................................  $ 16,220    $  6,039    $ 39,990    $ 11,464
                                                           ========    ========    ========    ========
Basic earnings per OP Unit...............................  $   0.19    $   0.26    $   0.61    $   0.53
                                                           ========    ========    ========    ========
Diluted earnings per OP Unit.............................  $   0.19    $   0.26    $   0.61    $   0.53
                                                           ========    ========    ========    ========
Weighted average OP Units outstanding....................    51,159      23,387      48,812      21,455
                                                           ========    ========    ========    ========
Weighted average OP Units and OP Unit equivalents
  outstanding............................................    51,400      23,525      49,015      21,590
                                                           ========    ========    ========    ========
Distributions paid per OP Unit...........................  $ 0.5625    $ 0.4625    $  1.125    $  0.925
                                                           ========    ========    ========    ========

          See accompanying notes to consolidated financial statements.

                             AIMCO PROPERTIES, L.P.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                1998        1997
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................  $  38,524   $  11,464
                                                              ---------   ---------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     38,666      17,067
    Gain on disposition of property.........................     (2,526)         --
    Minority interests......................................        516         565
    Equity in losses of unconsolidated partnerships.........      4,681         379
    Equity in earnings of unconsolidated subsidiaries.......     (5,609)         86
    Extraordinary loss on early extinguishment of debt......         --         269
    (Increase) decrease in restricted cash..................    (15,375)        814
    Decrease (increase) in accounts receivable..............     12,310      (1,742)
    (Increase) decrease in other assets.....................    (22,735)     (8,707)
    Decrease in accounts payable, accrued and other
      liabilities...........................................    (36,385)      3,219
    (Decrease) increase in resident security deposits and
      prepaid rents.........................................     (6,229)      1,621
                                                              ---------   ---------
         Total adjustments..................................    (32,686)     13,571
                                                              ---------   ---------
         Net cash provided by operating activities..........      5,838      25,035
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of real estate.........................     11,206          --
  Purchase of real estate...................................    (30,405)    (52,195)
  Purchase of or advances on notes receivable...............    (64,914)         --
  Cash received in connection with Ambassador Merger........      4,492          --
  Proceeds from repayments of notes receivable..............     18,087          --
  Purchase of general and limited partnership interests.....    (10,894)    (45,426)
  Additions to property held for sale.......................     (1,886)       (354)
  Capital replacements......................................    (13,538)     (2,915)
  Initial capital expenditures..............................     (7,965)     (2,716)
  Construction in progress and capital enhancements.........     (5,263)     (3,766)
  Purchase of office equipment and leasehold improvements...         --        (762)
  Proceeds from sale of property held for sale..............        411          --
                                                              ---------   ---------
         Net cash used in investing activities..............   (100,669)   (108,134)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of OP Units, net of underwriting
    and offering costs......................................      9,004     114,335
  Proceeds from issuance of Class D Preferred Units, net of
    underwriting and offering costs.........................    100,294          --
  Proceeds from issuance of High Performance Units..........      1,978          --
  Principal repayments received on notes due from Officers
    on OP Unit purchases....................................      5,730      11,619
  Repurchase of OP Units....................................     (5,982)         --
  Proceeds from secured notes payable borrowings............     32,284      86,111
  Net Proceeds from unsecured short-term financing..........         --      20,500
  Net borrowings on the Partnership's revolving credit
    facilities..............................................    100,913      26,100
  Principal repayments on secured notes payable.............    (51,582)     (2,554)
  Principal repayments on secured tax-exempt bond
    financing...............................................       (979)       (698)
  Repayments on secured short-term financing................    (19,099)   (146,261)
  Payment of loan costs, net of proceeds from interest rate
    hedge...................................................     (6,659)      2,214
  Payment of distributions to limited partners..............     (6,283)     (2,492)
  Payment of distributions to OP Unitholders................    (46,672)    (17,424)
  Payment of Preferred Unit distributions...................     (5,884)         --
                                                              ---------   ---------
         Net cash provided by financing activities..........    107,063      91,450
                                                              ---------   ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     12,232       8,351
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     37,088      13,170
                                                              ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  49,320   $  21,521
                                                              =========   =========

          See accompanying notes to consolidated financial statements.

                             AIMCO PROPERTIES L.P.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
        (IN THOUSANDS EXCEPT SHARE AND OPERATING PARTNERSHIP UNIT DATA)

1998 NON CASH INVESTING AND FINANCING ACTIVITIES

PURCHASE OF REAL ESTATE

Secured notes payable assumed in connection with purchase of real estate...............................................  $48,157
Real estate purchased in exchange for 794,210 OP Units......   26,767
                                                              -------
                                                              $74,924
                                                              =======

PURCHASE OF AMBASSADOR APARTMENTS, INC.

     In May 1998, the Company acquired all of the common stock of Ambassador Apartments, Inc., ("Ambassador"), in exchange for 6,578,833 shares of AIMCO Class A Common Stock with a recorded value of $251.3 million (see Note 4).

     The aggregate purchase price consisted of the following:

Real estate.................................................  $713,596
Investment in real estate partnerships......................     2,290
Restricted cash.............................................    35,523
Accounts receivable.........................................     7,953
Deferred financing costs....................................     4,359
Other assets................................................     2,319
Secured notes payable.......................................    37,162
Secured tax-exempt bond financing...........................   334,881
Unsecured short-term financing..............................    31,550
Accounts payable, accrued and other liabilities.............     2,513
Resident security deposits and prepaid rents................     8,898
Minority interests in other partnerships....................     5,752
Partners' Capital...........................................   251,420

PROPERTY HELD FOR SALE

     During the six months ended June 30, 1998, the Company entered into contracts to sell two multifamily properties with a net book value of $27.9 million. These assets were reclassified to property held for sale.

RECEIPT OF NOTES PAYABLE FROM OFFICERS

     During the six months ended June 30, 1998, the Company issued notes receivable from officers for a total of $16.1 million in connection with their purchase of 437,653 shares of Class A Common Stock. The notes receivable were contributed to the Partnership in exchange for 437,653 OP Units.

OTHER

     During the six months ended June 30, 1998, the Partnership issued an additional 108,528 OP Units with a recorded value of $3,041 in connection with the purchase of certain partnership interests.

     During the six months ended June 30, 1998, the Company obtained control of real estate partnerships which became consolidated. The non-cash effects are as follows:

Real estate.................................................  $3,802
Secured notes payable.......................................   3,395
Accounts payable, accrued and other liabilities.............     407

     During the six months ended June 30, 1998, AIMCO contributed certain assets and liabilities to unconsolidated subsidiaries and unconsolidated partnerships as follows:

Investment in unconsolidated subsidiaries...................  $ 18,925
Investment in unconsolidated partnerships...................     1,989
Accounts receivable.........................................       966
Accounts payable, accrued and other liabilities.............    21,880

1997 NON CASH INVESTING AND FINANCING ACTIVITIES

PURCHASE OF REAL ESTATE

Secured notes payable assumed in connection with purchase of real estate...............................................  $ 55,446
Real estate purchased in exchange for 497,794 OP Units......    13,876
                                                              --------
                                                              $ 69,322
                                                              ========

PURCHASE OF 51.3% INTEREST IN NHP INCORPORATED

     In May 1997, the Company acquired 2,866,071 shares of NHP Incorporated ("NHP") common stock in exchange for 2,142,857 shares of AIMCO Class A Common Stock with a recorded value of $57,321. Subsequent to the purchase, the Company contributed the NHP common stock to AIMCO/NHP Holdings, Inc. ("ANHI"), an unconsolidated subsidiary formed in April 1997, in exchange for all of the shares of ANHI's nonvoting preferred stock, representing a 95% economic interest in ANHI.

     Concurrent with this contribution, ANHI obtained a loan in the amount of $72,600, and used the proceeds from the loan to purchase 3,630,002 additional shares of NHP common stock. Upon the completion of these transactions, AIMCO and ANHI owned a combined total of 6,496,073 shares of NHP common stock, representing 51.3% of NHP's outstanding common stock as of May 31, 1997.

PURCHASE OF GENERAL AND LIMITED PARTNERSHIP INTERESTS, CAPTIVE INSURANCE SUBSIDIARY AND OTHER ASSETS

     The historical cost of the assets and the liabilities assumed in connection with the purchase of NHP Partners, Inc., NHP Partners Two Limited Partners and their subsidiaries (the "NHP Real Estate Companies") were as follows:

Real estate, net............................................  $102,455
Investment in real estate partnerships......................    96,119
Restricted cash.............................................     2,946
Accounts receivable.........................................    12,784
Other assets................................................     3,495
Secured notes payable.......................................   (83,667)
Accounts payable, accrued and other liabilities.............   (37,482)
Accrued management contract liability.......................   106,615
Resident security deposits and prepaid rent.................      (416)

PROPERTY HELD FOR SALE

     In the second quarter of 1997, the Company entered into contracts to sell multifamily properties with a net book value of $19,072. These assets were reclassified to property held for sale.

ISSUANCE OF NOTES RECEIVABLE DUE FROM OFFICERS

     During the six months ended June 30, 1997, AIMCO issued notes receivable from officers for a total of $665 in connection with their purchase of 25,000 shares of Class A Common Stock. The notes receivable were contributed to the Partnership in exchange for 25,000 OP Units.

OTHER

     During the six months ended June 30, 1997, the Company reclassified $1,323 of other assets to real estate as a purchase price allocation adjustment. In addition, the Company wrote off $4,065 of other assets allocable to limited partners in partnerships controlled by the Company, to minority interest.

     During the six months ended June 30, 1997, the Partnership issued an additional 1,333 OP Units with a recorded value of $36 in connection with the purchase of certain partnership interests in 1996.

                             AIMCO PROPERTIES, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (UNAUDITED)
NOTE 1 -- ORGANIZATION

     AIMCO Properties, L.P. (together with its subsidiaries and other controlled entities, the "Partnership" (and together with entities in which the Partnership has a controlling financial interest, the "Company")), a Delaware limited partnership, was formed on May 16, 1994 to conduct the business of acquiring, developing, leasing, and managing multi-family apartment communities. Apartment and Investment Management Company ("AIMCO") is the General Partner and Special Limited Partner, as defined in the Second Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P. (the "Agreement"), of the Partnership. In addition, AIMCO is the holder of all Partnership Preferred Units ("Preferred Units") outstanding in the Partnership. The Limited Partners of the Partnership are individuals or entities that own limited partnership units in the Partnership ("OP Units"). After holding the OP Units for one year, the Limited Partners have the right to redeem their OP Units for cash, subject to the prior right of AIMCO to elect to acquire some or all of the OP Units tendered for redemption in exchange for shares of Class A Common Stock, on a one-for-one ratio.

     The Partnership, through its operating divisions and subsidiaries, was formed to hold and conduct substantially all of AIMCO's operations and manages the daily operations of AIMCO's business and assets. All employees of the Company are employees of the Partnership; AIMCO has no employees.

     According to the terms of the Agreement, the capital structure of the Partnership, in terms of the OP Units owned by the General Partner, the Special Limited Partner and the Preferred Units outstanding, is required to mirror the capital structure of AIMCO, with the only difference being the Partnership has additional OP Units outstanding which are owned by the Limited Partners. Therefore, AIMCO is required to contribute to the Partnership all proceeds from offerings of its Class A Common Stock, preferred stock, or any other equity offerings. In addition, substantially all of AIMCO's assets must be owned through the Partnership; therefore, AIMCO is generally required to contribute to the Partnership all assets acquired. In exchange for the contribution of offering proceeds or assets, AIMCO receives additional interest in the Partners with similar terms (i.e., if AIMCO contributes proceeds of a preferred stock offering, AIMCO receives Preferred Units).

     AIMCO frequently consummates transactions for the benefit of the Partnership. For legal, tax or other business reasons, AIMCO may hold title or ownership of certain assets until they can be transferred to the Partnership. However, the Partnership has a controlling financial interest in all of AIMCO's assets in the process of transfer to the Partnership.

     At June 30, 1998, the Partnership had 54,113,390 OP Units outstanding, 750,000 Class B Preferred Units outstanding, 2,400,000 Class C Preferred Units outstanding, and 4,200,000 Class D Preferred Units outstanding.

     At June 30, 1998, the Partnership, owned or controlled 58,345 units in 210 apartment properties (the "Owned Properties"), held an equity interest in 74,318 units in 478 apartment properties (the "Equity Properties") and managed 68,248 units in 357 apartment properties for third party owners and affiliates (the "Managed Properties" and, together with the Owned Properties and Equity Properties, the "AIMCO Properties"), bringing the total managed portfolio to 200,911 units in 1,045 apartment properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico.

NOTE 2 -- BASIS OF PRESENTATION

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and subsidiaries and limited partnerships in which the Partnership has a controlling financial interest. Interests

                             AIMCO PROPERTIES, L.P.

held by limited partners in real estate partnerships controlled by the Partnership are reflected as Minority Interests in Other Partnerships.

     All significant intercompany balances and transactions have been eliminated in consolidation.

  Investments in Unconsolidated Subsidiaries

     The Partnership has investments in numerous subsidiaries. Investments in entities in which the Partnership does not have control, are accounted for under the equity method. Under the equity method, the Partnership's pro-rata share of the earnings or losses of the entity for the periods being presented is included in earnings (losses) from unconsolidated subsidiaries (see Note 5).

  Investments in and Notes Receivable from Real Estate Partnerships

     The Company owns general and limited partnership interests in numerous partnerships that own multi-family apartment properties. Investments in real estate partnerships in which the Partnership does not have control, are accounted for under the equity method. Under the equity method, the Company's pro-rata share of the earnings or losses of the entity for the periods being presented is included in earnings (losses) from unconsolidated partnerships (see
Note 6).

  Redeemable Partnership Units

     The Partnership accounts for the outstanding common units not held by AIMCO as redeemable partnership units. These units are classified outside of permanent partners' capital in the accompanying balance sheet. The units are initially recorded at their fair value and subsequently adjusted based on the fair value at the balance sheet date as measured by the closing price of AIMCO's common stock on that date by the total number of units outstanding (see Note 14).

  Comprehensive Income

     In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") which provides guidance with respect to the calculation and presentation of comprehensive income. Comprehensive income includes all transactions affecting partners' capital, including the traditional measure of net income, and excluding contributions from and distributions to OP Unitholders. Under SFAS 130, companies will be required to present comprehensive income and its components on the face of the income statement and as a component of partners' capital on the face of the balance sheet. As required, the Partnership adopted SFAS 130 as of January 1, 1998 and restated the components of partners' capital for prior period.

  Earnings per Share

     Earnings per share for the three and six months ended June 30, 1997, have been restated to comply with Statement on Financial Accounting Standard No. 128, Earnings Per Share (see Note 15).

  Interim Information

     The accompanying unaudited consolidated financial statements of the Partnership as of June 30, 1998 and for the three and six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

                             AIMCO PROPERTIES, L.P.

     The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere herein for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

NOTE 3 -- REAL ESTATE

     During the six months ended June 30, 1998, in addition to the merger with Ambassador Apartments, Inc. (see Note 4), the Partnership purchased 12 apartment communities containing 3,008 apartment units, as described below:

DATE ACQUIRED                          PROPERTY           LOCATION       NUMBER OF UNITS
-------------                          --------           --------       ---------------
1/98............................  Crossings at Bell    Amarillo, TX             160
2/98............................  Steeplechase         Tyler, TX                484
3/98............................  Casa Anita           Phoenix, AZ              224
3/98............................  San Marina           Phoenix, AZ              399
3/98............................  Cobble Creek         Tucson, AZ               301
3/98............................  Rio Cancion          Tucson, AZ               379
3/98............................  Sundown Village      Tucson, AZ               330
4/98............................  Arbor Station        Montgomery, AL           264
4/98............................  Heather Ridge        Arlington, TX             72
5/98............................  Landmark             Albuquerque, NM          101
6/98............................  Citrus Grove         Redlands, CA             198
6/98............................  Villa La Paz         Sun City, CA              96
                                                                              -----
                                                                              3,008
                                                                              =====

     The aggregate consideration paid by the Partnership of $105.4 million consisted of $30.4 million in cash, 794,210 OP Units valued at $26.8 million and the assumption of $48.2 million of secured long-term indebtedness. The cash portions of the acquisitions were funded with borrowings under the Partnership's revolving credit facilities.

     In January 1998, the Partnership sold the Sun Valley Apartments, an apartment community containing 430 apartment units located in Salt Lake City, Utah, for $11.5 million, less selling costs of $0.3 million. The Partnership recognized a $3.3 million gain on the sale.

     As of June 30, 1998, the Partnership's management has indicated its intent to sell the Rillito Village and Village Park properties. Accordingly, the underlying assets of these properties have been reclassified from real estate to property held for sale on the consolidated balance sheet.

NOTE 4 -- INVESTMENT IN AMBASSADOR APARTMENTS, INC.

     In September 1997, the Partnership acquired 886,600 shares of common stock ("Ambassador Common Stock") of Ambassador Apartments, Inc. ("Ambassador") for $19.9 million in cash. The shares acquired represented 8.4% of the shares of Ambassador Common Stock outstanding as of the date of the purchase. Ambassador was a self-administered and self-managed real estate investment trust ("REIT") engaged in the ownership and management of garden-style apartment properties leased primarily to middle income tenants. Ambassador owned 52 apartment communities with a total of 15,728 units located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas, and managed one property containing 252 units for an unrelated third party.

                             AIMCO PROPERTIES, L.P.

     On December 23, 1997, AIMCO and Ambassador entered into an Agreement and Plan of Merger (the "Ambassador Merger Agreement") providing for the merger of Ambassador with and into AIMCO, with AIMCO being the surviving corporation (the "Ambassador Merger"), and that, unless otherwise agreed, the parties would use their reasonable best efforts to effect a business combination of Ambassador Apartments, L.P., a Delaware limited partnership (the "Ambassador Operating Partnership"), and the Partnership. Subsequent to the execution of the Ambassador Merger Agreement, the Partnership and Ambassador Operating Partnership entered into an Agreement and Plan of Merger (the "OP Merger Agreement") with AIMCO MergerSub, L.P., a Delaware limited partnership, a 99.9% owned subsidiary partnership of the Partnership ("MergerSub"), providing for MergerSub to be merged with and into the Ambassador Operating Partnership, with the Ambassador Operating Partnership surviving (the "OP Merger").

     On May 8, 1998, holders of a majority of the outstanding shares of Ambassador Common Stock voted to approve the merger with AIMCO. The Ambassador Merger was completed the same day. Pursuant to the Ambassador Merger Agreement, all outstanding shares of Ambassador Common Stock were converted into the right to receive AIMCO Class A Common Stock, at a conversion ratio of 0.553, resulting in the issuance of up to 6,578,833 shares of AIMCO Class A Common Stock. Concurrently, all outstanding options to purchase Ambassador Common Stock were converted into options to purchase AIMCO Class A Common Stock, at the same conversion ratio, or cash. Contemporaneously with the consummation of the Ambassador Merger, the OP Merger was consummated and each outstanding unit of limited partnership interest in the Ambassador Operating Partnership was converted into the right to receive 0.553 OP Units. As a result, the Ambassador Operating Partnership became a 99.9% owned subsidiary partnership of the Partnership.

NOTE 5 -- INVESTMENTS IN AND NOTES RECEIVABLE FROM
          UNCONSOLIDATED SUBSIDIARIES

     In order to satisfy certain requirements of the Internal Revenue Code ("Code") applicable to AIMCO's status as a REIT, certain assets of the Partnership are held through corporations (the "Unconsolidated Subsidiaries") in which the Partnership holds non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by others, the Partnership accounts for its interest in the Unconsolidated Subsidiaries on the equity method. As of June 30, 1998, the Unconsolidated Subsidiaries included AIMCO/ NHP Holdings, Inc. ("ANHI"), AIMCO/NHP Properties, Inc. ("ANPI"), NHP Property Management Company ("NHPMC"), and NHP A&R Services, Inc. ("NHPA&R").

     As of June 30, 1998, the Partnership's investment in the unconsolidated subsidiaries totaled $108.1 million, which consisted of $50.0 million in notes receivable from, $18.9 million in advances to, and $39.2 million in preferred stock of, the Unconsolidated Subsidiaries.

     See selected combined financial information for the Partnership's Unconsolidated Subsidiaries and unconsolidated partnerships at Note 6.

NOTE 6 -- INVESTMENT IN AND NOTES RECEIVABLE FROM
          UNCONSOLIDATED REAL ESTATE PARTNERSHIPS

     AIMCO/NHP Partners, L.P. ("ANPLP") owns general and limited partnership interests that own conventional and affordable apartment units. ANPLP's ownership interests in these partnerships range from 1% to 100%, and the provisions of the partnership agreements give ANPLP varying degrees of control. The Partnership owns a 99% limited partnership interest in ANPLP. A limited liability company owned by certain directors and officers of AIMCO is the 1% general partner of ANPLP. Based on the provisions of the partnership agreement for ANPLP, the Partnership does not possess control of the partnership. As of June 30, 1998, the Partnership's investment in unconsolidated partnerships, including ANPLP, totaled $243.8 million.

                             AIMCO PROPERTIES, L.P.

     The following table provides selected combined financial information for both the Company's Unconsolidated Subsidiaries and unconsolidated partnerships as of June 30, 1998 and for the three and six months ended June 30, 1998 (in thousands):

                                                                              JUNE 30, 1998
                                                                              -------------
BALANCE SHEET DATA
Real estate, net of accumulated depreciation..............................     $2,017,854
Management contracts......................................................         50,320
Goodwill..................................................................         44,252
Other Assets..............................................................        449,657
Total assets..............................................................      2,564,450
Accounts payable and accrued liabilities..................................        666,410
Secured notes payable.....................................................      2,749,673
Stockholders' and partners' equity (deficit)..............................       (851,633)
Total liabilities and stockholders' equity (deficit)......................      2,564,450

                                                             THREE MONTHS      SIX MONTHS
                                                                ENDED             ENDED
                                                            JUNE 30, 1998     JUNE 30, 1998
                                                            --------------    -------------
INCOME STATEMENT DATA
Rental and other property revenues......................      $ 182,784        $  369,549
Property operating expenses.............................       (122,173)         (229,947)
Depreciation expense....................................        (29,472)          (55,682)
Service company revenues................................         16,806            37,585
Service company expenses................................        (11,338)          (23,673)
Interest expense, net...................................        (46,778)          (99,515)
Net loss................................................        (11,421)           (4,803)

NOTE 7 -- SECURED NOTES PAYABLE

     The following table summarizes the Partnership's secured notes payable, all of which are non-recourse to the Partnership (dollars in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
Fixed rate, fully-amortizing notes..........................  $653,423     $561,056
Fixed rate, non-amortizing notes............................    84,096      106,424
Floating rate, non-amortizing notes.........................    13,818       13,941
                                                              --------     --------
          Total.............................................  $751,337     $681,421
                                                              ========     ========

NOTE 8 -- SECURED TAX-EXEMPT BOND FINANCING

     The following table summarizes the Partnership's secured tax-exempt bond financing at June 30, 1998 and December 31, 1997 (dollars in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
Fixed rate, fully-amortizing bonds..........................  $ 55,302     $56,027
Fixed rate, non-amortizing bonds............................    17,823      17,983
Floating rate, fully-amortizing bonds.......................   289,824          --
Floating rate, non-amortizing bonds.........................    31,713          --
                                                              --------     -------
          Total.............................................  $394,662     $74,010
                                                              ========     =======

                             AIMCO PROPERTIES, L.P.

NOTE 9 -- SECURED AND UNSECURED SHORT-TERM FINANCING

     The Partnership utilizes a variety of secured short-term financing instruments to manage its working capital needs and to fund real estate investments, including variable rate revolving credit facilities, as well as various fixed and floating rate term loans.

     In January 1998, the Partnership replaced its previous revolving credit facility with a new $50 million unsecured revolving credit facility with Bank of AmericaNational Trust and Savings Association ("Bank of America") and BankBoston, N.A. (the "BOA Credit Facility"). The Partnership is the borrower under the BOA Credit Facility, but all obligations thereunder are guaranteed by AIMCO and certain subsidiaries. In May 1998, the Partnership amended the BOA Credit Facility to increase its borrowing capacity thereunder to $155.0 million for a six-month period. At the conclusion of the six-month period, the maximum borrowing capacity returns to its original $50.0 million. The additional borrowing capacity was used to facilitate the closing of the Ambassador Merger (see Note 4) and will be further utilized to complete the Insignia Merger (see
Note 12). The interest rate under the BOA Credit Facility is based on either LIBOR or Bank of America's reference rate, at the election of the Partnership, plus an applicable margin (the "Margin"). The Margin ranges between 0.6% and 1.0% in the case of LIBOR-based loans, and between 0% and 0.5% in the case of loans based on Bank of America's reference rate, depending upon the credit rating of the Partnership's senior unsubordinated unsecured long-term indebtedness. The BOA Credit Facility expires on January 26, 2000 unless extended for successive one-year periods, at the discretion of the lenders. The BOA Credit Facility provides for the conversion of the revolving facility into a three-year term loan. The availability of funds to the Partnership under the BOA Credit Facility is subject to certain borrowing base restrictions and other customary restrictions, including compliance with financial and other covenants thereunder. The Partnership had outstanding borrowings under the BOA Credit Facility of $118.5 million as of June 30, 1998.

     In February 1998, the Partnership, as borrower, and AIMCO and certain single asset wholly-owned subsidiaries of the Partnership (the "Owners"), as guarantors, entered into a five-year $50 million secured credit facility agreement (the "WMF Credit Facility") with Washington Mortgage Financial Group, Ltd. ("Washington Mortgage"), which provides for the conversion of all or a portion of such revolving credit facility to a term facility. The WMF Credit Facility provides that all of the rights of Washington Mortgage are assigned to Federal National Mortgage Association ("FNMA"), but FNMA does not assume Washington Mortgage's obligations under the WMF Credit Facility. At the Partnership's request, the commitment amount may be increased to an amount not to exceed $250 million, subject to the consent of Washington Mortgage and FNMA in their sole and absolute discretion. The Partnership and affiliates have pledged their ownership interests in the Owners as security for its obligations under the WMF Credit Facility. The guarantees of the Owners are secured by assets of the Owners, including four apartment properties and two mortgage notes. The interest rate on each advance is determined by the investor bids for FNMA mortgage-backed securities, plus a margin presently equal to 0.5%. The maturity date of each advance under the revolving portion of the WMF Credit Facility is a date between three and nine months from the closing date of the advance, as selected by the Partnership. Advances under the term facility mature at a date, selected by the Partnership, between ten and twenty years from the date of the advance. The WMF Credit Facility was fully utilized at June 30, 1998.

NOTE 10 -- INTEREST RATE LOCK AGREEMENTS

     From time to time, the Company enters into interest rate lock agreements with major investment banking firms, in anticipation of refinancing debt. Interest rate lock agreements related to planned refinancing of identified variable rate indebtedness are accounted for as anticipatory hedges. Upon the refinancing of such indebtedness, any gain or loss associated with the termination of the interest rate lock agreement is deferred and recognized over the life of the refinanced indebtedness. In order for the interest rate lock to qualify as an anticipatory hedge, the following criteria must be met: (a) the refinance being hedged exposes the Company to interest rate risk; (b) the interest rate lock is designated as a hedge; (c) the significant characteristics and

                             AIMCO PROPERTIES, L.P.

expected terms of the refinance are identified; and (d) it is probable that the refinance will occur. The Company believes that all four of the above qualifications have been met for interest rate lock agreements previously entered into. In the event that any of the above qualifications are not met, the interest rate lock agreement will not qualify as an anticipatory hedge, and any gain or loss realized on the interest rate lock agreement will be recognized in the current period's earnings.

     In September 1997, the Partnership entered into an interest rate lock agreement with a major investment banking company, having a notional principal amount of $75.0 million, in anticipation of refinancing certain floating rate indebtedness. The interest rate lock agreement fixed the ten-year treasury rate at 6.32%. During 1998, the Company refinanced certain mortgage indebtedness relating to ten real estate partnerships and realized losses of approximately $3.9 million, which have been deferred and will be amortized over the life of the refinanced debt. These losses, when amortized, will result in effective interest rates of 7.7% over the life of the refinanced debt.

NOTE 11 -- INTEREST RATE SWAP AGREEMENTS

     On May 8, 1998, in connection with the consummation of the merger with Ambassador, the Company assumed six interest rate swap agreements, having termination dates between October 3, 2003, and March 3, 2004, with several major investment banking firms.

     The swap agreements modify the interest characteristics of a portion of the Company's outstanding debt. Each interest rate swap agreement is designated with all or a portion of the principal balance and term of a specific debt obligation. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as adjustment of interest expense related to the debt. The related interest amount payable to or receivable from counterparties is included in other liabilities or assets. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are not recognized in the financial statements.

     Gains and losses on the termination of interest-rate swap agreements are deferred as an adjustment to the carrying amount of the outstanding debt and amortized as an adjustment to interest expense related to the debt over the remaining term of the original contract life of the terminated swap agreement. In the event of the early extinguishment of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income coincident with the extinguishment gain or loss.

     Pursuant to the terms of the swap and related credit support agreements, the Company is required to post collateral to the swap providers for an amount equal to their exposure, as defined, in each case to the extent that a specified threshold is exceeded. The collateral posted by the Company may be in the form of cash or governmental securities, as determined by the Company. At June 30, 1998, the Company had posted approximately $6.6 million in cash collateral under its swap agreements. The Company estimates that for every 0.25% decrease in the LIBOR interest rate yield, it will be required to post approximately $2 million of additional collateral with the swap providers. If interest rates rise, the Company estimates that for every 0.25% increase in the LIBOR interest rate yield curve, recovery of the posted collateral of a similar amount will be received up to the outstanding collateral balances.

     On June 2, 1998, the Company settled one of the swap agreements. It is the intent of the Company to terminate the remaining swap agreements in December 1998. Based on the market value of the outstanding swap agreements at June 30, 1998, the Company had an unrealized loss of $1.9 million.

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement Of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. As the Company has only minimal use of

                             AIMCO PROPERTIES, L.P.

derivatives, management does not anticipate that this new statement will have a material effect on its financial statements.

NOTE 12 -- COMMITMENTS

  High Performance Units

     In January 1998, the Partnership agreed to sell 15,000 Class I High Performance Partnership Units (the "High Performance Units") to a partnership owned by fourteen members of AIMCO's senior management, and to three of its non-employee directors for $2.1 million in cash. The High Performance Units have nominal value unless the Company's total return, defined as distribution income plus share price appreciation, over the three year period ending December 31, 2000, is at least 30% and exceeds the industry average, as determined by a peer group index, by at least 15% (the "Total Return"). At the conclusion of the three year period, if the Company's Total Return satisfies these criteria, the holders of the High Performance Units will receive distributions and allocations of income and loss from the Partnership in the same amounts and at the same times as would holders of a number of OP Units equal to the quotient obtained by dividing (i) the products of (a) 15% of the amount by which the Company's cumulative Total Return over the three year period exceeds the greater of 115% of a peer group index or 30% (such excess being the "Excess Return"), multiplied by (b) the weighted average market value of the Company's outstanding OP Units, by (ii) the market value of one share of Class A Common Stock at the end of the three year period. The three year measurement period will be shortened in the event of a change of control of the Company. Unlike OP Units, the High Performance Units are not redeemable or convertible into Class A Common Stock. Because there is substantial uncertainty that the High Performance Units will have more than nominal value due to the required Total Return over the three year term, the Partnership has not recorded any value to the High Performance Units. If, however, the measurement period would have ended June 30, 1998, the Excess Return would have been $114.9 million and the value of the High Performance Units would have been $17.2 million, and such High Performance Units would represent no dilutive effect on net income per share.

  Insignia Merger

     On March 17, 1998, AIMCO, the Partnership and Insignia Financial Group, Inc. ("Insignia") and its subsidiary, Insignia/ESG, Inc. entered into a definitive merger agreement as amended and restated as of May 26, 1998, (the "Insignia Merger Agreement"), which provides for the merger (the "Insignia Merger") of Insignia with and into AIMCO, with AIMCO being the surviving corporation. Upon the completion of the Insignia Merger, the Partnership will assume property management of approximately 185,000 apartment units, consisting of 113,000 units owned by partnerships which will be controlled by the Partnership and 72,000 units owned by third parties. In addition, the Partnership will acquire an ownership interest of approximately 61% in Insignia Properties Trust ("IPT"), which owns general and limited partnership interests of approximately 32% (on a weighted average basis) in approximately 51,000 apartment units. The total transaction value of the Insignia Merger is approximately $811.0 million, which includes the issuance of approximately $303.0 million of AIMCO preferred stock, the assumption of approximately $308.0 million of mortgage indebtedness and the assumption of approximately $149.5 million of indebtedness represented by preferred convertible securities of an Insignia subsidiary. The AIMCO preferred stock issued in the Insignia Merger will generally (i) entitle the holders thereof to receive a special cash dividend (the "Special Dividend"), when and if declared by AIMCO's Board of Directors, of approximately $50.0 million in the aggregate (which is expected to be paid prior to January 15, 1999), and (ii) automatically convert into shares of AIMCO's Class A Common Stock upon payment in full of the Special Dividend. The Partnership has agreed to offer to acquire the outstanding shares of beneficial interest in IPT not held by Insignia at a price of at least $13.25 per IPT share, or approximately $100.0 million. In addition, IPT is party to a merger agreement with Angeles Mortgage Investment Trust ("AMIT"), which, if approved by AMIT's stockholders and consummated, will result in

                             AIMCO PROPERTIES, L.P.

the issuance of additional IPT shares and, therefore, the payment by the Partnership in a merger with IPT of an additional approximate $51.2 million at an assumed price of $13.25 per IPT share.

     Consummation of the Insignia Merger is subject to the affirmative vote of the holders of a majority of the outstanding shares of Insignia common stock, the approval of all appropriate governmental and regulatory authorities and other customary conditions.

NOTE 13 -- MINORITY INTERESTS

     Interests held by limited partners (other than the Company) in real estate partnerships controlled by the Company are reflected as Minority Interests. Net income is allocated based on the percentage interest owned by these limited partners in each respective real estate partnership.

NOTE 14 -- PARTNERS' CAPITAL

     In February 1998, AIMCO issued 4,200,000 shares of Class D Cumulative Preferred Stock in a public offering. Holders of the Class D Preferred Stock (which mirror those of the Class D Preferred Units) are entitled to receive, when, as and if declared by the Board of Directors, annual cash distributions equal to $2.1875 per share. The Class D Preferred Stock is senior to the Class A Common Stock, and ranks on a parity with the Class B Preferred Stock, Class C Preferred Stock, the Class G Cumulative Preferred Stock (see Note 16) and the Class H Cumulative Preferred Stock (see Note 16) as to distributions upon liquidation. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distributions by AIMCO shall be made to any holders of Class A Common Stock, the holders of the Class D Preferred Stock are entitled to receive a liquidation preference of $25 per share, plus accrued and unpaid distributions. The net proceeds of $100.3 million were used to repay indebtedness under the BOA Credit Facility.

     On December 2, 1997, AIMCO issued warrants (the "Oxford Warrants") exercisable to purchase up to an aggregate of 500,000 shares of Class A Common Stock at $41 per share. The Oxford Warrants were issued to affiliates of Oxford Realty Financial Group, Inc., a Maryland corporation ("Oxford"), in connection with the amendment of certain agreements pursuant to which the Company manages properties controlled by Oxford or its affiliates. The actual number of shares of Class A Common Stock for which the Oxford Warrants will be exercisable is based on certain performance criteria with respect to the Company's management arrangement with Oxford for each of the five years ending December 31, 2001. The Oxford Warrants are exercisable for six years after the determination of such criteria for each of the five years. The Oxford Warrants were valued at $1.2 million using the "Black-Scholes" model and are being amortized over the vesting period. The Oxford Warrants were issued in a private transaction exempt from registration under the Securities Act pursuant to Section 4(2).

     During the six months ended June 30, 1998, the AIMCO sold 437,653 shares of Class A Common Stock to certain members of AIMCO's management, at an average price of $36.77 per share. In payment for the stock, such members of management executed notes payable to AIMCO totaling $16.1 million, which bear interest at a fixed rate of 7.0% per annum, payable quarterly, and are due in ten years. The notes are secured by the stock purchased and are recourse as to 25% of the original amount borrowed. The notes receivable were contributed by AIMCO to the Partnership in exchange for 437,653 OP Units.

     In March 1998, the Partnership repurchased 163,600 OP Units from AIMCO and, in turn, AIMCO repurchased 163,600 shares of Class A Common Stock on the open market, for $6.0 million, or an average price of $36.55 per share.

     In July 1998, AIMCO issued 4,050,000 shares of 9 3/8% Class G Cumulative Preferred Stock, par value $0.01 per share ("Class G Preferred Stock"), in a public offering (see Note 16). The net proceeds were contributed by AIMCO to the Partnership in exchange for 4,050,000 Class G Preferred Units.

                             AIMCO PROPERTIES, L.P.

     In August 1998, AIMCO issued 2,000,000 shares of 9 1/2% Class H Cumulative Preferred Stock, par value $0.01 per share ("Class H Preferred Stock"), in a public offering (see Note 16). The net proceeds were contributed by AIMCO to the Partnership in exchange for 2,000,000 Class H Preferred Units.

     The outstanding common limited partnership units, excluding those common units held by AIMCO, have been classified as redeemable partnership units outside of permanent partners' capital in the accompanying balance sheet of the Partnership. The units are initially recorded at fair values and subsequently adjusted based on fair value at the balance sheet date as measured by the closing price of AIMCO's common stock on that date multiplied by the total number of units outstanding.

     Certain individuals and entities own common units on the Partnership. A common unit and a share of common stock of AIMCO have substantially the same economic characteristics in as much as they effectively share equally in the net income or loss of the Partnership.

     Common units are redeemable by common unitholders (other than the General Partner) at their option, subject to certain restrictions, on the basis of one common unit for either one share of common stock or cash equal to the fair market value of a share at the time of redemption. AIMCO has the option to deliver shares of common stock in exchange for all or any portion of the cash requested. When a unitholder redeems a common unit, limited partner's capital is reduced and the general partner's capital is increased. Common units held by AIMCO are not redeemable.

                             AIMCO PROPERTIES, L.P.

NOTE 15 -- EARNINGS PER OP UNIT

     The following table illustrates the calculation of basic and diluted earnings per OP Unit for the three and six months ended June 30, 1998 and 1997 (in thousands, except per unit data):

                                 THREE MONTHS     THREE MONTHS      SIX MONTHS       SIX MONTHS
                                ENDED JUNE 30,   ENDED JUNE 30,   ENDED JUNE 30,   ENDED JUNE 30,
                                     1998             1997             1998             1997
                                --------------   --------------   --------------   --------------
Numerator:
  Net Income..................     $14,594          $ 6,039          $38,524          $11,464
  Preferred unit
     distributions............      (4,969)              --           (8,650)              --
                                   -------          -------          -------          -------
Numerator for basic and
  diluted earnings per OP
  Unit -- income attributable
  to
  OP Unitholders..............     $ 9,625          $ 6,039          $29,874          $11,464
                                   =======          =======          =======          =======
Denominator:
  Denominator for basic
     earnings per OP
     Unit -- weighted average
     number of OP Units
     outstanding..............      51,159           23,387           48,812           21,455
  Effect of dilutive
     securities...............         241              138              203              135
                                   -------          -------          -------          -------
Denominator for dilutive
  earnings per OP Unit........      51,400           23,525           49,015           21,590
                                   =======          =======          =======          =======
Basic earnings per OP Unit:
  Operations..................     $  0.19          $  0.26          $  0.56          $  0.54
  Gain on disposition of
     properties...............          --               --             0.05               --
  Extraordinary item..........          --               --               --            (0.01)
                                   -------          -------          -------          -------
          Total...............     $  0.19          $  0.26          $  0.61          $  0.53
                                   =======          =======          =======          =======
Diluted earnings per OP Unit:
  Operations..................     $  0.19          $  0.26          $  0.56          $  0.54
  Gain on disposition of
     properties...............          --               --             0.05               --
  Extraordinary item..........          --               --               --            (0.01)
                                   -------          -------          -------          -------
          Total...............     $  0.19          $  0.26          $  0.61          $  0.53
                                   =======          =======          =======          =======

NOTE 16 -- SUBSEQUENT EVENTS

  Sunset Village Acquisition

     On July 2, 1998, the Partnership purchased Sunset Village Apartments, a 114-unit apartment community located in Oceanside, California. Total consideration paid of $7.5 million was comprised of $1.8 million in cash, the issuance of 1,985 OP Units valued at $0.1 million, and the assumption of $5.6 million of mortgage indebtedness.

  Sunset Citrus Acquisition

     On July 2, 1998, the Partnership purchased Sunset Citrus Apartments, a 97-unit apartment community located in Vista, California. Total consideration paid of $4.4 million was comprised of $0.7 million in cash, the issuance of 1,110 OP Units valued at $0.04 million, and the assumption of $3.6 million of mortgage indebtedness.

                             AIMCO PROPERTIES, L.P.

  Rancho Escondido Acquisition

     Also on July 2, 1998, the Partnership purchased Rancho Escondido Apartments, a 334-unit apartment community located in Escondido, California. Total consideration paid of $20.7 million was comprised of $6.6 million in cash, the issuance of 5,491 OP Units valued at $0.3 million, and the assumption of $13.8 million of mortgage indebtedness.

  Distribution Declared

     On July 23, 1998, the AIMCO Board of Directors and AIMCO, as the General Partner, declared a cash distribution of $0.5625 per OP Unit for the quarter ended June 30, 1998, payable on August 14, 1998 to OP Unitholders of record on August 7, 1998.

  Issuance of Preferred Units

     In July 1998, AIMCO issued 4,050,000 shares of Class G Preferred Stock in a public offering. The net proceeds were contributed by AIMCO to the Partnership in exchange for 4,050,000 Class G Preferred Units. Holders of the Class G Preferred Stock (which mirror those of the Class G Preferred Units) are entitled to receive, when, as and if declared by the Board of Directors, annual cash dividends equal to $2.34375 per share. The Class G Preferred Stock is senior to the Class A Common Stock, and ranks on a parity with the Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock and Class H Preferred Stock as to dividends and upon liquidation. Upon any liquidation, dissolution or winding up of AIMCO, before payments or distributions are made by AIMCO to any holders of Class A Common Stock, the holders of the Class G Preferred Stock are entitled to receive a liquidation preference of $25 per share, plus accumulated, accrued and unpaid dividends. The net proceeds of approximately $98.0 million were used to repay $83.0 million of outstanding indebtedness under the BOA Credit Facility, to fund acquisitions and for general corporate purposes.

     In August 1998, AIMCO issued 2,000,000 shares of Class H Preferred Stock in a public offering. The net proceeds were contributed by AIMCO to the Partnership in exchange for 2,000,000 Class H Preferred Units. Holders of the Class H Preferred Stock (which mirror those of the Class H Preferred Units) are entitled to receive, when, as and if declared by the Board of Directors, annual cash dividends equal to $2.375 per share. The Class G Preferred Stock is senior to the Class A Common Stock, and ranks on a parity with the Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Preferred Stock and Class G Preferred Stock as to dividends and upon liquidation. Upon any liquidation, dissolution or winding up of AIMCO, before payments or distributions are made by AIMCO to any holders of Class A Common Stock, the holders of the Class H Preferred Stock are entitled to receive a liquidation preference of $25 per share, plus accumulated, accrued and unpaid dividends. The net proceeds of approximately $48.1 million were used to repay indebtedness under the BOA Credit Facility.

  Redeemable Partnership Units

     Effective October 1, 1998, pursuant to an amendment to the Partnership agreement in which the Partnership obtained control over the redemption rights of the units, these units will be reclassified as a component of permanent partners' capital.

                       PRO FORMA FINANCIAL INFORMATION OF
                             AIMCO PROPERTIES, L.P.
                             (PRE-INSIGNIA MERGER)

INTRODUCTION

     In May and September of 1997, Apartment Investment and Management Company, a Maryland Corporation ("AIMCO"), directly or indirectly through a subsidiary, acquired (the "NHP Stock Purchase") an aggregate of 6,930,122 shares of common stock ("NHP Common Stock") of NHP Incorporated ("NHP"). On December 8, 1997, AIMCO acquired the remaining shares of NHP Common Stock in a merger transaction accounted for as a purchase (the "NHP Merger"). As a result of the NHP Merger, AIMCO issued 6,759,148 shares of AIMCO Class A Common Stock, par value $0.01 per share (the "AIMCO Common Stock"), valued at $180.8 million, and paid $86.5 million in cash. The total cost of the purchase of NHP was $349.5 million. Substantially all assets and liabilities of NHP were contributed by AIMCO to AIMCO Properties, L.P. (together with its subsidiaries and other controlled entities, the "Partnership" (and together with entities in which the Partnership has a controlling financial interest, the "Company")).

     In June 1997, the Company purchased a group of companies (the "NHP Real Estate Companies") affiliated with NHP that hold general and limited partnership interests in partnerships (the "NHP Partnerships") that own 534 conventional and affordable multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets (the "NHP Real Estate Acquisition"). The Company paid aggregate consideration of $54.8 million in cash and warrants to purchase 399,999 shares of AIMCO Common Stock at an exercise price of $36.00 per share. The Company engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which will result in certain of the assets of the NHP Real Estate Companies being owned by a limited partnership (the "Unconsolidated Partnership") in which the Partnership holds a 99% limited partner interest and certain directors and officers of AIMCO, directly or indirectly, hold a 1% general partner interest.

     Immediately following the NHP Merger, in order to satisfy certain requirements of the Internal Revenue Code (the "Code") applicable to AIMCO's status as a REIT, the Company engaged in a reorganization (the "NHP Reorganization") of the assets and operations of NHP that resulted in the Master Property Management Agreement being terminated and NHP's operations being conducted through corporations (the "Unconsolidated Subsidiaries") in which the Partnership holds non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by others, the Partnership accounts for its interest in the Unconsolidated Subsidiaries on the equity method.

     On May 8, 1998, AIMCO completed a merger with Ambassador, pursuant to which Ambassador Apartments, Inc. ("Ambassador") was merged into AIMCO (the "Ambassador Merger"). Each outstanding share of Ambassador Common Stock, other than those shares held by the Partnership or Ambassador, were converted into
0.553 shares of AIMCO Common Stock. Any outstanding options to purchase Ambassador Common Stock were converted, at the election of the option holder, into cash or options to purchase AIMCO Common Stock at their current exercise price divided by the Conversion Ratio. In accordance with the Agreement and Plan of Merger, dated December 23, 1997 and supplemented by letter dated as of March 11, 1998 (the "Ambassador Merger Agreement"), the outstanding shares of Class A Senior Cumulative Preferred Stock of Ambassador (the "Ambassador Preferred Stock") were redeemed and converted into Ambassador Common Stock prior to the Ambassador Merger. Following the consummation of the Ambassador Merger, a subsidiary of the Partnership was merged with and into the Ambassador Operating Partnership (the "Ambassador OP Merger"). Each outstanding unit of limited partnership interest in the Ambassador Operating Partnership was converted into the right to receive 0.553 limited partnership units in the Partnership ("OP Units"), and as a result, the Ambassador Operating Partnership became a 99.9% owned subsidiary partnership of the Partnership.

     Also during 1997; (i) the Partnership acquired (a) 44 properties for aggregate purchase consideration of $467.4 million, of which $56.0 million was paid in the form of 1.9 million OP Units, (b) paid $34.2 million in cash and issued OP Units valued at $7.3 million in connection with the acquisition of partnership interests through tender offers in certain partnerships ((a) and (b) together are the "1997 Property Acquisitions") and (c) paid $19.9 million to acquire 886,600 shares of Ambassador Common Stock (together with the 1997 Property Acquisitions, the "1997 Acquisitions"); (ii) AIMCO sold (a) approximately 16,367,000 shares of AIMCO Common Stock for aggregate net proceeds of $513.4 million; (b) 750,000 shares of Class B Cumulative Convertible Preferred Stock for net proceeds of $75 million; and (c) 2,400,000 shares of Class C 9% Cumulative Preferred Stock for net proceeds of $58.1 million; of which all proceeds were contributed by AIMCO to the Partnership in exchange for 16,367,000 OP Units, 750,000 Class B Preferred Units, and 2,400,000 Class C Preferred Units (collectively, the "1997 Stock Offerings"); and (iii) the Partnership sold five real estate properties (the "1997 Dispositions").

     During 1998, (i) (a) AIMCO sold 4,200,000 shares of its Class D Cumulative Preferred Stock for net proceeds of $101.5 million; (b) sold 4,050,000 shares of its Class G Cumulative Preferred Stock for net proceeds of $98.0 million (the "Class G Preferred Stock Offering"); and (c) sold 2,000,000 shares of its Class H Cumulative Preferred Stock for net proceeds of $48.1 million (the "Class H Preferred Stock Offering"); of which all proceeds were contributed by AIMCO to the Partnership in exchange for 4,200,000 Class D Preferred Units, 4,050,000 Class G Preferred Units, and 2,000,000 Class H Preferred Units, respectively (collectively, the "1998 Stock Offerings"); (ii) the Partnership purchased 15 properties for aggregate purchase consideration of $138.0 million, of which $27.3 million was paid in the form of 0.7 million OP Units (the "1998 Acquisitions"); (iii) the Partnership sold one real estate property (the "1998 Disposition"); and (iv) the Company completed the Ambassador Merger.

             PRO FORMA FINANCIAL INFORMATION (PRE-INSIGNIA MERGER)

     The following Pro Forma Consolidated Balance Sheet (Pre-Insignia Merger) of the Partnership as of June 30, 1998 has been prepared as if each of the following transactions had occurred as of June 30, 1998: (i) the purchase of three properties for an aggregate purchase price of $32.6 million; (ii) the Class G Preferred Stock Offering; and (iii) the Class H Preferred Stock Offering.

     The following Pro Forma Consolidated Statement of Operations (Pre-Insignia Merger) of the Partnership for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions; (iv) the NHP Real Estate Acquisition; (v) the NHP Real Estate Reorganization; (vi) the NHP Stock Purchase; (vii) the NHP Merger; (viii) the NHP Reorganization; (ix) the 1998 Stock Offerings; (x) the 1998 Acquisitions;
(xi) the 1998 Disposition; and (xii) the Ambassador Merger.

     The following Pro Forma Consolidated Statement of Operations (Pre-Insignia Merger) of the Partnership for the six months ended June 30, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the 1998 Disposition; and (iv) the Ambassador Merger.

     The following Pro Forma Financial Information (Pre-Insignia Merger) is based, in part, on the following historical financial statements, which are included or incorporated by reference elsewhere herein: (i) the audited Consolidated Financial Statements of the Partnership for the year ended December 31, 1997; (ii) the unaudited Consolidated Financial Statements of the Partnership for the six months ended June 30, 1998; (iii) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (iv) the unaudited Consolidated Financial Statements of Ambassador for the four months ended April 30, 1998; (v) the unaudited Consolidated Financial Statements of NHP for the nine months ended September 30, 1997; (vi) the unaudited Combined Financial Statements of the NHP Real Estate Companies for the three months ended March 31, 1997; (vii) the unaudited Financial Statements of NHP Southwest Partners, L.P. for the three months ended March 31, 1997; (viii) the unaudited Combined Financial Statements of the NHP New LP Entities for the three months ended March 31, 1997; (ix) the unaudited Combined Financial Statements of the NHP Borrower Entities for the three months ended March 31, 1997; (x) the unaudited

Historical Summaries of Gross Income and Certain Expenses of The Bay Club at Aventura for the three months ended March 31, 1997; (xi) the unaudited Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the six months ended June 30, 1997; (xii) the unaudited Combined Statement of Revenues and Certain Expenses of the Thirty-Five Acquisition Properties for the six months ended June 30, 1997; (xiii) the unaudited Statement of Revenues and Certain Expenses of First Alexandria Associates, a Limited Partnership for the nine months ended September 30, 1997; (xiv) the unaudited Statement of Revenues and Certain Expenses of Country Lakes Associates Two, A Limited Partnership, for the nine months ended September 30, 1997; (xv) the unaudited Statement of Revenues and Certain Expenses Point West Limited Partnership, A Limited Partnership, for the nine months ended September 30, 1997; and (xvi) the unaudited Statement of Revenues and Certain Expenses of The Oak Park Partnership, for the nine months ended September 30, 1997. The following Pro Forma Financial Information (Pre-Insignia Merger) should be read in conjunction with such financial statements and the notes thereto.

     The unaudited Pro Forma Financial Information (Pre-Insignia Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of NHP, the NHP Real Estate Companies, Ambassador, the 1997 Acquisitions, and the 1998 Acquisitions are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Pre-Insignia Merger) may differ from the amounts ultimately determined.

     The following unaudited Pro Forma Financial Information (Pre-Insignia Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the Partnership that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of the Partnership's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                             AIMCO PROPERTIES, L.P.

               PRO FORMA CONSOLIDATED BALANCE SHEET (PRE-MERGER)
                              AS OF JUNE 30, 1998
                         IN THOUSANDS, EXCEPT UNIT DATA

                                                                       COMPLETED         PRO
                                                    HISTORICAL(A)   TRANSACTIONS(B)     FORMA
                                                    -------------   ---------------   ----------
Real estate.....................................     $2,287,309        $  32,624      $2,319,933
Property held for sale..........................         35,695               --          35,695
Investments in securities.......................          5,767               --           5,767
Investments in and notes receivable from
  unconsolidated subsidiaries...................        108,105               --         108,105(C)
Investments in and notes receivable from
  unconsolidated real estate partnerships.......        243,799               --         243,799
Cash and cash equivalents.......................         49,320               --          49,320
Restricted cash.................................         75,123               --          75,123
Accounts receivable.............................         26,201               --          26,201
Deferred financing costs........................         22,629               --          22,629
Goodwill........................................        122,068               --         122,068
Other assets....................................         78,725               --          78,725
                                                     ----------        ---------      ----------
                                                     $3,054,741        $  32,624      $3,087,365
                                                     ==========        =========      ==========

Secured notes payable...........................     $  751,337        $  23,031      $  774,368
Secured tax-exempt bond financing...............        394,662               --         394,662
Secured short term financing....................         50,000          (38,532)         11,468
Unsecured short-term financing..................        118,476          (97,987)         20,489
Accounts payable, accrued and other
  liabilities...................................        155,129               --         155,129
Security deposits and prepaid rents.............         12,882               --          12,882
                                                     ----------        ---------      ----------
                                                      1,482,486         (113,488)      1,368,998
Minority interest...............................         43,167               --          43,167
Redeemable Partnership Units....................        238,369               --         238,369
Partners' capital
  General and Special Limited Partner...........      1,032,073               --       1,032,073
  Preferred Units...............................        258,863          146,112         404,975
  Accumulated other comprehensive losses........           (217)              --            (217)
                                                     ----------        ---------      ----------
                                                      1,290,719          146,112       1,436,831
                                                     ----------        ---------      ----------
                                                     $3,054,741        $  32,624      $3,087,365
                                                     ==========        =========      ==========

---------------

(A) Represents the unaudited historical consolidated financial position of the Partnership as of June 30, 1998, included elsewhere herein.

(B) Represents adjustments to reflect the purchase of three properties for an aggregate purchase price of $32.6 million; the sale of 4,050,000 shares of AIMCO Class G Preferred Stock for net proceeds of $98.0 million; and the sale of 2,000,000 shares of AIMCO Class H Preferred Stock for net proceeds of $48.1 million.

(C) Represents notes receivable from the Unconsolidated Subsidiaries of $50,000; advances to the Unconsolidated Subsidiaries of $18,933; and equity in the Unconsolidated Subsidiaries of $39,172. The combined historical balance sheet of the Unconsolidated Subsidiaries as of June 30, 1998 is presented below. There were no pro forma adjustments to the balance sheet as of June 30, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

           PRO FORMA CONSOLIDATED BALANCE SHEET (PRE-INSIGNIA MERGER)
                              AS OF JUNE 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               HISTORICAL
                                                               ----------
Real estate.................................................    $ 21,727
Cash and cash equivalents...................................       5,627
Restricted cash.............................................       5,010
Management contracts........................................      50,320
Deferred financing costs....................................       3,217
Goodwill....................................................      44,252
Other assets................................................      21,020
                                                                --------
          Total assets......................................    $151,173
                                                                ========
Secured notes payable.......................................    $ 72,037
Accounts payable, accrued and other liabilities.............      41,761
Security deposits and prepaid rents.........................         316
                                                                --------
                                                                 114,114
Common stock................................................       2,319
Preferred stock.............................................      39,172
Retained earnings...........................................      (4,174)
Notes receivable on common stock purchases..................        (258)
                                                                --------
                                                                  37,059
                                                                --------
          Total liabilities and equity......................    $151,173
                                                                ========

                             AIMCO PROPERTIES, L.P.

      PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-INSIGNIA MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                                     AMBASSADOR
                                                  COMPLETED            NHP          AMBASSADOR     PURCHASE PRICE      PRO
                               HISTORICAL(A)   TRANSACTIONS(B)   TRANSACTIONS(C)   HISTORICAL(D)   ADJUSTMENTS(E)     FORMA
                               -------------   ---------------   ---------------   -------------   --------------   ---------
Rental and other property
  revenues....................   $193,006         $102,295(F)        $ 6,660         $ 93,329         $     --      $ 395,290
Property operating expenses...    (76,168)         (50,662)(F)        (2,941)         (36,088)              --       (165,859)
Owned property management
  expense.....................     (6,620)          (3,510)(F)          (282)              --               --        (10,412)
Depreciation..................    (37,741)         (20,828)(F)        (1,414)         (18,979)          (5,997)(J)    (84,959)
                                 --------         --------           -------         --------         --------      ---------
Income from property
  operations..................     72,477           27,295             2,023           38,262           (5,997)       134,060
                                 --------         --------           -------         --------         --------      ---------
Management fees and other
  income......................     13,937               --             7,813               --               --         21,750
Management and other
  expenses....................     (9,910)              --            (5,394)              --               --        (15,304)
Corporate overhead
  allocation..................       (588)              --                --               --               --           (588)
Amortization..................     (1,401)              --            (5,800)              --               --         (7,201)
                                 --------         --------           -------         --------         --------      ---------
Income from service company
  business....................      2,038               --            (3,381)              --               --         (1,343)
Minority interest in service
  company business............        (10)              --                --               --               --            (10)
                                 --------         --------           -------         --------         --------      ---------
Partnership's share of income
  from service company
  business....................      2,028               --            (3,381)              --               --         (1,353)
                                 --------         --------           -------         --------         --------      ---------
General and administrative
  expenses....................     (5,396)              --            (1,025)          (7,392)           7,392(K)      (6,421)
Interest expense..............    (51,385)          (1,626)(G)        (5,462)         (26,987)            (221)(L)    (85,681)(O)
Interest income...............      8,676               --             1,900               --               --         10,576
Minority interest.............      1,008              779(H)             16             (851)             705(M)       1,657
Equity in losses of
  unconsolidated
  partnerships................     (1,798)            (122)(I)        (8,542)             405               --        (10,057)
Equity in earnings of
  unconsolidated
  subsidiaries................      4,636               --             5,790               --               --         10,426(Q)
                                 --------         --------           -------         --------         --------      ---------
Income from operations........     30,246           26,326            (8,681)           3,437            1,879         53,207
Gain on dispositions of
  property....................      2,720           (2,720)               --               --               --             --
                                 --------         --------           -------         --------         --------      ---------
Income before extraordinary
  item........................     32,966           23,606            (8,681)           3,437            1,879         53,207
Extraordinary item -- early
  extinguishment of debt......       (269)             269                --               --               --             --
                                 --------         --------           -------         --------         --------      ---------
Net income....................     32,697           23,875            (8,681)           3,437            1,879         53,207
Income attributable to
  Preferred Unitholders.......      2,315           31,859                --            2,296           (2,296)(N)     34,174(P)
                                 --------         --------           -------         --------         --------      ---------
Income attributable to OP
  Unitholders.................   $ 30,382         $ (7,984)          $(8,681)        $  1,141         $  4,175      $  19,033(O)
                                 ========         ========           =======         ========         ========      =========
Basic earnings OP Unit........   $   1.09                                                                           $    0.36(O)
                                 ========                                                                           =========
Diluted earnings OP Unit......   $   1.08                                                                           $    0.35(O)
                                 ========                                                                           =========
Weighted average OP Units
  outstanding.................     27,732                                                                              53,307
                                 ========                                                                           =========
Weighted average OP Units and
  equivalents outstanding.....     28,113                                                                              53,688
                                 ========                                                                           =========

---------------

(A) Represents the Partnership's audited consolidated results of operations for the year ended December 31, 1997, included elsewhere herein.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions; (iv) the 1998 Stock Offerings;
       (v) the 1998 Acquisitions; and (vi) the 1998 Disposition.

(C) Represents adjustments to reflect the purchase of the NHP Real Estate Companies, the NHP Merger, and the NHP Reorganization, as if the transactions had taken place on January 1, 1997. These adjustments are detailed, as follows:

                                       NHP
                                   REAL ESTATE          NHP               NHP                     NHP                    NHP
                                   PURCHASE(i)     HISTORICAL(ii)   ADJUSTMENTS(iii)       REORGANIZATION(iv)        TRANSACTIONS
                                   -----------     --------------   ----------------       ------------------        ------------
Rental and other property
  revenues........................   $ 6,660(v)       $ 16,842          $    --                 $(16,842)(xvii)        $ 6,660
Property operating expenses.......    (2,941)(v)        (8,411)              --                    8,411(xvii)          (2,941)
Owned property management
  expense.........................      (282)(v)          (862)              --                      862(xvii)            (282)
Depreciation......................    (1,414)(vi)       (2,527)            (693)(xi)               3,220(xvii)          (1,414)
                                     -------          --------          -------                 --------               -------
Income from property operations...     2,023             5,042             (693)                  (4,349)                2,023
                                     -------          --------          -------                 --------               -------
Management fees and other
  income..........................     1,405(vii)       72,176               --                  (65,768)(xviii)         7,813
Management and other expenses.....    (2,263)(viii)     (35,267)             --                   32,136(xviii)         (5,394)
Corporate overhead allocation.....        --                --               --                       --                    --
Amortization......................        --            (9,111)          (4,432)(xii)              7,743(xix)           (5,800)
                                     -------          --------          -------                 --------               -------
Income from service company
  business........................      (858)           27,798           (4,432)                 (25,889)               (3,381)
Minority interest in service
  company business................        --                --               --                       --                    --
                                     -------          --------          -------                 --------               -------
Partnership's share of income from
  service company business........      (858)           27,798           (4,432)                 (25,889)               (3,381)
                                     -------          --------          -------                 --------               -------
General and administrative
  expenses........................        --           (16,266)           8,668(xiii)              6,573(xviii)         (1,025)
Interest expense..................    (5,082)(ix)      (10,685)              --                   10,305(xx)            (5,462)
Interest income...................       540(v)          1,963               --                     (603)(xxi)           1,900
Minority interest.................        16(v)             --               --                       --                    16
Equity in losses of unconsolidated
  partnerships....................    (3,905)(x)            --           (4,631)(xiv)                 (6)               (8,542)
Equity in earnings of
  unconsolidated subsidiaries.....        --                --           (4,636)(xv)              10,426(xxii)           5,790
                                     -------          --------          -------                 --------               -------
Income (loss) from operations.....    (7,266)            7,852           (5,724)                  (3,543)               (8,681)
Income tax provision..............        --            (3,502)           3,502(xvi)                  --                    --
                                     -------          --------          -------                 --------               -------
Net income (loss).................    (7,266)            4,350           (2,222)                  (3,543)               (8,681)
Income attributable to Preferred
  Unitholders.....................        --                --               --                       --                    --
                                     -------          --------          -------                 --------               -------
Income (loss) attributable to OP
  Unitholders.....................   $(7,266)         $  4,350          $(2,222)                $ (3,543)              $(8,681)
                                     =======          ========          =======                 ========               =======

---------------

(i) Represents the adjustment to record activity from January 1, 1997 to the date of acquisition, as if the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997. The historical financial statements of the NHP Real Estate Companies consolidate certain real estate partnerships in which they have an interest that will be presented on the equity method by the Company as a result of the NHP Real Estate Reorganization. In addition, represents adjustments to record additional depreciation and amortization related to the increased basis in the assets of the NHP Real Estate Companies as a result of the allocation of the purchase price of the NHP Real Estate Companies and additional interest expense incurred in connection with borrowings incurred by the Company to consummate the NHP Real Estate Acquisition.

(ii) Represents the unaudited consolidated results of operations of NHP for the period from January 1, 1997 through December 8, 1997 (date of NHP Merger).

(iii)  Represents the following adjustments occurring as a result of the NHP
       Merger: (i) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (ii) the incremental depreciation of the purchase price adjustment related to real estate; (iii) the incremental amortization of the purchase price adjustment related to the management contracts, furniture, fixtures and equipment, and goodwill;
       (iv) the reversal of equity in earnings of NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP; and (v) the amortization of the increased basis in investments in real estate partnerships based on the purchase price adjustment related to real estate and an estimated average life of 20 years.

(iv) Represents adjustments related to the NHP Reorganization, whereby the Company will contribute or sell to the Unconsolidated Subsidiaries and the Unconsolidated Partnership: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP and (ii) 12 real estate properties containing 2,905 apartment units. The adjustments represent (i) the related revenues and expenses primarily related to the management operations and other businesses owned by NHP and (ii) the historical results of operations of such real estate partnerships contributed, with additional depreciation and amortization recorded related to the Company's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

(v) Represents adjustments to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997.

(vi) Represents incremental depreciation related to the consolidated real estate assets purchased from the NHP Real Estate Companies. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(vii) Represents the adjustment to record the revenues from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997.

(viii) Represents $4,878 related to the adjustment to record the expenses from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997, less $2,615 related to a reduction in personnel costs pursuant to a restructuring plan, approved by the Company's senior management, assuming that the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and the date of completion.

(ix) Represents adjustments in the amount of $3,391 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as the increase in interest expense in the amount of $1,691 related to borrowings on the Partnership's Credit Facility of $55,807 to finance the NHP Real Estate Acquisition

(x) Represents adjustments in the amount of $2,432 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as amortization of $1,473 related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of the NHP Real Estate Companies, based on an estimated average life of 20 years.

(xi) Represents incremental depreciation related to the real estate assets purchased from NHP. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(xii) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management and other business operated by the Unconsolidated Subsidiaries, based on the Company's new basis as adjusted by the allocation of the combined purchase price of NHP including amortization of management contracts of $3,782, depreciation of furniture, fixtures and equipment of $2,018 and amortization of goodwill of $7,743, less NHP's historical depreciation and amortization of $9,111. Management contracts are amortized using the straight-line method over the weighted average life of the contracts estimated to be approximately 15 years. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated life of 3 years. Goodwill is amortized using the straight-line method over 20 years.

(xiii) Represents a reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan, approved by the Company's senior management, specifically identifying all significant actions to be taken to complete the restructuring plan, assuming that the Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997.

(xiv) Represents adjustment for amortization of the increased basis in investments in real estate partnerships, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, based on an estimated average life of 20 years.

(xv) Represents the reversal of equity in earnings in NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP, as a result of AIMCO's acquisition of 100% of the NHP Common Stock.

(xvi) Represents the reversal of NHP's income tax provision due to the restructuring of the management business to the Unconsolidated Subsidiaries.

(xvii) Represents the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership pursuant to the NHP Reorganization.

(xviii)Represents the historical income and expenses associated with certain assets and liabilities of NHP that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

(xix) Represents the amortization and depreciation of certain management contracts and other assets of NHP, based on the Company's new basis resulting from the allocation of the purchase price of NHP, that will be contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

(xx) Represents interest expense of $6,020 related to the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership and interest expense of $4,285 related to the certain assets and liabilities that will be contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

(xxi) Represents the interest income of $5,000 earned on notes payable of $50,000 to the Partnership issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries by the Partnership, net of the elimination the Partnership's share of the related interest expense of $4,750 reflected in the equity in earnings of the Unconsolidated Subsidiaries operating results, offset by $853 in interest income primarily related to the management operations and other businesses owned by NHP contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

(xxii) Represents the Partnership's equity in earnings of the Unconsolidated Subsidiaries.

(D) Represents the audited historical statement of operations of Ambassador for the year ended December 31, 1997. Certain reclassifications have been made to Ambassador's historical Statement of Operations to conform to the Partnership's Statement of Operations presentation. The Ambassador historical Statement of Operations excludes extraordinary loss of $1,384 and a loss on sale of an interest rate cap of $509.

(E) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter I, L.P.

(F) Represents adjustments to reflect the 1997 Property Acquisitions and the 1998 Acquisitions, less the 1997 Dispositions and the 1998 Disposition as if they had occurred on January 1, 1997. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on the Partnership's investment in the properties.

       These adjustments are as follows:

                                        1997 PROPERTY       1997           1998          1998
                                        ACQUISITIONS    DISPOSITIONS   ACQUISITIONS   DISPOSITION    TOTAL
                                        -------------   ------------   ------------   -----------   --------
Rental and other property revenues....    $ 88,589        $(4,081)       $19,892        $(2,105)    $102,295
Property operating expense............     (44,109)         1,944         (9,280)           783      (50,662)
Owned property management expense.....      (3,233)           133           (485)            75       (3,510)
Depreciation..........................     (16,839)           452         (4,795)           354      (20,828)

(G)    Represents adjustments to interest expense for the following:

Borrowings on the Partnership's Credit Facility and other
  loans and mortgages assumed in connection with the 1997
  Property Acquisitions.....................................  $(29,427)
Repayments on the Partnership's Credit Facility and other
  indebtedness with proceeds from the 1997 Dispositions and
  the 1997 Stock Offerings..................................    19,505
Repayments on the Partnership's Credit Facility with
  proceeds from a distribution received from one of the
  Unconsolidated Subsidiaries...............................     1,889
Borrowings on the Partnership's Credit Facility and other
  loans and mortgages assumed in connection with the 1998
  Acquisitions..............................................    (8,270)
Repayments on the Partnership's Credit Facility and other
  indebtedness with proceeds from the 1998 Disposition and
  the 1998 Stock Offerings..................................    14,677
                                                              --------
                                                              $ (1,626)
                                                              ========

(H) Represents income related to limited partners in consolidated partnerships acquired in connection with the 1997 Property Acquisitions.

(I) Represents the reduction in the Partnership's earnings in unconsolidated partnerships as a result of the consolidation of additional partnerships resulting from additional ownership acquired through tender offers.

(J) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(K) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

Duplication of public company expenses......................   $  724
Reduction in salaries and benefits..........................    4,197
Merger related costs........................................      524
Other.......................................................    1,947
                                                               ------
                                                               $7,392
                                                               ======

       The reduction in salaries and benefits is pursuant to a restructuring plan, approved by the Company's senior management, assuming that the Ambassador Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(L) Represents the decrease in interest expense of $3,612 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $3,833 related to borrowings under the Partnership's line of credit.

(M) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(N) Represents the elimination of the preferred stock distributions of Ambassador upon the conversion of the Ambassador Preferred Stock to AIMCO Common Stock.

(O) The following table presents the net impact to pro forma net income applicable to holders of OP Units and net income per OP Unit assuming the interest rate per annum increases by 0.25%:

Increase in interest expense................................  $   114
                                                              =======
Net income..................................................  $53,093
                                                              =======
Net income attributable to OP Unitholders...................  $18,919
                                                              =======
Basic income per OP Unit....................................  $  0.36
                                                              =======
Diluted income per OP Unit..................................  $  0.36
                                                              =======

(P) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units, the Class G Preferred Units, and the Class H Preferred Units as if these Preferred Unit issuances had occurred as of January 1, 1997.

(Q) Represents the Partnership's equity in earnings in the Unconsolidated Subsidiaries of $5,676, plus the elimination of intercompany interest expense of $4,750. The combined Pro Forma Statement of Operations (Pre-Insignia Merger) of the Unconsolidated Subsidiaries for the year ended December 31, 1997 is presented below, which represents the effects of the Ambassador Merger, the NHP Merger and the NHP Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

      PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-INSIGNIA MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                        REORGANIZATION
                                                        HISTORICAL(i)   ADJUSTMENTS(ii)     PRO FORMA
                                                        -------------   ---------------     ---------
Rental and other property revenues....................    $  6,194         $   6,371(iii)   $ 12,565
Property operating expenses...........................      (3,355)           (3,531)(iii)    (6,886)
Owned property management expense.....................        (147)             (478)(iii)      (625)
Depreciation expense..................................      (1,038)             (767)(iii)    (1,805)
                                                          --------         ---------        --------
Income from property operations.......................       1,654             1,595           3,249
                                                          --------         ---------        --------
Management fees and other income......................      23,776            41,992(iv)      65,768
Management and other expenses.........................     (11,733)          (20,403)(iv)    (32,136)
Amortization..........................................      (3,726)           (4,017)(iv)     (7,743)
                                                          --------         ---------        --------
Income from service company...........................       8,317            17,572          25,889
                                                          --------         ---------        --------
General and administrative expense....................          --            (6,573)(iv)     (6,573)
Interest expense......................................      (6,058)           (5,849)(v)     (11,907)
Interest income.......................................       1,001              (148)(iv)        853
Minority interest.....................................      (2,819)            2,198(vii)       (621)
Equity in losses of unconsolidated partnerships.......      (1,028)            1,028(iii)         --
Equity in earnings of Unconsolidated Subsidiaries.....       2,943            (2,943)(vi)         --
                                                          --------         ---------        --------
Income from operations................................       4,010             6,880          10,890
Income tax provision..................................      (1,902)           (3,013)(viii)   (4,915)
                                                          --------         ---------        --------
Net income............................................    $  2,108         $   3,867        $  5,975
                                                          ========         =========        ========
Income attributable to preferred stockholders.........    $  2,003         $   3,673        $  5,676
                                                          ========         =========        ========
Income attributable to common stockholders............    $    105         $     194        $    299
                                                          ========         =========        ========

---------------

(i) Represents the historical results of operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997.

(ii) Represents adjustments related to the NHP Reorganization, which includes the sale or contribution of 14 properties containing 2,725 apartment units from the unconsolidated partnerships to the Unconsolidated Subsidiaries, as well as the sale or contribution of 12 properties containing 2,905 apartment units from the Unconsolidated Subsidiaries to the Unconsolidated Partnership.

(iii) Represents adjustments for the historical results of operations of the 14 real estate properties contributed or sold to the Unconsolidated Subsidiaries, offset by the historical results of operations of the 12 real estate properties contributed or sold to the Unconsolidated Partnership, with additional depreciation recorded related to the Company's new basis resulting from the allocation of purchase price of NHP and the NHP Real Estate Companies.

(iv) Represents adjustments to reflect income and expenses associated with certain assets and liabilities of NHP contributed or sold to the Unconsolidated Subsidiaries.

(v) Represents adjustments of $6,058 to reverse the historical interest expense of the Unconsolidated Subsidiaries, which resulted from its original purchase of NHP Common Stock, offset by $2,622 related to the contribution or sale of the 14 real estate properties, $4,285 related to assets and liabilities transferred from the Partnership to the Unconsolidated Subsidiaries and $5,000 related to a note payable to the Partnership.

(vi) Represents the reversal of the historical equity in earnings of NHP for the period in which NHP was not consolidated by the Unconsolidated Subsidiaries.

(vii) Represents the minority interest in the operations of the 14 real estate properties.

(viii)Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill which is not deductible for tax purposes.

                             AIMCO PROPERTIES, L.P.

      PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (PRE-INSIGNIA MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                            AMBASSADOR
                                                         COMPLETED         AMBASSADOR     PURCHASE PRICE
                                      HISTORICAL(A)   TRANSACTIONS(B)     HISTORICAL(C)   ADJUSTMENTS(D)      PRO FORMA
                                      -------------   ---------------     -------------   ---------------     ---------
Rental and other property
  revenues..........................  $     161,264   $         6,199(E)  $      35,480   $            --     $ 202,943
Property operating expenses.........        (59,643)           (2,534)(E)       (14,912)               --       (77,089)
Owned property management expense...         (4,713)             (167)(E)            --                --        (4,880)
Depreciation........................        (34,289)           (1,489)(E)        (7,270)           (1,420)(G)   (44,468)
                                      -------------   ---------------     -------------   ---------------     ---------
Income from property operations.....         62,619             2,009            13,298            (1,420)       76,506
                                      -------------   ---------------     -------------   ---------------     ---------
Management fees and other income....          9,562                --                --                --         9,562
Management and other expenses.......         (5,470)               --                --                --        (5,470)
Corporate overhead allocation.......           (196)               --                --                --          (196)
Amortization........................             (3)               --                --                --            (3)
                                      -------------   ---------------     -------------   ---------------     ---------
Income from service company
  business..........................          3,893                --                --                --         3,893
Minority interest in service company
  business..........................             (1)               --                --                --            (1)
                                      -------------   ---------------     -------------   ---------------     ---------
Partnership's share of income from
  service company business..........          3,892                --                --                --         3,892
                                      -------------   ---------------     -------------   ---------------     ---------
General and administrative
  expenses..........................         (4,103)               --            (5,278)            5,278(H)     (4,103)
Interest expense....................        (34,778)            2,982(F)        (10,079)              145(I)    (41,730)(K)
Interest income.....................         11,350                --                --                --        11,350
Minority interest...................           (516)               --              (252)              252(J)       (516)
Equity in losses of unconsolidated
  partnerships......................         (4,681)               --               (71)               --        (4,752)
Equity in earnings of Unconsolidated
  Subsidiaries......................          5,609                --                --                --         5,609(M)
Amortization of goodwill............         (3,394)               --                --                --        (3,394)
                                      -------------   ---------------     -------------   ---------------     ---------
Income from operations..............         35,998             4,991            (2,382)            4,255        42,862
Gain on dispositions of property....          2,526            (2,526)               --                --            --
                                      -------------   ---------------     -------------   ---------------     ---------
Net income..........................         38,524             2,465            (2,382)            4,255        42,862(K)
Income attributable to Preferred
  Unitholders.......................          8,650             8,354                --                --        17,004(L)
                                      -------------   ---------------     -------------   ---------------     ---------
Income attributable to OP
  Unitholders.......................  $      29,874   $        (5,889)    $      (2,382)  $         4,255     $  25,858(K)
                                      =============   ===============     =============   ===============     =========
Basic earnings per OP Unit..........  $        0.61                                                           $    0.48(K)
                                      =============                                                           =========
Diluted earnings per OP Unit........  $        0.61                                                           $    0.48(K)
                                      =============                                                           =========
Weighted average OP Units
  outstanding.......................         48,812                                                              53,922
                                      =============                                                           =========
Weighted average OP Units and
  equivalents outstanding...........         49,015                                                              54,125
                                      =============                                                           =========

---------------

(A) Represents the Partnership's unaudited consolidated results of operations for the six months ended June 30, 1998, included elsewhere herein.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1998: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; and (iii) the 1998 Disposition.

(C) Represents the unaudited historical statement of operations of Ambassador for the four months ended April 30, 1998. Certain reclassifications have been made to Ambassador's historical Statement of Operations to conform to the Partnership's Statement of Operations presentation.

(D) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter I, L.P.

(E) Represents adjustments to reflect the 1998 Acquisitions, less the 1998 Disposition as if they had occurred on January 1, 1998. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on the Partnership's investment in the properties.

     These adjustments are as follows:

                                                   1998          1998
                                               ACQUISITIONS   DISPOSITION    TOTAL
                                               ------------   -----------   -------
Rental and other property revenues...........    $ 6,297         $(98)      $ 6,199
Property operating expense...................     (2,625)          91        (2,534)
Owned property management expense............       (173)           6          (167)
Depreciation.................................     (1,507)          18        (1,489)

(F)  Represents adjustments to interest expense for the following:

Borrowings on the Partnership's Credit Facility and other
  loans and mortgages assumed in connection with the 1998
  Acquisitions..............................................   $(2,760)
Repayments on the Partnership's Credit Facility and other
  indebtedness with proceeds from the 1998 Disposition and
  the 1998 Stock Offerings..................................     5,742
                                                               -------
                                                               $ 2,982
                                                               =======

(G) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(H) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

Duplication of public company expenses......................   $  355
Reduction in salaries and benefits..........................    2,482
Merger related costs........................................    1,212
Other.......................................................    1,229
                                                               ------
                                                               $5,278
                                                               ======

     The reduction in salaries and benefits is pursuant to a restructuring plan, approved by the Company's senior management, assuming that the Ambassador Merger had occurred on January 1, 1998 and that the restructuring plan was completed on January 1, 1998. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(I) Represents the decrease in interest expense of $1,480 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $1,335 related to borrowings under the Partnership's line of credit.

(J) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(K) The following table presents the net impact to pro forma net income applicable to holders of OP Units and net income per OP Unit assuming the interest rate per annum increases by 0.25%:

Increase in interest expense................................   $    57
                                                               =======
Net income..................................................   $42,805
                                                               =======
Net income attributable to OP Unitholders...................   $25,801
                                                               =======
Basic income per OP Unit....................................   $  0.48
                                                               =======
Diluted income per OP Unit..................................   $  0.48
                                                               =======

(L) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units, the Class G Preferred Units, and the Class H Preferred Units as if these Preferred Unit issuances had occurred as of January 1, 1998.

(M) Represents the Partnership's equity in earnings in the Unconsolidated Subsidiaries of $5,609. The combined historical statement of operations of the unconsolidated subsidiaries for the six months ended June 30, 1998 is presented below. There were no pro forma adjustments to the statement of operations for the six months ended June 30, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

                             PRO FORMA CONSOLIDATED
                 STATEMENT OF OPERATIONS (PRE-INSIGNIA MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

                                                              HISTORICAL
                                                              ----------
Rental and other property revenues..........................   $  6,550
Property operating expenses.................................     (3,390)
Owned property management expense ..........................       (230)
Depreciation expense........................................       (650)
                                                               --------
Income from property operations.............................      2,280
                                                               --------
Management fees and other income............................     37,585
Management and other expenses...............................    (23,673)
Amortization................................................     (1,390)
                                                               --------
Income from service company.................................     12,522
                                                               --------
Interest expense............................................     (3,878)
Interest income.............................................        425
Minority interest...........................................       (250)
                                                               --------
Income from operations......................................     11,099
Income tax provision........................................     (5,195)
                                                               --------
Net income..................................................   $  5,904
                                                               ========
Income attributable to preferred stockholders...............   $  5,609
                                                               ========
Income attributable to common stockholders..................   $    295
                                                               ========

                       PRO FORMA FINANCIAL INFORMATION OF
                             AIMCO PROPERTIES, L.P.
                               (INSIGNIA MERGER)

INTRODUCTION

     On March 17, 1998, AIMCO entered into an Agreement and Plan of Merger (the "Insignia Merger Agreement") with Insignia Financial Group, Inc.("Insignia") pursuant to which Insignia will be merged with and into AIMCO with AIMCO as the survivor (with the spin-off and merger with Insignia Properties Trust ("IPT") as discussed below, the "Insignia Merger"). The Insignia Merger Agreement provides that prior to the Insignia Merger, Insignia will spin-off (the "Distribution") to its stockholders all assets related to its U.S. and international commercial real estate business, its New York-based cooperative and condominium management company, its single-family home brokerage operations and other select holdings. Pursuant to the Indemnification Agreement entered into in connection with the Insignia Merger Agreement (as amended and restated as of May 26, 1998, the "Insignia Indemnification Agreement"), the spun off company ("Holdings") will provide indemnification for certain liabilities arising under the Insignia Merger Agreement.

     In the Insignia Merger the common stock, par value $0.01 per share, of Insignia ("Insignia Common Stock") will be converted, assuming the stockholders of AIMCO and Insignia approve the Insignia Merger, into the right to receive an aggregate number of shares of Class E Preferred Stock, par value $0.01 per share, of AIMCO ("Class E Preferred Stock") approximately equal to $303 million divided by the AIMCO Index Price, which is defined as the aggregate of the daily average price of AIMCO Common Stock (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported on the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) divided by two) on each of the 20 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Effective Time, divided by 20; provided, however, that if the AIMCO Index Price is greater than $38.00, then the AIMCO Index Price will be deemed to be $38.00. In addition to receiving the same dividends as holders of AIMCO Common Stock, holders of Class E Preferred Stock on the record date for payment to be set by the AIMCO Board of Directors will be entitled to the Special Dividend of $50 million in the aggregate, and when the Special Dividend is paid, the Class E Preferred stock will automatically convert into AIMCO Common Stock on a one-for-one basis, subject to antidilution adjustments, if any. In addition, there will remain outstanding approximately $308 million in indebtedness and other liabilities of Insignia and its subsidiaries and subsidiaries of the Partnership will assume approximately $149.5 million of 6 1/2% Trust Convertible Preferred Securities issued by Insignia Financing I, a subsidiary of Insignia (the "Convertible Securities"), for a total transaction value of approximately $811 million. Also, the Insignia Merger Agreement provides that AIMCO is required to propose to acquire (by merger) the outstanding shares of beneficial interest in IPT (the "IPT Merger"), at a price of at least $13.25 per IPT share and use its reasonable best efforts to consummate the IPT Merger after the closing of the Insignia Merger, but not earlier than August 15, 1998. IPT is an approximately 61% owned subsidiary of Insignia; the 39% of the shares of IPT not owned by Insignia are valued at an aggregate of approximately $152 million, after considering the effect of the proposed merger of IPT and Angeles Mortgage Investment Trust ("AMIT") (the "IPT-AMIT Merger"), assuming a value of $13.25 per share. AIMCO will contribute substantially all the assets and liabilities of Insignia acquired in the Insignia Merger to the Partnership in exchange for approximately $303 million of Class E Preferred Units. The Class E Preferred Units have terms substantially the same as the Class E Preferred Stock. If the Insignia Merger is consummated, the Partnership will assume property management of approximately 192,000 multifamily units which consist of general and limited partnership investments in 115,000 units and third party management of 77,000 units. IPT owns a 32% weighted average general and limited partnership interest in approximately 51,000 units.

     The following Pro Forma Consolidated Balance Sheet (Insignia Merger) of the Partnership as of June 30, 1998 has been prepared as if each of the following transactions had occurred as of June 30, 1998: (i) all the transactions discussed in the Pro Forma Financial Statements (Pre-Insignia Merger) appearing elsewhere herein; (ii) the Insignia Merger; (iii) the Distribution; (iv) the IPT-AMIT Merger; (v) the IPT

Merger; and (vi) the transfer of certain assets and liabilities of Insignia to the Unconsolidated Subsidiaries following the Insignia Merger (the "Insignia Reorganization").

     The following Pro Forma Consolidated Statement of Operations (Insignia Merger) of the Partnership for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) all the transactions discussed in the Pro Forma Financial Statements (Pre-Insignia Merger) appearing elsewhere herein; (ii) the Insignia Merger;
(iii) the Distribution; (iv) the IPT-AMIT Merger; (v) the IPT Merger; and (vi) the Insignia Reorganization.

     The following Pro Forma Consolidated Statement of Operations (Insignia Merger) of the Partnership for the six months ended June 30, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) all the transactions discussed in the Pro Forma Financial Statements (Pre-Insignia Merger) appearing elsewhere herein; (ii) the Insignia Merger;
(iii) the Distribution; (iv) the IPT-AMIT Merger; (v) the IPT Merger; and (vi) the Insignia Reorganization.

     The following Pro Forma Financial Information (Insignia Merger) is based, in part, on: (i) the audited Consolidated Financial Statements of Insignia for the year ended December 31, 1997; (ii) the audited Consolidated Financial Statements of AMIT for the year ended December 31, 1997; (iii) the unaudited Consolidated Financial Statements of Insignia for the six months ended June 30, 1998; and (iv) the unaudited Consolidated Financial Statements of AMIT for the six months ended June 30, 1998. The following Pro Forma Financial Information (Insignia Merger) is also based, in part, on the Pro Forma Financial Information (Pre-Insignia Merger) of the Partnership included elsewhere herein. Such pro forma information is based in part upon: (i) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (ii) the audited Consolidated Financial Statements of the Partnership for the year ended December 31, 1997; (iii) the unaudited Consolidated Financial Statements of Ambassador for the four months ended April 30, 1998; (iv) the unaudited Consolidated Financial Statements of the Partnership for the six months ended June 30, 1998; and (v) the historical financial statements of certain properties and companies acquired by AIMCO filed in AIMCO's Current Reports on Form 8-K, dated April 16, 1997, May 5, 1997, June 3, 1997, September 19, 1997, October 15, 1997, and
December 1, 1997, incorporated by reference herein. The following Pro Forma Financial Information (Insignia Merger) should be read in conjunction with such financial statements and notes thereto.

     The unaudited Pro Forma Financial Information (Insignia Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of Insignia are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Insignia Merger) may differ from the amounts ultimately determined.

     The unaudited Pro Forma Financial Information (Insignia Merger) has been prepared under the assumption that the AIMCO stockholders approved the Insignia Merger, the Class E Preferred Units have been converted to OP Units, the IPT-AMIT Merger occurs, and the IPT Merger was consummated.

     The following unaudited Pro Forma Financial Information (Insignia Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the Partnership that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of the Partnership's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                             AIMCO PROPERTIES, L.P.

             PRO FORMA CONSOLIDATED BALANCE SHEET (INSIGNIA MERGER)
                              AS OF JUNE 30, 1998
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                    INSIGNIA       THE PARTNERSHIP       INSIGNIA
                                  PRE-MERGER       INSIGNIA          MERGER        BEFORE INSIGNIA    REORGANIZATION     AIMCO
                                 PRO FORMA(A)   AS ADJUSTED(B)   ALLOCATIONS(C)   REORGANIZATION(D)   ADJUSTMENTS(E)   PRO FORMA
                                 ------------   --------------   --------------   -----------------   --------------   ----------
ASSETS
Real estate....................   $2,319,933       $ 30,600        $  21,348(F)      $2,371,881         $      --      $2,371,881
Property held for sale.........       35,695             --               --             35,695                --          35,695
Investments in securities......        5,767             --          310,048(F)
                                                                    (310,048)(G)          5,767                --           5,767
Investments in and notes
  receivable from
  unconsolidated
  subsidiaries.................      108,105             --               --            108,105            14,561(H)      122,666(J)
Investments in and notes
  receivable from
  unconsolidated
  partnerships.................      243,799        242,457          424,756(F)         911,012                --         911,012
Mortgage notes receivable......           --         35,316               --             35,316                --          35,316
Cash and cash equivalents......       49,320         42,585               --             91,905           (15,102)(I)      76,803
Restricted cash................       75,123             --               --             75,123                --          75,123
Accounts receivable............       26,201         24,385               --             50,586           (23,773)(I)      26,813
Deferred financing costs.......       22,629          7,158               --             29,787                --          29,787
Goodwill.......................      122,068         19,836           36,704(F)         178,608                --         178,608
Property management
  contracts....................           --         89,838           22,211(F)         112,049           (77,410)(H)      34,639
Other assets...................       78,725         22,780             (632)(F)        100,873            (8,954)(I)      91,919
                                  ----------       --------        ---------         ----------         ---------      ----------
                                  $3,087,365       $514,955        $ 504,387         $4,106,707         $(110,678)     $3,996,029
                                  ==========       ========        =========         ==========         =========      ==========

LIABILITIES AND PARTNERS'
  CAPITAL

Secured notes payable..........   $  774,368       $ 26,476        $      --         $  800,844         $      --      $  800,844
Secured tax-exempt bond
  financing....................      394,662             --               --            394,662                --         394,662
Secured short-term financing...       11,468        233,310         (297,000)(F)
                                                                      50,000(F)
                                                                     325,381(F)         323,159           (50,000)        273,159
Unsecured short-term
  financing....................       20,489          1,647               --             22,136                --          22,136
Accounts payable, accrued and
  other liabilities............      155,129         32,669           20,000(F)         207,798           (44,931)        162,867
Deferred tax liability.........           --         18,802          (18,802)(F)                          (12,849)             --
                                                                      12,849(F)          12,849
Security deposits and deferred
  income.......................       12,882          2,898               --             15,780            (2,898)         12,882
                                  ----------       --------        ---------         ----------         ---------      ----------
                                   1,368,998        315,802           92,428          1,777,228          (110,678)      1,666,550
Minority interest..............       43,167         66,216          (66,216)(F)         43,167                --          43,167
Company-obligated mandatorily
  redeemable convertible
  securities of a subsidiary
  trust........................           --        144,210            5,290(F)         149,500                --         149,500
Redeemable Partnership Units...      238,369             --               --            238,369                --         238,369
Partners' capital and
  shareholders' equity
  Common stock.................           --            358             (358)(F)             --                --              --
  Additional paid-in capital...           --        (37,595)          37,595(F)              --                --              --
  Retained earnings............           --         25,964          (25,964)(F)             --                --              --
  General and Special Limited
    Partner....................    1,032,073             --          310,048(G)
                                                                     151,564(F)       1,493,685                         1,493,685
  Preferred Units..............      404,975             --               --            404,975                --         404,975
  Accumulated and other
    comprehensive income.......         (217)            --               --               (217)               --            (217)
                                  ----------       --------        ---------         ----------         ---------      ----------
                                   1,436,831        (11,273)         472,885          1,898,443                --       1,898,443
                                  ----------       --------        ---------         ----------         ---------      ----------
                                  $3,087,365       $514,955        $ 504,387         $4,106,707         $(110,678)     $3,996,029
                                  ==========       ========        =========         ==========         =========      ==========

---------------

(A) Represents the Partnership's pro forma consolidated financial position as of June 30, 1998, which gives effect to the purchase of three properties for an aggregate purchase price of $32.6 million, the Ambassador Merger, the Class G Preferred Stock Offering and the Class H Preferred Stock Offering. See "Pro Forma Financial Information (Pre-Insignia Merger)."

(B) Represents adjustments to reflect the Insignia Merger, including the IPT-AMIT Merger, and the Distribution, as if these transactions had occurred on June 30, 1998. These adjustments are detailed, as follows:

                                                   INSIGNIA       IPT-AMIT        HOLDINGS        INSIGNIA AS
                                                 HISTORICAL(i)   MERGER(ii)   DISTRIBUTION(iii)    ADJUSTED
                                                 -------------   ----------   -----------------   -----------
ASSETS
Real estate....................................    $ 25,808        $ 4,792        $      --        $ 30,600
Property held for sale.........................          --             --               --              --
Investments in securities......................          --             --               --              --
Investments in and notes receivable from
  unconsolidated subsidiaries..................          --             --               --              --
Investments in and notes receivable from
  unconsolidated partnerships..................     282,599             --          (40,142)        242,457
Mortgage notes receivable......................          --         35,316               --          35,316
Cash and cash equivalents......................      57,807          6,248          (21,470)         42,585
Restricted cash................................          --             --               --              --
Accounts receivable............................     147,569            604         (123,788)         24,385
Deferred financing costs.......................       7,158             --               --           7,158
Goodwill.......................................     245,391             --         (225,555)         19,836
Property management contracts..................     134,344             --          (44,506)         89,838
Other assets...................................      53,513           (258)         (30,475)         22,780
                                                   --------        -------        ---------        --------
                                                   $954,189        $46,702        $(485,936)       $514,955
                                                   ========        =======        =========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Secured notes payable..........................    $ 21,951        $ 4,525        $      --        $ 26,476
Secured tax-exempt bond financing..............          --             --               --              --
Secured short-term financing...................     265,737             --          (32,427)        233,310
Unsecured short-term financing.................       1,647             --               --           1,647
Accounts payable, accrued and other
  liabilities..................................     147,116          1,629         (116,076)         32,669
Deferred tax liability.........................      24,865             --           (6,063)         18,802
Security deposits and deferred income..........       4,349             --           (1,451)          2,898
                                                   --------        -------        ---------        --------
                                                    465,665          6,154         (156,017)        315,802
Minority interest..............................      66,484             --             (268)         66,216
Company-obligated mandatorily redeemable
  convertible securities of a subsidiary
  trust........................................     144,210             --               --         144,210
Common stock...................................         318             40               --             358
Additional paid-in capital.....................     234,819         40,508         (312,922)        (37,595)
Retained earnings..............................      42,693             --          (16,729)         25,964
                                                   --------        -------        ---------        --------
                                                    277,830         40,548         (329,651)        (11,273)
                                                   --------        -------        ---------        --------
                                                   $954,189        $46,702        $(485,936)       $514,955
                                                   ========        =======        =========        ========

---------------

(i) Represents the unaudited consolidated financial position of Insignia as of June 30, 1998, as reported on Insignia's Quarterly Report on Form 10-Q. Certain reclassifications have been made to Insignia's historical balance sheet to conform to the Partnership's balance sheet presentation.

(ii) Represents the historical balance sheet of AMIT, as well as pro forma adjustments related to the IPT-AMIT Merger. The IPT-AMIT merger is expected to close prior to the Insignia Merger.

(iii)Represents the distribution of two shares of Holdings Common Stock for each three shares of Insignia Common Stock to holders of Insignia Common Stock.

(C)  Represents the following adjustments occurring as a result of the Insignia
     Merger: (i) the issuance of 8,945,921 shares of AIMCO Common Stock, based on an AIMCO Index Price of $34.658 per share, as consideration to holders of Insignia Common Stock outstanding as of the date of the Insignia Merger;
     (ii) the IPT Merger; (iii) the payment of the Special Dividend of $50,000;
     (iv) the assumption of $149,500 of the Convertible Debentures; (v) the allocation of the combined purchase price of Insignia based on the preliminary estimates of relative fair market value of the assets and liabilities of Insignia; and (vi) the contribution by AIMCO of substantially all the assets and liabilities of Insignia to the Partnership in exchange for OP Units.

(D) Represents the effects of the Company's acquisition of Insignia immediately after the Insignia Merger. These amounts do not give effect to the Insignia Reorganization, which includes the transfers of certain asset and liabilities of Insignia to the Unconsolidated Subsidiaries. The Insignia Reorganization must occur immediately after the Insignia Merger in order for AIMCO to maintain its qualification as a REIT. This column is included as an intermediate step to assist the reader in understanding the entire nature of the Insignia Merger and related transactions.

(E) Represents adjustments related to the Insignia Reorganization, whereby, following the Insignia Merger, the Partnership will contribute to the Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily management contracts and related working capital assets and liabilities related to Insignia's third-party property management operations. The adjustments reflect the transfer of assets valued at the Partnership's new basis resulting from the allocation of the purchase price of Insignia. the Partnership will receive non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(F) In connection with the Insignia Merger, AIMCO will issue 8,945,921 shares of AIMCO Common Stock based on an AIMCO Index Price of $34.658 per share, to acquire the shares of Insignia Common Stock owned by the Insignia stockholders.

     The total purchase price of Insignia is $1,019,342, as follows:

Issuance of 8,945,921 shares of AIMCO Common Stock in the
  Merger, at $34.658 per share...........................  $  310,048
Issuance of 4,811,568 shares of AIMCO Common Stock in the
  IPT Merger, at $31.50 a share..........................     151,564
Assumption of Convertible Debentures.....................     149,500
Assumption of Insignia liabilities as indicated in the
  Insignia Merger Agreement..............................     325,381
Transaction costs........................................      20,000
Generation of deferred tax liability.....................      12,849
Special Dividend.........................................      50,000
                                                           ----------
          Total..........................................  $1,019,342
                                                           ==========

     The purchase price was allocated to the various assets of Insignia acquired in the Insignia Merger, as follows:

Purchase price...........................................  $1,019,342
Historical basis of Insignia's assets acquired, adjusted
  for the IPT -- AMIT Merger and the Distribution........    (514,955)
                                                           ----------
Step-up to record the fair value of Insignia's assets
  acquired...............................................  $  504,387
                                                           ==========

     This step-up was applied to Insignia's assets as follows:

Real estate..............................................  $   21,348
Investment in real estate partnerships...................     424,756
Management contracts.....................................      22,211
Goodwill.................................................      36,704
Reduction in value of other assets.......................        (632)
                                                           ----------
          Total..........................................  $  504,387
                                                           ==========

     The fair value of Insignia's assets, primarily the real estate and management contracts, was calculated based on estimated future cash flows of the underlying assets.

     As of June 30, 1998, Insignia's stockholder's deficit, as adjusted for the IPT -- AMIT Merger and the Distribution, was $11,273, which is detailed as follows:

Common stock..............................................  $    358
Additional paid-in capital................................   (37,595)
Retained earnings.........................................    25,964
                                                            --------
          Total...........................................  $(11,273)
                                                            ========

     Upon completion of the Insignia Merger, the entire amount of the stockholder's deficit is eliminated.

     The increase of $5,290 in Convertible Debentures relates to the elimination of unamortized issuance discount.

     In addition, the minority interest in other partnerships of Insignia of $66,216 will be eliminated upon the IPT Merger.

(G) Represents the issuance of 8,945,921 OP Units to AIMCO and the concurrent issuance of 8,945,921 shares of AIMCO Common Stock to Insignia stockholders, in exchange for all the shares of Insignia Common Stock.

     In accordance with the Merger Agreement, AIMCO will issue a number of shares of AIMCO Class E Preferred Stock approximately equal to $310 million divided by the AIMCO Index Price, provided that the AIMCO stockholders approve the Merger. Each share of AIMCO Class E Preferred Stock will automatically convert to one share of AIMCO Common Stock upon the payment of the Special Dividend. As such, for the purpose of preparing the pro forma financial statements, AIMCO's management believes that the AIMCO Class E Preferred Stock is substantially the same as AIMCO Common Stock, and that the fair value of the AIMCO Class E Preferred Stock approximates the fair value of the AIMCO Common Stock. Upon the payment of the Special Dividend and the conversion of the AIMCO Class E Preferred Stock to AIMCO Common Stock, the former Insignia stockholders will own approximately 15.7% of the AIMCO Common Stock. The Special Dividend is intended to represent a distribution in an amount at least equal to the earnings and profits of Insignia at the time of the Insignia Merger, to which AIMCO succeeds.

     Concurrent with the issuance of Class E Preferred Stock, the Partnership will issue comparable Class E Preferred Units to AIMCO. The Class E Preferred Units will have terms substantially the same as Class E Preferred Stock.

(H) Represents the increase in the Partnership's investment in Unconsolidated Subsidiaries to reflect the contribution of property management contracts, including the related deferred tax liability, and notes payable to the Unconsolidated Subsidiaries. These assets and liabilities are valued at the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(I) Represents certain assets and liabilities of Insignia, primarily related to the management operations of Insignia, contributed by the Partnership to the Unconsolidated Subsidiaries, valued at the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(J) Amount represents notes receivable from the Unconsolidated Subsidiaries of $50,000, advances to the Unconsolidated Subsidiaries of $18,933, and equity in the Unconsolidated Subsidiaries of $53,733. The combined pro forma balance sheet (Insignia Merger) of the Unconsolidated Subsidiaries as of June 30, 1998 is presented below, which reflects the effects of the Insignia Merger, the IPT Merger and the Insignia Reorganization as if such transactions had occurred as of June 30, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

             PRO FORMA CONSOLIDATED BALANCE SHEET (INSIGNIA MERGER)
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                         PRE-MERGER         INSIGNIA             AIMCO
                                                        PRO FORMA(i)   REORGANIZATION(ii)      PRO FORMA
                                                        ------------   ------------------      ---------
ASSETS
Real estate...........................................    $ 21,727          $     --           $ 21,727
Cash and cash equivalents.............................       5,627            15,102(iii)        20,729
Restricted cash.......................................       5,010                --              5,010
Management contracts..................................      50,320            77,410(iv)        127,730
Accounts receivable...................................          --            23,773(iii)        23,773
Deferred financing costs..............................       3,217                --              3,217
Goodwill..............................................      44,252                --             44,252
Other assets..........................................      21,020             8,954(iii)        29,974
                                                          --------          --------           --------
                                                          $151,173          $125,239           $276,412
                                                          ========          ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Secured notes payable.................................    $ 72,037          $     --           $ 72,037
Secured short-term financing..........................          --            50,000(iv)         50,000
Accounts payable, accrued and other liabilities.......      41,761            44,931(iii)        86,692
Security deposits and deferred income.................         316             2,898(iii)         3,214
Deferred tax liability................................          --            12,849(iv)         12,849
                                                          --------          --------           --------
                                                           114,114           110,678            224,792
Common stock..........................................       2,319               766(v)           3,085
Preferred stock.......................................      39,172            14,561(iv)         53,733
Retained earnings.....................................      (4,174)               --             (4,174)
Notes receivable on common stock purchases............        (258)             (766)(v)         (1,024)
                                                          --------          --------           --------
                                                            37,059            14,561             51,620
                                                          --------          --------           --------
                                                          $151,173          $125,239           $276,412
                                                          ========          ========           ========

---------------

(i) Represents the Unconsolidated Subsidiaries pro forma consolidated financial position after giving effect to the Ambassador Merger. See "Pro Forma Financial Information (Pre-Insignia Merger)."

(ii) Represents adjustments related to the Insignia Reorganization, whereby, following the Insignia Merger, the Partnership will contribute to the combined Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily related to the management operations owned by Insignia. The adjustments reflect the transfer of assets valued at the Partnership's new basis resulting from the allocation of the purchase price of Insignia. The Partnership will receive non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(iii)Represents certain assets and liabilities of Insignia, primarily related to the management operations of Insignia, contributed by the Partnership to the Unconsolidated Subsidiaries, valued at the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(iv) Represents the transfer of management contracts, and the establishment of the related estimated net deferred Federal and state tax liabilities at a combined rate of 40% for the estimated difference between the book and tax basis of the net assets of the Unconsolidated Subsidiaries. The primary component of the deferred tax liability is the difference between the new basis of the property management contracts, as a result of the allocation of the purchase price of Insignia, and the historical tax basis.

(v) Represents the issuance of common stock to the common stockholders of the Unconsolidated Subsidiaries in exchange for notes receivable, in order for the common stockholders to maintain their respective ownership interest in the Unconsolidated Subsidiaries.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                     INSIGNIA
                                                         PRE-MERGER   INSIGNIA AS     MERGER         INSIGNIA
                                                         PRO FORMA     ADJUSTED     ADJUSTMENTS   REORGANIZATION   INSIGNIA
                                                            (A)           (B)           (C)       ADJUSTMENTS(D)   PRO FORMA
                                                         ----------   -----------   -----------   --------------   ---------
Rental and other property revenues.....................  $ 395,290     $  6,912      $     --        $     --      $ 402,202
Property operating expenses............................   (165,859)      (3,307)           --              --       (169,166)
Owned property management expense......................    (10,412)          --            --              --        (10,412)
Depreciation...........................................    (84,959)        (966)       (1,321)(E)          --        (87,246)
                                                         ---------     --------      --------        --------      ---------
Income from property operations........................    134,060        2,639        (1,321)             --        135,378
                                                         ---------     --------      --------        --------      ---------
Management fees and other income.......................     21,750       94,330            --         (74,404)(K)     41,676
Management and other expenses..........................    (15,304)     (57,615)           --          49,236(K)     (23,683)
Corporate overhead allocation..........................       (588)          --            --              --           (588)
Amortization...........................................     (7,201)     (16,768)      (26,794)(F)      28,922(L)     (21,841)
                                                         ---------     --------      --------        --------      ---------
Income from service company business...................     (1,343)      19,947       (26,794)          3,754         (4,436)
Minority interest in service company business..........        (10)          --            --              --            (10)
                                                         ---------     --------      --------        --------      ---------
Partnership's share of income from service company
  business.............................................     (1,353)      19,947       (26,794)          3,754         (4,446)
                                                         ---------     --------      --------        --------      ---------
General and administrative expenses....................     (6,421)     (21,199)           --           6,392(K)     (21,228)
Interest expense.......................................    (85,681)      (9,035)       (5,839)(G)       3,725(K)     (96,830)(N)
Interest income........................................     10,576       10,967            --              --         21,543
Minority interest......................................      1,657      (12,871)        1,552(H)           --         (9,662)
Equity in income (losses) of unconsolidated
  partnerships.........................................    (10,057)      12,515       (25,357)(I)          --        (22,899)
Equity in earnings of Unconsolidated Subsidiaries......     10,426           --            --          (8,082)(M)      2,344(P)
                                                         ---------     --------      --------        --------      ---------
Income (loss) from operations..........................     53,207        2,963       (57,759)          5,789          4,200
Gain on sale of property...............................         --           80           (80)             --             --
Income tax provision...................................         --        1,701        (1,701)(J)          --             --
                                                         ---------     --------      --------        --------      ---------
Net income (loss)......................................     53,207        4,744       (59,540)          5,789          4,200
Income (loss) allocable to Preferred Unitholders.......     34,174           --            --              --         34,174(O)
                                                         ---------     --------      --------        --------      ---------
Income (loss) allocable to OP Unitholders..............  $  19,033     $  4,744      $(59,540)       $  5,789      $ (29,974)(N)
                                                         =========     ========      ========        ========      =========
Basic earnings (loss) per Op Unit......................  $    0.36                                                 $   (0.45)(N)
                                                         =========                                                 =========
Diluted earnings (loss) per Op Unit....................  $    0.35                                                 $   (0.45)(N)
                                                         =========                                                 =========
Weighted average OP Units outstanding..................     53,307                                                    66,664
                                                         =========                                                 =========
Weighted average OP Units and equivalents
  outstanding..........................................     53,688                                                    67,508
                                                         =========                                                 =========

---------------

(A) Represents the Partnership's pro forma consolidated statement of operations for the year ended December 31, 1997, which gives effect to (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions;
     (iv) the 1998 Stock Offerings; (v) the 1998 Acquisitions; (vi) the 1998 Disposition; (vii) the NHP Real Estate Companies Purchase; (viii) the NHP Merger; (ix) the NHP Reorganization; and (x) the Ambassador Merger, as if these transactions had occurred on January 1, 1997. See "Pro Forma Financial Information (Pre-Insignia Merger)."

(B) Represents adjustments to reflect the operations of Insignia, the IPT-AMIT Merger, and the Distribution, as if these transactions had occurred on January 1, 1997. These adjustments are detailed, as follows:

                                                               INSIGNIA       IPT-AMIT        HOLDINGS          INSIGNIA
                                                             HISTORICAL(i)   MERGER(ii)   DISTRIBUTION(iii)    AS ADJUSTED
                                                             -------------   ----------   -----------------    -----------
Rental and other property revenues.........................    $   6,646       $   266        $      --         $  6,912
Property operating expenses................................       (3,251)          (56)              --           (3,307)
Owned property management expense..........................           --            --               --               --
Depreciation...............................................         (966)           --               --             (966)
                                                               ---------       -------        ---------         --------
Income from property operations............................        2,429           210               --            2,639
                                                               ---------       -------        ---------         --------
Management fees and other income...........................      389,626            --         (295,296)          94,330
Management and other expenses..............................     (315,653)           --          258,038          (57,615)
Corporate overhead allocation..............................           --            --               --               --
Amortization...............................................      (31,709)         (303)          15,244          (16,768)
                                                               ---------       -------        ---------         --------
Income from service company business.......................       42,264          (303)         (22,014)          19,947
Minority interest in service company business..............           --            --               --               --
                                                               ---------       -------        ---------         --------
Company's share of income from service company business....       42,264          (303)         (22,014)          19,947
                                                               ---------       -------        ---------         --------
General and administrative expenses........................      (20,435)       (1,351)             587          (21,199)
Interest expense...........................................       (9,353)           --              318           (9,035)
Interest income............................................        4,571         6,853             (457)          10,967
Minority interest..........................................      (12,448)         (382)             (41)         (12,871)
Equity in income (losses) of unconsolidated partnership....       10,027         2,639             (151)          12,515
                                                               ---------       -------        ---------         --------
Income (loss) from operations..............................       17,055         7,666          (21,758)           2,963
Gain on sale of property...................................           --            80               --               80
Income tax provision.......................................       (6,822)         (180)           8,703            1,701
                                                               ---------       -------        ---------         --------
Net income (loss)..........................................       10,233         7,566          (13,055)           4,744
Income (loss) allocable to Preferred Unitholders...........           --            --               --               --
                                                               ---------       -------        ---------         --------
Income (loss)allocable to OP Unitholders...................    $  10,233       $ 7,566        $ (13,055)        $  4,744
                                                               =========       =======        =========         ========

---------------

(i) Represents the audited consolidated results of operations of Insignia for the year ended December 31, 1997, as reported in Insignia's Annual Report on Form 10-K. Certain reclassifications have been made to Insignia's historical statement of operations to conform to the Partnership's statement of operations presentation.

(ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the IPT-AMIT Merger. The IPT-AMIT Merger is expected to close prior to the Insignia Merger.

(iii)Represents the distribution of two shares of Holdings Common Stock for each three shares of Insignia Common Stock to holders of Insignia Common Stock.

(C)  Represents the following adjustments occurring as a result of the Insignia
     Merger: (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the Insignia Merger; (iii) the increase in interest expense resulting from the net increase in debt; (iv) the elimination of the income tax provision; and (v) the elimination of the minority interest associated with IPT.

(D) Represents adjustments related to the Insignia Reorganization, whereby, following the Insignia Merger, the Partnership will contribute to the Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily management contracts and related working capital assets and liabilities related to Insignia's third-party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(E) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the Insignia Merger, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(F) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of Insignia, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia, including amortization of property management contracts of $37,350, amortization of goodwill of $2,790 and depreciation of furniture, fixtures, and equipment of $3,119, less Insignia's historical depreciation and amortization of $16,465. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years. The allocation of the purchase price of Insignia is preliminary; therefore the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized.

(G) Represents the increase in interest expense of $3,725 related to borrowings to pay a distribution equal to the Special Dividend to holders of the Class E Preferred Units; and $2,114 related to borrowings of $28,381 for the additional liabilities of Insignia assumed by the Partnership. The interest rate used in the calculation of interest expense was LIBOR plus 1.75%.

(H) Represents elimination of minority interest in IPT resulting from the IPT Merger.

(I) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of Insignia, based on an estimated average life of 20 years, and based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(J)  Represents the reversal of Insignia's income tax provision.

(K) Represents the historical income and expenses associated with certain assets and liabilities of Insignia that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(L) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(M) Represents the Partnership's equity in earnings of the Unconsolidated Subsidiaries.

(N) The following table presents the net impact to pro forma net loss applicable to holders of OP Units and net loss per OP Unit assuming the interest rate per annum increases by 0.25%:

Increase in interest expense..............................  $    894
                                                            ========
Net income................................................  $ (3,306)
                                                            ========
Net loss attributable to OP Unitholders...................  $(30,868)
                                                            ========
Basic loss per OP Unit....................................  $  (0.46)
                                                            ========
Diluted loss per OP Unit..................................  $  (0.46)
                                                            ========

(O) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, Class D Preferred Units, the Class G Preferred Units, and the Class H Preferred Units as if these Preferred Units had been issued as of January 1, 1997.

(P) Represents the Partnership's equity in losses in the Unconsolidated Subsidiaries of $(2,406), offset by the elimination of intercompany interest expense of $4,750. The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997 is presented below, which represents the effects of the NHP Merger, the NHP Reorganization, the Ambassador Merger, the Insignia Merger, the IPT Merger and the Insignia Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                     PRE-MERGER           INSIGNIA            AIMCO
                                                    PRO FORMA(i)     REORGANIZATION(ii)     PRO FORMA
                                                    ------------     ------------------     ---------
Rental and other property revenues................    $ 12,565            $     --          $ 12,565
Property operating expenses.......................      (6,886)                 --            (6,886)
Owned property management expense.................        (625)                 --              (625)
Depreciation......................................      (1,805)                 --            (1,805)
                                                      --------            --------          --------
Income from property operations...................       3,249                  --             3,249
                                                      --------            --------          --------
Management fees and other income..................      65,768              74,404(iii)      140,172
Management and other expenses.....................     (32,136)            (49,236)(iii)     (81,372)
Amortization......................................      (7,743)            (28,922)(iv)      (36,665)
                                                      --------            --------          --------
Income from service company business..............      25,889              (3,754)           22,135
                                                      --------            --------          --------
General and administrative expenses...............      (6,573)             (6,392)(iii)     (12,965)
Interest expense..................................     (11,907)             (3,725)(iii)     (15,632)
Interest income...................................         853                  --               853
Minority interest.................................        (621)                 --              (621)
                                                      --------            --------          --------
Income (loss) from operations.....................      10,890             (13,871)           (2,981)
Income tax provision..............................      (4,915)              5,364(v)            449
                                                      --------            --------          --------
Net income (loss).................................    $  5,975            $ (8,507)         $ (2,532)
                                                      ========            ========          ========
Income (loss) allocable to preferred
  stockholders....................................    $  5,676            $ (8,082)         $ (2,406)
                                                      ========            ========          ========
Income (loss) allocable to common stockholders....    $    299            $   (425)         $   (126)
                                                      ========            ========          ========

---------------

(i) Represents the Unconsolidated Subsidiaries pro forma consolidated results of operations after giving effect to the Ambassador Merger. See "Pro Forma Financial Information (Pre-Insignia Merger)."

(ii) Represents adjustments related to the Insignia Reorganization, whereby, following the Insignia Merger, the Partnership will contribute to the Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily related to the management operations owned by Insignia. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(iii)Represents the historical income and expenses associated with certain assets and liabilities of Insignia that were contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(iv) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(v) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           INSIGNIA          INSIGNIA
                                        PRE-MERGER        INSIGNIA          MERGER        REORGANIZATION      AIMCO
                                       PRO FORMAS(A)   AS ADJUSTED(B)   ADJUSTMENTS(C)    ADJUSTMENTS(D)    PRO FORMA
                                       -------------   --------------   --------------    --------------    ---------
Rental and other property revenues...    $202,943         $  3,988         $     --          $     --       $ 206,931
Property operating expenses..........     (77,089)          (1,736)              --                --         (78,825)
Owned property management expense....      (4,880)              --               --                --          (4,880)
Depreciation.........................     (44,468)            (600)            (660)(E)            --         (45,728)
                                         --------         --------         --------          --------       ---------
Income from property operations......      76,506            1,652             (660)               --          77,498
                                         --------         --------         --------          --------       ---------
Management fees and other income.....       9,562           47,635               --           (37,672)(L)      19,525
Management and other expenses........      (5,470)         (27,585)              --            23,395(L)       (9,660)
Corporate overhead allocation........        (196)              --               --                --            (196)
Amortization.........................          (3)          (8,928)         (12,753)(F)        14,461(M)       (7,223)
                                         --------         --------         --------          --------       ---------
Income from service company
  business...........................       3,893           11,122          (12,753)              184           2,446
Minority interest in service company
  business...........................          (1)              --               --                --              (1)
                                         --------         --------         --------          --------       ---------
Partnership's share of income from
  service company business...........       3,892           11,122          (12,753)              184           2,445
                                         --------         --------         --------          --------       ---------
General and administrative
  expenses...........................      (4,103)         (10,272)           4,937(G)          4,760(L)       (4,678)
Interest expense.....................     (41,730)          (9,614)          (2,896)(H)         1,847(L)      (52,393)(O)
Interest income......................      11,350            4,431               --                --          15,781
Minority interest in other
  partnerships.......................        (516)          (8,643)           3,056(I)             --          (6,103)
Equity in losses of unconsolidated
  partnerships.......................      (4,752)          14,482           (9,295)(J)            --             435
Equity in earnings of unconsolidated
  subsidiaries.......................       5,609               --               --            (3,613)(N)       1,996(Q)
Amortization of goodwill.............      (3,394)              --               --                --          (3,394)
                                         --------         --------         --------          --------       ---------
Income (loss) from operations........      42,862            3,158          (17,611)            3,178          31,587
Income tax provision.................          --             (231)             231(K)             --              --
                                         --------         --------         --------          --------       ---------
Net income (loss)....................      42,862            2,927          (17,380)            3,178          31,587
Income attributable to Preferred
  Unitholders........................      17,004                                --                --          17,004(P)
                                         --------         --------         --------          --------       ---------
Income attributable to OP
  Unitholders........................    $ 25,858         $  2,927         $(17,380)         $  3,178       $  14,583(O)
                                         ========         ========         ========          ========       =========
Basic earnings per OP Unit...........    $   0.48                                                           $    0.22(O)
                                         ========                                                           =========
Diluted earnings per OP Unit.........    $   0.48                                                           $    0.21(O)
                                         ========                                                           =========
Weighted average OP Units
  outstanding........................      53,922                                                              67,635
                                         ========                                                           =========
Weighted average OP Units and
  equivalents outstanding............      54,125                                                              68,405
                                         ========                                                           =========

---------------

(A) Represents the Partnership's pro forma consolidated statement of operations for the six months ended June 30, 1998, which gives effect to (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the 1998 Disposition; and (iv) the Ambassador Merger, as if these transactions had occurred on January 1, 1998. See "Pro Forma Financial Information (Pre-Insignia Merger)."

(B) Represents adjustments to reflect the operations of Insignia, including the IPT-AMIT Merger, and the Distribution, as if these transactions had occurred on January 1, 1997. These adjustments are detailed, as follows:

                                                                INSIGNIA       IPT-AMIT        HOLDINGS         INSIGNIA
                                                              HISTORICAL(i)   MERGER(ii)   DISTRIBUTION(iii)   AS ADJUSTED
                                                              -------------   ----------   -----------------   -----------
Rental and other property revenues..........................    $   3,627       $  361         $      --        $  3,988
Property operating expenses.................................       (1,736)          --                --          (1,736)
Owned property management expense...........................           --           --                --              --
Depreciation................................................         (600)          --                --            (600)
                                                                ---------       ------         ---------        --------
Income from property operations.............................        1,291          361                --           1,652
                                                                ---------       ------         ---------        --------
Management fees and other income............................      274,749           --          (227,114)         47,635
Management and other expenses...............................     (228,454)          --           200,869         (27,585)
Corporate overhead allocation...............................           --           --                --              --
Amortization................................................      (20,021)         (33)           11,126          (8,928)
                                                                ---------       ------         ---------        --------
Income from service company business........................       26,274          (33)          (15,119)         11,122
Minority interest in service company business...............           --           --                --              --
                                                                ---------       ------         ---------        --------
Partnership's share of income from service company
  business..................................................       26,274          (33)          (15,119)         11,122
                                                                ---------       ------         ---------        --------
General and administrative expenses.........................      (13,116)        (302)            3,146         (10,272)
Interest expense............................................      (10,320)          --               706          (9,614)
Interest income.............................................        2,878        2,618            (1,065)          4,431
Minority interest in other partnerships.....................       (8,497)          --              (146)         (8,643)
Equity in losses of unconsolidated partnerships.............       13,624           --               858          14,482
Equity in earnings of Unconsolidated Subsidiaries...........           --           --                --              --
Amortization of goodwill....................................           --           --                --              --
                                                                ---------       ------         ---------        --------
Income (loss) from operations...............................       12,134        2,644           (11,620)          3,158
Income tax provision........................................       (5,460)          --             5,229            (231)
                                                                ---------       ------         ---------        --------
Net income (loss)...........................................        6,674        2,644            (6,391)          2,927
Income attributable to Preferred Unitholders................           --           --                --
                                                                ---------       ------         ---------        --------
Income attributable to OP Unitholders.......................    $   6,674       $2,644         $  (6,391)       $  2,927
                                                                =========       ======         =========        ========

---------------

(i) Represents the unaudited consolidated results of operations of Insignia for the six months ended June 30, 1998, as reported in Insignia's Quarterly Report on Form 10-Q. Certain reclassifications have been made to Insignia's historical statement of operations to conform to the Partnership's statement of operations presentation.

(ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the IPT-AMIT Merger. The IPT-AMIT Merger is expected to close prior to the Insignia Merger.

(iii)Represents the distribution of two shares of Holdings Common Stock for each three shares of Insignia Common Stock to holders of Insignia Common Stock. Holdings will own all of Insignia's commercial real estate services, Insignia's residential brokerage business, and Insignia's cooperative and condominium management business.

(C)  Represents the following adjustments occurring as a result of the Insignia
     Merger: (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the Insignia Merger; (iii) the increase in interest expense resulting from the net increase in debt; (iv) the elimination of the income tax provision; and (v) the elimination of the minority interest associated with IPT.

(D) Represents adjustments related to the Insignia Reorganization, whereby, following the Insignia Merger, the Partnership will contribute to the Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily management contracts and related working capital assets and liabilities related to Insignia's third-party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(E) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the Insignia Merger, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(F) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of Insignia, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia, including amortization of property management contracts of $18,674, amortization of goodwill of $1,415 and depreciation of furniture, fixtures, and equipment of $1,559, less Insignia's historical depreciation and amortization of $8,895. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years. The allocation of the purchase price of Insignia is preliminary; therefore the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized.

(G) Represents the elimination of merger related expenses recorded by Insignia during the six months ended June 30, 1998. In connection with the Insignia Merger, certain Insignia executives will receive one-time lump-sum payments in connection with the termination of their employment and option agreements. The total of these lump sum payments is estimated to be approximately $50,000.

(H) Represents the increase in interest expense of $1,847 related to borrowings to pay a distribution equal to the Special Dividend to holders of the Class E Preferred Units; and $1,049 related to borrowings of $28,381 for the additional liabilities of Insignia assumed by the Partnership. The interest rate used in the calculation of interest expense was LIBOR plus 1.75%.

(I) Represents elimination of minority interest in IPT resulting from the IPT Merger.

(J) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of Insignia, based on an estimated average life of 20 years, and based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(K)  Represents the reversal of Insignia's income tax provision.

(L) Represents the historical income and expenses associated with certain assets and liabilities of Insignia that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(M) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(N) Represents the Partnership's equity in earnings of the Unconsolidated Subsidiaries.

(O) The following table presents the net impact to pro forma net income applicable to holders of OP Units and net income per OP Units assuming the interest rate per annum increases by 0.25%:

Increase in interest expense...............................  $   444
                                                             =======
Net income.................................................  $31,143
                                                             =======
Net income attributable to OP Unitholders..................  $14,139
                                                             =======
Basic income per OP Unit...................................  $  0.21
                                                             =======
Diluted income per OP Unit.................................  $  0.21
                                                             =======

(P) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units, the Class G Preferred Units and the Class H Preferred Units as if these Preferred Units had been issued as of January 1, 1997.

(Q) Represents the Partnership's equity in losses in the Unconsolidated Subsidiaries of $(3,613). The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the six months ended June 30, 1998 is presented below, which represents the effects of the Ambassador Merger, the Insignia Merger, the IPT Merger and the Insignia Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

                                                         PRE-MERGER         INSIGNIA             AIMCO
                                                        PRO FORMA(i)   REORGANIZATION(ii)      PRO FORMA
                                                        ------------   ------------------      ---------
Rental and other property revenues....................    $  6,550          $     --           $  6,550
Property operating expenses...........................      (3,390)               --             (3,390)
Owned property management expense ....................        (230)               --               (230)
Depreciation expense..................................        (650)               --               (650)
                                                          --------          --------           --------
Income from property operations.......................       2,280                --              2,280
                                                          --------          --------           --------
Management fees and other income......................      37,585            37,672(iii)        75,257
Management and other expenses.........................     (23,673)          (23,395)(iii)      (47,068)
Amortization..........................................      (1,390)          (14,461)(iv)       (15,851)
                                                          --------          --------           --------
Income from service company...........................      12,522              (184)            12,338
                                                          --------          --------           --------
General and administrative expense....................          --            (4,760)(iii)       (4,760)
Interest expense......................................      (3,878)           (1,847)(iii)       (5,725)
Interest income.......................................         425                --                425
Minority interest in other partnerships...............        (250)               --               (250)
                                                          --------          --------           --------
Income from operations................................      11,099            (6,791)             4,308
Income tax provision..................................      (5,195)            2,988             (2,207)
                                                          --------          --------           --------
Net income............................................    $  5,904          $ (3,803)          $  2,101
                                                          ========          ========           ========
Income attributable to preferred stockholders.........    $  5,609          $ (3,613)          $  1,996
                                                          ========          ========           ========
Income attributable to common stockholders............    $    295          $   (190)          $    105
                                                          ========          ========           ========

---------------

(i) Represents the Unconsolidated Subsidiaries pro forma consolidated results of operations after giving effect to the Ambassador Merger. See "Pro Forma Financial Information (Pre-Insignia Merger)."

(ii) Represents adjustments related to the Insignia Reorganization, whereby, following the Insignia Merger, the Partnership will contribute to the Unconsolidated Subsidiaries certain assets and liabilities of Insignia, primarily related to the management operations owned by Insignia. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by Insignia, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(iii)Represents the historical income and expenses associated with certain assets and liabilities of Insignia that were contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia.

(iv) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations of Insignia, based on the Partnership's new basis resulting from the allocation of the purchase price of Insignia.

(v) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            AIMCO Properties, L.P.

                                            By: AIMCO-GP, Inc.
                                                its General Partner

                                                 /s/ PETER K. KOMPANIEZ
                                            ------------------------------------

Date: October 28, 1998                        By: Peter K. Kompaniez

                                                Title: Vice Chairman and
                                                       President

                                EXHIBIT INDEX(1)


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.1            -- Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998, by and among Apartment Investment and
                            Management Company, AIMCO Properties, L.P., Insignia
                            Financial Group, Inc., and Insignia/ESG Holdings, Inc.
                            (filed June 22, 1998, as Exhibit 2.1 to Amendment No. 2
                            to AIMCO's Current Report on Form 8-K, dated March 17,
                            1998 and incorporated herein by reference)
          2.2            -- Agreement and Plan of Merger, dated as of April 21, 1997, by and among Apartment Investment and Management Company,
                            AIMCO/NHP Acquisition Corp. and NHP Incorporated (filed
                            as Exhibit 2.1 to AIMCO's Current Report on Form 8-K,
                            dated April 16, 1997 and incorporated herein by
                            reference)
          2.3            -- Stock Purchase Agreement, dated as of April 16, 1997, by and among Apartment Investment and Management Company,
                            Demeter Holdings Corporation and Capricorn Investors,
                            L.P. (filed as Exhibit 2.2 to AIMCO's Current Report on
                            Form 8-K, dated April 16, 1997 and incorporated herein by
                            reference)
          2.4            -- Agreement and Plan of Merger, dated as of December 23,
                            1997, by and between Apartment Investment and Management
                            Company and Ambassador Apartments, Inc. (filed as Exhibit
                            2.1 to AIMCO's Current Report on Form 8-K, dated December
                            23, 1997 and incorporated herein by reference)
          2.5            -- Agreement and Plan of Merger, dated as of October 1,
                            1998, by and between Apartment Investment and Management
                            Company and Insignia Properties Trust (filed as Exhibit
                            2.1 to AIMCO's Current Report on Form 8-K, dated October
                            1, 1998 and incorporated herein by reference)
         10.1            -- Third Amended and Restated Agreement of Limited
                            Partnership of AIMCO Properties, L.P., dated as of July
                            29, 1994, by and among Apartment Investment and
                            Management Company, AIMCO-GP, Inc., as general partner,
                            AIMCO-LP, Inc., as special limited partner, and the other
                            limited partners
         10.2            -- First Amended and Restated Contribution and Management
                            Agreement, dated as of June 15, 1998, amended and
                            restated as of October 1, 1998, by and between Apartment
                            Investment and Management Company and AIMCO Properties,
                            L.P. (Previously filed)
         10.3            -- Convertible Promissory Note from AIMCO Properties, L.P.
                            to AIMCO-LP, Inc. in the amount of $149,500,000
                            (Previously filed)
         10.4            -- Indenture for the 6.5% Convertible Subordinated
                            Debentures, dated as of November 1, 1996 between Insignia
                            Financial Group, Inc., as Issuer, and First Union
                            National Bank of South Carolina, as Trustee (filed as
                            Exhibit 4.3 to Form S-3 of Insignia Financial Group on
                            December 10, 1996 and incorporated herein by reference)
         10.5            -- Apartment Investment and Management Company Non-Qualified
                            Employee Stock Option Plan, adopted August 29, 1996
                            (filed as Exhibit 10.8 to AIMCO's Quarterly Report on
                            Form 10-Q/A for the quarterly period ending September 30,
                            1996 and incorporated herein by reference)
         10.6            -- Apartment Investment and Management Company 1996 Stock
                            Award and Incentive Plan, adopted April 25, 1996 (filed
                            as Exhibit 10.70 to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1996 and incorporated herein by
                            reference)
         10.7            -- Summary of Arrangement for Sale of Stock to Executive
                            Officers (filed as Exhibit 10.104 to AIMCO's Annual
                            Report on Form 10-K for the fiscal year 1996 and
                            incorporated herein by reference)

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.8            -- Employment Contract executed on July 29, 1994 by and
                            between AIMCO Properties, L.P. and Peter Kompaniez (filed
                            as Exhibit 10.44a to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1994 and incorporated herein by
                            reference)
         10.9            -- Employment Contract executed on July 29, 1994 by and
                            between AIMCO Properties, L.P. and Terry Considine (filed
                            as Exhibit 10.44c to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1994 and incorporated herein by
                            reference)
         10.10           -- Employment Contract executed on July 29, 1994 by and
                            between AIMCO Properties, L.P. and Steven D. Ira (filed
                            as Exhibit 10.44d to AIMCO's Annual Report on Form 10-K
                            for the fiscal year 1994 and incorporated herein by
                            reference)
         10.11           -- Contribution Agreement, dated as of January 31, 1998, by and between Apartment Investment and Management Company
                            and Terry Considine and Peter K. Kompaniez (filed as
                            Exhibit 2.1 to AIMCO's Current Report on Form 8-K dated
                            January 31, 1998 and incorporated herein by reference)
         10.12           -- Amendment No. 1 to the Apartment Investment and
                            Management Company 1997 Stock Award and Incentive Plan
                            (filed as Exhibit 10.12 to AIMCO's Quarterly Report on
                            Form 10-Q for the quarterly period ending March 31, 1998
                            and incorporated herein by reference)
         10.13           -- Apartment Investment Management Company 1998 Incentive
                            Compensation Plan (filed as Exhibit 10.13 to AIMCO's
                            Quarterly Report on Form 10-Q for the quarterly period
                            ending March 31, 1998 and incorporated herein by
                            reference)
         10.14           -- Purchase and Sale Agreement and Joint Escrow
                            Instructions, made and entered into as of August 22,
                            1997, by and between AIMCO Properties, L.P., and each of
                            the parties identified on Exhibit "A" attached thereto
                            (collectively, the "Winthrop Sellers") (filed as Exhibit
                            99.3 to AIMCO's Current Report on Form 8-K, dated October
                            15, 1997 and incorporated herein by reference)
         10.15           -- Letter Agreement, dated October 15, 1997, by and between
                            AIMCO Properties, L.P. and the Winthrop Sellers (filed as
                            Exhibit 99.6 to AIMCO's Current Report on Form 8-K, dated
                            October 15, 1997 and incorporated herein by reference)
         10.16           -- Contribution Agreement and Joint Escrow Instructions,
                            dated as of January 1, 1996, by and between AIMCO
                            Properties, L.P. and Peachtree Park 94, L.P.(6) (filed as
                            Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated
                            January 1, 1996 and incorporated herein by reference)
         10.17           -- Acquisition Agreement, dated as of April 30, 1996, by and among the Company, AIMCO Somerset, Inc., AIMCO
                            Properties, L.P., Somerset REIT, Inc., RJ Holdings, Ltd.,
                            Somerset PAM Partnership and RJ Equities, Inc. (filed as
                            Exhibit 10.1 to AIMCO's Quarterly Report on Form 10-Q for
                            the quarterly period ending June 30, 1996 and
                            incorporated herein by reference)
         10.18           -- Real Estate Acquisition Agreement, dated as of May 22,
                            1997, by and among Apartment Investment and Management
                            Company, AIMCO Properties, L.P., Demeter Holdings
                            Corporation, Phemus Corporation, Capricorn Investors,
                            L.P., J. Roderick Heller, III and NHP Partners LLC (filed
                            as Exhibit 2.1 to AIMCO's Current Report on Form 8-K
                            dated June 3, 1997 and incorporated herein by reference)
         10.19           -- Amended and Restated Credit Agreement (Unsecured
                            Revolver-to-Term Facility), dated October 1, 1998, by and
                            among AIMCO Properties, L.P., Bank of America National
                            Trust and Savings Association and BankBoston, N.A. (filed
                            as Exhibit 10.1 to AIMCO's Current Report on Form 8-K,
                            dated October 1, 1998 and incorporated herein by
                            reference)

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.20           -- Promissory Note, dated October 1, 1998, in the principal amount of $65,000,000, issued by AIMCO Properties, L.P.
                            to Bank of America national Trust and Savings Association
                            (filed as Exhibit 10.2 to AIMCO's current Report on Form
                            8-K, dated October 1, 1998 and incorporated herein by
                            reference)
         10.21           -- Promissory Note, dated October 1, 1998, in the principal amount of $35,000,000, issued by AIMCO Properties, L.P.
                            to Bank of America National Trust and Savings Association
                            (filed as Exhibit 10.3 to AIMCO's Current Report on Form
                            8-K, dated October 1, 1998 and incorporated herein by
                            reference)
         10.22           -- Swing Line Promissory Note, dated October 1, 1998, in the principal amount of $30,000,000, issued by AIMCO
                            Properties, L.P. to Bank of America national Trust and
                            Savings Association (filed as Exhibit 10.4 to AIMCO's
                            Current Report on Form 8-K, dated October 1, 1998 and
                            incorporated herein by reference)
         10.23           -- Guaranty, dated as of February 4, 1998, by Apartment
                            Investment and Management Company, for the benefit of
                            Washington Mortgage Financial Group, Ltd. (filed as
                            Exhibit 10.7 to AIMCO's Quarterly Report on Form 10-Q for
                            the quarterly period ending March 31, 1998 and
                            incorporated herein by reference)
         10.24           -- Payment Guaranty, dated as of May 8, 1998, by AIMCO
                            Properties, L.P. for the benefit of Federal National
                            Mortgage Association (filed as Exhibit 10.8 to AIMCO's
                            Quarterly Report on Form 10-Q for the quarterly period
                            ending June 30, 1998 and incorporated herein by
                            reference)
         21.1            -- Subsidiaries of AIMCO Properties, L.P. (Previously filed)
         27.1            -- Financial Data Schedule -- as of and for the year ended
                            December 31, 1997 (Previously filed)
         27.2            -- Financial Data Schedule -- as of and for the six months ended June 30, 1998 (Previously filed)
         27.3            -- Financial Data Schedule -- as of and for the three months ended June 30, 1998 (Previously filed)
         99.1            -- Agreement re: disclosure of long-term debt instruments
                            (Previously filed)


---------------

 (1) Schedules and supplemental materials to the exhibits have been omitted but will be provided to the Securities and Exchange Commission upon request.